As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-169730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DriveTime Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	86-0721358
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DT Acceptance Corporation

(Exact name of registrant as specified in its charter)

Arizona	5500	82-0587346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Additional Registrants Listed on Schedule A Hereto

4020 East Indian School Road

Phoenix, Arizona 85018

(602) 852-6600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Jon D. Ehlinger

General Counsel

DriveTime Automotive, Inc.

4020 East Indian School Road

Phoenix, Arizona 85018

(602) 852-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven D. Pidgeon, Esq.

David P. Lewis, Esq.

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

(480) 606-5100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
12.625% Senior Secured Notes due 2017	$151,000,000	$151,000,000	$10,766.30 (4)
Guarantees of 12.625% Senior Secured Notes due 2017 (2)	$151,000,000		(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See schedule A to this cover page for a list of guarantors.
(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.
(4)	Previously paid in connection with the original filing of the Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Additional Registrants

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices
DriveTime Car Sales Company, LLC	Arizona	5500	86-0683232	4020 East Indian School Road, Phoenix, Arizona 85018, Tel. (602) 852-6600

DriveTime Sales and Finance Company, LLC	Arizona	5500	86-0657074	4020 East Indian School Road, Phoenix, Arizona 85018, Tel. (602) 852-6600

DT Credit Company, LLC	Arizona	5500	86-0677984	4020 East Indian School Road, Phoenix, Arizona 85018, Tel. (602) 852-6600

DT Jet Leasing, LLC	Arizona	5500	27-1063772	4020 East Indian School Road, Phoenix, Arizona 85018, Tel. (602) 852-6600

Approval Services Company, LLC	Arizona	5500	27-3266484	4020 East Indian School Road, Phoenix, Arizona 85018, Tel. (602) 852-6600

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2010

PROSPECTUS

Exchange Offer for 12.625% Senior Secured Notes due 2017

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $151,000,000 aggregate principal amount of our 12.625% Senior Secured Notes due 2017, and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended, which we refer to as the exchange notes, for an equal aggregate principal amount of our currently outstanding 12.625% Senior Secured Notes due 2017, and the guarantees thereof, that were issued on June 4, 2010, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2010, UNLESS EXTENDED.

The material terms of the exchange offer are summarized below and are more fully described in this prospectus.

MATERIAL TERMS OF THE EXCHANGE OFFER

•

The terms of the exchange notes are substantially identical to those of the old notes except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes.

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

•	There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 18 of this prospectus for a discussion of certain risks that you should consider carefully before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities. For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

About this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of notes. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

Where You Can Find More Information

Prior to the effectiveness of the registration statement on Form S-4, of which this prospectus forms a part, we were not subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Commencing with the effectiveness of the registration statement, we will file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. You can access our registration statement on Form S-4 on the SEC’s Internet site at http://www.sec.gov, to register the exchange notes. This prospectus does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also obtain certain of these documents on our Internet site at http://www.DriveTime.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

In addition, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes remain outstanding, we will furnish to the holders thereof all quarterly and annual financial information in a form substantially consistent with the information that would have been required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our independent auditors. In addition, for so long as any of the notes remain outstanding, we have agreed to (i) furnish to the holders thereof selected information that would have been required to be contained in a filing with the Securities and Exchange Commission on Form 8-K if we were required to file such reports, and (ii) make available, upon request, to any prospective purchaser of the notes and beneficial owner of the notes in connection with the sale thereof the information required by Rule 144A(d)(4) under the Securities Act. See “Description of the Exchange Notes—Certain Covenants—Reports.” You may also request a copy of this information by writing or telephoning us at the following address or telephone number:

DriveTime Automotive Group, Inc.

4020 East Indian School Road

Phoenix, Arizona 85018

Attn: Joseph Terracciano

(602) 852-6600

Industry Data

We use industry and market data throughout this prospectus, which we have obtained from market research, independent industry publications or other publicly available information. Our statement that we are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles in the subprime market is based on our review of the other top companies’ financial statements, industry publications and research data with respect to such other companies, none of which solely focuses on the sale and financing of used vehicles to the subprime market. Although we believe that each such source is reliable as of its respective date, the information contained in such sources has not been independently verified. While we are not aware of any misstatements regarding any industry and market data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

Special Note Regarding Forward-looking Statements

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	we require substantial capital to finance our business;

•	our focus on customers with subprime credit;

•	we may not be able to generate sufficient cash flow to meet our debt service obligations;

•	changes to our business plan that are currently being implemented, and those that may be implemented in the future, may not be successful and may cause unintended consequences;

•	interest rates affect our profitability and cash flows and an increase in interest rates will increase our interest expense and lower our profitability and liquidity;

•	general and economic conditions and their effect on automobile sales;

•	extensive governmental regulations applicable to us, the violation of which could cause our business to suffer;

•	changes in laws, regulations, or policies;

•	the need to reduce the scope of our operations;

•	seasonal and other fluctuations in our results of operations;

•	our failure to effectively manage our growth, access the additional required financing to fund our growth, and increased exposure to legal and regulatory risks as a result of our plans to expand;

•	we operate in a highly competitive environment, and if we are unable to compete with our competitors, our results of operations and financial condition could be materially adversely affected; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

iii

Summary

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of the offering, but does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in the notes described under “Risk Factors.” Unless otherwise indicated in this prospectus, the terms “DriveTime,” the “Company,” “we,” “our” and “us” refer to DriveTime Automotive Group, Inc. and its consolidated subsidiaries. The term the “Issuers” refers to DriveTime Automotive Group, Inc. and DT Acceptance Corporation as co-issuers of the notes being exchanged pursuant to this prospectus. For a glossary of terms used in this prospectus, see Appendix A.

Overview

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market, based on our review of publicly available financial statements, industry publications and research data regarding other automobile retailers, none of which focus solely on sales and financing in the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicle. As of September 30, 2010, we owned and operated 82 dealerships and 13 reconditioning facilities in 23 geographic regions in 13 states. For the nine months ended September 30, 2010, we sold 41,969 vehicles, generated $806.1 million of total revenue (which consists of vehicle sales and interest income), and generated $166.7 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of September 30, 2010, our loan portfolio had a total outstanding principal balance of $1.4 billion. In contrast to other leading used vehicle retailers, we maintain our loan portfolio and related financings on our balance sheet.

Over the past 18 years, we have developed an integrated business model focused on giving our customers the ability to acquire quality used vehicles. Our business model integrates six key activities:

•

Vehicle acquisition. We acquire inventory primarily from used vehicle auctions. Our centralized vehicle selection strategy takes into account many factors, including the retail value, age, and costs of buying, reconditioning, and delivering the vehicle for resale, along with buyer affordability and desirability. For the nine months ended September 30, 2010, we purchased 44,538 vehicles from over 150 auctions nationwide.

•

Vehicle reconditioning and distribution. Subsequent to acquisition, vehicles are transported to one of our 13 regional reconditioning facilities, where we recondition the vehicles and perform a rigorous multi-point inspection for safety and operability. On average, we spend approximately $1,000 in reconditioning costs per vehicle sold, including parts and labor. Upon passing our quality assurance testing, we determine the distribution of vehicles to our dealerships based on current inventory mix and levels, along with sales patterns at each dealership.

•

Vehicle sales. We focus on selling quality used vehicles with affordable payments through our extensive network of company-owned dealerships. We utilize targeted television, radio, and online advertising programs to promote our brand and encourage customers to complete an online credit application and visit our dealerships. Approximately 53% of our customers completed an online credit application before visiting one of our dealerships in the nine month period ended September 30, 2010. Our dealerships are generally located in high traffic commercial districts and showcase our DriveTime logos and color schemes.

•

Underwriting and finance. Using information provided as part of the credit application process, our centralized proprietary credit scoring system determines a customer’s credit grade and the corresponding minimum down payment and maximum installment payment. We monitor the performance of our portfolio and close rates on a real-time basis, allowing us to centrally adjust pricing and financing terms to balance sales volumes and loan performance.

•

Loan servicing. We perform all servicing functions for our loan portfolio, from collections through the resale of repossessed vehicles. We allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 10,000 other locations nationwide, as well as through traditional payment methods. Our experienced collection staff utilizes our proprietary collection software, which we developed specifically for subprime auto loans. We use behavioral models designed to predict payment habits, as well as automated dialer and messaging systems to enhance collection efficiency. We utilize our buyers’ vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles.

•

After sale support. As part of our no-haggle vehicle sale price, we provide our DriveCare® limited warranty on each vehicle we sell, and in December 2009 we extended our warranty program (which is included in the sales price of each vehicle) to cover 36 months/36,000 miles, including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. We self-administer our warranty program through our in-house team of customer service representatives, including warranty claim specialists who are certified mechanics, and our pre-approved vendor network of independent third-party repair facilities.

Industry Overview

Used vehicle sales. The market for used vehicles is among the largest retail markets in the United States. According to CNW, in 2009 there were 35.5 million used vehicle sale transactions, representing 77% and 52% of the overall vehicle market by unit sales and dollar volume, respectively. The used vehicle retail industry is highly fragmented, as evidenced by a CNW study, which estimates that the five largest used vehicle retailers accounted for only 2.7% of industry sales in 2009. Sales typically occur through one of three channels: (i) the used vehicle retail operations of the approximately 17,000 manufacturers’ franchised new car dealerships, which represented 36.0% of industry sales in 2009, (ii) approximately 36,500 independent used vehicle dealerships, which represented 32.9% of industry sales in 2009, and (iii) individuals who sell used vehicles in private transactions, which represented 31.1% of industry sales in 2009.

Vehicle financing. According to CNW, at the end of 2009 there was in excess of $1.8 trillion in auto loans outstanding in the United States, of which 44.5%, or $806.9 billion, related to used vehicle sales. Of this $806.9 billion, 21.7%, or $174.8 billion, related to the subprime segment of this market. The industry is generally segmented by credit characteristics of the borrower (prime versus subprime). Originations for customers within the subprime market averaged $78.4 billion per annum (including originations for new and used vehicles) over the last five years ending December 31, 2009. However, subprime automobile originations dropped to $15.7 billion in 2009.

Our market. Within the subprime market, we cater to customers who have the income necessary to purchase a used vehicle, but because of their impaired credit histories, cannot qualify for financing from traditional third-party sources. Our average customer is 25 to 55 years of age, has an annual income of $24,000 to $56,000, and has a credit score, as determined by Fair Isaac & Co. (“FICO”), between 450 and 570. FICO scores range from 350 to 850, and a customer with a FICO score below 620 is typically considered to have subprime credit.

Competitive Strengths

We believe we have developed a flexible and adaptive business model that has positioned us for controlled growth and addresses the competitive factors described below. Our competitive strengths consist of:

Industry leadership in the subprime auto sales and finance market. We are the leading used vehicle retailer in the United States focusing on the sale and financing of vehicles to the subprime market and the fifth largest used vehicle retailer in the United States overall. We believe that our market presence, with 82 branded dealerships and 13 reconditioning facilities across 23 geographic regions, presents a distinct barrier to entry for competitors seeking to penetrate our markets. We intend to continue to penetrate this highly fragmented market by increasing sales in existing markets and through controlled expansion into new geographies.

Integrated and centralized business model. We have developed a business model that integrates our vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support activities, which we believe enables us to control and generate value from each aspect of our business. In addition, we have centralized the key components of each of these functions. We believe that our integrated business model and centralized operations enable us to carefully manage our business and provide consistent customer service, while providing us with a stable platform for growth.

Sophisticated and proprietary information-based systems that facilitate consistent loan performance. Our experience in the subprime market has enabled us to develop sophisticated, proprietary systems and databases that help us manage each aspect of our business. We use our credit scoring system to classify customers into various credit grades and determine minimum down payments, maximum payment terms, and interest rates. We believe that these models and databases enable us to rapidly adjust our business model to address changing market demands and customer trends, which we believe results in more predictive and less volatile loan performance.

Multiple sources of financing. We have been able to access a wide variety of sophisticated lending facilities, including non-recourse secured term loans, warehouse facilities, securitizations and senior notes. While availability, advance rates, and interest rates vary depending on market conditions, we have recently reduced our interest rates and increased our advance rates. See “—Recent Financing Transactions.”

Highly experienced management team with strong operating track record. Our executive management team has centralized our operations, created our data-driven and adaptive business model, and implemented the dealership model we operate today. Our Chairman and sole shareholder, Ernest C. Garcia II, founded the Company. Raymond C. Fidel, our Chief Executive Officer and President; Mark G. Sauder, our Chief Financial Officer; Jon D. Ehlinger, our Secretary and General Counsel; and Alan J. Appelman, our Chief Credit Officer, have each been with the Company or one of its affiliates for more than nine years. Our eight member senior management team has an average of over 12 years of relevant industry experience.

Business Strategies

We intend to leverage our competitive strengths by implementing the following business strategies to expand our dealership base and market share and further distinguish ourselves as the leading used vehicle retailer to the subprime market:

Pursue controlled growth by expanding our dealership network. We believe we can leverage our centralized and integrated business model to efficiently open new dealerships throughout the United States, primarily through systematic, organic growth. It typically takes us from one to six months to select a site and execute a lease and an additional two to four months to open a new dealership, and we generally achieve profitability within six to 12 months of opening. We spend approximately $350,000 to $450,000 in leasehold improvements and equipment to establish each of our branded dealerships. We seek to lease new stores in existing commercial facilities located within geographic regions in the United States with populations ranging from 500,000 to three million people, that have customer demographic concentrations consistent with our target market, and that have favorable operating environments.

Implement business model enhancements. We are implementing enhancements to our business model in order to further distinguish our operations from traditional “buy-here, pay-here” dealerships. These enhancements include creating programs that allow our customers to make cash payments at over 13,000 locations nationwide, as well as online, by phone and through other traditional payment methods, along with centralized loan servicing and collections for our loan portfolio. These business model enhancements are intended to provide our customers the best experience available in our market to further enhance our leadership position.

Continue to enhance our credit scoring models, business analytics, and technology platforms. We believe continuous enhancement of our industry-leading analytics, processes, and systems is a key driver to our cash flow, future growth, and profitability. With a view to maximizing cash flow and monitoring portfolio risk, we intend to continue our efforts to enhance and expand our analytics platform, improve our management information systems and databases, enhance our website and call center systems, and improve our customer lead tracking software and sales systems.

Maintain a strong balance sheet. Due to our size, centralized operations, track record, and strong balance sheet, we have historically been able to access credit markets that we believe are not typically available to auto dealerships serving our customers in the subprime market. We will maintain a continued focus on further enhancing our liquidity and capital position to support our business. In particular, we believe that the long-term nature of the capital that we raised in this offering, together with the other sources of financing available to us, will leave us well positioned against potential future economic downturns and capital market disruptions.

Risks Affecting Us

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary. In particular, our business would be adversely affected if:

•	we are unable to refinance existing credit facilities, or obtain new financings to fund our operations and growth plans;

•	our allowance for credit losses is insufficient or needs to be substantially increased;

•	we are unable to generate sufficient cash flow to meet our debt service obligations;

•	our proprietary credit system does not perform as expected and fails to properly quantify the credit risks associated with our customers;

•	we and our systems are unable to detect any misrepresentation in the information furnished to us by or on behalf of our customers;

•	we lose the right to service our portfolio of receivables;

•	we are unable to obtain sufficient numbers of used vehicles for our inventory in a cost-effective manner;

•

we are unable to distinguish ourselves from our competitors, including the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans;

•

larger companies with significant financial and other resources enter or announce plans to enter the used vehicle sales and/or finance industry, which could result in increased wholesale costs for used vehicles and lower margins; or

•	we are unable to attract and retain key personnel needed to sustain and grow our business.

Financing Sources

We currently fund our capital requirements through the following debt instruments:

•

Portfolio term financings including asset backed securitizations, PALP financing arrangements, and a residual term facility, all of which offer fixed rate secured financing for our receivables portfolio.

•	Portfolio warehouse facilities including four agreements with four different institutional lenders for a combined maximum capacity of $575.0 million at September 30, 2010.

•	$200.0 million—12.625% senior secured notes due June 15, 2017. The notes were issued in June 2010 with an original issuance price of 98.854%, resulting in an effective yield of 12.875%.

•

Other secured notes payable including a revolving inventory facility with a maximum capacity of $50.0 million, a $13.0 million mortgage loan bearing interest at 5.87% secured by our operations call center building in Mesa, Arizona, and other notes and capital leases secured by property and equipment totaling approximately $6.2 million.

For additional details regarding these debt instruments, see Note 5—Debt Obligations included in the condensed consolidated financial statements as of September 30, 2010 included elsewhere in this report.

Our warehouse facilities include certain favorable terms and conditions, including (i) the inability of the lender to subjectively lower collateral values and effectively lower the advance rate; (ii) recourse that is limited to 10% of the facility size; and (iii) limited foreclosure rights upon a default.

We actively manage utilization of our various funding sources as we seek to minimize borrowing costs through drawing on our lower cost facilities and minimizing unused line fees, while at the same time balancing the effective advance rates and liquidity generated by each of the credit facilities in order to meet our funding needs. The effective advance rates on our portfolio warehouse and term financings are based on the outstanding principal balance of the loans we originate. However, our initial investment in the loans we originate is lower than the original principal balance of the loans.

Recent Financing Transactions

In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011.

In September 2010, we completed a securitization transaction (2010-1) by issuing $228.0 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset-backed securities were rated by Standard and Poors (S&P) and DBRS and are structured in four tranches with credit ratings ranging from AAA to BBB, without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 3.66%.

In September 2010, Verde and Mr. Fidel, our President and Chief Executive Officer, purchased $10.0 million and $2.0 million, respectively, of the senior secured notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the senior secured notes, respectively.

In July 2010, we entered into a portfolio warehouse facility agreement with RBS Securities, Inc. with a capacity of $50.0 million, which expires in July 2011. This facility is secured primarily by finance receivables and carries an advance rate on the receivables pledged to the facility of 50%. The loan agreement provides an option to increase the capacity to $100.0 million in January 2011.

In July 2010, we amended our warehouse facility with Deutsche Bank AG, New York Branch (“Deutsche Bank”), decreasing the total capacity of this facility from $250.0 million to $150.0 million and extending the maturity from December 2010 to December 2011. This facility is secured by finance receivables and carries an advance rate on the receivables pledged to the facility of 58%.

In connection with the offering of the old notes, Verde Investments, Inc. (“Verde”), an Arizona corporation which is wholly-owned by Mr. Garcia, our sole beneficial shareholder, transferred to Mr. Garcia, and Mr. Garcia received and contributed to equity of DriveTime, an aggregate of $100.1 million of debt, comprised of $40.0 million in subordinated notes and $60.1 million in junior secured notes. The remaining $35.0 million in subordinated notes payable to Verde and $2.0 million in junior secured notes payable to Mr. Fidel were exchanged for an equal principal amount of notes of the same series as the old notes.

Collateral Structure

The following summarizes our basic corporate structure, indebtedness and collateral, at September 30, 2010:

“Receivables” represent gross finance receivables (principal, interest and loan origination costs) without regard for any allowance for credit losses. “Net debt” represents total debt less restricted cash and investments held in trust with respect to specific debt facilities. “Inventory” represents the inventory cost basis. For a more detailed chart of our corporate structure, see Appendix B to this offering memorandum.

Our Corporate Information

Our principal executive offices are located at 4020 East Indian School Road, Phoenix, Arizona 85018, and our telephone number is (602) 852-6600. For a detailed chart of our corporate structure, see Appendix B to this prospectus. Our website is located at www.drivetime.com. We also maintain marketing websites, including www.goforapproval.com (for television campaigns), www.militarymerit.com (for military campaigns), and www.go4approval.com (for yellow page campaigns). The information on or accessible through our websites does not constitute a part of, and is not incorporated into, this prospectus.

Exchange Offer Summary

The following is a brief summary of certain material terms of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Background	On June 4, 2010, we issued $200,000,000 aggregate principal amount of our 12.625% Senior Secured Notes due 2017, or the old notes, as follows:

•

$122,750,000 to Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc. Robert W. Baird & Co. Incorporated and JMP Securities LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

•

$40,250,000 to accredited investors as defined in Regulation D under the Securities Act, for which Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc. Robert W. Baird & Co. Incorporated and JMP Securities LLC acted as placement agents.

•

$37,000,000 to Verde and our President and Chief Executive officer in exchange for an equal principal amount of certain notes previously held by them. This transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9).

Subsequent to June 4, 2010, Verde and Mr. Fidel, our President and Chief Executive Officer, purchased $12.0 million of the senior secured notes. As a result of this transaction, Verde and Mr. Fidel now own an aggregate of $49.0 million of the senior secured notes.

Because the old notes were sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the old notes.

Verde and our President and Chief Executive Officer may not participate in this exchange offer. Pursuant to the registration rights agreement, we agreed to file a shelf registration statement upon their request, pursuant to which they may sell their old notes on a registered basis. This prospectus does not relate to potential resales by Verde and our President and Chief Executive Officer. In addition, Verde’s and our President and Chief Executive Officer’s old notes are subject to a lock-up agreement, with a term expiring on December 1, 2010.

The Exchange Offer	We are offering to exchange up to $151,000,000 aggregate principal amount of our 12.625% Senior Secured Notes due 2017, or the exchange notes, for an equal aggregate principal amount of old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the exchange notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes	Based on interpretations by the SEC’s Staff, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

•	neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•

neither you nor any such person or entity receiving the exchange notes is an “affiliate” of DriveTime Automotive Group, Inc. or DT Acceptance Corporation as that term is defined in Rule 405 under the Securities Act; and

•	neither you nor any such person or entity receiving the exchange notes is prohibited by any law or policy of the SEC from participating in the exchange offer.

We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Expiration Date	5:00 p.m., New York City time, on , 2010, unless, in our sole discretion, we extend or terminate the exchange offer.

Withdrawal Rights	You may withdraw tendered old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	You may tender your old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases, you may be asked to submit the blue-colored letter of transmittal that may accompany this prospectus. By tendering your old notes, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes, is acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act. Your old notes must be tendered in integral multiples of $1,000. Exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company, or DTC, according to the procedures described in this prospectus under “The Exchange Offer,” must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

Consequences of Failure to Exchange	Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risks Related to Retention of the Old Notes—If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.”

Taxation	The exchange of old notes for exchange notes by tendering holders should not be a taxable event for U.S. federal income tax purposes. For more details, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. For more details, see “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under “The Exchange Offer—Exchange Agent.”

Risk Factors	An investment in the exchange notes involves substantial risk. See “Risk Factors” for a description of certain of the risks you should consider before investing in the exchange notes.

The Exchange Notes

The following summary contains basic information about the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Issuers	DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”) jointly and severally as co-issuers of the notes.

Notes Offered	$151,000,000 aggregate principal amount of 12.625% senior secured notes due 2017.

In connection with the offering of the old notes, Verde exchanged $35.0 million of our subordinated notes and our President and Chief Executive Officer exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal amount of notes of the same series as the old notes. The notes issued to Verde and our President and Chief Executive Officer have terms identical to the old notes and the exchange notes. Verde and our President and Chief Executive Officer may not participate in the exchange offer.

Subsequent to June 4, 2010, Verde and Mr. Fidel, our President and Chief Executive Officer, purchased $12.0 million of the senior secured notes. As a result of this transaction, Verde and Mr. Fidel now own an aggregate of $49.0 million of the senior secured notes.

Interest Rate	We will pay interest on the exchange notes at an annual interest rate of 12.625%.

Interest	Interest on the exchange notes will be payable on each June 15 and December 15, commencing on December 15, 2010.

Maturity Date	June 15, 2017.

Collateral	The exchange notes are secured by a (i) first lien on (a) finance receivables held by the issuers, (b) equity interests of certain of DTAC’s wholly-owned subsidiaries, created for the purpose of effecting portfolio warehouse financings or securitization or pooled auto loan program (“PALP”) transactions and (c) residual property rights in finance receivables securing other financings, in each case subject to certain exceptions, and a (ii) second lien, behind one or more secured credit facilities, on inventory owned by one of the guarantors. See “Description of the Exchange Notes—Security—Collateral.”

Ranking

The exchange notes will be our senior secured obligations. Certain of DTAG’s and DTAC’s material restricted subsidiaries will guarantee the exchange notes on an unsecured basis, but excluding, among others, our special purpose finance subsidiaries. The exchange notes will rank equally with all of our and our guarantors’ existing and future senior unsecured debt. The exchange notes will rank senior to all of our and our guarantors’ debt that is expressly subordinated to the exchange notes. The exchange notes will be effectively subordinated to obligations of our subsidiaries that do not guarantee the exchange notes, including indebtedness of our special purpose finance subsidiaries, even if the residual interest in such subsidiaries is pledged as collateral, and to our indebtedness secured by assets other than collateral pledged for the exchange notes or guarantees to the extent of the value of those other assets.

Guarantees	Certain of DTAG’s and DTAC’s material restricted subsidiaries will guarantee the exchange notes on a senior secured or unsecured basis. See “Description of the Exchange Notes—Guarantees.”

Optional Redemption	We may, at our option, redeem the exchange notes at any time prior to June 15, 2014 at the make-whole price determined in the manner described in this prospectus. From and after June 15, 2014, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, at any time on or before June 15, 2013 we may redeem up to 35% of the aggregate principal amount of the exchange notes issued with the proceeds of qualified equity offerings at a redemption price equal to 112.625% of the principal amount, plus accrued and unpaid interest.

See “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If we experience a change of control triggering event, we will be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Intercreditor Agreement	The inventory that we have pledged as collateral to support one of the exchange note guarantees is pledged on a second-lien basis after the first-lien claim of certain of our lenders providing credit under one or more secured credit facilities (the “Senior Inventory Facilities”). The agent for the lenders under such existing credit facility, and any future such credit facility, have entered into an intercreditor agreement (the “Intercreditor Agreement”) that provides, among other things, that (i) the liens securing the exchange notes guarantee may not be enforced at any time when obligations secured by first-priority liens are outstanding, and (ii) the exchange note holders will waive certain important rights they might otherwise have as secured creditors. The holders of the first-priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, until the obligations secured by the first-priority liens are paid in full, and only then will holders of the exchange notes be entitled to any collections on that inventory.

Maintenance Covenants	We must comply with certain maintenance covenants relating to minimum net worth and minimum collateral coverage. See “Description of the Exchange Notes—Certain Covenants—Maintenance of certain ratios.”

Certain Other Covenants	The indenture relating to the exchange notes contains covenants including, among other things, restrictions on our ability to:

•	incur additional indebtedness and issue certain preferred stock;

•	create liens;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates; and

•	effect a consolidation or merger.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Absence of a Public Market	The exchange notes are a new issue of securities and there is currently no established market for them. We do not intend to apply for the exchange notes to be listed on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Summary Historical Consolidated Financial and Other Data

The following table sets forth summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary consolidated statements of operations for the years ended December 31, 2007, 2008, and 2009 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary consolidated statements of operations for each of the nine-month periods ended September 30, 2009 and 2010, and the consolidated balance sheet data as of September 30, 2010, have been derived from our unaudited financial statements, which are presented elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the following financial and other data in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(Unaudited)	(Unaudited)
	($ in thousands, except ratio data)
Statement of Operations Data:
Revenue:
Sales of used vehicles	$963,621	$796,750	$694,460	$563,985	$608,185
Interest income	250,628	261,875	251,822	188,950	197,923

Total revenue	1,214,249	1,058,625	946,282	752,935	806,108

Operating costs:
Cost of used vehicles sold	575,234	477,255	394,362	315,638	381,077
Provision for credit losses	283,407	300,884	223,686	175,612	125,678
Other operating costs (1)	206,012	182,594	164,841	118,873	148,596

Operating income	149,596	97,892	163,393	142,812	150,757

Portfolio interest expense	57,930	64,323	75,293	56,196	56,200
Non-portfolio interest expense	18,771	32,759	35,373	28,356	14,171
Senior secured notes interest expense	—	—	—	—	8,496

Total interest expense	76,701	97,082	110,666	84,552	78,867

Income before income taxes	72,895	810	52,727	58,260	71,890
Income tax expense (2)	1,000	1,090	730	770	53

Net Income/(loss)	$71,895	$(280)	$51,997	$57,490	$71,837

Other Financial Data:
EBITDA (3)	$165,380	$111,980	$176,454	$152,439	$161,172
Adjusted EBITDA (3)	165,380	104,515	159,478	134,680	166,711
Depreciation expense	15,784	14,088	13,061	9,627	10,416
Average finance receivable principal balance	1,271,678	1,410,292	1,364,782	1,369,564	1,369,860
Ratio of net debt to shareholder’s equity (4)	3.8x	3.9x	3.4x	3.0x	2.2x
Weighted average effective borrowing rate on total debt (5)	7.2%	8.4%	10.6%	10.7%	9.8%

	December 31, 2009	September 30, 2010
	($ in thousands, except ratio data)
Balance Sheet Data:
Cash and cash equivalents	$21,526	$21,727
Restricted cash and investments held in trust	84,064	93,969
Total assets	1,432,080	1,551,029
Total portfolio debt	873,363	773,961
Total debt	1,087,215	1,028,706
Shareholder’s equity	293,145	431,251

	Year ended December 31, 2009	As of and for the Nine Months Ended September 30, 2010
Credit Ratios:
Secured collateral coverage ratio (6)	N/A	2.7x
Ratio of Adjusted EBITDA to interest expense (7)	1.4x	2.1x

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(Unaudited)	(Unaudited)
	($ in thousands, except per vehicle sold data)
Key Operating Data:
Retail:
Number of used vehicles sold	66,922	55,415	49,500	40,025	41,969
Dealerships in operation at end of period	103	86	78	77	82
Average number of vehicles sold per dealership per month	55	49	52	56	58
Per vehicle data:
Average age of vehicles sold (in years)	3.9	4.1	4.1	4.1	4.3
Average mileage of vehicles sold	64,898	67,428	68,076	67,325	70,886
Average selling price of vehicles sold	$14,399	$14,378	$14,029	$14,091	$14,491
Average gross profit	$5,803	$5,766	$6,062	$6,205	$5,411
Average gross margin	40.3%	40.1%	43.2%	44.0%	37.3%
Loan Portfolio:
Principal balances originated	$959,517	$789,360	$686,214	$556,252	$595,871
Number of loans outstanding (end of period)	124,228	125,070	127,737	130,042	136,227
Principal outstanding (end of period)	$1,343,085	$1,342,855	$1,312,216	1,361,259	1,409,350
Average effective yield on portfolio (8)	20.0%	19.3%	19.3%	19.3%	19.9%
Portfolio performance data:
Portfolio delinquencies over 30 days (9)	8.6%	9.4%	7.4%	7.1%	7.9%
Net charge-offs as percentage of average principal (10)	18.2%	21.4%	18.2%	13.5%	9.4%

(1)

Includes net gains on extinguishment of debt of $19.7 million and $30.3 million for the years ended December 31, 2008 and 2009, respectively and $30.3 million for the nine months ended September 30, 2009, and loss on extinguishment of debt of $3.4 million for the nine months ended September 30, 2010.

(2)

We elect to be treated as an S-corporation for federal and state income tax purposes. There is no provision for income taxes, except for a reduced amount of entity level state tax in certain jurisdictions, and for one of our subsidiaries which is a C-corporation. Income and losses flow through to our sole shareholder, who reports such income and losses on individual income tax returns.

(3)

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. For a reconciliation of net income to EBITDA and Adjusted EBITDA and a description of the components of EBITDA and Adjusted EBITDA, see Management’s Discussion and Analysis of Financial Condition and Result of Operations—Non-GAAP Discussion.

(4)

Net debt is calculated as total debt less restricted cash and investments held in trust securing debt facilities. Ratio of net debt to shareholder’s equity is calculated as net debt divided by total shareholder’s equity.

(5)	Includes the effect of amortization of discounts, debt issuance costs, and unused line fees.
(6)

Defined as the ratio of (i) the sum of (a) DTAG and DTAC unencumbered finance receivables, (b) residual interests in receivable lines, (c) recoveries on charged-off loans and (d) excess of inventory and inventory debt, to (ii) aggregate principal amount of the notes.

(7)	Our ratio of Adjusted EBITDA to interest expense differs from the calculation of Fixed Charge Coverage Ratio discussed in “Description of the Exchange Notes.”
(8)

Represents the interest income earned at the contractual rate (stated APR) less the write-off of accrued interest on charged-off loans and amortization of loan origination costs (which includes the write-off of unamortized loan origination costs on charged-off loans), plus interest earned on investments held in trust and late fees earned.

(9)

Presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies, since delinquencies tend to be higher mid-week.

(10)	Percentages are not annualized for the nine months ended September 30, 2009 and 2010 due to the seasonality in charge-offs.

Ratio of Earnings to Fixed Charges

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges for the periods shown:

						Three Months Ended	Nine Months Ended
	Year Ended December 31,
	2005	2006	2007	2008	2009	September 30, 2010
Ratio of earnings to fixed charges (a)	2.9x	2.3x	1.9x	1.0x	1.5x	1.7x	1.9x

(a)

We compute the ratio of earnings to fixed charges by dividing (i) earnings (loss), which consists of net income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized during the period by (ii) fixed charges, which consist of interest expensed and capitalized, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. See Exhibit 12.1 for a calculation of the ratio of earnings to fixed charges.

Risk Factors

Investing in our exchange notes involves a high degree of risk. Before exchanging your old notes for our exchange notes, you should carefully consider the following risks and the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks described below are those that we believe are the material risks we face. Any of the risks described below, and others that we may not anticipate, could significantly and adversely affect our business, prospects, financial condition, results of operations, and liquidity. As a result, the trading price of our exchange notes could decline and you may lose all or part of your investment.

Risks Related to Our Business

We require substantial capital to finance our business.

We have borrowed, and will continue to borrow, substantial amounts of capital to fund our operations and we periodically refinance such debt. If we cannot obtain the financing we need, or cannot do so on a timely basis and on favorable terms, our liquidity could be materially adversely affected.

At September 30, 2010, we had approximately $1.0 billion in aggregate principal amount of indebtedness outstanding, which included $40.0 million under our $50.0 million inventory facility that matures in October 2011 and $298.6 million under portfolio warehouse facilities that are due to expire in April, July and December 2011. The portfolio warehouse facilities contain term-out features resulting in a final maturity 12 months from their expiration dates.

We historically have restored capacity under our portfolio warehouse facilities from time to time by securitizing portfolios of finance receivables. However, the securitization market experienced significant disruptions in recent periods, and our ability to successfully and efficiently complete securitizations was and may in the future be affected by several factors, including the:

•	condition of financial markets generally;

•	conditions in the asset-backed securities markets specifically;

•	financial condition and ratings of monoline insurers; and

•	the performance of our portfolio.

Due to the disruption in the securitization market, we launched our PALP program to serve as the primary source of fixed-rate financing for our finance receivable portfolio. Under PALP, we pool loans originated at our dealerships and sell them either (i) to a special purpose entity that transfers the loans to a separate trust that, in turn, issues a note collateralized by the loans; or (ii) directly to a third-party financial institution to yield a specified return. If we are unable to continue financing our portfolio through securitizing our receivables or selling our finance receivables in secured financing arrangements, this would have a material adverse effect on our results of operations and financial condition.

Our funding strategy and liquidity position were significantly adversely affected by the ongoing stress in the credit markets that began in the middle of 2007. These adverse conditions reached unprecedented levels during 2008 and continued through third quarter 2009. Beginning in 2007, we secured alternative sources of financing, albeit at a substantially higher cost of funds. In particular, we sold $75.0 million in subordinated debt and $24.0 million in junior secured debt to Verde, an affiliate of our sole shareholder. Although we have recently secured substantial additional sources of financing, we may not be able to secure similar additional financing, and we may in the future face difficulties in renewing loans and facilities if lenders and counterparties are also facing liquidity and capital challenges. In addition, a single lender is a party to our revolving inventory facility and a participant in the PALP and warehouse facility transactions pursuant to which we finance a significant amount of our receivables. If this lender were to cease its lending activities with respect to us and we were not able to find a replacement lender on favorable terms or at all, this would have a material adverse effect on our results of operations and financial condition.

There is a high degree of risk associated with borrowers with subprime credit. The allowance for credit losses that we have established to cover losses inherent in our loan portfolio may not be sufficient or may need to be substantially increased, which could have a material adverse effect on our results of operations and the value of your collateral.

Substantially all of the sales financing we extend and the loans that we service are with borrowers with subprime credit. Loans to borrowers with subprime credit have lower collection rates and are subject to higher loss rates than loans to borrowers with prime credit. Although we began tightening our loan underwriting standards in the second quarter of 2008, there can be no assurance that we will continue to apply such tightened loan underwriting standards in the future in light of changing economic or market conditions or any other factors.

We maintain an allowance for credit losses to cover losses on an aggregate basis at a level we consider sufficient to cover estimated losses inherent in our portfolio of receivables. On a quarterly basis we review and may make upward or downward adjustments to the allowance. However, our allowance may not be sufficient to cover losses inherent in our portfolio, and we may need to increase our allowance for reasons related to, among other things, the continued weak economic environment and deterioration of the housing market, or significant increases in delinquencies or charge-offs. A significant variation in the timing of or increase in credit losses in our portfolio or a substantial increase in our allowance or provision for credit losses would have a material adverse effect on our results of operations.

In addition, because a portion of the collateral securing the notes consists of receivables, the remaining residual property rights in receivables securing other financings (and the value of which are therefore determined by the value of receivables sold or otherwise pledged) or the remaining residual value of special purpose entities that have themselves put in place financings secured by receivables (and the value of which are therefore determined by the value of receivables owned), the value of the collateral securing the notes will be sensitive to the performance of the underlying receivables.

Our focus on customers with subprime credit may raise concerns on the part of future business partners, lenders, counterparties, and regulators and may adversely affect our business.

We focus on the subprime segment of the used vehicle sales and financing market and provide loans to borrowers with subprime credit who, as a class, have lower collection rates and are subject to higher loss rates than prime and near prime borrowers. In addition, the subprime industry has been the subject of extensive media attention, enhanced regulatory scrutiny, and Congressional hearings as a result of what has been characterized as inappropriate consumer practices by subprime lenders in the mortgage industry.

These issues may raise concerns on the part of future business partners, lenders, counterparties, and regulators. As a result, we are unable to assess whether, and to what extent, they may have an adverse effect on our business in the future, including on our reputation, revenues and profitability. In particular, we cannot predict whether these issues may negatively affect our ability to obtain new financing to support our operations or any necessary regulatory approvals in connection with our plans to expand our business, either of which could have a material adverse effect on our business.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital. The terms of the agreements that govern our indebtedness contain limitations on our ability to incur additional indebtedness. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of the agreements governing our indebtedness then outstanding. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, financial condition, and results of operations, as well as on our ability to satisfy our debt obligations.

Our substantial debt could have adverse effects on our business and we may incur additional indebtedness in the future.

As of September 30, 2010, we had approximately $1.0 billion in aggregate principal amount of indebtedness outstanding, and for the nine months ended September 30, 2010 we incurred $78.9 million in interest expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we may incur additional debt in the future, subject to certain limitations contained in the agreements that govern our indebtedness. The degree to which we are leveraged could have adverse effects on our business, including:

•	our ability to obtain additional financing in the future may be impaired;

•

a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, and related expenses, which reduces the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in market interest rates;

•

the agreements that govern our indebtedness contain, and any agreements to refinance our indebtedness likely will contain, financial and restrictive covenants, and our failure to comply with such covenants may result in an event of default which, if not cured or waived, could result in the acceleration of that indebtedness and trigger an event of default under other indebtedness;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our industry; and

•	our substantial leverage could place us at a competitive disadvantage vis-à-vis our competitors who have less leverage relative to their overall capital structures.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default or limits on our ability to borrow funds to finance our business.

The agreements that govern our indebtedness (including the indenture governing the notes) contain, and any agreements that govern future indebtedness may contain, covenants that impose significant operating and financial restrictions on, among other things, our ability to:

•	incur additional debt;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans, or advances;

•	engage in merger and acquisition activity;

•	pay dividends, redeem capital stock, or make certain other restricted payments or investments;

•	engage in certain sale and leaseback transactions;

•	enter into new lines of business; and

•	enter into transactions with our affiliates.

The agreements that govern our indebtedness (including the indenture governing the notes) also contain certain covenants relating to the performance of our portfolio, which ultimately impacts the manner in which we operate our business. For example, the advance rate on our portfolio warehouse facilities may be reduced if our portfolio does not perform as expected. The agreements governing any future indebtedness could contain financial and other covenants more restrictive than those that are currently applicable to us.

Failure to comply with the agreements governing our indebtedness could result in an event of default under one or more such agreements, could cause cross-defaults on other agreements governing our indebtedness, including the notes, and could prevent us from securing alternate sources of funds necessary to operate our business. Any of these events would have a material adverse effect on our results of operations and financial condition. From time to time, we have breached technical or other covenants under the agreements governing our indebtedness, and we have obtained waivers from the applicable lenders. In a future event of default, there can be no assurance we will be able to receive waivers, and our inability to obtain these waivers may have a material adverse impact on our business.

Our ability to obtain certain financings in the future is restricted by the Fixed Charge Coverage Ratio of the debt incurrence test under the indenture relating to the notes. We do not currently meet these requirements nor do we anticipate meeting these requirements for the foreseeable future, which will limit our ability to obtain certain financings, especially the incurrence of senior unsecured debt.

We have recently made, and we continue to make, changes to our business plan, and there can be no assurance that these changes will be successful. These changes could have an adverse effect on our results of operations or financial condition.

We have recently made, and we continue to make, changes to our business plan, including, among others, the following:

•

we began consolidating collections for accounts that are 1 to 44 days past due, which has resulted in the removal of all collection activities from our dealerships and when completed will result in the consolidation of such activities at our four central collection facilities;

•	we have recently expanded our warranty program by offering a new 36 month / 36,000 mile warranty, including oil changes at any Sears automotive location and 24/7 roadside assistance; and

•

we have expanded our customer payment programs to enable our customers to make cash payments at alternative retail and other locations nationwide and effective September 1, 2010, we completed the removal of payment windows from all of our dealership locations.

There can be no assurance that any of these or other changes will be successful, and these and other changes could have unintended consequences and could have an adverse effect on our results of operations or financial condition. These changes also involve numerous other risks, including the diversion of management’s attention from other business concerns.

Interest rates affect our profitability and cash flows and an increase in interest rates will increase our interest expense and lower our profitability and liquidity.

Much of our financing income results from the difference between the rate of interest that we pay on the funds we borrow and the rate of interest that we earn on the finance receivables in our portfolio. While we earn interest on our finance receivables at a fixed rate, we pay interest on certain of our borrowings at floating rates. When interest rates increase, our interest expense increases. Increases in our interest expense that we cannot offset by increases in interest income could have a material adverse impact on our profitability and liquidity. Correspondingly, a significant reduction in our average APR could have a material adverse impact on our profitability, if not offset by a corresponding reduction in our loan losses or borrowing costs.

Changes in accounting policies could adversely affect our reported results of operations.

We have identified several accounting policies as being “critical” to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require management to make judgments about matters that are inherently uncertain. Materially different amounts could be recorded under different conditions or using different assumptions.

Additionally, the Financial Accounting Standards Board is currently considering various proposed rule changes including, but not limited to, potential changes in accounting for leases. In addition, the SEC is currently considering adopting rules that would require U.S. issuers to prepare their financial statements contained in SEC filings in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Specifically, IFRS proposed changes would impact fair value of financial instruments and revenue recognition. The implementation of these or other new accounting requirements or changes to U.S. generally accepted accounting principles could adversely affect our reported results of operations and financial condition.

Our proprietary credit scoring system may not perform as expected and fail to properly quantify the credit risks associated with our customers, which could have a material adverse effect on our financial condition and results of operations.

We have developed, and revise from time to time, complex proprietary credit scoring models that use traditional and non-traditional variables to classify our customers into various risk grades that are tied to loan parameters. There is no guarantee that our credit scoring models will perform as intended or that they will perform in future market conditions. Failure of our credit scoring models to properly quantify the credit risks associated with our customers could have a material adverse effect on our results of operations and financial condition.

We depend on the accuracy and completeness of information furnished to us by or on behalf of our customers. If we and our systems are unable to detect any misrepresentations in this information, this could have a material adverse effect on our results of operations and financial condition.

Our typical customers have limited or no credit histories. In deciding whether to extend credit to customers, we rely heavily on information furnished to us by or on behalf of our customers, including employment and personal financial information. If a significant percentage of our customers intentionally or negligently misrepresented any of this information, and we and our systems did not detect such misrepresentations, this could have a material adverse effect on our ability to effectively manage our credit risk, which could have a material adverse effect on our results of operations and financial condition.

General economic conditions and their effect on automobile sales may adversely affect our business.

Vehicle sales in the United States have declined significantly in recent periods. Many factors affect the industry, including general economic conditions, consumer confidence, the level of personal discretionary income, interest rates, and credit availability. The deteriorating economic and market conditions that have driven the decline in vehicle sales may not improve for the foreseeable future, and if such conditions improve, we cannot assure you that the industry will not experience sustained periods of decline in vehicle sales in the future. Any further or future decline could have a material adverse effect on our business.

We are subject to extensive governmental regulation, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer. We are also subject to numerous legal and administrative proceedings which, if the outcomes are adverse to us, could adversely affect our business, operating results, and prospects.

The automotive retailing and finance industries are subject to a wide range of federal, state, and local laws and regulations, such as local licensing requirements, and retail financing, debt collection, consumer protection, environmental, health and safety, creditor, wage-hour, anti-discrimination, and other employment practices laws and regulations. The violation of these or future requirements or laws and regulations can result in administrative, civil, or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business. As a result, we have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations. Further, over the past several years, private plaintiffs and federal, state, and local regulatory and law enforcement authorities have increased their scrutiny of advertising, sales, financing, and insurance activities in the sale and leasing of motor vehicles. In addition, many state attorneys general have been increasingly active in the area of consumer protection. We are also subject, and may be subject in the future, to inquiries and audits from state and federal regulators. There can be no assurance that such activities will not continue in the future or have a material adverse effect on our business.

From time to time to time, we may be involved in various legal and administrative proceedings. We are also currently the subject of investigative inquiries from the Consumer Protection Division of the Office of Texas Attorney General. See “Business—Legal Proceedings.” It is not feasible to predict the outcome of these proceedings or any claims made against us, and the outcome of any such proceedings or claims could adversely affect our reputation, results of operations, or financial condition.

Changes in laws, regulations, or policies may adversely affect our business.

The laws and regulations governing our lending, servicing, debt collection, and insurance activities or the regulatory or enforcement environment at the federal level or in any of the states in which we operate may change at any time and may have an adverse effect on our business. New legislation, including proposals to substantially reform the financial institution regulatory system, is being considered by the current Congress and new legislative proposals will from time to time continue to be introduced in Congress in the future. It is possible that, in response to the recent economic conditions and the financial crisis, laws and regulations will be changed in ways that will require us to modify our business models or objectives.

For instance, Congress passed legislation creating a federal Consumer Financial Protection Agency as the centerpiece of the Obama administration’s financial regulatory reform initiatives. We believe the legislation will apply to us and may increase our cost of doing business, impose new restrictions on the way in which we conduct our business, or add significant operational constraints that might impair our profitability.

Furthermore, Congress has previously considered and may in the future adopt various forms of legislation designed to spur automobile sales. Depending on the legislation that is adopted, if any, these incentives may only be available to consumers who purchase new vehicles or vehicles achieving high fuel-efficiency standards. If these incentives are limited solely to purchasers of new vehicles, or if we are unable to maintain an inventory of vehicles achieving the mandated fuel-efficiency standards, this legislation could have a material adverse effect on our results of operations and financial condition.

We are unable to predict how these or any other future legislative proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition.

Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition, or results of operations.

We could be required to reduce the scope of our operations again in the future, which could have a material adverse effect on our results of operations and financial condition.

During 2008 and early 2009, we contracted our operations in response to the economic crisis. While we have recently begun to open new dealerships, if economic uncertainty or continued economic deterioration requires us to again reduce the scope of our operations, we face certain additional risks, including risks related to:

•	an inability to obtain anticipated cost reductions;

•	increased portfolio losses related to closed stores;

•	legal and regulatory risks related to closed stores and lay-offs, including the risk of lawsuits;

•	vandalism, theft, or other damages to vacant stores;

•	diversion of management’s attention from normal business operations; and

•	failure to generate sufficient cash flows to help fund our operations.

If we were to lose the right to service our portfolio of receivables, this could result in decreased collections, which could have a material adverse effect on our results of operations and financial condition.

We retain the right to service all receivables that we finance, including those pledged as collateral to our portfolio warehouse facility and those sold to a securitization trust or in connection with our PALP transactions. We are entitled to a fee for our servicing activities, typically equal to 4% of the value of receivables being serviced. As of September 30, 2010, our serviced loan portfolio consisted of approximately 136,200 active accounts, with a total outstanding principal balance of $1.4 billion. Subject to certain conditions, if we experience an event of default under the agreements governing our financing arrangements, we may lose the right to service our receivables. Loss of this right could have a material adverse effect on our revenues. In addition, if we lose our servicing rights, transitioning servicing activities to a third party could result in interruptions in collections, which could decrease the likelihood that the receivables will be repaid. Moreover, a replacement servicer might lack the requisite experience in servicing such receivables. As a result, we may experience decreased collections, which could have a material adverse effect on our results of operations and financial condition and on the value of the collateral securing the notes.

Our operations and the finance receivables we generate are concentrated geographically, and a downturn in the economies or markets in which we operate could adversely affect vehicle sales and collections.

As of September 30, 2010, we operated our dealerships in 13 states. Adverse economic conditions, natural disasters, or other factors affecting any state or region where high concentrations of our customers reside could adversely affect vehicle sales and collections. If adverse economic conditions, natural disasters, or other factors occur that affect the regions in which we do business, or if borrowers in these regions experience financial difficulties, a significant number of borrowers may not be able to make timely loan payments, if at all, or may be more prone to filing for bankruptcy protection, which could have a material adverse effect on our results of operations and financial condition.

We may experience seasonal and other fluctuations in our results of operations.

Sales of motor vehicles historically have been subject to substantial cyclical variation characterized by periods of oversupply and weak demand. We believe that many factors affect the industry, including consumer confidence in the economy, the level of personal discretionary spending, interest rates, fuel prices, credit availability, and unemployment rates. A recession or an industry or general economic slowdown could materially adversely impact our business.

Historically, we have experienced higher revenues in the first quarter of the calendar year than in the last three quarters of the calendar year. We believe these results are due to seasonal buying patterns resulting in part because many of our customers receive income tax refunds during the first quarter of the year, which are a primary source of down payments on used vehicle purchases. Our loan performance also has historically followed a seasonal pattern with delinquencies and charge-offs being the highest in the second half of the year. Accordingly, our results in any quarter may not indicate the results we may achieve in any subsequent quarter or for the full year. A significant portion of our general and administrative expenses do not vary proportionately with fluctuations in revenues. We expect quarterly fluctuations in operating results to continue as a result of seasonal patterns. Such patterns may change, however, due to factors affecting the automotive industry or otherwise.

Our failure to effectively manage our growth could harm our business, we may not be able to access the additional financing required to fund our growth, and our plans to expand our operations will expose us to increased legal and regulatory risks that may adversely affect our business.

We intend to grow our operations by opening new dealerships, many of which are expected to be located in markets in which we do not currently operate. This growth may result in the incurrence of additional debt and amortization of expenses, all of which could adversely affect our profitability and liquidity. Moreover, growth and expansion of our operations may place a significant strain on our resources and increase demands on our executive management team, management information and reporting systems, financial management controls and personnel, and regulatory compliance systems and personnel. Although we grew from 74 dealerships at the start of 2004 to 103 dealerships at the end of 2007, we experienced a contraction in our dealership base due to reduced access to funding, and operated 78 dealerships at December 31, 2009 and 82 dealerships at September 30, 2010. We may not be able to expand our operations or effectively manage or integrate our expanding operations, or achieve planned growth on a timely or profitable basis. If we are unable to achieve our planned growth or manage our growth effectively, we may experience operating inefficiencies and our results of operations may be materially adversely affected.

In addition, expansion into new states will increase our legal and regulatory risk. Our failure or alleged failure to comply with applicable laws and regulations in any new jurisdiction, and ensuing inquiries or investigations by regulatory and enforcement authorities, may result in regulatory action, including suspension or revocation of one or more of our licenses, civil or criminal penalties, or other disciplinary actions, and restrictions on or suspension of some or all of our business operations. As a result, our business could suffer, our reputation could be harmed, and we could be subject to additional legal risk. This could, in turn, increase the size and number of claims and damages asserted against us, subject us to regulatory investigations, enforcement actions, or other proceedings, or lead to increased regulatory or supervisory concerns. We may also be required to spend additional time and resources on any remedial measures, which could have an adverse effect on our business. We cannot predict the timing or form of any current or future regulatory or law enforcement initiatives, and any such initiatives could have a material adverse effect on our results of operations and financial condition.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our results of operations and financial condition could be materially adversely affected.

Our primary competitors are the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans. There is no assurance that we can successfully distinguish ourselves from our competitors or compete in this industry in a cost-effective manner or at all. Moreover, if our competitors grow and strengthen through consolidation in the industry while we are unable to identify attractive consolidation opportunities, we could end up at a competitive disadvantage and experience declining market share and revenue. In addition, larger companies with significant financial and other resources have periodically entered or announced plans to enter the used vehicle sales and/or finance industry, or relax their credit standards and compete with us, at least at the upper end of our customer segment. These dealerships also compete with us in areas such as the purchase of inventory, which can result in increased wholesale costs for used vehicles and lower margins, and the dealerships and finance companies could also enter into direct competition with us at any time at the lower end of the subprime market.

Increased competition may cause downward pressure on the interest rates that we charge on finance receivables originated by our dealerships, or lower margins, or may cause an increase in our operating costs, all of which could have a material adverse effect on our results of operations and financial condition.

If we are unable to obtain sufficient numbers of used vehicles for our inventory in a cost-effective manner, our operations and financial results will be adversely impacted.

We require a large number of quality used vehicles for our dealerships. We acquire most of our used-vehicle inventory through auctions, and primarily through two auction companies. During the twelve months ended September 30, 2010, we acquired approximately 91% of our vehicles at auction, and approximately 78% of our vehicles from these two auction companies. To a lesser extent, we also acquire used vehicles from wholesalers, franchised and independent dealers, and fleet owners, such as leasing companies and rental companies. The sources from which we can purchase vehicles of a quality and in a quantity acceptable to us are limited, and there is substantial competition to acquire the vehicles we purchase. We may not be able to obtain sufficient inventory in a cost-effective manner or at all. In this regard, recent declines in new vehicle sales and a reduced number of vehicles that are eligible for daily rental will adversely impact the availability and quality of future inventory. Any decline in the number of or increased competition for quality vehicles could diminish our ability to obtain sufficient inventory at a price that we can reflect in retail market prices and would adversely affect our business.

If our inventory or other costs of operations increase and we are unable to pass along these costs to our customers, we may be unable to maintain or grow margins.

Our inventory and other costs are variable and dependent upon various factors, many of which are outside of our control. If we incur cost increases, we may seek to pass those increases along to our customers. However, the income of our average customer limits the maximum monthly payment such customer can afford, and we may be unable to pass these costs along to our customers in the form of higher sales prices, which would adversely affect our ability to maintain or increase margins.

Our business is exposed to various operational risks. A failure of or interruption in our communications and information systems could adversely affect our revenues and profitability.

Our business is highly dependent on communications and information systems and is exposed to many types of operational risk, including the risk of fraud by employees or other parties, record-keeping error, errors resulting from faulty computer or telecommunication systems, computer failures or interruption, and damage to computer and telecommunication systems caused by internal or external events. We periodically update or change the integrated computer systems and other components of our operating systems. Any significant failure of such systems, whether as a result of third-party actions or in connection with planned upgrades and conversions, could disrupt our operations and adversely affect our ability to collect on contracts and comply with legal and regulatory requirements. Additionally, our systems are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and network and telecommunications failures. Our systems may also be vulnerable to unauthorized access, computer hackers, computer viruses, and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions to or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these incidents. We have a backup system and we periodically test disaster recovery scenarios; however, this may not prevent a systems failure or allow us to timely resolve any systems failures. Any interruption to our systems could have a material adverse effect on our results of operations and financial condition.

The personal information that we collect may be vulnerable to breach, theft, or loss, the occurrence of any of which could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. We collect, use, and retain large amounts of personal information regarding our customers, employees, and their families, including social security numbers, tax return information, personal and family financial data, and credit card numbers. Our computer networks and the networks of certain of our vendors that hold and manage confidential information on our behalf may be vulnerable to unauthorized access, employee theft or misuse, computer hackers, computer viruses, and other security threats. Confidential information may also inadvertently become available to third parties when we integrate systems or migrate data to our servers following an acquisition or in connection with periodic hardware or software upgrades.

Due to the sensitive nature of the personal information stored on our servers, our networks may be targeted by hackers seeking to access this data. A user who circumvents security measures could misappropriate sensitive information or cause interruptions or malfunctions in our operations. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of privacy. In addition, errors in the storage, use, or transmission of personal information could result in a breach of privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require us to implement certain policies and procedures, such as the procedures we adopted to comply with the Red Flags Rule that was promulgated by the Federal Trade Commission under the federal Fair Credit Reporting Act and that requires the establishment of guidelines and policies regarding identity theft, and could require us to make certain notifications of data breaches and restrict our use of personal information. A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. A major breach, theft, or loss of personal information that is held by us or our vendors, or a violation of laws or regulations relating to the same, could have a material adverse effect on our reputation and result in further regulation and oversight by federal and state authorities and increased costs of compliance.

We are dependent on the services of certain key personnel and the loss of their services could harm our business.

We believe that our success depends on the continued employment of our senior management team, including Ernest C. Garcia II, our Chairman and sole shareholder, and Raymond C. Fidel, our Chief Executive Officer and President. The unexpected loss of the services of any of our key management personnel or our inability to attract new management when necessary could have a material adverse effect on our operations. We do not currently maintain key person life insurance on any member of our executive management team other than Mr. Garcia and Mr. Fidel.

Additionally, our success depends on the key management personnel at our corporate offices and the dealerships in our local markets. The market for qualified employees in the automotive and finance industries and in the markets in which we operate, particularly for qualified general managers, loan managers, and collections personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. We also believe that our competitors pursue many of our managerial and collections and sales and service personnel from time to time. The loss of a group of key employees in any of our markets could have a material adverse effect on our business and results of operations in that market or across many or all markets in which we operate.

If all or some portion of our employees elect to collectively bargain or join a union, these actions could adversely affect our operations.

As of September 30, 2010, none of our employees was represented by a labor union. The automotive industry is historically an industry in which there is a high degree of labor union participation. If all or some portion of our employees elect to join a labor union, we could experience increased operational costs, work stoppages or strikes, and/or barriers to communication between management and employees. These factors could lead to inefficiencies in the operation of the affected facilities or groups and could cause us to experience a material adverse effect.

We are subject to environmental laws, regulations, and permits that could impose significant liabilities, costs, and obligations.

We are subject to a complex variety of federal, state, and local laws, regulations, and permits relating to the environment and human health and safety. If we violate or fail to comply with these laws, regulations, or permits, we could be fined or otherwise sanctioned by regulators. These environmental requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time, and may necessitate substantial capital expenditures or operating costs. Under certain environmental laws, we could be responsible for the costs relating to any contamination at our or our predecessors’ current or former owned or operated properties or third-party waste disposal sites. We cannot assure you that our costs and liabilities relating to environmental matters will not adversely affect our results of operations, business, financial condition, reputation, or liquidity.

States impose limits on the interest rates we can charge on the installment sales contracts we provide to our customers, and new or lower limits may harm our ability to offset increased interest expenses and can adversely affect our profitability and liquidity.

We operate in states that impose limits on the contract interest rate that a lender may charge, and laws or regulations that limit the interest rates that we can charge can adversely affect our profitability and liquidity. When a state limits the amount of interest that we can charge on our installment sales contracts, we may not be able to offset an increase in interest expense caused by rising interest rates or greater levels of borrowings under our credit facilities. In addition, no assurance can be given that we will not be prohibited by new state laws from charging the interest rates we are currently able to charge on our installment sales contracts or from raising interest rates above certain desired levels. Therefore, these interest rate limitations can adversely affect our profitability and liquidity.

A change in state laws, or the application thereof, relating to the extent to which we can obtain a refund of sales tax for customer defaults could have a material adverse effect on our business.

In general, we are required to pay state sales tax on each vehicle we sell. Subject to certain requirements, certain states allow us to collect a refund of prior sales taxes paid to the extent that the receivable becomes uncollectible. We are allowed such a refund despite the fact that the initial remitter of the tax (DTAG) is not the same entity claiming the refund (DTAC) because DTAG and DTAC are entities under common control. Generally, when a payor of sales tax sells or transfers to a party that they do not control a receivable that was generated in connection with a transaction that gives rise to a sales tax, the payor is not entitled to a subsequent refund of sales tax if and when the receivable becomes impaired or uncollectible.

For the years ended December 31, 2007, 2008, and 2009, and for the nine months ended September 30, 2010, we claimed $12.5 million, $14.7 million, $12.3 million and $6.2 million, respectively, in sales tax refunds relating to receivables that have become uncollectible. If state laws change with respect to the extent to which we can claim a refund for sales tax in such situations, or state taxing authorities change their position with respect thereto, we could experience a material adverse effect. In this regard, we are currently appealing to the Nevada Supreme Court an adverse administrative ruling on the efficacy of certain sales tax refunds we have requested for the 2002 and 2003 tax years. While only applicable to 2002 and 2003, an adverse ruling could affect subsequent tax years as well. See “Business—Legal Proceedings.”

We may be adversely affected by product liability exposure claims.

DriveTime, and the automotive industry generally, is exposed to product liability claims in the event that the failure of our products to perform to specifications results, or is alleged to result, in property damage, bodily injury, and/or death. In connection with such product liability claims, we may incur significant costs to defend such claims and we may experience material product liability losses in the future. We cannot assure you that we will have sufficient resources, including insurance to the extent it is available, to cover such product liability claims, and the outcome of various legal actions and claims could have a material adverse effect on our results of operations and financial condition.

We are piloting programs designed to ensure our customers have and maintain insurance covering our collateral in the event of theft or an accident. If we are unsuccessful in doing so, it could negatively impact our operations and/or profitability.

Certain of our customers have difficulty obtaining and maintaining affordable insurance for their vehicles. We have introduced in all of the states in which we operate a collateral protection insurance program. Under this program, we offer customers dual interest collateral protection insurance administered through a third party with whom we have a contractual relationship.

This initiative will result in an additional payment the customers may not be making today, thereby increasing the risk of higher loan delinquencies and earlier loan defaults, either of which could adversely affect our loan losses and profitability. These transactions also involve numerous other risks, including the diversion of management attention from other business concerns, and entry into a new and highly regulated business in which we have had no or only limited experience. Occurrence of any of these risks or other risks that we have not anticipated could have a material adverse effect on us.

Failure to register our dealership sales business subsidiary in the relevant jurisdictions would cause a severe disruption in our operations.

In connection with our applications for renewal of the relevant license or registration, a state licensing authority could decide to withhold or delay approval of the relevant license or registration and prohibit DriveTime Car Sales from operating one or more of our dealerships until certain requirements are met. We cannot anticipate what these requirements might entail or whether we will be able to comply with any such requirements in a timely manner. If the relevant license or registration is not granted for DriveTime Car Sales to operate in any state, it would cause a severe disruption in our operations in that state, which could have a material adverse effect on our business, financial condition and results of operations. In connection with our withdrawn IPO, we converted the majority of our subsidiaries from corporations to limited liability companies, including the entity through which we conduct our dealership sales business, DriveTime Car Sales Company, LLC (“DriveTime Car Sales”). As part of the conversion, we are required to apply for new licenses or registrations, as applicable, in all of the states in which DriveTime Car Sales operates. We have fully completed the licensing and registration procedure in 11 of the 14 states in which DriveTime Car Sales operates and are actively pursuing registration in the remaining states.

We could suffer a material adverse effect if the IRS challenged our position on intercompany sales of receivables.

We generally recognize losses for U.S. federal income tax purposes on the intercompany sales of receivables from DTAG to DTAC. This practice is standard within our industry and our interpretation is not meaningfully different from other companies in our industry. However, the IRS may challenge our position and seek to defer our recognition of such losses. If the IRS were able to successfully challenge our position, there could be a material adverse effect on our results of operations and financial condition.

We had a material weakness in our internal control over financial reporting. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

During the preparation of our financial statements for 2008 and 2009, our management identified a failure to account for a note payable between shareholders that contains terms related to one shareholder’s continued employment with the Company as compensation expense. The error constituted a material weakness in our internal control over financial reporting. We have taken steps to remediate this material weakness.

Any failure to maintain required controls could result in additional material weaknesses, which could result in errors in our financial statements that could result in restatements of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information.

Our Chairman and sole shareholder can control substantially all matters and this ability may result in unwise or improper decisions that may harm our direction or profitability.

Ernest C. Garcia II, our Chairman and sole shareholder, beneficially owns all of our outstanding common stock. By virtue of such stock ownership, subject to the limitations set forth in agreements governing our indebtedness, including the indenture governing the notes, such persons have the power to:

•	elect our entire board of directors;

•	control our management and policies; and

•

determine the outcome of any corporate transaction or other matters required to be submitted to our sole shareholder for approval, including the amendment of our certificate of incorporation, mergers, consolidation and the sale of all or substantially all of our assets.

Because his interests as an equity holder may conflict with the interests of holders of the notes, he may cause us to take actions that, in his judgment, could enhance his equity but may be prejudicial to the holders of the notes.

Conflicts of interest may arise as a result of affiliations that our directors or executive officers have with Verde Investments, Inc. or other companies with which we have material relationships.

Ernest C. Garcia II, our Chairman and controlling stockholder, is also the owner of Verde Investments, Inc., a company with which we have historically had material leasing and financing relationships. See “Certain Relationships and Related Party Transactions.” Mr. Garcia will continue to devote time, which may be substantial, to Verde’s business activities. In addition, there may occur future transactions between us and Verde which could give rise to a conflict of interest on the part of Mr. Garcia. While transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors, approves the transaction, any such conflict of interest could have a material adverse effect on our business, results of operations or financial condition.

Risks Related to the Exchange Notes and the Exchange Offer

We will incur increased costs as a result of becoming subject to the reporting requirements of the Exchange Act, and such reporting requirements may divert management attention from our business.

Upon registration of the exchange notes, we will become subject to a number of additional requirements, including certain requirements of the Exchange Act and the Sarbanes-Oxley Act. These requirements will cause us to incur increased costs and might place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting, and also requires that our internal controls be assessed by management beginning with our fiscal year ending December 31, 2010. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition, and results of operations. Furthermore, we might not be able to retain our independent directors or attract new independent directors for our committees.

The exchange notes will be structurally subordinated to the liabilities of non-guarantor subsidiaries, including any non-guarantor subsidiary whose residual interest is pledged as collateral and included in the calculation of collateral value.

Although certain of our subsidiaries will guarantee the exchange notes, many of our subsidiaries, including subsidiaries through which we conduct securitization and warehouse financings, will not be guarantors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries. These creditors or other claimants against a non-guarantor subsidiary will include, in addition to any creditors holding debt for borrowed money of such subsidiary, any trade creditors, preferred stockholders, and creditors asserting liabilities entitled by law to be asserted against us and certain of our consolidated subsidiaries on a joint and several basis, including certain U.S. statutory claims. Because the collateral value of a pledged residual interest will be determined after netting out debt for borrowed money but not any other liabilities, the assertion of these additional prior claims against such non-guarantor may reduce the value that may ultimately be realized for these entities in any enforcement or insolvency proceeding.

Because the collateral for the exchange notes is primarily comprised of equity and other residual interests in entities in which we conduct our portfolio warehouse facilities, PALP and securitization transactions, payment of the principal, interest and other amounts on the exchange notes or on each exchange note guarantee is effectively subordinated in right of payment to such financings at the entity in which it is conducted. None of those financing subsidiaries will guarantee the exchange notes, nor will any of them provide a direct pledge on their receivables or other assets in favor of the exchange notes or the exchange note guarantees. Accordingly, upon our bankruptcy, liquidation or reorganization or similar proceeding, the holders of the exchange notes will have no claim against the proceeds of these assets until the applicable portfolio warehouse lenders and PALP and securitization transactions and any other obligations of these entities have been paid in full.

If a non-guarantor subsidiary is a restricted subsidiary under the indenture governing the exchange notes, the indenture will permit it to incur certain additional indebtedness and will not limit its ability to incur other liabilities that are not considered indebtedness under the indenture. If a non-guarantor subsidiary is an unrestricted subsidiary under the indenture, the indenture will not limit its ability to incur indebtedness or other liabilities.

Our portfolio warehouse facilities, PALP, securitization, and other financing transactions have liens and other rights with respect to collateral which could affect or prevent recovery and the taking of certain actions. These assets will not be pledged as collateral for the exchange notes, and holders of exchange notes will not control disposition or other remedies with respect to such assets.

The proceeds to service our debt under the exchange notes and other obligations are generated from receivables which have been pledged to the lenders on our warehouse facilities and securitization and PALP transactions. Our portfolio warehouse facilities and securitization and PALP transactions are subject to certain covenants and events of default or events of termination which, if breached, could result in the acceleration of the indebtedness set forth therein, cessation of funding and distributions during a period of accelerated amortization, and/or foreclosure on the pledged assets. If the indebtedness on any of the portfolio warehouse facilities was accelerated or accelerated amortization period, we would not receive any cash payments from the residual interests or residual property rights of such credit facility until the breach is cured, if at all, or until the applicable portfolio warehouse facilities are paid in full. If the pledged assets were foreclosed upon by any applicable lender, we would not receive any cash payments from the residual interests or residual property rights related to such portfolio warehouse facility unless there were excess funds available after sale thereof. Any foreclosure sale could result in a realization on the underlying receivables and other assets that is significantly less than book or face amount, and any shortfall in that amount would adversely affect the value of the residual interest and residual property rights that are pledged as collateral to support the exchange notes. Moreover, a failure to receive cash flow from any or all of the residual interests or residual property rights outside of an insolvency proceeding involving the Company would adversely affect our ability to pay the exchange notes timely or at all.

The lenders on our portfolio warehouse facilities and securitization and PALP transactions are secured directly by the auto loans, receivables and other assets owned by the Company or our subsidiary that is the borrower or issuer of such financing. Creditors of the Company financing subsidiary that owns the underlying auto loans, receivables and other assets will control all rights and remedies with respect to those underlying assets for so long as those financings are outstanding. The providers of these direct financings may take action (or delay or refuse to take action) to dispose of, foreclose on, or exercise other remedies with respect to the shared collateral, all at times and under circumstances that may be unfavorable to the owner of the pledged residual interest and pledged residual property rights.

Inventory pledged as collateral will be subject to the prior first lien in favor of other creditors. Holders of the exchange notes will not be entitled to any collections with respect to that collateral until the first-lien creditors have been paid in full, and the Intercreditor Agreement will significantly limit exchange note holders’ rights and remedies as secured creditors.

A portion of the collateral securing the exchange notes consists of inventory pledged on a second-lien basis. The holders of the first lien—certain lenders or other creditors under one or more Senior Inventory Facilities—will have the right to be paid in full in cash before any proceeds of inventory are available for any payment on the exchange notes. The rights of the holders of the exchange notes with respect to this inventory collateral will also be governed and substantially limited by the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, at any time the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations secured by the first-priority liens and the holders of the exchange notes may be adversely affected.

Under the Intercreditor Agreement, the exchange note holders will also agree to certain other limitations on their status as secured creditors. For example, certain amendments to the security agreements entered into by the first-priority lien holders will automatically apply to the security agreements governing the second-priority liens for the exchange notes, and certain releases of first-priority liens will also release the second-priority liens securing the exchange notes on the same collateral. See “Description of the Exchange Notes—Security—

Collateral.” Because the lenders under the Senior Inventory Facilities will control the disposition of the inventory collateral, if there were an event of default under the exchange notes, such lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under a Senior Inventory Facility. In such event, the only remedy available to the holders of the exchange notes would be to sue for payment on the exchange notes and the guaranties. By virtue of the direction of the administration of the pledges and security interests, actions may be taken under the collateral documents that may be adverse to you.

The value of the collateral may not be sufficient to satisfy all our obligations under the exchange notes.

The value of the collateral in the event of an insolvency proceeding or liquidation will depend upon a number of factors, including market and economic conditions at the time, and the availability of appropriate buyers. The collateral valuations included in this memorandum have been prepared on a going concern basis, and there can be no assurance that going-concern values of our operations will be relevant in the case of any attempted realization. No independent appraisal of the receivables, the residual interests or the residual property rights pledged as collateral have been performed. Nor have we attempted to eliminate “ineligible” receivables or inventory in determining collateral value.

For these and other reasons, we cannot assure holders of the exchange notes that the proceeds of any sale of the collateral at maturity or following an acceleration of maturity with respect to the exchange notes would not be less than the collateral value then assigned to it, or that such proceeds would be sufficient to satisfy, or would not be substantially less than, the collateral or amounts due on the exchange notes. If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the exchange notes, a holder of exchange notes (to the extent their exchange notes were not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets. Some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the exchange notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in their liquidation. In addition, because a portion of the collateral consists of residual property rights in receivables pledged in connection with secured financing or residual interests in special purpose entities that are themselves vehicles for secured financing, and a portion consists of a second lien on inventory, our ability to realize value on this collateral depends upon the prior payment of these other creditors, which may be implemented through foreclosure or other exercise of remedies at a time and in a manner that may not be in the best interest of the exchange note holders. Moreover, tax authorities and other statutory creditors may in some circumstances be entitled to assert a joint and several claim against special purpose entitles or other subsidiaries whose residual interests are pledged as collateral. If they do so, that claim will effectively be prior to the rights of the exchange note holders with respect to the residual assets included as collateral, and may further reduce the remaining value of those assets as collateral.

There are circumstances other than repayment or discharge of the exchange notes under which the guarantees and the collateral securing the exchange notes and exchange note guaranties will be released automatically, without consent of the trustee or the exchange note holders.

Under various circumstances, guarantees or collateral securing the exchange notes will be released automatically, including:

•	a sale, transfer or other disposal of all of the capital stock of any guarantor not prohibited under the indenture;

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture or a Senior Inventory Facility;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guaranty;

•

with respect to collateral that is capital stock or other equity interests, upon the dissolution of the issuer of such capital stock in accordance with the indenture and the Senior Inventory Facility; and

•

with respect to any collateral in which the exchange notes have a second-priority security interest, upon release by the lenders under any Senior Inventory Facility of their first-priority security interest in such inventory (subject to certain limits).

Although we will be subject to the covenants in the indenture, including a minimum collateral coverage ratio, any of these events will reduce the aggregate value of the collateral securing the exchange notes.

The ability of the trustee to foreclose on the collateral may be limited.

If we were to commence a proceeding or otherwise become the subject of a case under the Bankruptcy Code, your rights as a secured creditor to foreclose on and sell collateral upon the occurrence of an event of default would be subject to significant limitations under applicable bankruptcy laws. Various provisions of the Bankruptcy Code could prevent the trustee from repossessing and disposing of the collateral upon the occurrence of an event of default once a bankruptcy case is commenced. Under the Bankruptcy Code, secured creditors, such as the holders of the exchange notes, may be prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, a bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor additional or replacement liens as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. Because application of the doctrine of “adequate protection” will vary depending on the circumstances of the particular case and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral as a result. Furthermore, if the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the exchange notes, you would hold a secured claim to the extent of the value of the collateral to which you are entitled, and an unsecured claim to the extent of any shortfall.

In the case of inventory included in the collateral, this collateral will be subject to the rights of the first-lien holders under the Intercreditor Agreement, which will significantly curtail rights and remedies to which the exchange note holders might otherwise be entitled.

In addition, the trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee’s security interest in the collateral.

Moreover, the Bankruptcy Code contains provisions permitting both secured and unsecured claims to be impaired, including materially re-written as to their terms and, under certain circumstances, extinguished, pursuant to a Chapter 11 plan of reorganization that has been approved by a bankruptcy court. There are statutory requirements (including requirements intended to provide specific economic protections for holders of both secured and unsecured claims) that are to be satisfied before a bankruptcy court is legally entitled to approve or confirm a Chapter 11 plan of reorganization.

However, the bankruptcy court will determine, based on evidence at the confirmation hearing on such plan, whether certain of those statutory requirements have been satisfied upon the basis of the factual circumstances existing at the time of such confirmation hearing. The bankruptcy court’s factual findings on such matters generally are accorded deference by any appellate court and generally are not to be reversed on appeal unless

“clearly erroneous.” Also, there is another doctrine generally applied by federal appellate courts, which generally is referred to as the “equitable mootness” doctrine and generally requires dismissal of any appeal of a bankruptcy court’s order confirming a Chapter 11 plan if a stay pending appeal has not been granted and if the plan has been so consummated (e.g., the transactions contemplated under the plan such as the payment of certain claims and/or the issuance of new debt or equity instruments have taken place) such that it would be unduly burdensome or unfair to third persons to unravel or “unwind” the plan. Thus, a bankruptcy court’s determination to confirm a Chapter 11 plan of reorganization is likely to be based in part on the bankruptcy court’s factual findings as to the future circumstances existing at the time of confirmation (as well as on its legal conclusions), may be subject with respect to those factual findings to a deferential review standard if appealed, and further may evade appellate review altogether if the appellate court determines that the “equitable mootness” doctrine is applicable to the circumstances surrounding such appeal and that, consequently, the appeal of that plan should be dismissed as being “equitably moot.” Accordingly, there can be no guarantee as to the manner in which the claims under the exchange notes will be treated under any confirmed Chapter 11 plan of reorganization for us or any of our subsidiaries.

Subject to pro forma compliance with the collateral coverage ratio, we will be able to transfer receivables and related assets to securitization or warehouse financing entities who will be able to pledge those assets to parties in connection with permitted securitization and other financings.

We expect to use a portion of the receivables generated in our business to finance our operations under facilities other than the exchange notes. These include securitizations and other secured financings that will provide the relevant creditors a prior, secured claim both through the security interest granted and, in the case of financings at special purpose entities, through structural seniority. Because of this ongoing need for new financings to replace existing ones or to increase our borrowings, we are permitted under the indenture to transfer receivables, residual interests and other assets that are included as collateral to other entities and for the benefit of other financings. Although our ability to do so will be limited by the requirement that we comply, pro forma for the transfer, with a minimum collateral coverage ratio, there can be no assurance that the value of the assets remaining in the collateral package after any transfer will in fact be sufficient, upon any realization, to repay all or any portion of the exchange notes.

The value of interests pledged as collateral for the exchange notes may diminish in times of financial stress.

Although we are required to maintain a collateral coverage ratio between the value of the exchange notes and the value of the collateral pledged to support them, the value assigned to that collateral for purposes of the collateral coverage ratio may not provide an accurate measure of its value in the event of a liquidation. For example, residual interests owned in securitization vehicles and residual property rights in receivables securing other financings are valued for the collateral ratio at 85% of the face amount of all receivables owned by the securitization entity or pledged in connection with such financing minus the net debt owed by the entity or outstanding under such financing. We have not established an incremental allowance for loss on those receivables, and no ability to change the 85% ratio for purposes of the coverage ratio. Most or all of our securitizations, on the other hand, allow the creditors to adjust the ratio of loan-to-value, the means of adjusting value or the “eligibility” criteria under which the entity-owned receivables are afforded value. Thus if economic conditions deteriorate for our industry generally or our pool of customers in particular, the creditors to our securitizations will likely be permitted to increase the percentage of collections they retain from their receivables pool, reducing the amount of value remaining in the residual interest pledged for the exchange notes.

The same is true for inventory in which we have granted a second lien behind existing or future inventory financings. Receivables we own and pledge directly rather than through a securitization vehicle or a pledge of its interest or a pledge of residual property rights in certain receivables will not be subject to a prior claim on behalf of relevant creditors, but the value afforded in the collateral coverage ratio is similarly not sensitive to changes in the interest rate environment or financial markets or to a deterioration in our ongoing collection experience. Any deterioration in those conditions or any adverse modification of the terms of securitization vehicles or other contractually or structurally senior financing arrangements will likely have a material adverse effect not only on our results of operations and financial condition, but also on the value of the collateral pledged to support the exchange notes.

We may not be able to purchase the exchange notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. To the extent that we are required to offer to repurchase the exchange notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the exchange notes in cash at such time. In addition, our ability to repurchase the exchange notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Indenture governing the exchange notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the exchange notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the exchange notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase exchange notes as a result of a transfer of less then all of our assets to another person may be uncertain.

The terms of the indenture governing the exchange notes provide only limited protection against significant corporate events that could affect adversely your investment in the exchange notes.

While the indenture governing the exchange notes contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. As described under “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control,” upon the occurrence of a change of control triggering event, holders are entitled to require us to repurchase their exchange notes at 101% of their principal amount. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your exchange notes. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect your investment.

The guarantees provided by us and our subsidiaries are subject to certain defenses that may limit your right to receive payment from the guarantors with regard to the exchange notes.

Although the guarantees provide the holders of the exchange notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against such guarantors.

Rights of the holders of the exchange notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the exchange notes includes certain assets that we may acquire in the future. Applicable law requires that certain property and rights, including real property, acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The collateral agent for the exchange notes has no obligation to monitor the acquisition of, or the perfection of any security interests in, additional property or rights that constitute collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly or timely perfect the security interest in such after acquired collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the exchange notes against third parties.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral to secure the exchange notes, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given, and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer or conveyance laws may permit a court to void or subordinate the exchange notes, the security interests or the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes, the grant of the security interests and the issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or our guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time we issued the exchange notes and our guarantors issued the guarantees or we or our guarantors granted the security interests, we or such guarantor:

•	incurred the indebtedness or granted the security interests with the intent of hindering, delaying or defrauding present or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring the indebtedness or granting the security interests;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the grant of the security interests;

•	were left with inadequate capital to carry on business; or

•	intended to incur, or did incur, or believed or reasonably should have believed that we or such guarantor would incur, debts beyond our or its’ ability to repay as they matured or became due,

then, such court might:

•	subordinate the exchange notes, the guarantees or the security interests to our or such guarantor’s presently existing or future indebtedness or any liens securing such indebtedness;

•	void the issuance of the exchange notes, the guarantees or the security interests; or

•

take other actions detrimental to holders of the exchange notes, including avoiding any payment by us pursuant to the exchange notes or by the guarantors pursuant to the guarantees and requiring the return of any such payment to a fund for the benefit of our or our guarantors’ unpaid creditors.

Although each guarantee will include a “savings clause” intended to limit the amount of the guarantee claim thereunder to an amount that would not constitute a fraudulent conveyance or transfer under applicable law, there can be no assurance that this savings clause would protect any guarantee from a finding that it constituted a fraudulent conveyance or transfer. At least one bankruptcy court has determined that a similar savings clause was unenforceable and therefore ineffective to insulate the guarantees at issue in that case from being voided as fraudulent conveyances. A court could similarly find that any savings clause included in a guarantee is also unenforceable.

In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the avoidance of the exchange notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•

the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not (or believed that it could not, or intended not to) pay its debts as they become due.

Without limiting the generality of the preceding paragraphs, we cannot predict:

•

what standard a court would apply in order to determine whether we or our guarantors were insolvent as of the date we or our guarantors issued the exchange notes or the guarantees or granted the security interests, as applicable, or that regardless of the method of valuation, a court would determine that we or our guarantors were insolvent on that date; or

•	whether a court would not determine that the exchange notes, the guarantees or the security interests constituted fraudulent transfers on another ground.

There is no existing market for the exchange notes, and we do not know if one will develop to provide you with adequate liquidity.

There has been no public market for the exchange notes. An active and liquid public market for the exchange notes may not develop or be sustained after this exchange offer. The price of the exchange notes in any such market may be higher or lower than the price you pay. If you purchase exchange notes in this exchange offer, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the initial purchasers and such price may not be indicative of prices that will prevail in the open market following this offering.

Because no active trading market is developed, the liquidity and value of the exchange notes could be harmed.

The exchange notes offered hereby are a new issue of securities with no established public market. Because no active trading market for the exchange notes is developed, the liquidity and value of the exchange notes could be harmed and you may be unable to sell your exchange notes at the price you desire or may not be able to sell them at all. Even if a public market for the exchange notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will not be subject to similar disruptions. Any such disruptions may materially and adversely affect the liquidity of the exchange notes, independent of our financial performance.

Risks Related to Retention of the Old Notes

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We will only issue exchange notes in exchange for old notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your old notes. See “The Exchange Offer—Procedures for Tendering Old Notes.” We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your old notes in the exchange offer, or if your old notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the trading market for any old notes remaining after the completion of the exchange offer will be substantially reduced. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate number of old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

The net cash proceeds from the sale of the old notes issued on June 4, 2010 was used primarily to retire certain of our indebtedness, and to pay related fees and expenses.

Selected Historical Consolidated Financial and Other Data

The following table sets forth our selected historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated statements of operations for the years ended December 31, 2007, 2008, and 2009, and the consolidated balance sheet data as of December 31, 2008 and 2009, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations for the years ended December 31, 2005 and 2006, and the consolidated balance sheet data as of December 31, 2005, 2006, and 2007, have been derived from our audited financial statements, which are not included in this prospectus. The summary consolidated statements of operations for each of the nine-month periods ended September 30, 2009 and 2010, and the consolidated balance sheet data as of September 30, 2009 and 2010, have been derived from our unaudited financial statements, which are presented elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the following selected financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	($ in thousands)
Consolidated Statement of Operations:
Revenue:
Sales of used vehicles	$693,133	$808,131	$963,621	$796,750	$694,460	$563,985	$608,185
Interest income	196,426	220,683	250,628	261,875	251,822	188,950	197,923

Total revenue	889,559	1,028,814	1,214,249	1,058,625	946,282	752,935	806,108

Costs and expenses:
Cost of used vehicles sold	423,413	498,365	575,234	477,255	394,362	315,638	381,077
Provision for credit losses	173,320	192,010	283,407	300,884	223,686	175,612	125,678
Portfolio interest expense	30,428	44,695	57,930	64,323	75,293	56,196	56,200
Non-portfolio interest expense	7,223	13,129	18,771	32,759	35,373	28,356	14,171
Senior secured notes interest expense	—	—	—	—	—	—	8,496
Selling and marketing	36,245	35,330	36,210	28,644	31,491	24,308	26,601
General and administrative expense	128,156	151,999	154,018	159,561	150,600	115,249	108,161
Depreciation expense	6,600	8,606	15,784	14,088	13,061	9,627	10,416
Gain on extinguishment of debt, net (1)	—	—	—	(19,699)	(30,311)	(30,311)	3,418

Total costs and expenses	805,385	944,134	1,141,354	1,057,815	893,555	694,675	734,218

Income before income taxes	84,174	84,680	72,895	810	52,727	58,260	71,890
Income tax expense (benefit) (2)	1,134	(1,426)	1,000	1,090	730	770	53

Net Income/(loss)	$83,040	$86,106	$71,895	$(280)	$51,997	$57,490	$71,837

	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Unaudited)
	($ in thousands, except per vehicle sold data)
Dealerships:
Dealerships in operation at end of period	86	97	103	86	78	77	82
Average number of vehicles sold per dealership per month	56	54	55	49	52	56	58

Retail Sales:
Number of used vehicles sold	54,778	60,324	66,922	55,415	49,500	40,025	41,969
Average age of vehicles sold (in years)	3.8	4.1	3.9	4.1	4.1	4.1	4.3
Average mileage of vehicles sold	61,791	66,236	64,898	67,428	68,076	67,325	70,886
Per vehicle sold data:
Average sales price	$12,653	$13,397	$14,399	$14,378	$14,029	$14,091	$14,491
Average cost of used vehicle sold	$7,730	$8,261	$8,596	$8,612	$7,967	$7,886	$9,080
Average gross margin	$4,923	$5,136	$5,803	$5,766	$6,062	$6,205	$5,411
Gross margin percentage	38.9%	38.3%	40.3%	40.1%	43.2%	44.0%	37.3%

Loan Portfolio:
Number of applications	157,672	168,560	195,684	187,486	179,508	144,205	142,177
Close rate percentage (3)	34.7%	35.8%	34.2%	29.6%	27.6%	27.8%	29.5%
Principal balances originated	$684,834	$799,363	$959,517	$789,360	$686,214	$556,252	$595,871
Average amount financed per origination	$12,507	$13,254	$14,341	$14,250	$13,867	$13,901	$14,206
Number of loans outstanding—end of period	102,474	112,040	124,228	125,070	127,737	130,042	136,227
Principal outstanding—end of period	$935,182	$1,104,325	$1,343,085	$1,342,855	$1,312,216	1,361,259	1,409,350
Average principal outstanding during the period	$904,657	$1,032,408	$1,271,678	$1,410,292	$1,364,782	$1,369,564	$1,369,860
Average effective yield on portfolio (4)	21.7%	21.5%	20.0%	19.3%	19.3%	19.3%	19.9%
Allowance for credit losses as a percentage of portfolio principal	17.4%	17.4%	18.2%	18.1%	16.6%	17.1%	15.2%
Portfolio performance data:
Portfolio delinquencies over 30 days (5)	9.3%	7.2%	8.6%	9.4%	7.4%	7.1%	7.9%
Principal charged-off as a percentage of average principal outstanding	26.3%	25.9%	27.2%	30.3%	26.6%	19.8%	15.8%
Recoveries as a percentage of principal charged-off	34.7%	39.2%	32.9%	29.4%	31.7%	31.6%	40.1%
Net charge-offs as a percentage of average principal outstanding	17.2%	15.8%	18.2%	21.4%	18.2%	13.5%	9.4%

	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Unaudited)
	($ in thousands, except ratio data)
Financing and Liquidity:
Unrestricted cash and availability (6)	$101,041	$121,664	$126,309	$50,232	$40,407	$109,913	$217,655
Ratio of net debt to shareholder’s equity (7)	3.2x	3.2x	3.8x	3.9x	3.4x	3.0x	2.2x
Total average debt	$754,657	$878,417	$1,063,806	$1,153,122	$1,047,522	$1,046,181	$1,069,927
Weighted average effective borrowing rate on total debt (8)	5.0%	6.6%	7.2%	8.4%	10.6%	10.7%	9.8%

	As of December 31,					As of September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	($ in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$41,306	$41,483	$42,241	$25,533	$21,526	$25,525	$21,727
Restricted cash and investments held in trust (9)	134,929	131,221	107,271	71,223	84,064	52,706	93,969
Finance receivables (10)	954,370	1,129,509	1,375,961	1,375,019	1,340,591	1,391,387	1,438,715
Allowance for credit losses	(162,900)	(192,150)	(244,034)	(242,600)	(218,259)	(232,643)	(214,600)
Inventory	121,805	122,460	136,642	100,211	115,257	86,231	104,557
Total assets	1,158,394	1,333,235	1,515,646	1,430,738	1,432,080	1,410,505	1,551,029
Portfolio debt	714,317	823,233	923,477	732,621	873,363	823,530	773,961
Non-portfolio debt	149,874	160,705	246,537	374,446	213,852	201,662	56,969
Senior secured debt	—	—	—	—	—	—	197,776
Total debt (11)	864,191	989,938	1,170,014	1,107,067	1,087,215	1,025,192	1,028,706
Shareholder’s equity	217,201	256,070	276,771	266,008	293,145	325,186	431,251

(1)

During the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2009 and 2010, we repurchased outstanding indebtedness, resulting in net gains and losses on extinguishment of debt.

(2)

We elect to be treated as an S-corporation for federal and state income tax purposes. There is no provision for income taxes, except for a reduced amount of entity level state tax in certain jurisdictions, and for one of our subsidiaries which is a C-corporation. Income and losses flow through to our sole shareholder, who reports such income and losses on individual income tax returns.

(3)	Close rate percentage represents the percentage of customer applications for credit that result in sales of used vehicles.
(4)

Average effective yield represents the interest income earned at the contractual rate (stated APR) less the write-off of accrued interest on charged-off loans and amortization of loan origination costs (which includes the write-off of unamortized loan origination costs on charged-off loans), plus interest earned on investments held in trust and late fees earned.

(5)

Delinquencies are presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies since delinquencies tend to be higher mid-week.

(6)

Unrestricted cash and availability consists of cash and cash equivalents plus available borrowings under the portfolio warehouse, residual, and inventory facilities, based on assets pledged or available to be pledged to the facilities.

(7)

Net debt is calculated as total debt less restricted cash and investments held in trust securing various debt facilities. Ratio of net debt to shareholder’s equity is calculated as net debt divided by total shareholder’s equity.

(8)	Includes the effect of amortization of discounts, debt issuance costs, and unused line fees.
(9)

Restricted cash and investments held in trust consist of cash and cash equivalents pledged as collateral under securitization transactions, portfolio warehouse facilities, and term financing facilities.

(10)	Finance receivables include principal balances, accrued interest, and capitalized loan origination costs.
(11)	Total debt excludes accounts payable, accrued expenses, and other liabilities.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market, according to our review of publicly available financial statements, industry publications and research data regarding other automobile retailers, none of which focus solely on sales and financing in the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicles. As of September 30, 2010, we owned and operated 82 dealerships and 13 reconditioning facilities in 23 geographic regions in 13 states. For the nine months ended September 30, 2010, we sold 41,969 vehicles, generated $806.1 million of total revenue (which consists of vehicle sales and interest income), and generated $166.7 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of September 30, 2010, our loan portfolio had a total outstanding principal balance of $1.4 billion. In contrast to other leading used vehicle retailers, we maintain our loan portfolio and related financings on our balance sheet.

Over the past 18 years, we have developed an integrated business model that consists of vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support. We believe that our model enables us to operate successfully in the underserved subprime market segment. In addition, we believe that our model will allow us to systematically open new dealerships in existing and new markets throughout the United States.

We operate in the large and highly fragmented used vehicle sales and financing markets. According to CNW, for 2009, industry sales of used vehicles totaled $301.0 billion, which consisted of sales from approximately 53,500 franchise and independent dealers and private transactions. The five largest used vehicle retailers accounted for only 2.7% of the nationwide market share in 2009. At the end of 2009, total used vehicle loans outstanding approximated $806.9 billion and the subprime segment we focus on comprised 21.7% of total automobile loans outstanding. Within the subprime market, we cater to customers who have the income necessary to purchase a used vehicle, but because of their impaired credit histories, cannot qualify for financing from traditional third-party sources. Our average customer is 25 to 55 years of age, has an annual income of $24,000 to $56,000, and has a FICO score between 450 and 570. FICO scores range from 350 to 850, and a customer with a FICO score below 620 is typically considered to have subprime credit.

Recent Transactions and Developments

In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011.

From January 1 through October 31, 2010, we have opened a total of seven stores in new geographic regions including Oklahoma City, Oklahoma; Tulsa, Oklahoma; Greenville, South Carolina; Columbia, South Carolina; Fayetteville, South Carolina; Chattanooga, Tennessee; and Birmingham, Alabama.

We have completed the removal of payment processing (accepting customer payments) at our dealership locations. In lieu of accepting payments at dealerships, we now allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 10,000 other locations nationwide. Customers can also make payments via traditional payment methods.

In September, we completed a securitization transaction (2010-1) by issuing $228.0 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset-backed securities were rated by Standard and Poors (S&P) and DBRS and are structured in four tranches with credit ratings ranging from AAA to BBB, without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 3.66%.

In July, we entered into a portfolio warehouse facility agreement with RBS Securities, Inc. with a capacity of $50.0 million, which expires in July 2011. The loan agreement provides an option to increase the capacity to $100.0 million in January 2011.

In July, we amended our warehouse facility with Deutsche Bank, decreasing the total capacity of this facility from $250.0 million to $150.0 million, reducing its demand note from $25.0 million to $15.0 million, and extending the maturity from December 2010 to December 2011.

In June 2010 we issued $200.0 million of 12.625% senior secured notes due June 15, 2017. The notes were issued with an original issuance price of 98.854%, resulting in an effective yield of 12.875%.

In June 2010, our sole shareholder exchanged $100.1 million of debt in the form of junior secured notes and subordinated notes, to an equal amount of paid-in capital, thereby increasing our total equity accordingly.

In May 2010, we entered into a $350.0 million combined warehouse and residual facility which allows for maximum borrowings under a term residual component of $100.0 million with an advance rate of 75% and under a revolving component of $250.0 million, with an advance rate of 70%.

In April 2010, we entered into a portfolio warehouse facility which allows for maximum borrowings of $125.0 million with an advance rate of 50%.

Statement of Operations—Line Item Descriptions

Revenue

Sales of used vehicles

We derive a significant portion of our revenue from the sale of used vehicles. Sales of used vehicles includes revenue from the sale of vehicles, net of a reserve for returns. Factors affecting revenue from sales of used vehicles include the number of used vehicles we sell and the price at which we sell our vehicles.

The number of used vehicles we sell depends on the volume of customer applications received and the conversion rate from customer application to sale. Application volume is a function of the number of dealerships, advertising, customer referrals, repeat customer volume, other marketing efforts, competition from other used car dealerships, availability of credit from other subprime finance companies, and general economic conditions. The conversion rate from customer application to sale is a function of our underwriting standards, customer sales experience, customer affordability, vehicle inventory, and warranty provided. The price at which we sell our vehicles is dependent on our pricing strategy, which balances margins, sales volume, and loan performance.

Interest income

Interest income consists of interest earned on installment sales contracts net of amortization of loan origination costs, plus late payment fees and interest earned on investments held in trust. We write-off accrued interest on charged-off loans as a reduction to interest income. Interest income is affected by (i) the principal balance of our loan portfolio, (ii) the average APR of our loan portfolio, and (iii) the payment performance by our borrowers on their loans.

Costs and expenses

Cost of used vehicles sold

Cost of used vehicles sold includes the cost to acquire vehicles, reconditioning and transportation costs associated with preparing the vehicles for resale, vehicle warranty, and other related costs. The cost to acquire vehicles includes the vehicle purchase price, auction fees, wages, and other buyer costs. A liability for the estimated cost of vehicle repairs under our DriveCare® limited vehicle warranty program is established at the time a used vehicle is sold by charging cost of used vehicles sold. The liability is evaluated for adequacy through an analysis based on the program’s historical performance of cost incurred per unit sold over the term of the warranty and on industry data provided by a third party.

The cost of used vehicles sold is affected by a variety of factors including: (i) the cost of vehicles purchased at auction, (ii) the quality, make, model, and age of vehicles acquired, (iii) transportation costs, (iv) labor costs and costs to operate our reconditioning facilities, and (v) warranty costs.

Provision for credit losses

Provision for credit losses is the charge recorded to operations to maintain an allowance adequate to cover losses inherent in the portfolio. We charge off the entire principal balance of receivables that are contractually 91 or more days past due at the end of a month, net of estimated recoveries. The allowance for credit losses varies based on size of the loan portfolio and the expected performance of the loans. Loan performance is a function of the underlying credit quality of the portfolio, the effectiveness of collection activities, auction values for repossessed vehicles, other ancillary collections, and overall economic conditions.

We anticipate the allowance for credit losses to grow as we increase origination volume and grow our portfolio. However, the allowance as a percentage of portfolio principal may decline based on performance of loans originated since we tightened our loan underwriting standards beginning in the second quarter of 2008. Loans originated since we tightened our underwriting standards represent 84.4% of our loan portfolio as of September 30, 2010.

Secured debt interest expense and unsecured debt interest expense

Secured debt interest expense consists of interest and related amortization of debt issuance costs on our portfolio warehouse facilities, securitizations, PALP financings, inventory and other revolving facilities and real estate mortgage financing.

Unsecured debt interest expense consists of interest expense and related amortization of discounts and debt issuance costs on our senior unsecured notes payable. Unsecured debt interest expense is dependent on the amount of unsecured indebtedness and the interest expense associated therewith, both of which are dependent on the financial markets and economy as a whole.

Selling and marketing

Selling and marketing expenses include salaries and commissions of sales personnel, as well as advertising and marketing-related costs. Our selling and marketing expenses are generally affected by the salaries and commissions we pay to our sales personnel, which are dependent in part on the volume of vehicles sold. Selling and marketing expenses are also generally affected by the cost of advertising media and our marketing strategy.

General and administrative

General and administrative expenses include compensation and benefits, property-related expenses, collection expenses on our portfolio, store closing costs, and other ancillary expenses, such as professional fees and services.

We anticipate that general and administrative expenses will increase related to costs associated with being an SEC Registrant, and costs associated with expansion of our dealership base. We anticipate that collection-related expenses will decrease as we centralize our collections for early delinquencies at our new collection facilities in Dallas, Texas; Richmond, Virginia; and Orlando, Florida.

Gain (Loss) on extinguishment of debt, net

Gain (Loss) on extinguishment of debt, net represents the difference between the carrying value of the debt we repurchased and the purchase price at which we repurchased the debt, net of the write-off of unamortized debt issuance costs and discounts.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below.

Revenue recognition

Revenue from the sale of used vehicles is recognized upon delivery, when the sales contract is signed, and the agreed-upon down payment or purchase price has been received. Sales of used vehicles include revenue from the sale of used vehicles, net of a reserve for returns. The reserve for returns is estimated using historical experience and trends and could be affected if future vehicle returns differ from historical averages. A 10.0% increase in our rate of returns would result in a $0.4 million and $0.6 million decrease in our sales return allowance at September 30, 2010 and December 31, 2009, respectively. Revenue is recognized at time of sale since persuasive evidence of an arrangement in the form of an installment sales contract exists, we have delivered the vehicle to the customer, transferred title, our sales have a fixed and determinable price, and collectability is reasonably assured.

Allowance for credit losses

We maintain an allowance for credit losses on an aggregate basis at a level we consider sufficient to cover probable credit losses inherent in our portfolio of receivables as of each reporting date utilizing a loss emergence period to cover 12 months of estimated losses. The allowance takes into account historical credit loss experience, including timing, frequency and severity of losses. This estimate of existing probable credit losses inherent in the portfolio is primarily based on static pool analyses by month of origination based on origination principal, credit grade mix and deal structure, including down payment and term. The evaluation of the adequacy of the allowance also considers factors and assumptions regarding the overall portfolio quality, delinquency status, the value of the underlying collateral, current economic conditions that may affect the borrowers’ ability to pay, and the overall effectiveness of collection efforts.

The static pool loss curves by grade are adjusted for actual performance to date, and historical seasonality patterns. The forecasted periodic loss rates, which drive the forecast for estimated gross losses (before recoveries) are calculated by factoring amortization speed, and origination terms. Charge offs have a natural seasonality pattern such that they are typically lower during the first and second quarters of each calendar year because customers tend to have additional money from tax refunds to apply to their loans, compared to the third and fourth quarters when charge offs tend to increase. Recoveries are estimated using historical unit and dollar static pool recovery activity to forecast recoveries for estimated charge offs at the balance sheet date. The forecasted recovery rates (on a per unit basis) are based on the historical unit recovery trend by recovery type as adjusted for estimated impact of economic and market conditions.

The allowance model is sensitive to changes in assumptions such that an increase or decrease in our forecasted net charge-offs would increase or decrease the allowance as a percentage of principal outstanding required to be maintained. The amount of our allowance is sensitive to losses within credit grade, recovery values, deal structure, the loss emergence period and overall credit grade mix of the portfolio. In the event loss assumptions used in the calculation of the allowance for credit losses were to increase, there would be a corresponding increase in the amount of the allowance for credit losses, which would decrease the net carrying value of finance receivables and increase the amount of provision for credit losses, thereby decreasing net income. A 5% increase in our frequency loss assumption would increase the allowance for credit losses and our provision for credit losses by $10.0 million and $9.2 million as of September 30, 2010 and December 31, 2009, respectively. Also, a 5% decrease in our assumed recoveries per loan charged off, would result in an increase to the allowance for credit losses and provision for credit losses by $4.4 million and $3.9 million as of September 30, 2010 and December 31, 2009, respectively. Our ability to forecast net charge-offs and track static pool net losses by month of origination are a critical aspect of this analysis.

Although it is reasonably possible that events or circumstances could occur in the future that are not presently foreseen, which could cause actual credit losses to be materially different from the recorded allowance for credit losses, we believe that we have given appropriate consideration to the relevant factors and have made reasonable assumptions in determining the level of the allowance. Our credit and underwriting policies and adherence to such policies and the execution of collections processes have a significant impact on collection results, as well as the economy as a whole. Changes to the economy, unemployment, auction prices for repossessed vehicles, and collections and recovery processes could materially affect our reported results.

Recovery receivables

All loans over 90 days past due at month end are charged off. Recovery receivables consist of estimated recoveries to be received on charged off receivables, including proceeds from selling repossessed vehicles at auction, along with insurance, bankruptcy and deficiency collections. The recovery amount from selling repossessed vehicles at auction is a forecast of vehicles to be recovered from loans previously charged-off and vehicles currently in our possession. Based on our extensive experience and historical database of auction recoveries, we estimate the number of units we will recover and the value that we will receive for these vehicles at auction. Our forecast utilizes historical data with respect to recovery rates, values, and time from charge-off to repossession. In order to estimate auction recoveries we utilize historical static pool unit recovery rates as adjusted for recent market trends to arrive at the forecasted recovery dollars by static pool month of charge-offs. Insurance, bankruptcy and deficiency collections are estimated using historical trends adjusted for changes to recovery practices.

Valuation of inventory

Inventory consists of used vehicles held-for-sale or currently undergoing reconditioning and is stated at the lower of cost or market value. Vehicle inventory cost is determined by specific identification. Direct and indirect vehicle reconditioning costs including parts and labor, costs to transport the vehicles to our dealership locations, buyer costs, and other incremental costs are capitalized as a component of inventory cost. Determination of the market value of inventory involves assumptions regarding wholesale loss rates derived from historical trends and could be affected by changes in supply and demand at our retail locations and at the auctions. A 1.0% decrease in the valuation of our inventory at September 30, 2010 would result in a decrease in net income of approximately $1.0 million.

Secured financings

Securitizations

We sell loans originated at our dealerships to our bankruptcy-remote securitization subsidiaries, which, in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by these loans. The senior class notes are sold to investors, and we retain the subordinate classes. We continue to service all securitized loans. Due to certain restrictions placed on the trusts (i.e., the trusts do not have the right to pledge the assets), securitization transactions have been accounted for as secured financings, in accordance with ASC 860—Transfers and Servicing. Loans included in the securitization transactions are recorded as finance receivables and the asset-backed securities that are issued by the trusts are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets.

Pooled auto loan program transactions

Under Pooled Auto Loan Program (PALP) transactions, we pool contracts originated at our dealerships and sell them to either (i) a special purpose entity which transfers the loans to a separate trust which, in turn, issues a note collateralized by the loans; or (ii) we sell the pooled loans, in a secured financing transaction, directly to a third-party financial institution. We retain all servicing. Both types of PALP transactions are accounted for as secured financings either due to our right to repurchase the loans sold at a specified date or due to restrictions placed on the trust. Therefore, the loan contracts included in the transactions remain in finance receivables and the debt is reflected as portfolio term financings on the consolidated balance sheets.

Limited warranty

A liability for the estimated cost of vehicle repairs under our DriveCare® limited vehicle warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. Beginning with sales in December 2009, the DriveCare® limited warranty plan was extended to 36 months / 36,000 miles, and includes oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. The liability is evaluated for adequacy through an analysis based on a combination of the program’s historical performance of cost incurred per unit sold over the term of the warranty and on industry data provided by a third party. Our liability is affected by the number of vehicles repaired under warranty (volume), the number of oil changes utilized, and our estimated cost per repair (severity), coupled with the industry data provided. These assumptions are further affected by mix and age of vehicles sold and our ability to recondition vehicles prior to sale. A 10.0% increase in our warranty accrual at September 30, 2010, would result in a reduction in net income of approximately $1.3 million for both the three and nine months ended September 30, 2010.

Factors Affecting Comparability

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of recent or future results of operations:

Reporting company expenses

Our 12.625% Senior Secured Notes due 2017 require us to file a registration statement on Form S-4 with the SEC and to make an offer to exchange the notes for registered publicly tradable notes that have substantially identical terms. Upon effectiveness of this registration statement we will become subject to a number of additional requirements, including the reporting requirements of the Exchange Act and certain related requirements of the Sarbanes-Oxley Act. As a result, we expect that our general and administrative expenses will increase as we pay our employees, legal counsel, and accountants to assist us in, among other things, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports under the federal securities laws. We estimate that incremental costs associated with being an SEC registrant will be between $2.5 million and $4.0 million annually.

Limited warranty

Beginning with sales in December 2009, we extended our DriveCare® limited warranty plan from six months/6,000 miles to 36 months/36,000 miles, and it now includes lifetime oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. As a result, we expect that our warranty costs will be higher in future periods, however, we believe that the warranty will have a positive impact on vehicle sales and loan performance.

Interest expense

As a result of the issuance of our 12.625% Senior Secured Notes due 2017 and the use of proceeds therefrom to repay certain of our indebtedness, and the contribution of an aggregate of $100.1 million of subordinated notes and junior secured notes into equity in connection with the offering of our 12.625% Senior Secured Notes due 2017, as well as the execution of three new warehouse facilities, which are secured by finance receivables, we expect that our weighted average cost of funds will be lower in future periods. To the extent our average amount borrowed is also less in future periods, we would expect a decrease in our interest expense in future periods.

Results of Operations

Three and nine month periods ended September 30, 2010 compared to the respective periods ended September 30, 2009

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2010	2009		2010	2009
	($ in thousands)			($ in thousands)
Revenue:
Sales of Used Vehicles	$195,263	$170,017	14.8%	$608,185	$563,985	7.8%
Interest Income	68,060	63,148	7.8%	197,923	188,950	4.7%

Total Revenue	263,323	233,165	12.9%	806,108	752,935	7.1%

Costs and Expenses:
Cost of Used Vehicles Sold	124,368	96,063	29.5%	381,077	315,638	20.7%
Provision for Credit Losses	44,189	53,495	(17.4%)	125,678	175,612	(28.4%)
Portfolio Debt Interest Expense	17,167	19,223	(10.7%)	56,200	56,196	—%
Non-Portfolio Debt Interest Expense	928	8,181	(88.7%)	14,171	28,356	(50.0%)
Senior Secured Debt Interest Expense	6,532	—	100.0%	8,496	—	100.0%
Selling and Marketing	8,380	7,736	8.3%	26,601	24,308	9.4%
General and Administrative	36,293	35,142	3.3%	108,161	115,249	(6.1%)
Depreciation Expense	3,563	3,150	13.1%	10,416	9,627	8.2%
Loss (Gain) on Extinguishment of Debt, net	3,418	1,248	173.9%	3,418	(30,311)	(111.3%)

Total Costs and Expenses	244,838	224,238	9.2%	734,218	694,675	5.7%

Income Before Income Taxes	18,485	8,927	107.1%	71,890	58,260	23.4%
Income Tax (Benefit) Expense	(747)	110	(779.1%)	53	770	(93.1%)

Net Income	$19,232	$8,817	118.1%	$71,837	$57,490	25.0%

Sales of used vehicles

Revenue from sales of used vehicles increased $25.2 million, or 14.8% for the three months ended September 30, 2010 compared to the same period in 2009 and increased $44.2 million or 7.8% for the nine months ended September 30, 2010 compared to the same period in 2010. The increase in revenue was primarily due to a 8.8% and 4.9% increase in sales volume, coupled with a 5.5% and 2.8% increase in the average sales price per vehicle sold for the three and nine months ended September 30, 2010 compared to the same periods in 2009, respectively. The increase in sales volume is attributable to an increase in close rates, despite a decline in application volume. The increase in average sales price per vehicle sold is attributable to an overall increase in the average cost of used vehicles sold. See “—Cost of used vehicles sold”.

Internet-related sales revenue (a component of sales of used vehicles) increased $18.6 million, or 21.6% for the three months ended September 30, 2010 compared to the same period in 2009 and Internet-related sales revenue increased $71.8 million, or 28.7% for the nine months ended September 30, 2010 compared to the same period in 2009. As a percent of total sales revenue, internet-related sales comprised 53.6% and 52.9% of our total sales revenue for the three and nine months ended September 30, 2010, respectively, as compared to 37.7% and 44.3% for the same period in 2009. Our internet applications increased 32.7% during the three months ended September 30, 2010 and 28.1% during the nine months ended September 30, 2010 compared to the same periods in 2009 as a result of our increased marketing and advertising efforts, which are directed at driving more customers to our websites to complete an application to obtain pre-approval for financing to purchase one of our vehicles.

On a same store basis, same store vehicle revenue increased 4.1% and 4.4%, and same store unit sales decreased 0.9% and increased 1.7% for the three and nine months ended September 30, 2010 as compared to the same periods in 2009. The increases in revenue were the result of increases in same store close rates for the three and nine months ended September 30, 2010 compared to the same periods in 2009, and an increase in the average sales price per unit sold for the same periods. Despite an increase in close rates, same store unit sales were slightly down in the third quarter of 2010 as a result of lower application volume.

Interest income

Interest income increased $4.9 million or 7.8% for the three months ended September 30, 2010 and increased $9.0 million or 4.7% for the nine months ended September 30, 2010. The increase in the third quarter of 2010 compared to 2009 was primarily due to an increase in the average effective yield on our receivables portfolio and an increase in average portfolio principal outstanding during the three months ended September 30, 2010 compared to the same period in 2009.

Interest income also increased for the nine months ended September 30, 2010 compared to the same period in 2009, primarily due to an increase in the average effective yield on our receivables portfolio, while the average portfolio principal outstanding during these periods remained fairly consistent.

Cost of used vehicles sold

Total cost of used vehicles sold increased $28.3 million, or 29.5% for the three months ended September 30, 2010 compared to the same period in 2009 and increased $65.4 million or 20.7% for the nine months ended September 30, 2010 compared to the same period in 2009. These increases were due to an increase in the number of vehicles sold in both periods and an increase the average cost of vehicles sold. Our cost of vehicles sold per unit increased primarily as a result of higher acquisition costs at auction, increased reconditioning costs, and increased costs associated with our warranty as a result of increased coverage of our DriveCare® limited warranty program. Wholesale auction prices increased during 2010 as compared to the same periods in 2009. Acquisition costs are a function of the vehicle make, model, and year mix that we acquire, along with vehicle wholesale auction price trends for the segment of vehicles that we target for acquisition.

Gross margin

Gross margin decreased $3.1 million and $21.2 million for the three and nine months ended September 30, 2010, compared to the same periods in 2009. Gross margin as a percentage of sales revenue decreased to 36.3% for the three months ended September 30, 2010 from 43.5% for the same period in 2009 and decreased to 37.3% for the nine months ended September 30, 2010 from 44.0% for the same period in 2009. The decrease in gross margin for both the three and nine months ended September 30, 2010 is primarily attributable to an increase in our average acquisition cost per vehicle sold as a result of an increase in vehicle wholesale auction prices during these periods, as well as an increase in our cost of vehicles sold related to the cost of our 36 month / 36,000 mile warranty, while only a portion of these costs were passed on to our customers through an increase in sales price.

Provision for credit losses

Provision for credit losses decreased $9.3 million or 17.4% for the three months ended September 30, 2010 compared to the same period in 2009 and decreased $49.9 million or 28.4% for the nine months ended September, 2010 compared to the same period in 2009. These decreases were primarily attributable to a decrease in net charge-offs due to tightening our loan underwriting standards on loan originations beginning in the second quarter of 2008, coupled with an increase in recoveries as a percent of principal charged off and a decrease in the allowance as a percentage of outstanding principal due to the improved quality of our finance receivable portfolio.

Net charge-offs as a percent of average outstanding principal decreased to 3.7% and 9.4% for the three and nine months ended September 30, 2010 compared to 4.8% and 13.5% for the same periods in 2009. This improvement is a result of the tightening of our loan underwriting standards beginning in the second quarter of 2008. As a result, gross principal charged-off decreased to 6.0% for the three months ended September 30, 2010, from 7.0% for the same period in 2009 and gross principal charged-off decreased to 15.8% for the nine months ended September 30, 2010 from 19.8% for the same period in 2009. In addition, recoveries as a percentage of principal charged off increased to 38.3% for the three months ended September 30, 2010 compared to 32.1% for the same period in 2009 and recoveries increased to 40.1% for the nine months ended September 30, 2010 compared to 31.6% for the same period in 2009. The improvement in recoveries is due primarily to higher auction values, improved effectiveness of our repossession efforts, and the increase in seasoning of our loan portfolio.

The allowance for credit losses decreased $3.7 million from December 31, 2009 to September 30, 2010, which, as a percentage of principal outstanding balance, represented a decrease from 16.6% at December 31, 2009 to 15.2% at September 30, 2010. The decrease in the allowance as a percent of outstanding principal balance is due primarily to the improved performance and credit quality of our portfolio due to the tightening of our loan underwriting standards beginning in the second quarter of 2008. At September 30, 2010, approximately 84.4% of our portfolio represents loans that were originated post-credit tightening.

Portfolio interest expense

Total portfolio interest expense decreased $2.1 million or 10.7% for the three months ended September 30, 2010 compared to the same period in 2009. Total portfolio interest expense remained consistent for the nine months ended September 30, 2010 compared to the same period in 2009. The decrease for the three months ended is a result of a decrease in the average outstanding balance of portfolio term financings as a result of the termination of our PALP agreement with Santander. This decrease was offset by an increase in the average amount outstanding under portfolio warehouse facilities as a result of the execution of Warehouse Facility II with Santander, Warehouse Facility III with UBS, and Warehouse Facility IV with RBS. In addition, the PALP debt contained higher effective rates than the newly executed warehouse facilities, thereby decreasing our overall cost of funds for portfolio debt from 9.6% for the three months ended September 30, 2009 to 8.4% for the same period in 2010. The consistent interest expense on portfolio debt for the nine months ended September 30, 2010 is attributable to an increase in the average balance of portfolio term financings as a result of our 2010-1 securitization in September 2010, which was offset by a decrease in the average amount outstanding on warehouse facilities. In addition, the overall cost of funds for portfolio debt for the nine months ended September 30, 2010 decreased slightly year over year.

Non-portfolio interest expense

Total non-portfolio interest expense decreased $7.3 million or 88.7% for the three months ended September 30, 2010 compared to the same period in 2009. Non-portfolio interest expense decreased $14.2 million or 50.0% for the nine months ended September 30, 2010 compared to the same period in 2009. These decreases were primarily due to the exchange of $60.1 million junior secured notes and $40.0 million of subordinated debt for equity, and the exchange of $2.0 million junior secured notes and $35.0 million in subordinated debt for an equal principal amount of senior secured notes due 2017. As a result, the decrease in interest expense for the three and nine months ended is attributable a decrease in the average balance of junior secured debt and subordinated debt, which contained effective rates of 22.4% and 12.2%, respectively, thereby decreasing our overall cost of funds for non-portfolio debt from 13.8% for the three months ended September 30, 2009 to 6.4% for the same period in 2010. In addition the overall cost of funds for non-portfolio debt for the nine months ended September 30, 2010 decreased slightly year over year.

Senior secured debt interest expense

Senior secured debt interest expense increased $6.5 million or 100.0% and $8.5 million or 100.0% for the three and nine months ended September 30, 2010 compared to the same period in 2009. These increases are the result of the issuance in June 2010 of our 12.625% senior secured notes due 2017. The weighted average effective rate on senior secured debt for both the three and nine months ended September 30, 2010 was 13.1%, which included amortization of discount and deferred financing costs.

Selling and marketing expense

Selling and marketing expenses increased $0.6 million or 7.7% and $2.3 million or 8.6% for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year. These increases were due to an increase in our advertising expenses, primarily related to our television and internet marketing strategy, including an increased focus on advertising for our new 36 month / 36,000 mile limited warranty, in conjunction with advertising in seven new geographic locations.

General and administrative expense

General and administrative expenses increased $1.2 million or 3.2% and decreased $7.1 million or 6.6% for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year. The increase in the third quarter of 2010 compared to 2009 is related to an increase in the average number of dealerships in operation, professional services and consulting fees attributable to our preparation for filing periodic reports with the SEC as a voluntary public registrant, the write-off of accumulated costs associated with preparing for an initial public offering which we decided not to pursue in the second quarter 2010, and an increase in information technology expenses.

General and administrative expenses decreased for the nine months ended September 30, 2010, primarily due to store closing costs of $5.2 million during the nine months ended 2009 as a result of the closure of nine stores and two reconditioning facilities, whereas we only incurred $1.6 million of such expense in 2010. In addition, there was a decrease of $7.6 million in legal expenses relating to a legal settlement in the first quarter of 2009, whereas we did not incur such expense in 2010.

Gain on extinguishment of debt, net

During the three and nine months ended September 30, 2010, we repurchased outstanding indebtedness in the form of PALP debt from Santander in an aggregate principal amount of $227.9 million, for which we paid a fee of $3.4 million. The fee was recorded as loss on the extinguishment of debt.

During the three and nine months ended September 30, 2009, we repurchased outstanding indebtedness in aggregate principal amounts of $32.0 million and $135.2 million, respectively, resulting in net losses on the extinguishment of debt of $1.2 million and net gains on the extinguishment of debt of $30.3 million, respectively.

Net income

Net income for the three months ended September 30, 2010 increased to $19.2 million from $8.8 million for the three months ended September 30, 2009. Excluding loss on extinguishment of debt of $3.4 million, net in 2010 and $1.2 million in 2009, income would have increased $12.6 million for the third quarter 2010 compared to the same period in 2009. Contributing to the $12.6 million increase were a lower provision for credit losses due to improved loan portfolio performance, partially offset by a decrease in gross margin from the sale of used vehicles, and an increase in general and administrative, selling and marketing, and depreciation expenses.

Net income for the nine months ended September 30, 2010 increased to $71.8 million from $57.5 million for the nine months ended September 30, 2010. Excluding loss on extinguishment of debt of $3.4 million in 2010 and gain on extinguishment of debt of $30.3 million in 2009, net income would have increased $48.1 million for the nine months ended September 30, 2010. This increase is primarily attributable to an increase in interest income, a lower provision for credit losses (as described above), a decrease in total interest expense, and a decrease in general and administrative expenses, partially offset by a decrease in gross margin from the sale of used vehicles.

Originations

The following table sets forth information regarding our originations for the periods indicated.

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2010	2009		2010	2009
	($ in thousands except per loan data)
Amount originated	$193,731	$169,067	14.6%	$595,871	$556,252	7.1%
Number of loans originated	13,375	12,296	8.8%	41,946	40,016	4.8%
Average amount financed per origination	$14,485	$13,750	$735	$14,206	$13,901	$305
Average APR originated	21.0%	21.3%	(1.4%)	21.9%	20.8%	5.3%
Average term (in months)	54.6	51.0	3.6	53.7	51.5	2.2
Average down payment per origination	$1,072	$1,020	$52	$1,261	$1,135	$126
Down payment as a percent of amount financed	7.4%	7.4%	—%	8.9%	8.2%	8.5%
Percentage of sales revenue financed	99.2%	99.4%	(0.2%)	98.0%	98.6%	(0.6%)
Close rate percentage	28.7%	26.1%	10.0%	29.5%	27.8%	6.1%

We originate loans when a customer finances the purchase of one of our vehicles, and the balance on these loans, together with accrued interest and unamortized loan origination costs, comprises our portfolio of finance receivables. Receivables are financed to generate liquidity for our business. See “—Liquidity and Capital Resources.”

The principal amount of loans we originated increased $24.7 million and $39.6 million for the three and nine months ended September 30, 2010, respectively, and we originated 8.8% and 4.8% more loans for the three and nine months ended September 30, 2010 compared to the same periods in 2009. These increases were due to an increase in the number of used vehicles sold, and an increase in the average amount financed per loan originated as a direct result of an increase in the average sales price per vehicle sold, despite an increase in the average down payment per loan originated. Average APR for loans originated decreased from 21.3% to 21.0% for the three months ended September 30, 2009 to 2010 and increased from 20.8% to 21.9% for the nine months ended September 30, 2009 to 2010 due to changes in our overall interest rate pricing strategy.

Receivables portfolio

The following table shows the characteristics of our finance receivables portfolio for the periods indicated:

	As of and for the Three Months Ended September 30,		Change	As of and for the Nine Months Ended September 30,		Change
	2010	2009		2010	2009
	($ in thousands except per loan data)
Principal balance receivable, end of period	$1,409,350	$1,361,259	$48,091	$1,409,350	$1,361,259	$48,091
Average principal balance	$1,403,966	$1,376,962	$27,004	$1,369,860	$1,369,564	$296
Number of loans outstanding, end of period	136,227	130,042	6,185	136,227	130,042	6,185
Average remaining principal per loan, end of period	$10,346	$10,468	$(122)	$10,346	$10,468	$(122)
Weighted Average APR of contracts outstanding	21.0%	20.5%	2.4%	21.0%	20.5%	2.4%
Average age per loan (in months)	15.3	14.6	4.8%	15.3	14.2	7.7%

Finance receivables principal balance increased $48.1 million from September 30, 2009 to September 30, 2010 due to origination volume exceeding portfolio run-off (regular principal payments, payoffs, and charge-offs). The average age per loan (in months) increased 0.7% and 1.1% for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009, due to lower gross charge-offs and an increase in average loan term.

Delinquencies

As a percentage of total outstanding loan principal balances, delinquencies over 30 days were 7.9% and 7.1% at September 30, 2010 and 2009, respectively. The increase in delinquencies is the result of a more seasoned loan portfolio as well as a change in our collection strategy for early delinquencies. In conjunction with our centralization of collections, we are utilizing messaging and dialer technologies for early delinquencies in order to achieve a more cost effective collections process. As a result, we anticipate delinquencies to be relatively higher than our historical rates, but expect this increase to level off once our efficiencies are achieved. We do not expect this increase in delinquencies to have a significant impact on charge-offs.

Year ended December 31, 2009 compared to year ended December 31, 2008

The following table sets forth our results of operations for the periods indicated.

	Fiscal Year Ended December 31,
	2008	2009	% Change
	($ in thousands)
Revenue:
Sales of used vehicles	$796,750	$694,460	(12.8)%
Interest income	261,875	251,822	(3.8)%

Total revenue	1,058,625	946,282	(10.6)%

Costs and expenses:
Cost of used vehicles sold	477,255	394,362	(17.4)%
Provision for credit losses	300,884	223,686	(25.7)%
Portfolio debt interest expense	64,323	75,293	17.1%
Non-portfolio debt interest expense	32,759	35,373	8.0%
Selling and marketing	28,644	31,491	9.9%
General and administrative	159,561	150,600	(5.6)%
Depreciation expense	14,088	13,061	(7.3)%
Gain on extinguishment of debt, net	(19,699)	(30,311)	53.9%

Total costs and expenses	1,057,815	893,555	(15.5)%

Income before income taxes	810	52,727	n.m.
Income tax expense	1,090	730	(33.0)%

Net income / (loss)	$(280)	$51,997	n.m.

Sales of used vehicles

Revenue from sales of used vehicles decreased $102.3 million, or 12.8%, from 2008 to 2009. The decrease in revenue was driven by a 10.7% decrease in sales volume, coupled with a decrease in average sales price per vehicle sold of $349 per unit from 2008 to 2009. The decrease in sales volume is attributable to a decrease in the average number of stores open, and a decrease in our close rates as a result of our efforts to further tighten our loan underwriting standards beginning in the second quarter of 2008. We tightened our loan underwriting standards to improve credit quality of new originations and closed stores in order to reduce origination volume to address reduced liquidity as a result of turmoil in the credit markets, as well as the effects of the recession on our customers. The decrease in average sales price per vehicle is attributable to a decrease in the average cost of used vehicles sold and our overall pricing strategy.

Internet-related sales increased from $227.1 million for the year ended December 31, 2008 to $316.5 million for the year ended December 31, 2009. As a percent of total sales revenue, internet-related sales comprised 28.5% and 45.6% of our total sales revenue for the years ended December 31, 2008 and 2009, respectively. Our internet applications increased 51.4% in the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of our increased marketing and advertising effort, which is directed at driving more customers to our websites to complete an application to obtain pre-approval for financing to purchase one of our vehicles.

On a same store basis, customer applications increased 7.1% and close rates decreased to 27.5% from 29.3% due to tightening of our loan underwriting standards. These factors resulted in an increase in same store unit sales of 0.3% and a decrease in same store vehicle revenues of 2.3% for 2009 compared to 2008.

Interest income

Interest income for the year ended December 31, 2009 was $251.8 million, a decrease of 3.8% from 2008 to 2009. This decrease is attributable to a $45.5 million decrease in the average principal balance on our receivable portfolio from December 31, 2008 to 2009 which was a direct result of a lower level of originations due to the factors described above.

Cost of used vehicles sold

Total cost of used vehicles sold decreased $82.9 million, or 17.4%, from 2008 to 2009, due to decreases in the number of vehicles sold and the average cost of vehicles sold. Our cost of vehicles sold per unit decreased as a result of lower acquisition costs, as well as lower reconditioning costs, buying efficiencies, and reduced costs associated with our warranty as a result of bringing certain administrative functions in-house. Acquisition costs are a function of the vehicle make, model, and year mix that we acquire, along with vehicle wholesale auction price trends for the segment of vehicles that we target for acquisition. We lowered our reconditioning costs with the implementation of an inventory management system and were able to improve our buying efficiencies by renegotiating contracts with national transport companies.

Gross margin

Gross margin as a percentage of sales revenue increased to 43.2% for the year ended December 31, 2009 from 40.1% for the year ended December 31, 2008. Average gross margin per vehicle sold increased 5.1% for the year ended December 31, 2009 compared to 2008. Although our price per vehicle sold has decreased, we were able to increase our margin over cost of vehicles sold as described above. Our gross margins were also lower in 2008 due, in part, to overstocked vehicle inventory associated with dealership closings that occurred in the second quarter 2008.

Provision for credit losses

Provision for credit losses decreased $77.2 million for the year ended December 31, 2009 compared to 2008. This decrease was primarily attributed to a decrease in net charge-offs due to tightening our loan underwriting standards, starting with originations in the second quarter of 2008. Provision for credit losses also decreased due to reduced loan origination volume compared to the prior year, coupled with a decrease in the allowance as a percentage of outstanding principal due to the improved quality of the loan portfolio.

Net charge-offs as a percent of average outstanding principal decreased to 18.2% for the year ended December 31, 2009 compared to 21.4% in 2008. This improvement is the result of tightening of our loan underwriting standards beginning in the second quarter of 2008, which reduced gross principal charged-off to 26.6% for the year ended December 31, 2009 from 30.3% for the year ended December 31, 2008, coupled with increased recoveries as a percentage of principal charged off. Recoveries as a percentage of principal charged-off positively increased from 29.4% for the year ended December 31, 2008 to 31.7% for 2009. The improvement in recoveries is due in part to improved effectiveness of our repossession efforts, and the increased seasoning of our loan portfolio.

The allowance for credit losses decreased $24.3 million from December 31, 2008 to December 31, 2009, which, as a percentage of principal outstanding balance, represented a decrease from 18.1% at December 31, 2008 to 16.6% at December 31, 2009. The decrease in the allowance as a percent of outstanding principal balance is based primarily on the improved credit quality of our portfolio due to the tightening of our loan underwriting standards. At December 31, 2009, approximately 67.6% of our portfolio represents loans that were originated since March 31, 2008, under our tightened loan underwriting standards.

Portfolio debt interest expense

Portfolio debt interest expense increased $11.0 million, or 17.1%, from 2008 to 2009. Our weighted average effective borrowing rate on portfolio debt for the year ended December 31, 2009 was 9.7%, as compared to 7.5% for the year ended December 31, 2008. This increase is attributable to higher effective interest rates on our current and former portfolio warehouse facilities, an increase in amortization of loan fees due to facility renewals, an increase in the average amount borrowed pursuant to portfolio term financings, and an increase in the effective rate on our portfolio term financings.

Non-portfolio debt interest expense

Non-portfolio debt interest expense increased $2.6 million, or 8.0%, from 2008 to 2009. The increase is primarily related to an increase in the effective rate on our inventory facility, the issuance of our junior secured notes to related parties and others in December 2008, and an increase in interest expense on subordinated notes payable, which were issued in April and May 2008. The increase is offset, in part, by i) the elimination of interest expense associated with our residual facility, which was terminated in December 2008, ii) a decrease in interest expense on our senior unsecured notes, as a result of the repurchase of $122.0 million in aggregate principal amount of these notes throughout the year ended December 31, 2009.

Selling and marketing expense

Selling and marketing expenses increased $2.8 million, or 9.9%, from 2008 to 2009. This increase was due to an increase in our advertising expenses, primarily related to our television and internet marketing strategy.

General and administrative expense

General and administrative expenses decreased $9.0 million, or 5.6%, from 2008 to 2009. General and administrative expenses decreased due to fewer stores in operation during 2009 as a result of the closure of 19 stores and four reconditioning facilities during the year ended December 31, 2008 as well as the closure of nine stores and two reconditioning facilities in the year ended December 31, 2009. These were partially offset by store closing costs of $12.4 million and $5.9 million expensed in the years ended December 31, 2008 and 2009, respectively, and a $7.6 million expense incurred in the first quarter of 2009 relating to a legal settlement. The settlement related to a lawsuit by a competitor that essentially alleged that we unlawfully paid the competitor’s employees for customer referrals, diverting business from the competitor to us. We disputed the allegations and believe that, in general, the prospects referred did not meet the typical customer profile of the competitor. Nonetheless, we discontinued the practice complained of, and settled the lawsuit without admitting any impropriety or illegality.

Gain on extinguishment of debt, net

During the years ended December 31, 2008 and 2009, we repurchased outstanding indebtedness in aggregate principal amounts of $96.0 million and $135.2 million, respectively, resulting in net gains on the extinguishment of debt of $19.7 million and $30.3 million in the same periods, respectively.

Net income

Net income increased $52.3 million from 2008 to 2009, primarily due to a lower provision for credit losses due to improved loan portfolio performance, gains on the extinguishment of debt, increased gross margin per unit sold, and a decrease in general and administrative costs and operating expenses due to fewer stores in operation, offset by a reduction in the number of vehicles sold due to tightening of our loan underwriting standards, store closures and an increase in interest expense.

Originations

The following table sets forth information regarding our originations for the periods indicated.

	Fiscal Year Ended December 31,		Change
	2008	2009
	($ in thousands, except average data)
Amount originated	$789,360	$686,214	$(103,146)
Number of loans originated	55,393	49,487	(5,906)
Average amount financed	$14,250	$13,867	$(383)
Average APR originated	21.1%	21.1%	—%
Average term (in months)	53.0	51.5	(1.5)
Average down payment	$1,090	$1,109	$19
Down payment as a percent of amount financed	7.6%	8.0%	5.3%
Percentage of sales revenue financed (1)	99.1%	98.8%	(0.3)%

(1)	Represents the dollar amount originated divided by the dollar amount of revenue from sales of used vehicles.

We originate loans when a customer finances the purchase of one of our vehicles, and the balance on these loans, together with accrued interest and unamortized loan origination costs, comprises our portfolio of finance receivables. Receivables are financed to generate liquidity for our business. See “—Liquidity and Capital Resources” for further information.

The principal amount of loans we originated decreased by $103.1 million and we originated 5,906 fewer loans for the year ended December 31, 2009 compared to 2008. These decreases were due to a decrease in the number of vehicles sold year over year as a result of tightening our loan underwriting standards and store closures, combined with a decrease in the average amount financed due to a decrease in the average sales price per vehicle and an increase in the average down payment. We tightened our loan underwriting standards and closed stores in order to reduce origination volume and improve credit quality of new originations to address reduced liquidity as a result of turmoil in the credit markets, and the effects of the recession on our customers.

Receivables portfolio

The following table shows the characteristics of our finance receivables portfolio for the periods indicated.

	As of and for the Fiscal Year Ended December 31,		Change
	2008	2009
	($ in thousands, except per loan data)
Principal balance receivables, end of period	$1,342,855	$1,312,216	$(30,639)
Average principal balance during period	$1,410,292	$1,364,782	$(45,510)
Number of loans outstanding, end of period	125,070	127,737	2,667
Average remaining principal per loan, end of period	$10,737	$10,273	$(464)
Weighted average APR of contracts outstanding	20.6%	20.6%	—%
Average age per loan (in months)	12.5	14.5	2.0

Finance receivables principal balance decreased $30.6 million from December 31, 2008 to December 31, 2009 due to an excess of portfolio run-off (regular principal payments, payoffs, and charge-offs) over origination volume. This decrease was due, in large part, to a decrease in sales volume and originations as a result of the tightening of our loan underwriting standards beginning in the second quarter of 2008 along with the closure of stores.

Delinquencies

As a percentage of total outstanding loan principal balances, delinquencies over 30 days were 9.4% and 7.4% at December 31, 2008 and 2009, respectively. The decrease was due to the tightening of our loan underwriting standards beginning in the second quarter of 2008. At December 31, 2009, approximately 67.6% of our portfolio represents loans that were originated since March 31, 2008 under our tightened loan underwriting standards.

Year ended December 31, 2008 compared to year ended December 31, 2007

The following table sets forth our results of operations for the periods indicated.

	Fiscal Year Ended December 31,
	2007	2008	% Change
	($ in thousands)
Revenue:
Sales of used vehicles	$963,621	$796,750	(17.3)%
Interest income	250,628	261,875	4.5%

Total revenue	1,214,249	1,058,625	(12.8)%

Costs and expenses:
Cost of used vehicles sold	575,234	477,255	(17.0)%
Provision for credit losses	283,407	300,884	6.2%
Portfolio debt interest expense	57,930	64,323	11.0%
Non-portfolio debt interest expense	18,771	32,759	74.5%
Selling and marketing	36,210	28,644	(20.9)%
General and administrative	154,018	159,561	3.6%
Depreciation expense	15,784	14,088	(10.7)%
Gain on extinguishment of debt, net	—	(19,699)	100.0%

Total costs and expenses	1,141,354	1,057,815	(7.3)%

Income before income taxes	72,895	810	(98.9)%
Income tax expense	1,000	1,090	9.0%

Net income/(loss)	$71,895	$(280)	(100.4)%

Sales of used vehicles

Revenue from sales of used vehicles decreased $166.9 million, or 17.3%, from $963.6 million to $796.8 million for the years ended December 31, 2007 and 2008, respectively. The decrease in revenue was driven by a decrease in the average number of stores open coupled with a decrease in our close rates as a result of our efforts to tighten our loan underwriting standards beginning in the second quarter of 2008. We tightened underwriting standards in order to reduce origination volume and improve credit quality of new originations. Sales were negatively affected by the soft retail economy and lack of consumer confidence, both in the used car market and the retail segment as a whole.

Internet-related sales decreased from $254.2 million for the year ended December 31, 2007 to $227.1 million for the year ended December 31, 2008. As a percent of total sales revenue, internet-related sales comprised 26.4% and 28.5% of our total sales revenue for the years ended December 31, 2007 and 2008, respectively.

On a same store basis, customer applications increased 0.7% and close rates decreased from 34.2% to 29.5% due to tightening of our loan underwriting standards, resulting in a decrease in same store unit sales of 13.2% and a decrease in same store revenues from the sale of used vehicles of 13.4% for the year ended December 31, 2008.

Interest income

Interest income for the year ended December 31, 2008 was $261.9 million, an increase of 4.5% from $250.6 million for the year ended December 31, 2007.

The increase was primarily due to the increase in average portfolio principal of $138.6 million in 2008 compared to 2007, offset by decreases in the average effective yield on our receivables portfolio, as discussed below, and a decrease in interest earned on investments in our securitization trusts.

Cost of used vehicles sold

Our total cost of used vehicles sold decreased $98.0 million, or 17.0%, for the year ended December 31, 2008 compared to 2007 due to the decrease in the number of units sold, partially offset by a slight increase in the average cost of vehicles sold year over year. In 2008, we increased our age and mileage limits for inventory purchases in an effort to maintain affordability; however, we spent more on acquisition and reconditioning costs per unit sold, causing the average cost of vehicles sold to increase slightly.

Gross margin

Gross margin as a percentage of sales revenue decreased slightly to 40.1% for the year ended December 31, 2008 from 40.3% for the year ended December 31, 2007. Average gross margin per vehicle sold decreased 0.6% for the year ended December 31, 2008 compared to 2007. The decrease in gross margin percentage and average gross margin per vehicle sold for the year ended December 31, 2008 is the result of a slight increase in the average cost of vehicles sold as described above.

Provision for credit losses

Provision for credit losses increased $17.5 million, or 6.2%, from $283.4 million for the year ended December 31, 2007 to $300.9 million for the year ended December 31, 2008. This increase was primarily due to an increase in net charge-offs, partially offset by a slight decrease in the allowance for credit losses.

Net charge-offs as a percentage of average portfolio principal outstanding increased from 18.2% for the year ended December 31, 2007 to 21.4% for the year ended December 31, 2008 due to higher gross charge-offs and lower recoveries. Gross charge-offs increased due to general economic conditions, including the increase in unemployment during the latter part of 2007 and continuing into 2008. Recoveries decreased as a percentage of principal charged-off due to a higher loan to vehicle cost ratio for more recent originations along with longer terms which slowed principal amortization for these loans.

Our allowance decreased $1.4 million from December 31, 2007 to 2008. The allowance as a percentage of portfolio principal decreased slightly from 18.2% at December 31, 2007 to 18.1% at December 31, 2008. The decrease in allowance percentage was due to tightening of our loan underwriting standards in 2008, partially offset by the negative effects of the economy.

Portfolio debt interest expense

Portfolio debt interest expense increased $6.4 million, or 11.0%, from $57.9 million to $64.3 million for the years ended December 31, 2007 and 2008, respectively. The increase in portfolio debt interest expense was due primarily to higher borrowing costs on both of our portfolio warehouse facilities and portfolio term financings, coupled with allocating a greater portion of our borrowings to our portfolio warehouse facilities. The increase in our average outstanding balances under the portfolio warehouse facilities was due to the expansion of the capacity of our portfolio warehouse facilities to mitigate the effects of the collapse of the subprime auto securitization market.

Non-portfolio debt interest expense

Non-portfolio debt interest expense increased $14.0 million, or 74.5%, from $18.8 million to $32.8 million for the twelve months ended December 31, 2007 and 2008, respectively, primarily due to an increase in the aggregate principal balance of senior unsecured notes outstanding and an increase in interest expense on subordinated notes. In July 2007, we exchanged $78.5 million of our then-existing $80.0 million senior unsecured notes due 2010, which had an effective interest rate of 12.65%, for notes on similar terms due 2013, and we issued an additional $56.5 million in senior unsecured notes due 2013 with an effective rate of 12.4%. In April and May 2008, we issued a total of $75.0 million in subordinated notes to Verde, which bore interest at 12.0%. Also attributable to the increase were an increase in the average amount outstanding on our inventory facility, and the issuance of our junior secured notes to certain related parties and others in December 2008. Offsetting these increases was a decrease in the average balance of the residual facility, which was reduced during the course of the year and terminated in December 2008.

Selling and marketing expense

Selling and marketing expenses decreased $7.6 million, or 20.9%, from $36.2 million to $28.6 million for the years ended December 31, 2007 and 2008, respectively. This decrease was due to a reduction in the number of stores combined with lower sales volumes.

General and administrative expense

General and administrative expenses increased $5.6 million, or 3.6%, from $154.0 million to $159.6 million for the twelve months ended December 31, 2007 and 2008, respectively, due to the closure of 19 dealerships and four reconditioning facilities during the year ended December 31, 2008.

Gain on extinguishment of debt, net

During the year ended December 31, 2008, we repurchased outstanding indebtedness in aggregate principal amount of $96.0 million, resulting in net gains on the extinguishment of debt of $19.7 million. We did not repurchase any indebtedness for the year ended December 31, 2007.

Net income

Net income decreased $72.2 million to a net loss of $0.3 million for the year ended December 31, 2008 from $71.9 million for the year ended December 31, 2007. This decrease in net income was primarily due to an increase in our provision for credit losses caused by an increase in charge-offs and a decrease in recovery rates, a reduction in the number of vehicles sold, the closure of 19 stores and four reconditioning facilities, $2.3 million of non-cash compensation expense and an increase in interest expense primarily related to increased amounts borrowed due to the growth in our average outstanding loan portfolio and higher cost of funds. These were partially offset by gains on extinguishment of debt and an increase in interest income related to a larger average portfolio.

Originations

The following table sets forth information regarding our originations for the periods indicated.

	Fiscal Year Ended December 31,		Change
	2007	2008
	($ in thousands, except average data)
Amount originated	$959,517	$789,360	$(170,157)
Number of loans originated	66,908	55,393	(11,515)
Average amount financed	$14,341	$14,250	$(91)
Average APR originated	20.8%	21.1%	1.4%
Average term (in months)	52.1	53.0	0.9
Average down payment	$1,110	$1,090	$(20)
Down payment as a percent of amount financed	7.7%	7.6%	(1.3)%
Percentage of sales revenue financed (1)	99.6%	99.1%	(0.5)%

(1)	Represents the dollar amount originated divided by the dollar amount of revenue from sales of used vehicles.

We originated $789.4 million in principal amount of loans in the year ended December 31, 2008, a decrease of $170.2 million, or 17.7%, compared to $959.5 million in the year ended December 31, 2007, due primarily to the decrease in the number of vehicles sold, coupled with a decrease in the average amount financed.

Average APR for loans originated for the year ended December 31, 2008 increased to 21.1% from 20.8% in 2007. In 2008 we raised interest rates for certain model year vehicles. Partially offsetting this was the better credit grade mix of loans originated in the latter part of year, which have lower APRs.

Receivables portfolio

The following table shows the characteristics of our finance receivable portfolio for the periods indicated.

	Fiscal Year Ended December 31,		Change
	2007	2008
	($ in thousands, except per loan data)
Principal balance receivables, end of period	$1,343,085	$1,342,855	$(230)
Average principal balance during period	$1,271,678	$1,410,292	138,614
Number of loans outstanding, end of period	124,228	125,070	842
Average remaining principal per loan, end of period	$10,811	$10,737	$(74)
Weighted average APR of contracts outstanding	21.0%	20.6%	(1.9)%
Average age per loan (in months)	11.0	12.5	1.5

Finance receivable principal balance remained relatively flat at December 31, 2007 compared to December 31, 2008 due primarily to portfolio runoff (regular principal payments, payoffs, and charge-offs) approximating origination volume. Average principal outstanding was higher in 2008 due to strong origination volumes in the first quarter of 2008, before we tightened our loan underwriting standards, which resulted in higher mid-year principal balances outstanding. The reduced origination volumes related to the tightening of our loan underwriting standards and store closures in the middle of 2008, along with higher charge-offs, resulted in a reduction in principal outstanding in the second half of the year. The age of our portfolio increased due to reduced origination volume in 2008, creating a more seasoned portfolio.

Delinquencies

Delinquencies over 30 days increased to 9.4% of total outstanding loan principal balances at December 31, 2008 compared to 8.6% at December 31, 2007 due to a general decline in the economy and the increased seasoning of the loan portfolio.

Seasonality

Historically, we have experienced higher revenues in the first quarter of the calendar year than in the last three quarters of the calendar year. We believe these results are due to seasonal buying patterns resulting, in part, because many of our customers receive income tax refunds during the first quarter of the year, which are a primary source of down payments on used vehicle purchases. Our portfolio of finance receivables also has historically followed a seasonal pattern, with delinquencies and charge-offs being the highest in the second half of the year.

To illustrate the seasonality in total revenue, costs and expenses, and income before taxes, a summary of the quarterly financial data follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Unaudited) ($ in thousands)
2010:
Total revenue	$297,038	$245,747	$263,323		$806,108
Costs and expenses (1)	$263,405	$225,975	$244,838		$734,218
Income before income taxes	$33,633	$19,772	$18,485		$71,890
Net income	$33,283	$19,322	$19,232		$71,837
2009:
Total revenue	$286,745	$233,025	$233,165	$193,347	$946,282
Costs and expenses (1)	$275,238	$195,199	$224,238	$198,880	$893,555
Income / (loss) before income taxes	$11,507	$37,826	$8,927	$(5,533)	$52,727
Net income / (loss)	$11,137	$37,536	$8,817	$(5,493)	$51,997
2008:
Total revenue	$364,998	$249,976	$241,207	$202,444	$1,058,625
Costs and expenses (1)	$342,926	$256,508	$236,336	$222,045	$1,057,815
Income / (loss) before income taxes	$22,072	$(6,532)	$4,871	$(19,601)	$810
Net income / (loss)	$21,652	$(6,982)	$4,801	$(19,751)	$(280)
2007:
Total revenue	$374,276	$288,619	$289,683	$261,671	$1,214,249
Costs and expenses	$328,965	$259,251	$285,592	$267,546	$1,141,354
Income / (loss) before income taxes	$45,311	$29,368	$4,091	$(5,875)	$72,895
Net income / (loss)	$44,811	$28,779	$3,841	$(5,536)	$71,895

(1)	Includes net gains on extinguishment of debt.

Liquidity and Capital Resources

General

We require capital for the purchase of inventory, to provide financing to our customers, for working capital and for general corporate purposes, including the purchase of property and equipment, and to open new dealerships and reconditioning facilities.

We have historically funded our capital requirements primarily through operating cash flow, portfolio warehouse facilities, securitizations, PALP financings, inventory and other revolving debt facilities, real estate mortgage financing, and other notes payable (including junior secured notes, senior unsecured notes, and subordinated notes).

Financing sources

We currently fund our capital requirements through the following debt instruments:

•

Portfolio term financings including asset backed securitizations, PALP financing arrangements, and a residual term facility, all of which offer fixed rate secured financing for our receivables portfolio.

•	Portfolio warehouse facilities including four agreements with four different institutional lenders for a combined maximum capacity of $575.0 million at September 30, 2010.

•	$200.0 million—12.625% senior secured notes due June 15, 2017. The notes were issued in June 2010 with an original issuance price of 98.854%, resulting in an effective yield of 12.875%.

•

Other secured notes payable including a revolving inventory facility with a maximum capacity of $50.0 million, a $13.0 million mortgage loan bearing interest at 5.87% secured by our operations call center building in Mesa, Arizona, and other notes and capital leases secured by property and equipment totaling approximately $6.2 million.

For additional details regarding these debt instruments, see Note 5—Debt Obligations included in our condensed consolidated financial statements as of September 30, 2010 and Note 7—Debt Obligations included in our consolidated financial statements as of December 31, 2009, both included elsewhere in this report.

Our warehouse facilities include certain favorable terms and conditions, including (i) the inability of the lender to subjectively lower collateral values and effectively lower the advance rate; (ii) recourse that is limited to 10% of the facility size; and (iii) limited foreclosure rights upon a default.

We actively manage utilization of our various funding sources as we seek to minimize borrowing costs through drawing on our lower cost facilities and minimizing unused line fees, while at the same time balancing the effective advance rates and liquidity generated by each of the credit facilities in order to meet our funding needs. The effective advance rates on our portfolio warehouse and term financings are based on the outstanding principal balance of the loans we originate. However, our initial investment in the loans we originate is lower than the original principal balance of the loans.

Recent financing transactions

In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011.

In September 2010, we completed a securitization transaction (2010-1) by issuing $228.0 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset-backed securities were rated by S&P and DBRS and are structured in four tranches with credit ratings ranging from AAA to BBB, without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 3.66%.

In September 2010, Verde and Mr. Fidel, our President and Chief Executive Officer, purchased $10.0 million and $2.0 million, respectively, of the senior secured notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the senior secured notes, respectively.

In July 2010, we entered into a portfolio warehouse facility agreement with RBS Securities, Inc. with a capacity of $50.0 million, which expires in July 2011. This facility is secured primarily by finance receivables and carries an advance rate on the receivables pledged to the facility of 50%. The loan agreement provides an option to increase the capacity to $100.0 million in January 2011.

In July 2010, we amended our warehouse facility with Deutsche Bank, decreasing the total capacity from $250.0 million to $150.0 million, and extending the maturity from December 2010 to December 2011. This facility is secured by finance receivables and carries an advance rate on the receivables pledged to the facility of 58%.

Operating leases

Operating leases are also a significant component of our financing sources. At September 30, 2010, we lease the majority of our dealership and reconditioning center locations. We also lease our corporate office in Phoenix, Arizona, an operations collections facility in Dallas, Texas. As each lease matures, we evaluate the existing location to determine whether the dealership should be relocated to another site in the region closer in proximity to new car franchises and/or higher traffic areas. As of December 31, 2009, we had approximately $75.0 million in aggregate operating lease obligations.

Shareholder distributions

Income from S-corporations flows through to the individual shareholders, who report income/losses on their individual income tax returns. We have made distributions to shareholders to fund the tax paid by the shareholders related to income of DTAG and DTAC, in addition to general distributions to the shareholders. The following table summarizes distributions to shareholders since January 1, 2003.

	January 1, 2003 to December 31, 2005	2006	2007	2008	2009	January 1, 2010 to September 30, 2010	Totals
	($ in thousands)
Distributions to shareholders	$135,033	$47,237	$51,194	$12,733	$27,110	$34,710	$308,017
Less: S-corporation shareholder tax liability based on highest tax rates	54,630	19,810	24,010	5,300	910	21,350	126,010

Distributions in excess of amounts to pay taxes	$80,403	$27,427	$27,184	$7,433	$26,200	$13,360	$182,007

We did not have any approved but unpaid dividends at September 30, 2010, however, we had $11.6 million available to be distributed as of September 30, 2010.

Liquidity

The following is a summary of total available liquidity, consisting of unrestricted cash and current availability under the portfolio warehouse, residual, and inventory facilities for the periods indicated:

	December 31,			September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
Unrestricted cash	$42,241	$25,533	$21,526	$25,525	$21,727
Portfolio warehouse facilities	4,068	23,889	8,881	81,271	185,928
Inventory facility	5,000	810	10,000	3,117	10,000
Residual facility (1)	75,000	—	—	—	—

Total liquidity	$126,309	$50,232	$40,407	$109,913	$217,655

(1)	This facility was terminated in December 2008.

The following tables present a summary of our access to liquidity under our portfolio warehouse facility and our inventory facility based on collateral pledged as of December 31, 2009 and September 30, 2010:

As of December 31, 2009	Facility Amount	Amount Drawn	Unused Facility Amount (1)	Borrowing Base (2)	Amount Drawn	Total Availability
	($ in thousands)
Deutsche warehouse	$250,000	$77,506	$172,494	$79,175	$77,506	$1,669
DTAC unpledged receivables (3)	N/A	N/A	N/A	$7,212	N/A	$7,212

Total Portfolio warehouse facility	$250,000	$77,506	$172,494	$86,387	$77,506	$8,881
Inventory facility	60,000	50,000	10,000	60,000	50,000	10,000

	$310,000	$127,506	$182,494	$146,387	$127,506	$18,881

Unrestricted cash						21,526

Total cash and availability						$40,407

As of September 30, 2010	Facility Amount	Amount Drawn	Unused Facility Amount (1)	Borrowing Base (2)	Amount Drawn	Total Availability
	($ in thousands)
Deutsche warehouse	$150,000	$101,865	$48,135	$131,115	$101,865	$29,250
Santander warehouse	250,000	100,000	150,000	101,977	100,000	1,977
UBS warehouse	125,000	67,692	57,308	103,083	67,692	35,391
RBS warehouse	50,000	29,000	21,000	49,769	29,000	20,769
DTAC unpledged receivables (4)	N/A	N/A	N/A	98,541	N/A	98,541

Total portfolio warehouse facilities	$575,000	$298,557	$276,443	$484,485	$298,557	$185,928
Inventory facility	50,000	40,000	10,000	50,000	40,000	10,000

	$625,000	$338,557	$286,443	$534,485	$338,557	195,928

Unrestricted cash						21,727

Total cash and availability						$217,655

(1)	Represents amounts that can be drawn upon as long as the amount drawn does not exceed the borrowing base for the credit facility.
(2)

Borrowing base is determined by the collateral currently pledged to the respective facilities. The borrowing base calculation for the portfolio warehouse facility uses a 58% advance rate for December 31, 2009 and 53% for September 30, 2010.

(3)

Includes $13.3 million of unpledged qualifying receivables that can be pledged immediately and bring total borrowings to our maximum capacity. The borrowing base is the lesser of total eligible collateral multiplied by the applicable advance rate and the facility amount.

(4)

Includes $140.3 million of unpledged qualifying receivables that can be pledged immediately and bring total borrowing to our maximum capacity. The borrowing base is the lesser of total eligible collateral multiplied by the applicable advance rate and the facility amount.

Changes in liquidity

Changes in liquidity are affected by increases and decreases to our operating cash flow, changes in advance rates on our portfolio warehouse facilities, capacity of our portfolio warehouse and inventory facilities, portfolio term financings, and changes in other notes payable. The following is a summary of changes in liquidity for each period presented:

	December 31,			September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
Liquidity—beginning of period	$121,664	$126,309	$50,232	$50,232	$40,407
Net increase (decrease) in cash and cash equivalents	758	(16,708)	(4,007)	(8)	201
Increase (decrease) in portfolio warehouse availability	64,475	(55,179)	(15,008)	57,382	177,047
Increase (decrease) in inventory facility availability	(60,588)	(4,190)	9,190	2,307	—

Liquidity—end of period	$126,309	$50,232	$40,407	$109,913	$217,655

Change in liquidity during the nine months ended September 30, 2010. Our liquidity for the nine months ended September 30, 2010 increased $177.3 million, from $40.4 million at December 31, 2009 to $217.7 million at September 30, 2010. This increase was primarily the result of the net proceeds from the sale of our 12.625% senior secured notes in June 2010, which were used primarily to pay down amounts outstanding under our warehouse facilities.

Change in liquidity during the year ended December 31, 2009. Our liquidity for the year ended December 31, 2009 decreased $9.8 million. The decrease in 2009 was primarily the result of the repurchase of $122.0 million of senior unsecured notes, the repurchase of $13.2 million in securitization debt, payment of $27.1 million in dividends and an increase in vehicle inventory, partially offset by an increase in borrowings under PALP financings and securitizations which have higher advance rates than our portfolio warehouse facilities, and an increase in advance rate in our remaining portfolio warehouse facility.

Change in liquidity during the year ended December 31, 2008. Our liquidity for the year ended December 31, 2008 decreased $76.1 million, primarily as a result of our inability to issue securitization debt during 2008 due to the demise of the subprime securitization market, lower advance rates on our portfolio warehouse facilities, the termination of our residual facility in December 2008, and the repurchase of $83.0 million in securitization debt and $13.0 million in senior unsecured debt and cash dividends to our shareholder. These decreases were partially offset by lower origination volume due to the tightening of our loan underwriting standards, maintaining lower inventory levels due to a decrease in the number of stores, an increase in borrowings under portfolio warehouse facilities, and funding from subordinated notes payable, PALP, and junior secured notes payable.

Change in liquidity during the year ended December 31, 2007. Our liquidity for the year ended December 31, 2007 increased $4.6 million. This increase resulted from the issuance of additional senior unsecured notes payable, an increase in borrowings and availability under our portfolio warehouse and residual facilities, and proceeds from disposal of property and equipment. These increases were offset by an increase in our finance receivable portfolio, an increase in inventory, purchases of property and equipment associated with newly opened and relocated stores, a decrease in accounts payable and accrued expenses and other liabilities, a decrease in borrowing under securitizations, and cash dividends paid to our shareholder.

Cash flows

Operating activities

For the nine months ended September 30, 2010, net cash provided by operating activities was $36.3 million, as compared to $84.8 million for the nine months ended September 30, 2009. The decrease in cash provided by operating activities was primarily due to an increase in loan originations, a smaller reduction in inventory in 2010 compared to 2009, an increase in other assets in 2010 compared to a decrease in 2009, offset by a greater increase in accounts payable, accrued expenses and other liabilities.

For the year ended December 31, 2009, net cash provided by operating activities was $85.3 million, as compared to $60.0 million for the year ended December 31, 2008. The increase in cash provided by operating activities was primarily due to lower origination volume tied to fewer open stores and tightening of our loan underwriting standards, an increase in net income and a decrease in other assets. This increase was partially offset by an increase in inventory levels and a decrease in accounts payable and accrued expenses.

For the year ended December 31, 2008, net cash provided by operating activities was approximately $60.0 million, as compared to net cash used in operating activities for the year ended December 31, 2007 of approximately $136.0 million. The increase in cash provided by operating activities was due to lower origination volume tied to tightening our loan underwriting standards, a decrease in vehicle inventory tied to lower number of stores, and lower anticipated sales in the first quarter of 2009 versus first quarter of 2008. These increases were partially offset by a decrease in accounts payable and accrued expenses and a decrease in net income.

Investing activities

For the nine months ended September 30, 2010, net cash used in investing activities increased to $12.0 million from $7.0 million used in investing activities for the nine months ended September 30, 2009. The increase in cash used in investing activities was primarily due to five new store openings in 2010 combined with six stores and two reconditioning facilities under development and an increase in the addition of information technology infrastructure equipment to support our operations. By comparison, we did not open any new stores during the nine months ended September 30, 2009.

For the year ended December 31, 2009, net cash used in investing activities increased to $12.8 million from $6.3 million used in investing activities for the year ended December 31, 2008. This increase was related to the purchase of an aircraft, an increase in purchases of information technology infrastructure, and an increase in improvements related to new store openings.

Net cash used in investing activities decreased $5.2 million to $6.3 million used in the year ended December 31, 2008 from $11.5 million used in the year ended 2007. This decrease was primarily the result of a reduction in the purchase of property and equipment since we did not open any new stores or reconditioning facilities during the year.

Financing activities

Net cash used in financing activities decreased to $24.1 million for the nine months ended September 30, 2010 from $77.8 million used in financing activities for the same period in 2009. The reduction in cash used in financing activities is primarily related to a non-cash exchange of $100.1 million of junior secured and subordinated notes for equity, thereby reducing total outstanding debt without a cash outflow. We also had an increase in net borrowings under our warehouse facilities, which was a result of executing three new warehouse facilities and terminating one of our PALP financing agreements with one of our lenders, resulting in the pay-down of PALP while increasing warehouse borrowings. In addition, we issued $200.0 million of 12.625% senior secured notes in June 2010, which provided net proceeds to the Company of $155.9 million (as $37.0 million principal amount of the notes were exchanged for existing debt), which was used to pay down amounts outstanding under warehouse facilities and pay-off a portion of junior secured notes and subordinated notes payable to our sole shareholder.

Net cash used in financing activities increased to $76.5 million for the year ended December 31, 2009 from $70.4 million used in financing activities for the year ended December 31, 2008. The additional cash used in financing activities in 2009 was primarily attributable to a net decrease in amounts outstanding under portfolio warehouse facilities which included fully repaying one of our portfolio warehouse facilities in July 2009, a decrease in amounts outstanding under other notes payable, the repurchase of an aggregate amount of $135.2 million in senior unsecured notes securitization debt, whereas we only repurchased $96.0 million in 2008. This decrease in cash used is also attributed to Verde providing $75.0 million to us in the form of subordinated notes payable in 2008, as compared to no additions to this debt in 2009 as well as an increase in dividend distributions in 2009. Partially offsetting these decreases in cash used were a reduction in payment of debt issuance costs and an overall increase in portfolio term financings in 2009.

Net cash from financing activities decreased to $70.4 million used in financing activities for the year ended December 31, 2008 from $148.2 million provided for the year ended December 31, 2007. The decrease was primarily attributable to the fact that we could not securitize our receivables during 2008 and a reduction in our pre-fund accounts, which consist of amounts borrowed and held in trust based on receivables not yet originated and sold to the securitization trust. In addition, we incurred higher debt issuance costs, tied to renewal and upsizing of facilities. We also issued $56.5 million of senior unsecured debt in 2007. Partially offsetting this decrease was a net increase in borrowings under portfolio warehouse facilities, as a result of the renewal of our two facilities in April 2008, the infusion of $75.0 million in the form of subordinated notes from Verde in the second quarter of 2008, the issuance of $55.1 million in junior secured notes payable, the issuance of $157.0 million of PALP debt, the addition of $46.7 million in our repurchase facility, and a reduction in dividends paid to our shareholder.

Contractual Obligations

The following tables set forth the aggregate amounts of our significant contractual obligations and commitments with definitive payment terms:

	As of December 31, 2009
	Payments by Period
	Total	Less than 1 Year	Years 2-3	Years 4-5	More than 5 Years
	($ in thousands)
Debt obligations
Securitizations & PALP financing (1)	$795,857	$404,632	$379,186	$12,039	$—
Portfolio warehouse facility (2)	77,506	63,203	14,303	—	—
Inventory facility	50,000	50,000	—	—	—
Real estate mortgage loan	13,046	186	406	459	11,995
Repurchase facility	12,231	12,231	—	—	—
Junior secured notes	62,088	—	62,088	—	—
Senior unsecured notes	1,487	1,487	—	—	—
Subordinated notes	75,000	—	—	75,000	—
Capital lease obligations	559	173	292	94	—
Operating lease obligations	74,962	15,366	22,068	17,125	20,403

Total contractual obligations	$1,162,736	$547,278	$478,343	$104,717	$32,398

(1)

Securitization obligations do not have a contractual termination date. Therefore, all collections on the contracts collateralizing the securities are used to repay the asset-backed security holders based on an expected duration of the securities. On the termination date of the PALP obligations, amounts outstanding at termination are not due and payable immediately. Collections on the contracts collateralizing the facility are used to repay the facility until it is paid in full.

(2)

On the termination date of the facility, amounts outstanding at termination are not due and payable immediately. All collections on the contracts collateralizing this facility are used to pay down the facility until it is paid in full. All amounts outstanding under the facility will be due and payable on the third anniversary of the termination date of the facility.

Senior Secured Notes Collateral

Our 12.625% senior secured notes due June 15, 2017 contain a collateral coverage ratio covenant which requires the Company to maintain a collateral coverage ratio of 1.5x the outstanding senior secured notes. The following depicts a calculation of the collateral coverage ratio as of September 30, 2010 and is not meant to portray a GAAP summary of collateral but rather is a summary of collateral as it resides legally within the guarantor subsidiaries, the non-guarantor subsidiaries, and the Issuers.

	As of September 30, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Issuers	Total
	($ in thousands)
	(Unaudited)
Collateral Amounts
Net Receivables Value (1)	$—	$311,784	$180,569	$492,353
Net Inventory Value (2)	47,750	—	—	47,750
Cash Equivalents (3)	—	—	—	—

Total Collateral Amount	$47,750	$311,784	$180,569	$540,103

12.625% Senior Secured Notes				$200,000

Collateral Coverage Ratio				2.7	x

(1)

Net Receivables Value equals 85% of the finance receivables (including accrued interest and capitalized loan costs) minus debt (exclusive of senior secured notes) collateralized by finance receivables (including accrued interest) plus cash equivalents securing such debt. The 12.625% senior secured notes are excluded from this calculation.

(2)

Net Inventory Value equals 85% of the book value of inventory pledged as collateral minus debt (exclusive of senior secured notes) obligations (including accrued interest) secured by inventory. The 12.625% senior secured notes are excluded from this calculation.

(3)	Cash equivalents equal cash and equivalents pledged directly to secure the 12.625% senior secured notes.

Impact of New Accounting Pronouncements

For a discussion of recent accounting pronouncements applicable to us, see “Recent Accounting Pronouncements” in Note 2 to the consolidated financial statements as of December 31, 2009 and Note 14 to the condensed consolidated interim financial statements as of September 30, 2010, both included elsewhere in this registration statement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

We lease the majority of our dealership and reconditioning facilities under operating leases. See “Liquidity and Capital Resources—Operating Leases” for more information.

Impact of Inflation

Inflation generally results in higher interest rates on our borrowings, which could decrease the profitability of our existing portfolio to the extent we have variable rate debt and could decrease profitability of our future originations if we are not able to pass the increase on to our customers. We seek to limit the risk of increasing borrowing costs:

•	through our portfolio term financings, which allowed us to fix a portion of our borrowing costs and generally match the term of the underlying finance receivables, and

•	by increasing the interest rate charged for loans originated at our dealerships (if allowed under applicable law) while maintaining affordability of the customers’ payment.

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2007, 2008, 2009 or the nine months ended September 30, 2010.

Non-GAAP Discussion

EBITDA and Adjusted EBITDA, which we refer to as the non-GAAP financial measures, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures are not measures of our financial performance under GAAP and should not be considered as an alternative to GAAP net income (loss) or any other performance measures derived in accordance with GAAP. See the footnotes to the tables in “Summary Historical Consolidated Financial and Other Data” for definitions of the other non-GAAP financial measures.

We present non-GAAP financial measures because we consider them to be important supplemental measures of our operating performance. All of the adjustments made in our calculation of the non-GAAP financial measures are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

However, because these non-GAAP financial measures are not recognized measurements under GAAP, when analyzing our operating performance investors should use these non-GAAP financial measures in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Because not all companies use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies.

Because of these limitations, EBITDA and Adjusted EBITDA and other non-GAAP financial measures should not be considered as discretionary cash available to us to reinvest in the growth of our business. You should compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures supplementally.

EBITDA represents net income (loss) before income tax expense, total interest expense (secured and unsecured) and depreciation expense. Adjusted EBITDA represents EBITDA plus store closing costs, a legal settlement, non-cash compensation expense, less gain on extinguishment of debt, net.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	the cost or cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from items accounted for in the GAAP measure from which EBITDA and Adjusted EBITDA is derived.

The following table presents data relating to EBITDA and Adjusted EBITDA, which are non-GAAP measures, for the periods indicated:

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
	(Unaudited)
Net income:	$71,895	$(280)	$51,997	$57,490	$71,837
Plus EBITDA adjustments:
Income tax expense (benefit)	1,000	1,090	730	770	53
Total interest expense	76,701	97,082	110,666	84,552	78,867
Depreciation expense	15,784	14,088	13,061	9,627	10,416

EBITDA	165,380	111,980	176,454	152,439	161,173

Store closing costs (1)	—	9,984	3,485	3,264	996
Legal settlement (2)	—	—	7,600	7,600	—
Non-cash compensation Expense (3)		2,250	2,250	1,688	1,125
Loss (gain) on extinguishment of debt, net (4)	—	(19,699)	(30,311)	(30,311)	3,418

Adjusted EBITDA	$165,380	$104,515	$159,478	$134,680	$166,712

(1)	Store closing costs represent costs to close stores in 2008 and 2009 related to downsizing (and do not include stores closed in the normal course of business).
(2)	Legal settlement represents cash paid in a legal settlement in 2009.
(3)	Non-cash compensation expense related to an agreement directly between Mr. Garcia and Mr. Fidel (not between the Company and Mr. Fidel), which expired in June 2010.
(4)	Loss (Gain) on extinguishment of debt is a result of repurchasing outstanding indebtedness.

Quantitative and Qualitative Disclosures about Market Risk

Our financial instruments are exposed to market risk from changes in interest rates. We do not use financial instruments for trading purposes. We use fixed rate securities to manage risk. Our earnings are substantially affected by our net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest-bearing notes payable. Increases in market interest rates could have an adverse effect on profitability.

Our financial instruments consist primarily of fixed rate finance receivables and fixed and variable rate notes payable. Our finance receivables are classified as subprime loans and generally bear interest ranging from 3.6% to 29.9% or the maximum interest rate allowed in states that impose interest rate limits. At September 30, 2010, the remaining scheduled maturities on our finance receivables ranged from one to 65 months, with a weighted average remaining maturity of 40.6 months. The interest rates we charge our customers on finance receivables have not changed significantly as a result of fluctuations in market interest rates. We may increase the interest rates we charge in the future if market interest rates rise. The affordability of our customer’s payment is an important component of the structure of our transactions. Because of these affordability concerns for our customers and interest rate limits imposed by some states, we may not pass on the entire portion of future rate increases to our customers.

Approximately $687.6 million of our total debt of $1.0 billion at September 30, 2010, is fixed-rate collateralized asset-backed securities issued under our securitization program, PALP financings, senior secured notes payable, senior unsecured notes payable, and other notes with a fixed interest rate. Our securitization program has historically allowed us to mitigate our interest rate risk by periodically replacing variable rate borrowings under our portfolio warehouse facility with fixed rate borrowings during the year.

The table below illustrates the impact that hypothetical changes in interest rates could have on our interest expense for the year ended December 31, 2009 and the nine months ended September 30, 2010. We compute the impact on interest expense for the period by first computing the baseline interest expense on our debt with interest rate risk, which includes the variable rate revolving credit lines and the variable rate notes payable. We then determine interest expense based on each of the interest rate changes listed below and compare the results to the baseline interest expense. The table does not give effect to our fixed rate receivables and borrowings.

	Increase (Decrease) in Interest Expense
	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
	($ in thousands)
Change in Rates
+200 basis points	$6,498	$4,125
+100 basis points	3,249	2,062
-100 basis points	(3,249)	(2,062)
-200 basis points	$(6,498)	$(4,125)

In computing the effect of hypothetical changes in interest expense, we have assumed that:

•	interest rates used for the baseline and hypothetical net interest expense amounts are on a monthly basis and in effect for the entire month;

•	interest for the period is calculated on monthly average debt balances during the applicable periods; and

•	there is no change in average balance outstanding as a result of the interest rate changes.

Our sensitivity to interest rate changes could be significantly different if actual experience differs from the assumptions used to compute the estimates.

Business

General

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market, according to our review of publicly available financial statements, industry publications and research data regarding other automobile retailers, none of which focus solely on sales and financing in the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicle. As of September 30, 2010, we owned and operated 82 dealerships and 13 reconditioning facilities in 23 geographic regions in 13 states. For the nine months ended September 30, 2010, we sold 41,969 vehicles, generated $806.1 million of total revenue (which consisted of vehicle sales and interest income), and generated $166.7 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of September 30, 2010, our loan portfolio had a total outstanding principal balance of $1.4 billion. In contrast to other leading used vehicle retailers, we maintain our loan portfolio and related financings on our balance sheet.

Over the past 18 years, we have developed an integrated business model that consists of vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support. We believe that our model enables us to operate successfully in the underserved subprime market segment. In addition, we believe that our model allows us to systematically open new dealerships in existing and new markets throughout the United States.

We operate in the large and highly fragmented used vehicle sales and financing markets. According to CNW, for 2009, industry sales of used vehicles totaled $301.0 billion, which consisted of sales from approximately 53,500 franchise and independent dealers and private transactions. The five largest used vehicle retailers accounted for only 2.7% of the nationwide market share in 2009. At the end of 2009, total used vehicle loans outstanding approximated $806.9 billion and the subprime segment we focus on comprised 21.7% of total automobile loans outstanding.

Integrated Business Model

Our integrated business model is focused on giving our customers the ability to acquire quality used vehicles through six key activities:

•

Vehicle acquisition. We acquire inventory primarily from used vehicle auctions. Our centralized vehicle selection strategy takes into account many factors, including the retail value, age, and costs of buying, reconditioning, and delivering the vehicle for resale, along with buyer affordability and desirability. At September 30, 2010, we employed 30 buyers who average six years of experience with us. For the nine months ended September 30, 2010, we purchased 44,538 vehicles from over 150 auctions nationwide.

•

Vehicle reconditioning and distribution. Subsequent to acquisition, vehicles are transported to one of our 13 regional reconditioning facilities, where we recondition the vehicles and perform a rigorous multi-point inspection for safety and operability. On average, we spend approximately $1,000 in reconditioning costs per vehicle sold, including parts and labor. Upon passing our quality assurance testing, we determine the distribution of vehicles to our dealerships based on current inventory mix and levels, along with sales patterns at each dealership.

•

Vehicle sales. We focus on selling quality used vehicles with affordable payments through our extensive network of company-owned dealerships. We utilize targeted television, radio, and online advertising programs to promote our brand and encourage customers to complete an online credit application and visit our dealerships. Approximately 53% of our customers completed an online credit application before visiting one of our dealerships in the nine-month period ended September 30, 2010. Our dealerships are generally located in high traffic commercial districts and showcase our DriveTime logos and color schemes.

•

Underwriting and finance. Using information provided as part of the credit application process, our centralized proprietary credit scoring system determines a customer’s credit grade and the corresponding minimum down payment and maximum installment payment. We monitor the performance of our portfolio and close rates on a real-time basis, allowing us to centrally adjust pricing and financing terms to balance sales volumes and loan performance.

•

Loan servicing. We perform all servicing functions for our loan portfolio, from collections through the resale of repossessed vehicles. We allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 10,000 other locations nationwide, as well as through traditional payment methods. Our experienced collection staff utilizes our proprietary collection software, which we developed specifically for subprime auto loans. We use behavioral models designed to predict payment habits, as well as automated dialer and messaging systems to enhance collection efficiency. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles.

•

After sale support. As part of our no-haggle vehicle sale price, we provide a warranty on each vehicle we sell, and in December 2009 we extended our warranty program (which is included in the sales price of each vehicle) to cover 36 months / 36,000 miles, including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. We self-administer our warranty program through our in-house team of customer service representatives, including warranty claim specialists who are certified mechanics, and our pre-approved vendor network of independent third-party repair facilities.

We believe that our business model has several advantages over our competition and that we provide our customers with a unique buying experience featuring:

(1)	branded, attractive dealership facilities, each of which maintains a large inventory of quality, reconditioned used vehicles;

(2)	professional and courteous service with “no haggle” pricing and a three day “no questions asked” return policy;

(3)	vehicle financing with affordable down payments and installment payments;

(4)

our DriveCare® limited warranty program (included in the sales price of each vehicle)—a 36 month/36,000 mile major mechanical warranty, including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance; and

(5)	numerous payment options, which include cash payments at alternative retail and other locations nationwide, as well as online, by phone, and through other traditional payment methods.

To provide financing to our customers, we have traditionally relied upon portfolio warehouse facilities and securitization transactions.

Industry Overview

Used vehicle sales. The market for used vehicles is among the largest retail markets in the United States. According to CNW, in 2009 there were 35.5 million used vehicle sale transactions, representing 77% and 52% of the overall vehicle market by unit sales and dollar volume, respectively. The used vehicle retail industry is highly fragmented, as evidenced by a CNW study, which estimates that the five largest used vehicle retailers accounted for only 2.7% of the $301.0 billion in industry sales in 2009. Sales typically occur through one of three channels: (i) the used vehicle retail operations of the approximately 17,000 manufacturers’ franchised new car dealerships, which represented 36.0% of industry sales in 2009, (ii) approximately 36,500 independent used vehicle dealerships, which represented 32.9% of industry sales in 2009, and (iii) individuals who sell used vehicles in private transactions, which represented 31.1% of industry sales in 2009.

“Buy-here, pay-here” (“BHPH”) dealerships sell and finance used vehicles to individuals with limited credit histories or past credit problems. In 2009, according to CNW, 1.8 million vehicles were sold by BHPH dealerships across the country. These subprime customers typically do not qualify to purchase a vehicle from used car megastores or the used car divisions of franchised new car dealers. BHPH dealerships are characterized by their sale of older, higher mileage cars; relatively small inventories of vehicles; and the requirement that customers make installment payments weekly or bi-weekly in person at the dealership.

Vehicle financing. According to CNW, at the end of 2009 there was in excess of $1.8 trillion in auto loans outstanding in the United States, of which 44.5% related to used vehicle sales. The industry is generally segmented by credit characteristics of the borrower (prime versus subprime). Originations for customers within the subprime market averaged $78.4 billion per annum (including originations for new and used vehicles) over the last five years ending December 31, 2009. However, subprime automobile originations dropped to $15.7 billion in 2009.

The used vehicle financing segment is highly fragmented and is served by a variety of financing sources that include independent finance companies, “buy-here, pay-here dealers” and select traditional lending sources such as banks, savings and loans, credit unions, and captive finance subsidiaries of vehicle manufacturers. Many traditional lending sources have historically avoided the subprime market due to its relatively high credit risk and the associated collection efforts and costs. In addition, over the past one and one-half years, numerous subprime lenders have significantly curtailed their originations or exited the market. As a result, subprime loan approval rates have dropped from approximately 69% in early 2007 to approximately 10% at the end of 2009. The following graph depicts the decline in loan approval rates to subprime customers.

Consistent with the decline in loan approval rates, according to CNW, the total number of independent used vehicle dealerships has declined in recent periods, from approximately 42,800 at the end of 2007 to approximately 36,500 at the end of 2009, reflecting the downturn in the economy and tightening of the credit markets, especially the subprime markets. In this same time period, used car sales (excluding private party sales) declined from approximately 41.4 million to approximately 35.5 million while new car sales declined from approximately 16.2 million to approximately 10.6 million, according to CNW. The following charts illustrate the declining trends described above.

Conversely, these economic factors have pushed more consumers into the subprime category. For example, according to FICO, the percentage of the U.S. population that had FICO scores under 600 rose from approximately 22% in October 2005 to approximately 25% in April 2009.

We believe this confluence of factors—the increase of customers in our target market, combined with the decline in independent used vehicle dealerships and loan availability to the subprime market—provides us with the opportunity to grow and increase market share.

Our market. Within the subprime market, we cater to customers who have the income necessary to purchase a used vehicle, but because of their impaired credit histories, cannot qualify for financing from traditional third-party sources. Our average customer is 25 to 55 years of age, has an annual income of $24,000 to $56,000, and has a FICO score between 450 and 570. FICO scores range from 350 to 850, and a customer with a FICO score below 620 is typically considered to have subprime credit.

Competitive Strengths

We believe the key competitive factors to effectively serve customers in this market are: (i) availability of financing, (ii) affordability of down payments and installment payments, (iii) breadth and desirability of vehicle selection, (iv) quality of the vehicles and the warranty provided, and (v) convenience of dealership locations and customer service. In general, the other primary buying options for customers in this segment are to purchase older, higher mileage vehicles from small, independent used vehicle dealers, or in private transactions with individuals.

We believe we have developed a flexible and adaptive business model that has positioned us for controlled growth and addresses the competitive factors described above. Our competitive strengths consist of:

Industry leadership in the subprime auto sales and finance market. We are the leading used vehicle retailer in the United States focusing on the sale and financing of vehicles to the subprime market and the fifth largest used vehicle retailer in the United States overall. We believe that our market presence, with 82 branded dealerships and 13 reconditioning facilities across 23 geographic areas, presents a distinct barrier to entry for competitors seeking to penetrate our markets. We intend to continue to penetrate this highly fragmented market by increasing sales in existing markets and through controlled expansion into new geographies. We believe that with the processes we have developed we will be able to open dealerships with a relatively modest capital investment and achieve store profitability in most markets within six to 12 months of store opening.

Integrated and centralized business model. We have developed a business model that integrates our vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support activities, which we believe enables us to control and generate value from each aspect of our business. In addition, we have centralized the key components of each of these functions. We believe that our integrated business model and centralized operations enable us to carefully manage our business and provide consistent customer service, while providing us with a stable platform for growth.

Sophisticated and proprietary information-based systems and strategies. Our experience in the subprime market has enabled us to develop sophisticated, proprietary systems and databases that help us manage each aspect of our business. We use our credit scoring system to classify customers into various credit grades defined by us based on historical loan performance. The credit grades are used to determine minimum down payments, maximum payment terms, and interest rates. We believe our ability to quantify each customer’s risk profile allows us to better predict loan performance, maintain the quality of our loan portfolio, and enhance our servicing and collections activities. We also believe that these models and databases enable us to rapidly adjust our business model to address changing market demands and customer trends, which we believe results in more predictive and less volatile loan performance.

Multiple sources of financing. We have been able to access a wide variety of sophisticated lending facilities, including non-recourse secured term loans, warehouse facilities, securitizations and senior notes. While availability, advance rates, and interest rates vary depending on market conditions, we have recently reduced our interest rates and increased our advance rates. See “Summary—Recent Financing Transactions.”

Highly experienced management team with strong operating track record. Our executive management team has centralized our operations, created our data-driven and adaptive business model, and implemented the dealership model we operate today. Our Chairman and sole shareholder, Ernest C. Garcia II, founded the Company. Raymond C. Fidel, our Chief Executive Officer and President; Mark G. Sauder, our Chief Financial Officer; Jon D. Ehlinger, our Secretary and General Counsel; and Alan J. Appelman, our Chief Credit Officer, have each been with the Company or one of its affiliates for more than nine years. Our eight member senior management team has an average of over 12 years of relevant industry experience.

Business Strategies

We intend to leverage our competitive strengths by implementing the following business strategies to expand our dealership base and market share and further distinguish ourselves as the leading used vehicle retailer to the subprime market:

Pursue controlled growth by expanding our dealership network. We believe we are well positioned to expand our dealership network throughout the United States, primarily through systematic, organic growth. We believe our centralized and integrated business model enables us to efficiently open new dealerships. It typically takes us from one to six months to select a site and execute a lease and an additional two to four months to open a new store, and we generally achieve profitability within six to 12 months of opening. We seek to locate new stores in existing commercial facilities, typically lease each facility for five years (with options to extend for another five to 15 years), and spend approximately $350,000 to $450,000 in leasehold improvements and equipment to establish each of our branded dealerships. We generally seek to expand into geographic regions in the United States with populations ranging from 500,000 to three million people, that have customer demographic concentrations consistent with our target market, and that have favorable operating environments. As of September 30, 2010, we had dealerships in 18 of 81 geographic regions between 500,000 and three million people, and we had dealerships in four of 20 geographic regions with populations in excess of three million people.

Implement business model enhancements. We are implementing enhancements to our business model in order to further distinguish our operations from traditional “buy-here, pay-here” dealerships. Unlike traditional stores serving our market, which require customers to physically make periodic payments at the dealership, we have created programs that allow our customers to make cash payments at over 13,000 locations nationwide, as well as online, by phone, and through other traditional payment methods, along with centralized loan servicing and collections for our loan portfolio. Since December 2009, all of our new stores have opened with no collectors and no payments in stores, along with a sales compensation structure weighted more toward salaries than commissions. As of September 1, 2010 all payments have been removed from all stores. In addition all loan servicing activities have been removed from stores. We began consolidating collections for accounts that are 1 to 44 days past due, which has resulted in the removal of all collection activities from our dealerships, and when completed will result in the consolidation of such activities at our four central collection facilities. These business model enhancements are intended to provide our customers the best experience available in our market to further enhance our leadership position.

Continue to enhance our credit scoring models, business analytics, and technology platforms. We believe continuous enhancement of our industry-leading analytics, processes, and systems is a key driver to our cash flow, future growth, and profitability. We are developing our seventh generation proprietary credit scoring model, which expands and refines the variables utilized by prior generations of scoring models. With a view to maximizing cash flows and monitoring portfolio risk, we intend to continue our efforts to enhance and expand our analytics platform, improve our management information systems and databases, enhance our website and call center systems, and improve our customer lead tracking software and sales systems. We believe that these improvements will serve to expand our competitive edge.

Maintain a strong balance sheet. Historically, we have been able to access credit markets that we believe are not typically available to auto dealerships serving our customers in the subprime market. We believe that this success is attributable to our centralized operations, track record, and strong balance sheet. We will maintain a continued focus on further enhancing our liquidity and capital position to support our business. In particular, we believe that the long-term nature of the capital that we raised in this offering, together with the other sources of financing available to us, will leave us well positioned against potential future economic downturns and capital market disruptions.

Dealerships and Facilities

As of September 30, 2010, we operated 82 dealerships and 13 reconditioning facilities in 23 geographic regions in 13 states. Select information regarding these dealerships is as follows:

Regions	Nine Months Ended September 30, 2010	Percent of Unit Sales Volume	As of September 30, 2010
	# of Units Sold		Number of Stores	Number of Reconditioning facilities	# of Active Loans	Loan Principal	% of Portfolio
						($ in thousands)
Dallas	5,243	12.5%	9	2	18,138	$195,560	13.9%
San Antonio	3,006	7.2%	6	1	11,734	119,559	8.5%
Atlanta	3,383	8.1%	6	1	11,356	115,021	8.2%
Tampa	2,927	7.0%	6	1	10,235	103,105	7.3%
Orlando	3,024	7.2%	7	1	9,953	101,738	7.2%
Phoenix	2,760	6.6%	5	1	9,196	87,523	6.2%
Los Angeles	2,181	5.2%	4	1	8,652	81,570	5.8%
Austin	2,205	5.2%	4	0	7,588	81,453	5.8%
Charlotte	2,206	5.2%	5	1	6,986	75,404	5.4%
Greensboro	2,386	5.7%	4	0	5,653	67,081	4.8%
Richmond	1,718	4.1%	4	1	6,868	65,465	4.6%
Las Vegas	2,124	5.0%	2	1	6,295	65,144	4.6%
Albuquerque	1,867	4.4%	4	1	6,096	60,898	4.3%
Jacksonville	1,608	3.8%	3	0	4,812	50,803	3.6%
Norfolk	1,569	3.7%	3	0	4,764	47,524	3.4%
Denver	1,189	2.8%	3	1	3,477	41,110	2.9%
Tucson	657	1.6%	1	0	2,519	24,347	1.7%
Nashville (1)	534	1.3%	1	0	536	6,951	0.5%
Oklahoma City (2)	458	1.1%	1	0	446	6,189	0.4%
Greenville (3)	335	0.8%	1	0	334	4,479	0.3%
Columbia (4)	280	0.7%	1	0	280	3,898	0.3%
Fayetteville (5)	238	0.6%	1	0	238	3,484	0.2%
Tulsa (5)	71	0.2%	1	0	71	1,044	0.1%

	41,969	100.0%	82	13	136,227	$1,409,350	100.0%

(1)	Opened December 2009

(2)	Opened January 2010
(3)	Opened May 2010
(4)	Opened June 2010
(5)	Opened July 2010

In general, our dealerships are located in high visibility, high traffic commercial areas, and we believe they are generally newer and cleaner in appearance than competing “buy-here, pay-here” dealerships. All of our dealerships are branded with consistent signage, flooring, furniture, paint, wallpaper, and awnings. We believe our branded dealership facilities are key to customer acquisition and help promote our image as a professional business.

At September 30, 2010, we owned nine properties and all other facilities were leased. Seven of the nine properties are dealerships, one is a reconditioning facility, and one is an operations/collections call center located in Mesa, Arizona.

At September 30, 2010, we leased 15 dealerships, three reconditioning facilities, our former loan servicing center, and our corporate office from Verde and one dealership and one reconditioning center from Mr. Garcia’s brother-in-law, Steven Johnson.

Due to reduced access to funding and reduced origination volume as a result of tightening our loan underwriting standards, and also as a result of normal course of operations, we closed 28 dealerships and six reconditioning facilities from January 1, 2008 to December 31, 2009. At September 30, 2010, we are still obligated for leases on seven properties which we have vacated. To date, we have subleased four of these nine properties. Six of the seven properties are owned by Verde and Mr. Johnson.

Dealership Operations

Each of our dealerships features a wide selection of makes and models to satisfy the preferences and budgets of our potential customers. Our dealerships generally maintain an inventory in excess of 50 vehicles. We offer “no haggle” pricing, with prices displayed on each vehicle. Vehicle prices averaged $14,491 for the nine months ended September 30, 2010.

Each dealership is run by a general manager, who has responsibility for the operations of the dealership facility and is compensated based on overall dealership profitability, including sales and portfolio loan performance. Our dealerships also typically employ between one to three sales managers, several sales personnel, and administrative support personnel.

We are implementing enhancements to our business model that seek to further distinguish our dealership operations and improve our customer experience. In this regard, we converted our stores to “sales only” operations, and removed all loan servicing activities from our stores. At the same time, we are providing new and convenient ways for customers to make installment payments, including cash payments at alternative retail and other locations nationwide. We are also in the process of modifying our sales compensation structure, which will be weighted toward salaries rather than commissions. Beginning with vehicle sales in December 2009, we are providing our customers with a three-day, no questions asked return policy and a 36 month/36,000 mile extended warranty including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. Together with our clean, branded dealership facilities and “no haggle” pricing, we believe these changes will result in an industry leading customer sales experience.

Inventory

Our centralized inventory management allows us to monitor inventory mix and maintain adequate levels of inventory at each dealership. It also enables us to quickly adjust vehicle acquisition and pricing in light of market conditions and to ensure affordability at all of our stores.

Using our proprietary models and real-time data, we deliver weekly buy targets to our 30 buyers based on current inventory levels, projected sales volumes, inventory turn times, and targeted vehicle pricing. We acquire inventory from used vehicle auctions, daily rental agencies, and commercial fleets. Approximately 90% of our inventory is acquired at auction.

After purchase, vehicles are transported to one of our 13 regional reconditioning facilities, where we perform a rigorous multi-point inspection for safety and operability, and assess the cost of reconditioning. Vehicles that fail inspection due to significant structural or mechanical defects are returned or resold at auction. We utilize our proprietary inventory management system to determine and monitor labor, parts, and other costs associated with reconditioning each vehicle. Reconditioned vehicles are distributed to our dealerships based on real-time projected inventory turn times and levels at each dealership. For the nine months ended September 30, 2010, the average cost per vehicle, including auction fees, reconditioning costs, parts and labor, transportation costs, and other incremental costs such as warranty costs, was $9,080, the average vehicle age was 4.3 years, and the average mileage was approximately 71,000 miles.

Marketing, Sales, and Branding

We have developed centrally-administered television, radio, and online advertising campaigns with uniform messaging focused on our ability to provide financing to our target market. Centered around the theme “Approved, Approved, Approved®,” we believe our ad campaigns resonate with our customers and encourage them to complete a credit application online to obtain pre-approval of their financing needs. Our branding also includes the “We turn No to Go®” green stop sign trademark and the service marks “Al the Approval Guy®” and the “Go-to-Guys for Cars and Credit®.” We believe our core marketing message portrays a fun and friendly team of helpful people who treat all customers with respect. Our dealership network fosters our brand, featuring consistent merchandising of DriveTime logos and color schemes. We believe this continued emphasis on our brand, customer service, and availability of financing helps our credit-challenged customers feel comfortable coming to DriveTime to purchase and finance a vehicle.

A vital component of our sales leads and volume generation is our website and the continued emphasis on our online credit approval process. Approximately 53% of our sales during the nine months ended September 30, 2010 were sales generated from customers who completed an online credit application with DriveTime prior to visiting one of our dealerships, as compared to approximately 44% for the same period in 2009. We accept credit applications from potential customers through www.drivetime.com and through marketing websites such as www.goforapproval.com (for television campaigns), www.militarymerit.com (for military campaigns), and www.go4approval.com (for yellow page campaigns).

Once an application is completed, a customer can set their own appointment online or a customer service representative from our centralized call center will call them to set up an appointment at a local dealership of their choice. This centralized approach has created efficiencies and streamlined the time from application to close.

Underwriting and Credit Scoring Models

We have dedicated, and will continue to dedicate substantial resources to developing, maintaining, and updating our proprietary credit scoring models that are focused on predicting the credit risk of our customers. We use highly trained and experienced analysts to develop our credit scoring models and various predictive models used in different aspects of our business. Many companies use FICO scores as a standard metric to assess the credit risk of customers. In contrast, we have over seven years of credit scoring modeling experience in developing scoring models that are more finely tuned to the nuances within the subprime auto segment. Our scoring models provide a substantial improvement over traditional FICO scores in rank-ordering the likelihood of credit risk default within the subprime auto segment. Our scoring models also include the use of alternative data sources along with traditional credit bureau data which enhance the ability to separate the credit risk levels of the subprime auto segment into different categories. Our centralized proprietary credit scoring models are currently used to classify customers into various risk grades that are linked to financing parameters. We believe our ability to quantify a customer’s risk profile based upon historical data, breadth of data, and sophisticated modeling techniques, allows us to better predict loan performance, manage the blended quality of our portfolio of loans, and obtain appropriate risk adjusted returns.

The scoring models are periodically updated to account for changes in loan performance, data sources, geographic presence, economic cycles, and business processes. The first credit scoring model was deployed in July 2001. Since then, five subsequent generations of credit scoring models have been implemented, the most recent in May 2009. The credit scoring models have evolved over time and leverage data collected from prior models allowing them to become more sophisticated in identifying the credit risk of our customers.

We perform a segmentation analysis to identify homogeneous sub-populations within our customer base, and we build separate models for each such population. Prior to each sale, we require our customers to complete a credit application. Upon entering the customer information into our origination system, our proprietary credit scoring system determines the customer’s credit grade, which is used by the dealership manager to help select vehicles that fit the required deal terms and the customer’s needs. The customer’s credit grade and type of vehicle determine the term, maximum installment payment, and minimum payment amounts. The annual percentage rate (APR) charged is a function of the customer’s credit grade, down payment, and model year of the vehicle. Our centralized risk management and pricing departments set these terms. Managers are also required to verify the pertinent information on the customers’ credit application before approving the loan, including employment, residence, insurance, and identity.

The static-pool tracking of portfolio loss performance is also monitored by credit grade. Over the past seven years, the unit loss rate results by credit grade have been relatively consistent through economic cycles and across different generations of scoring models. For example, with eighteen months of aging, the unit loss volatility within a credit grade across the seven year period from 2002 to 2008 originations has been within +/- 15% of the average for a specific credit grade. Moreover, the separation in unit loss rates by grades (rank-ordering between the grades) has averaged around 25%. For example, with eighteen months of aging, the unit loss rate for a ‘B’ grade customer has been about 25% lower than a ‘C’ grade customer, and the loss rates of our highest risk credit grade (D) are approximately three times the loss rates of our lowest risk credit grade (A+).

Our centralized risk management group manages the credit mix of our portfolio of finance receivables on a company-wide basis. This group is also responsible for monitoring the origination and underwriting processes, providing underwriting training to the dealerships, monitoring loan servicing, and static-pool tracking of portfolio loss performance and profitability.

We provide financing for substantially all of the used vehicles we sell at our dealerships through retail installment sales contracts. The foundation for underwriting these loans is our proprietary credit scoring models described above.

Loan Portfolio

We actively monitor our portfolio performance and the credit grade mix of originations. Our proprietary credit grading system segments our customers into eight distinct credit grades. We control the grade mix of originations through the deal terms provided to our customers, which are established centrally by our risk management team, and applied consistently throughout our dealership network. We have higher minimum down payments and lower maximum installment payments for our lower credit grade customers, resulting in lower close rates for our lower credit grade customers. Our loans have an average original term of approximately 53 months and an average life of only 33 months, due to charge-offs. Due to the fact that our loans have a relatively short average life, we are able to closely monitor credit trends and make appropriate adjustments to the both the grade mix and pricing of our originations.

Due to the deteriorating economic environment, combined with reduced access to funding, we decided to tighten our credit standards starting in the second quarter of 2008. Our goal was to both reduce overall origination volume to match our access to funding and originate loans in higher credit grades to improve overall portfolio loan performance. As a result, our close rates dropped from 34.2% in 2007, to 29.6% in 2008, and 27.6% in 2009. During the same time period the monthly volume of applications per store increased from 161 in 2007, to 170 in 2008, and 191 in 2009, which enabled us to meet origination volume targets, while also achieving an improved origination credit grade mix.

More specifically, our top three credit grades increased from 52.4% of total originations in 2007 to 56.5% of total originations in 2008 and to 61.2% of total originations in 2009. The loss rates for our originations after tightening our underwriting standards in the second quarter of 2008 are currently at historical lows. For example, our gross loss rates (before recoveries) for loans originated in the first quarter of 2009 with ten months of aging are 10.2%, which is 41.6% lower than 2008 originations, 40.1% lower than 2007 originations, 38.4% lower than 2006 originations, and 35.1% lower than 2005 originations, all at the same amount of aging. The improved loan performance is primarily a function of our decision to originate better overall grade mix, combined with lower losses within the various credit grades due to improvements in deal structure, changes in underwriting policies, and implementation of new scoring models.

Due to the fact that our loans have a relatively short average duration, our portfolio turns over rapidly. As shown in the following table, loans originated since we tightened our underwriting standards in the second quarter of 2008 comprise a majority of our portfolio as of September 30, 2010.

Percentage of Portfolio Originated since March 31, 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008	0.0%	12.6%	24.4%	33.8%
2009	45.9%	54.1%	61.8%	67.6%
2010	74.9%	79.8%	84.4%

The impact of the tightening of our underwriting standards on our loan portfolio is shown in the following trended net charge-off table, as originations after tightening increasingly became a larger percentage of our outstanding loan portfolio. This table represents the performance of our entire loan portfolio outstanding for each period shown, and does not represent static pools based on origination year. As is evident from the table below, the seasonality in our business results in net charge-offs typically being the highest in the third and fourth quarter of each year and the lowest in the first and second quarter of each year.

Net Charge-Offs as a Percent of Average Portfolio Principal Balance:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2005	4.2%	2.7%	4.5%	5.7%	17.2%
2006 (1)	3.8%	2.9%	4.8%	4.9%	16.4%
2007	3.8%	3.2%	5.5%	5.4%	18.2%
2008	4.9%	4.4%	5.7%	6.5%	21.4%
2009	4.9%	3.9%	4.8%	4.6%	18.2%
2010	3.3%	2.5%	3.7%

(1)	Net charge-offs in 2006 are adjusted to remove the positive benefit of a non recurring adjustment related to recoveries. The unadjusted total net charge offs were 15.8% for 2006.

Monitoring and Collections

We seek to minimize credit losses by carefully monitoring our portfolio of finance receivables. After completing a sale, each loan is automatically added to our comprehensive loan servicing and collection system. Our proprietary collection system was developed specifically for subprime auto loans and provides us the transparency and tools necessary to effectively and efficiently service our loan portfolio. We set daily queues of delinquent accounts for each collector to manage based on the customer’s delinquency status and an internally generated behavioral score for the customer. In addition to behavioral models designed to predict payment habits, we utilize an automated dialer and messaging system to enhance collection efficiency.

Accounts greater than 43 days past due (i.e., “back-end” collections) are assigned to a central loan servicing facility located in Mesa, Arizona. Recovery, bankruptcy, insurance, payment processing, cash balancing, customer service, re-marketing, quality assurance, contract verification, as well as our call center, and warranty administration functions are also performed at our facility in Mesa, Arizona. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles. We began consolidating collections for accounts that are 1 to 44 days past due, which has resulted in the removal of all collection activities from our dealerships, and when completed will result in the consolidation of such activities at our four central collection facilities.

Integrated Information Systems

We manage the operations of our reconditioning facilities, dealerships, loan servicing centers, and our accounting and reporting functions with a single, integrated information system. When we purchase a used vehicle, our staff records the purchase in our system, and the system adds the vehicle to inventory and makes the appropriate accounting entries. Reconditioning costs are also tracked for each vehicle. When a sale occurs and a loan is generated, the system adds the loan to our loan servicing and collection systems. We use both local and wide-area data and voice communication networks that allow us to account for all purchase and sale activity centrally and to service large volumes of contracts from our centralized collections facilities. We also have internally developed comprehensive databases and management tools, including credit scoring models, static pool analyses, behavioral scoring, and predictive modeling to set inventory acquisition and underwriting guidelines, structure contract terms, establish collection strategies, and monitor underwriting effectiveness.

Our systems and databases are maintained in secured data centers. Our data centers are configured with redundant power, cooling, and network access. Fire protection systems, including passive and active design elements, are installed. We utilize multiple backup systems in an effort to ensure uninterruptible power. Our network features multiple wide area network connections using a redundant routing architecture and multiple access points to public networks.

Systems and databases are configured for high availability and disaster recovery. High availability is achieved through the use of server and database clustering and redundancy at multiple hardware layers. We back-up all of our databases and systems on a regular basis. We leverage a blended data duplication disk backup and traditional tape backup strategy that supports rapid data recovery. Tape backups are stored in a secure offsite location. Critical systems are attached to a storage area network and data replication is in place across data centers. Server virtualization technology is utilized to improve the efficiency and availability of resources and applications. We have a comprehensive disaster recovery plan in place to cover intermittent or extended periods of interruption in one or more of our critical systems. We periodically test our disaster recovery procedures.

Customer Insurance Coverage

Certain of our customers have difficulty obtaining and maintaining affordable insurance for their vehicles. We have introduced in all of the states in which we operate a collateral protection insurance program. Under this program, we offer customers dual interest collateral protection insurance through a third party with whom we have a contractual relationship. The insurance coverage is limited to vehicle damage. The insurance is offered by an “A” rated insurer, and is 100% reinsured by one of our subsidiaries. Although we are not the insurer, we bear the entire risk of loss resulting from amounts claimed and paid in excess of amounts we collect related to operating this program. At September 30, 2010, our reserve for open claims was $0.1 million. We are also exploring liability insurance meeting state requirements and considering other possible solutions to provide affordable insurance for our customers, including longer term coverage, and/or making property and casualty and liability insurance available through insurance agents, or establishing our own insurance agency.

Intellectual Property

We have an ongoing program under which we evaluate our intellectual property and consider appropriate federal and state intellectual property related filings. We believe that there is significant value in our trademarks, but that our business as a whole is not materially dependent on our trademarks. We believe we have taken appropriate measures to protect our proprietary rights.

Employees

At September 30, 2010 we employed 2,175 people, consisting of 1,311 people in our retail operations, 655 people in our portfolio operations, and 210 people in our corporate operations. None of our employees are covered by a collective bargaining agreement and we generally believe that relations with our employees are good.

Competition

Our primary competitors are the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans. There is no assurance that we can successfully distinguish ourselves from our competitors or compete in this industry in a cost-effective manner or at all. In addition, periodically larger companies with significant financial and other resources have entered or announced plans to enter the used vehicle sales and/or finance industry, or relax their credit standards and compete with us, at least at the upper end of our customer segment. These dealerships also compete with us in areas such as the purchase of inventory, which can result in increased wholesale costs for used vehicles and lower margins, and the dealerships and finance companies could also enter into direct competition with us at any time at the lower end of the subprime market.

The used vehicle financing segment is highly fragmented and is served by a variety of traditional financial institutions, including banks, savings and loans, credit unions, and captive finance subsidiaries of vehicle manufacturers, as well as by independent finance companies and “buy-here, pay-here” dealerships. While traditional financial institutions have not consistently serviced subprime borrowers, the high interest rates and margins of companies involved in subprime financing have at times encouraged certain of these traditional institutions to enter, or contemplate entering, this market. Due to the economic downturn, many finance companies have reduced or eliminated subprime auto financing. According to CNW, the subprime loan approval rates have dropped from approximately 69.0% in the first half of 2007 to approximately 10% at the end of 2009. We believe traditional lenders are currently avoiding this market due to its relatively high credit risk and the associated collection efforts, as well as the current regulatory environment impacting financial institutions. Competition may increase in the future as the economy improves and the credit markets ease.

Regulation

Our sales, finance, and collections operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that we obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that we originate, provide specified disclosures to customers, limit our right to repossess and sell collateral, and prohibit us from discriminating against certain customers. We are also subject to state insurance laws, and our insurance agency subsidiary is regulated by state insurance authorities.

Our financing activities with customers are subject to federal truth-in-lending, fair credit reporting, and equal credit opportunity laws and regulations, as well as state and local motor vehicle finance laws, installment finance laws, usury laws, and other installment sales laws. Our debt collection activities with customers are subject to federal fair debt collection practices and fair credit reporting laws and regulations. We are also subject to federal and state consumer protection, privacy, and related laws and regulations. We charge fixed interest rates in excess of traditional prime and non-prime finance companies on the contracts originated at our dealerships. Some states regulate finance fees and charges that may be paid as a result of vehicle sales.

We believe that we are currently in substantial compliance with all material federal, state, and local laws and regulations applicable to our business. We may not, however, be able to remain in compliance with such laws.

Environmental

We are subject to a complex variety of federal, state, and local laws, regulations, and permits relating to the environment and human health and safety. These requirements change frequently and tend to become more stringent over time, and are a significant consideration for us as our operations involve the use of storage tanks, the disposal of wastewater, and the emission of hazardous substances to the air, as well as the use, storage, recycling, and disposal of hazardous materials, such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires, and fuel. If we violate or fail to comply with these laws, regulations, or permits, we could be fined or otherwise sanctioned by regulators. Pursuant to such requirements, we also have made and will continue to make capital and other expenditures.

We can also be responsible for costs relating to any contamination at our current or former owned or operated properties or third party waste disposal sites. This liability may be imposed even if we were not at fault. In addition to potentially significant expenses to investigate and remediate contamination, such matters can give rise to claims from governmental authorities and other third parties for fines or penalties, natural resource damages, or personal injury or property damage.

Company Insurance Coverage

Our business exposes us to the risk of liabilities arising out of our operations. Liabilities involve, for example, claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. The automotive retailing business is also subject to substantial risk of property loss due to the concentration of property values at dealership locations. Accordingly, we have purchased liability and property insurance, subject to certain deductibles or loss retentions. We also purchase umbrella liability insurance to provide insurance in excess of our primary insurance policies. We have elected to self-insure our inventory of vehicles. The level of risk we retain may change in the future as insurance market conditions or other factors affecting the economics of our insurance purchasing change. Although we have, subject to certain limitations and exclusions, substantial insurance, we cannot assure you that we will not be exposed to uninsured or underinsured losses that could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Legal Proceedings

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we established an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

In August 2008, we received a Civil Investigative Demand from the Texas Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing, and selling of used cars. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to provide them with an overview of us and discuss the requested materials. At the meeting, we agreed on some minor changes in the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. We will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions with them. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to continue to cooperate with state officials. We believe we do not have loss contingencies related to this matter.

We are currently appealing to the Nevada Supreme Court on an adverse administrative ruling related to the efficacy of certain sales tax refunds we have requested for the 2002 and 2003 tax years. While only applicable to 2002 and 2003, an adverse ruling could affect subsequent tax years as well. In several of the states in which we operate, we file for and receive sales tax refunds for sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit of tax years 1998-2001, allowed such refunds. The Department is now taking the position that because the contracts are assigned to our related finance company (which was the case in certain of our prior periods as well) we are not entitled to the refund. We are vigorously pursuing our rights to the refunds and believe our claim has merit and that we are likely to prevail in this proceeding. Total sales tax refunds from 2002 through September 30, 2010 were $5.0 million. We have not accrued any amounts with respect to this matter.

Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel management does not expect the final outcome to have a material adverse effect on us.

Company History

DriveTime Automotive Group, Inc. (“DTAG”), formerly known as Ugly Duckling Corporation (“Ugly Duckling”) and Ugly Duckling Holdings, Inc., was incorporated in 1992 and reincorporated in Delaware in 1996. We were listed on the NASDAQ from June 1996 through March 2002. DT Acceptance Corporation (“DTAC”) was formed in February 2003 as a sister company to DTAG and is included in our consolidated financial statements. DTAG focuses on vehicle sales activities and DTAC focuses on our financing activities.

DTAG completed an initial public offering of its common stock in June 1996. Ugly Duckling operated used car dealerships focused exclusively on the subprime market, and underwrote, financed and serviced subprime contracts generated at its dealerships. In December 2001, UDC Acquisition Corp. (the “Purchaser”), an affiliate of Ernest C. Garcia, II, Ugly Duckling’s Chairman of the Board of Directors and principal stockholder, and Gregory B. Sullivan, the President, Chief Executive Officer and a Director of Ugly Duckling, made a tender offer to purchase all of the outstanding common stock not owned by Mr. Garcia, Mr. Sullivan, the Purchaser or their affiliates. A special transaction committee appointed by the Board of Directors of Ugly Duckling recommended that stockholders approve the tender offer for numerous reasons, including, but not limited to, various uncertainties surrounding Ugly Duckling’s future prospects arising from the economic slowdown in effect at the time and the continued effect on the economy of national and international developments, including the U.S. war on terrorism. This transaction was completed in March 2002 and, upon closing, Ugly Duckling ceased to trade as a public company. Ugly Duckling changed its name to DriveTime Automotive Group, Inc. in September 2002. The name change was intended to reflect the company’s new direction and its focus as the auto dealership and finance company of choice for people with subprime credit. Since going private in 2002, the company has continued to develop and implement this strategic focus.

Management

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

DriveTime Automotive Group, Inc. Name	Age	Position(s)
Ernest C. Garcia II	53	Chairman/Director
Raymond C. Fidel	52	Director, Chief Executive Officer, and President
Mark G. Sauder	50	Executive Vice President, Chief Financial Officer and Treasurer
Alan J. Appelman	52	Executive Vice President, Credit Risk and Customer Analytics
Jon D. Ehlinger	52	Executive Vice President, Secretary, General Counsel and Public Relations
Keith W. Hughes	63	Director
MaryAnn N. Keller	66	Director
Donald J. Sanders	66	Director
Gregg E. Tryhus	53	Director

Ernest C. Garcia II. Mr. Garcia has served as our Chairman of the Board since 1992. Mr. Garcia served as our Chief Executive Officer from 1992 to 1999, and served as our President from 1992 to 1996. Mr. Garcia has been the President of Verde Investments, Inc. since 1992. As our founder, long-time Chairman and former Chief Executive Officer, Mr. Garcia brings an extensive understanding of the automobile sales and finance industry to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.

Raymond C. Fidel. Mr. Fidel has served as a Director, our Chief Executive Officer and President since 2004. Prior to that, Mr. Fidel served as our Chief Operating Officer from 2001 to 2004. Mr. Fidel graduated with a Bachelor of Science degree in finance and a Master of Business Administration degree from the University of New Mexico. Mr. Fidel’s long tenure as a senior executive of the company, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board with company-specific experience and expertise.

Mark G. Sauder. Mr. Sauder has served as our Chief Financial Officer since 2002 and as Executive Vice President since 2004. Mr. Sauder is a Certified Public Accountant and graduated with a Bachelor of Science degree in accounting from Ball State University.

Alan J. Appelman. Mr. Appelman has served as our Executive Vice President and Chief Credit Officer since 2009. From 2007 until 2009, Mr. Appelman served as our Chief Credit Officer, and from 2000 until 2007 Mr. Appelman served as our Vice President of Risk Management. Mr. Appelman graduated with a Bachelor of Arts degree in psychology from the University of Missouri and received a Masters of Business Administration degree from the University of Texas at Austin.

Jon D. Ehlinger. Mr. Ehlinger has served as our General Counsel and Secretary since 1998, and was appointed Executive Vice President in 2009. Mr. Ehlinger graduated with a Bachelors of Arts degree in history from Drake University and received his Juris Doctorate degree from the University of Notre Dame Law School.

Keith W. Hughes. Mr. Hughes retired as Vice Chairman and director of Citigroup in 2001. Mr. Hughes was Chairman and Chief Executive Officer of Associates First Capital from 1996 to 2000 when the company was acquired by Citigroup. Mr. Hughes’ experience in banking and finance covers 32 years with Continental Bank Chicago; Northwestern National Minneapolis; Crocker National San Francisco; and Associates First Capital. Mr. Hughes owns and operates Hughes Family Vineyards LLC, an artisan winery in Sonoma California. Mr. Hughes has served on the board of Fidelity National Information Services, a privately-held company that provides technology services to financial institutions, since 2003. Mr. Hughes served on the board of directors and audit committee of Pilgrim’s Pride Corporation (NYSE: PPC) from 2004 to 2009, and on the board of directors and audit committee of Texas Industries, Inc. (NYSE: TXI) from 2003 to 2009. Mr. Hughes graduated with a Bachelor of Science degree in marketing and a Masters in Business Administration degree from Miami University in Oxford, Ohio. Mr. Hughes’ extensive career in the subprime finance industry, his experience as a chief executive of major organizations, and his significant role on numerous boards of directors, give him the leadership and industry knowledge to guide our Board on a variety of matters, including operating strategy, corporate governance, and other matters.

MaryAnn N. Keller. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, an investment banking firm, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was a portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a publicly-traded rental car company, where she serves on the audit committee and the human resources and compensation committee. She has previously served as a director of Lithia Motors, Inc. (NYSE: LAD), a new and used vehicle retailer. Ms. Keller earned her Bachelor of Science degree in chemistry from Rutgers and a Master in Business Administration degree from City University of New York. Ms. Keller’s extensive experience as an analyst of, consultant to, and director of organizations in the automotive industry brings valuable expertise and experience to our Board.

Donald J. Sanders. Mr. Sanders has worked in the consumer finance industry for 40 years and has held management positions with Korvettes Department Stores (private label credit business), Citicorp, and Commercial Credit Corporation. In 1990, Mr. Sanders co-founded and served as Chief Executive Officer of Credit and Risk Management Associates, Inc., a risk management and marketing consulting, data warehousing, and systems integration firm that was acquired by Fair, Isaac Companies in 1996. Mr. Sanders retired from Fair, Isaac in 2001, but continues to provide private consulting services as Deer Creek Consulting, LLC. Mr. Sanders also serves as a Senior Industry Advisor to Bridgeforce, Inc., a Delaware consulting firm, and serves on the board of directors of Collections Marketing Center, Inc., a private company. Mr. Sanders also served on the board of directors and the nominating/corporate governance committee of the board of directors, and formed and chaired the risk management committees of the board of directors, of Metris Companies, Inc., a then publicly-traded company that offered unsecured credit cards, from 2004 until it was acquired by HSBC Finance Corporation in 2005. Mr. Sanders has a Bachelor of Science degree from Loyola College (Baltimore) and a Master of Science degree in administration with a concentration in Business Financial Management from George Washington University. Mr. Sanders’ extensive career focusing on credit scoring and risk modeling for the consumer finance industry, including as a chief executive and later as a consultant, gives him the industry knowledge to guide our Board on a variety of matters.

Gregg E. Tryhus. Mr. Tryhus is President and owner of Grayhawk Development, a company involved in land development, golf development, construction and operations, and resort development. Prior to that, Mr. Tryhus was in the land sales business and founded his own land sales company, Tryhus Company, in 1984.

Prior Proceedings

Prior to founding the predecessor to DriveTime, Ernest C. Garcia II, our Chairman and sole shareholder, was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1987 between Lincoln Savings & Loan Association (“Lincoln”) and entities controlled by Mr. Garcia, the Resolution Trust Corporation (the “RTC”), which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia’s participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but, in light of his cooperation with authorities both before and after he was charged, he was sentenced to three years probation (which expired in 1996), was fined $50 (the minimum fine the court could assess), and, during the period of his probation, was banned from becoming an officer, director, or employee of any federally-insured financial institution or a securities firm without governmental approval. In connection with this matter, in 1992 Mr. Garcia consented to a censure and permanent bar from membership or employment or association with any New York Stock Exchange member or member organization. In separate actions arising out of this matter, Mr. Garcia consented to the entry of a permanent injunction against further violations of the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were discharged by 1993. On August 21, 2003, all of Mr. Garcia’s civil rights were restored by the Superior Court of Arizona upon application submitted to the court on June 23, 2003. Raymond C. Fidel, our President and Chief Executive Officer, was employed by Lincoln from February 1982 to April 1989. Between 1988 and 1989, Mr. Fidel was the President of Lincoln. Following the takeover of Lincoln by the RTC in 1989, Mr. Fidel and others were charged with fraud (the “Complaint”) arising out of the sale of bonds at Lincoln of its parent company, American Continental Corporation (“ACC”). At the same time the Complaint was filed, Mr. Fidel, without admitting or denying any of the allegations in the Complaint, consented to the entry of a permanent injunction against further violations of the securities laws. Mr. Fidel pled guilty in 1991 to two counts of federal securities fraud, and to six counts in California State court (five relating to fraud and one relating to the sale of securities without qualification) arising out of this matter. In light of Mr. Fidel’s cooperation with authorities in their prosecution of executives of ACC, including Charles H Keating, Jr., and Mr. Fidel’s efforts in stopping bond sales at Lincoln, Mr. Fidel was given three years of probation without supervision, which expired in 1996, and was ordered to make a nominal Victim’s Restitution Fund payment of $250. On September 3, 2004, all of Mr. Fidel’s civil rights were restored by the Superior Court of Arizona and, on November 18, 2004, all of Mr. Fidel’s state convictions were reduced to misdemeanors and all of the misdemeanor charges were then dismissed.

Board Composition

Our directors are elected annually to serve until the next annual meeting of stockholders, until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification, or removal. Directors may be removed at any time for cause by the affirmative vote of the holders of a majority of the voting power then entitled to vote.

Compensation Discussion and Analysis

The following discussion and analysis should be read in conjunction with the related tables that are presented immediately below.

Overview

The purpose of this compensation discussion and analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers, who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers. For our 2009 fiscal year, our named executive officers were:

•	Ernest C. Garcia II, our Chairman;

•	Raymond C. Fidel, our President and Chief Executive Officer;

•	Mark G. Sauder, our Executive Vice President and Chief Financial Officer;

•	Jon D. Ehlinger, our Executive Vice President, Secretary, and General Counsel; and

•	Alan J. Appelman, our Executive Vice President and Chief Credit Officer.

This compensation discussion and analysis addresses and explains the compensation practices that we followed in 2009, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2009 fiscal year.

Compensation Determinations

Most, if not all, of our compensation policies and determinations applicable to our named executive officers have been the product of research by and discussion among our management team.

Objectives of Compensation Programs

We pay our named executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices and our current and anticipated future needs, the relative skills and experience of each individual executive, and the competitive market. To date, we have not utilized the services of a compensation consultant and have not engaged in any benchmarking when making policy-level or individual compensation determinations.

Compensation philosophy. A named executive officer’s total compensation will vary based on our overall performance and with the particular named executive officer’s personal performance and contribution to overall results. This philosophy generally applies to all of our employees, with a more significant level of variability and compensation at risk depending upon an employee’s function and level of responsibility. Implementing this philosophy allows us to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.

Overriding objectives. The overriding goal of our executive compensation program is the same as our goal—to create long-term value. Additional objectives of the executive compensation program are:

•	to motivate our named executive officers to achieve and exceed our financial performance goals and drive the value of our business by rewarding such success;

•

to ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence our long-term financial success and are responsible for effectively managing our operations in a way that maximizes the value of our business;

•	to achieve a balance between compensation levels and our annual and long-term budgets, strategic plans, business objectives, and investor expectations;

•	to motivate executive officers to achieve our business objectives, and to align the incentives of our officers with, on a prospective basis, long-term incentive awards;

•

to provide named executive officers with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and regional operational focus; and

•	to have programs that are simple, well understood, which reward accountability and are closely tied to our key financial goals and strategic objectives.

Company compensation policies. A named executive officer’s total in-service compensation consists of base salary, a cash bonus, a deferred bonus, a long-term incentive program, and limited perquisites. With regard to these components, we have in the past adhered to the following compensation policies:

•

Base salaries should be competitive and should encourage retention. Our compensation programs should reflect base salaries as being competitive compensation for the named executive officers to perform the essential elements of their respective jobs.

•

Bonuses should be structured to reward superior company performance and encourage retention. Each of our executive officers may be entitled to an annual cash bonus based on our prior year performance. To encourage continuity of management, an amount equal to each annual cash bonus is awarded on a deferred basis and such amounts are paid, subject to continued employment, three years following the year in which the deferred bonus was awarded.

•

Short- and long-term incentives. Our compensation programs are structured to assure that those key executives who are involved in critical decisions that impact our success have a meaningful, competitively supportable portion of their total compensation linked to their success in helping meet performance objectives.

•

Compensation should be paid in cash. As a private company whose equity securities are not publicly-traded, we believe that the true compensatory value to be accorded to equity-based incentives would be difficult for both us and a recipient to determine. Accordingly, we have not in the past utilized equity-based incentives and have instead focused entirely on providing the opportunity for our named executive officers to earn total cash compensation at levels that enable us to achieve the motivation and retention goals described above.

•

Benefits. Benefits are offered that are competitive within the defined talent market, generally on par with our employee population, and offered on the basis of business need and adequate individual protection. Our benefit plans provide participants with reasonable flexibility to meet individual means.

We believe our policies have helped us achieve our compensation objectives of motivation and retention, as evidenced by the limited turnover in our executive officer ranks over the past several years.

Compensation Programs Design and Elements of Compensation

We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, includes the need to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of in-service compensation. For our 2009 fiscal year, our executive compensation mix included base salary, discretionary cash bonuses, and other benefits generally available to all employees. We generally determine the nature and amount of each element of compensation as follows:

•

Base Salary. We typically agree upon a base salary with a named executive officer at the time of initial employment. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance. We review executive salaries annually and may adjust them based on an evaluation of our performance for the year and the performance of the functional area(s) under an executive’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.

•

Non-Equity Incentive Plan Compensation. We provide cash bonuses to recognize and reward our named executive officers with cash payments above base salary based on our success in a given year. The cash bonuses are paid annually and the bonus program includes a deferred bonus in the amount of the annual bonus that is payable three years after the payment of the annual bonus, subject to the executive officer still being employed by us at the time of payment. Amounts deferred accrue interest at the Prime rate. For 2009, the bonuses received by Messrs. Fidel, Sauder, Ehlinger and Appelman reflected, in part, bonuses for 2009 performance and, in part, the deferred portion of bonuses earned in 2006. See “—Impact of Performance on Compensation—Bonus Plan.”

•

Retention Plan Bonus. We provide cash bonuses under our retention bonus plan to Messrs. Sauder, Ehlinger and Appelman. Under the terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 through May 2011 to fund the plan. An executive must remain employed by us to receive annual benefits paid out under the plan beginning in May 2011 through May 2015. The difference in the bonus paid to Mr. Sauder, in comparison to Mr. Ehlinger and Mr. Appelman, reflects the terms of the bonus plan and the value it places on Mr. Sauder’s performance in his position as chief financial officer of the company, which is a critically important role in our company given the complexity of our business model and the importance of financing to our business.

•

Perquisites. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs. Accordingly, in 2009, we provided limited perquisites to our named executive officers.

•

Other. We offer other employee benefits to key executives for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, vision and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; tuition reimbursement; and a 401(k) retirement savings plan.

Elements of post-termination or change of control compensation and benefits. None of our named executive officers is a party to an employment agreement with us, although certain of our executives are parties to special retention agreements that provide for benefits to be accelerated upon certain events involving termination of employment or a change of control. See “—Severance and Change of Control Arrangements” below.

Impact of Performance on Compensation—Bonus Plan

We have an annual cash bonus program that is based primarily on pretax earnings. When evaluating whether earnings targets have been satisfied, we typically disregard certain non-operating gains and/or losses over which management has no control, and certain performance measures may be adjusted in extraordinary circumstances. We determine target earnings at the start of each year, and bonuses can be paid anywhere from 50% to 150% of the target for each executive officer, depending on our performance against the targets. We determine the targets by analyzing our budget and forecasted earnings, and economic and other competitive factors.

The cash bonuses are paid annually, and the bonus program includes a deferred bonus in the amount of the annual bonus that is payable three years after the payment of the annual bonus, subject to the executive officer still being with us at the time of payment. Amounts deferred accrue interest at the Prime rate.

For 2009, the threshold level of earnings that would entitle our executive officers to a bonus was $1.0 million (which would entitle them to a 38% payout of their base bonus), and our actual performance, using a predetermined formula, was $33.0 million, which resulted in a 145% payout of their base bonus. The dollar amounts provided are not equivalent to our net income since certain items are included and/or excluded when calculating our bonus earnings.

Retention Plan

Prior to July 2005, Raymond C. Fidel, Mark G. Sauder, Jon E. Ehlinger, and Alan J. Appelman were parties to change in control and equity participation agreements with us and with DTAC. These agreements were designed to encourage continuous improvement in performance, attract and retain key executives, motivate successful execution of business strategies, and provide for executive participation in the companies’ financial success.

In July 2005, we replaced the change of control and equity participation agreements with a retention plan in which Mark G. Sauder, Jon D. Ehlinger, and Alan J. Appelman participate. Raymond C. Fidel was not included in this plan because it was determined that, as a shareholder at that time, his 5% ownership interest in us encouraged Mr. Fidel to remain with us, and that he would be financially rewarded in his capacity as one of our shareholders. Subsequently, in 2008, Mr. Fidel entered into an agreement with Mr. Garcia for the purchase of Mr. Fidel’s ownership interest. See “—Executive Employment Agreements.”

Under the current terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 and for each year thereafter through May 1, 2011 to fund this program. An executive must remain employed by us to receive these benefits. If the executive terminates his employment without cause or is terminated with cause, any unpaid amounts are forfeited and revert to the company. If the executive is terminated without cause (including on account of disability), the executive terminates for good reason, or upon certain change of control events, the executive will receive all amounts that have been contributed to date. The total potential contributions to be paid under this plan is $14.0 million, funded by us over the first six years and paid out to the executive in five installments beginning May 1, 2011. We recognize compensation expense under this plan based upon the service period required to receive payments of ten years (exclusive of acceleration and forfeiture clauses).

We contributed $2.8 million in each of May 2006, 2007, and 2008 in accordance with the plan. In May 2009, the executives that participate in the plan agreed to amend the scheduled plan contributions to be $1.4 million in May 2009 and May 2010 and $2.8 million in May 2011, in lieu of the originally scheduled $2.8 million in May 2009 and May 2010. At September 30, 2010, we had $2.8 million remaining to be funded over the remaining term of the retention plan.

Contributions are made into secular trusts that were set up on behalf of each participant. We fund contributions into the trusts to provide participants a level of certainty regarding payment of their retention benefits. Contributions to the secular trusts are taxable to the named executive officers and the funds are not subject to claims from creditors in the event of bankruptcy. The named executive officers also have investment discretion with respect to the contributions.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of,

Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the IRS, we are currently operating such plans in compliance with Section 409A.

Conclusion

We believe that the compensation amounts paid to our named executive officers for their service in 2009 were reasonable and appropriate and in our best interests.

Executive Employment Agreements

None of our named executive officers is a party to an employment agreement with us, although certain of our executives are parties to special retention agreements and non-equity incentive plan compensation that provide for benefits to be accelerated upon certain events involving termination of employment or a change of control. See “—Severance and Change of Control Arrangements” below. In 2008, Mr. Fidel entered into an agreement with Mr. Garcia for the purchase of Mr. Fidel’s 5% ownership interest in us. Such agreement included an employment condition which expired on June 30, 2010. While we are not a party to this agreement, which is solely between Mr. Garcia and Mr. Fidel, under GAAP, the existence of the employment condition requires us to treat a portion of the amount payable by Mr. Garcia to Mr. Fidel pursuant to their agreement as compensation for financial statement reporting purposes only. Since no amounts payable pursuant to the agreement between Mr. Garcia and Mr. Fidel are payable by us, we do not treat any such amounts as compensation for purposes of this Compensation Discussion and Analysis or for any other purpose.

Other than as described above, there have been no other material changes to items of compensation applicable to our named executive officers or directors for fiscal 2009.

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered by our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2009 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. The listed individuals are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Ernest C. Garcia II	2009	$763,776	$—	$—	$333,202	$1,096,978
Chairman
Raymond C. Fidel	2009	650,000	—	871,549	21,660	1,543,209
President and Chief Executive Officer
Mark G. Sauder	2009	295,000	1,000,000	435,774	14,526	1,745,300
Executive Vice President and Chief Financial Officer
Jon D. Ehlinger	2009	240,000	200,000	319,620	10,400	770,020
Executive Vice President, Secretary, and General Counsel
Alan J. Appelman	2009	240,000	200,000	319,620	14,454	774,074
Executive Vice President and Chief Credit Officer

(1)

As discussed in “—Retention Plan” above, reflects amounts awarded to the applicable named executive officers in 2008 under the retention plan. Amounts awarded under this plan will be paid to participants in five installments starting May 1, 2011, subject to forfeiture as provided above.

(2)

As discussed in “—Impact of Performance on Compensation—Bonus Plan,” reflects amounts earned through 2009 and paid in 2010 relating to bonuses based on 2006 performance, the payment of which was subject to continued employment through 2009. These amounts also include amounts paid in 2010 for the annual cash bonus program.

(3)	All other compensation consists of the following:

Name	Year	Automobile Allowance	Personal Use of Company Aircraft (a)	Life Insurance Policy Premium	Total
Ernest C. Garcia II	2009	$—	$333,202	$—	$333,202
Raymond C. Fidel	2009	10,139	11,521	—	21,660
Mark G. Sauder	2009	11,706	—	2,820	14,526
Jon D. Ehlinger	2009	8,771	—	1,629	10,400
Alan J. Appelman	2009	12,558	—	1,896	14,454

(a)

Relates to an aircraft that we lease from Verde. The incremental cost to us of personal use of the aircraft is calculated based on the variable operating costs to us, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, our lease costs, and the cost of maintenance not related to trips, are excluded.

The difference in Mr. Garcia’s salary in comparison to other named executive officers reflects his status as the owner of a private company and his substantial involvement and contributions in securing financing for the company, in addition to developing and implementing overall company strategy. With respect to Mr. Fidel, his salary is attributable to his contributions to the Company and the Company’s performance. In particular, his salary reflects the substantial progress the Company has made under his direction in its operations and financial performance since he became the Chief Operating Officer in 2001 and President/CEO in 2004. While our other executive officers have also made significant, meaningful contributions over this time period, we believe Mr. Fidel’s compensation appropriately reflects his additional contributions to our success. Finally, in setting Mr. Fidel’s salary, we have reviewed his base compensation in the context of overall compensation, including the fact that Mr. Fidel does not participate in the deferred bonus program, through which other executive officers receive substantial cash payments.

Severance and Change of Control Arrangements

The annual cash bonus program in which our executive officers participate and the deferred bonus arrangements with Mr. Sauder, Mr. Ehlinger, and Mr. Appelman entitle them to certain severance payments and other benefits in the event of certain types of terminations and changes of control, which are summarized below. The table below reflects the amount of compensation to be paid to each of them in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Named Executive Officer	Resignation without Good Reason/Termination for Cause	Resignation with Good Reason/Termination without Cause/Upon Change of Control	Termination Upon Change of Control
Raymond C. Fidel	$—	$—	$1,392,861
Mark G. Sauder	—	3,855,694	4,552,125
Jon D. Ehlinger	—	837,589	1,394,733
Alan J. Appelman	—	883,552	1,440,696

Director Compensation

We pay our non-employee directors an annual cash retainer of $50,000 for their board service.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Party Transactions

We do not currently have a written code of business conduct and ethics governing policies and procedures for related party transactions.

Relationship with Verde Investments, Inc.

Verde Investments, Inc., or “Verde,” is an Arizona corporation that is wholly-owned by Ernest C. Garcia II, our Chairman and sole shareholder. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the sole shareholder, president and director of Verde. Another affiliate of Mr. Garcia is the Garcia Family Limited Partnership, LLP, of which Mr. Garcia and his wife own 7.32% and Verde owns 66.18%. The other interests are owned by his sons and two related trusts.

As of December 31, 2007, Raymond C. Fidel, our President and Chief Executive Officer, was obligated to Verde for a $5.0 million note payable at a fixed rate of interest of 4.0% per annum. Mr. Fidel satisfied this obligation in January 2008 in connection with Mr. Garcia’s purchase of Mr. Fidel’s 5% ownership interest in each of DTAG and DTAC.

Related Party Transactions

During the year ended December 31, 2007, 2008, and 2009, and for the nine months ended September 30, 2009 and 2010, we recorded related party operating expenses as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
General and administrative expenses—related party
Property lease expense	$5,977	$5,383	$4,741	$3,595	$3,373
Store closing costs on related party leases	—	2,484	1,969	1,784	1,144
Non-cash compensation expense	—	2,250	2,250	1,688	1,125
Aircraft lease expense	1,946	1,949	1,950	1,461	1,468
Aircraft operating expense	1,737	1,774	1,676	1,192	1,175
Salaries and wages, general & administrative and other expenses	866	484	567	418	517
Reimbursement of certain general and administrative expenses	(200)	(210)	(210)	(158)	(315)

Total general and administrative expenses—related party	$10,326	$14,114	$12,943	$9,980	$8,487

Property leases

For the years ended December 31, 2007, 2008, and 2009, we leased an average of 19, 18, and 16 vehicle sales facilities, respectively, three reconditioning facilities, our former loan servicing center (which is currently being partially subleased to a third-party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At December 31, 2007 and 2008, we also leased two vehicle sales facilities and a reconditioning center, and at December 31, 2009, we also leased one used vehicle sales facility, and a reconditioning center from a director and former officer of DTAC and Mr. Garcia’s brother-in-law, Steven Johnson. At December 31, 2009, the maturity of these leases range from 2013 to 2023.

For the nine months ended September 30, 2010, we leased an average of 15 vehicle sales facilities, three reconditioning centers, our former loan servicing center (which is currently being partially subleased to a third- party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited

Liability Partnership, LLP). At September 30, 2010, three of these facilities are closed locations. For the nine months ended September 30, 2010, we also leased one used vehicle sales facility and a reconditioning center, which are both closed locations, from Steven Johnson. At September 30, 2010, the maturity of these leases ranges from 2013 to 2023. During the nine months ended September 30, 2010, we paid $0.4 million in a lease termination fee on one of our closed properties to terminate a lease with Verde. This amount was previously accrued at December 31, 2009 and did not have an impact on net income during this period.

For the nine months ended September 30, 2009, we leased an average of 17 vehicle sales facilities, three reconditioning centers, our former loan servicing center (which was being subleased to two third-party tenants), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At September 30, 2009, five of these facilities are closed locations. For the nine months ended September 30, 2009, we also leased one used vehicle sales facility and a reconditioning center from Steven Johnson.

Store closing costs on related-party leases

We closed 19 stores and four reconditioning facilities during the year ended December 31, 2008, six of which were facilities we leased from Verde and Steven Johnson. In accordance with ASC 420—Exit or Disposal Activities (ASC 420), we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures for the year ended December 31, 2008. As of December 31, 2008, $2.1 million remained in accrued expenses and other liabilities–related party on the accompanying consolidated balance sheet for lease obligations pertaining to these closed facilities. The expiration of these leases at December 31, 2008 range from 2013 to 2018.

We closed an additional nine stores and two reconditioning centers in the year ended December 31, 2009, four of which were facilities we lease from Verde and Steven Johnson. In accordance with ASC 420, we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures. During 2009 we terminated the leases on two of the closed related party facilities and paid $0.4 million in lease termination fees. We remained obligated for related-party leases on four closed used car sales facilities, two closed reconditioning centers, and one closed operations facility as of December 31, 2009. We remained obligated for related-party leases on four dealership facilities, two closed reconditioning centers, and one closed operations facility as of December 31, 2009.

We remain obligated for related-party leases on three dealership facilities, two closed reconditioning centers, and one closed operations facility as of September 30, 2010. We ceased use of the former loan servicing center in 2007 and this facility is currently being partially subleased. The store closing costs represent ongoing costs related to property leases, property taxes, and maintenance, which are reflected in our general and administrative expenses—related party. We incurred $5.0 million, $5.1 million, $5.5 million, and $4.3 million (including store closing costs) in total lease expenses for these leases in years ended December 31, 2007, 2008, and 2009, and the nine months ended September 30, 2010, respectively.

Non-cash compensation expense

In January 2008, Mr. Garcia entered into an agreement with Mr. Fidel to purchase Mr. Fidel’s 5% interest in DTAG and DTAC for $17.5 million. The terms of the purchase were such that Mr. Garcia paid Mr. Fidel $6.25 million in cash and $11.25 million in a promissory note bearing interest at 8.0% per annum. The term of the note is five years with annual installment payments required.

The agreement contains an employment condition, requiring Mr. Fidel to remain employed with the Company through June 30, 2010. Under the terms of the agreement, if Mr. Fidel voluntarily terminates his employment as the President and Chief Executive Officer of the Company at a time prior to June 30, 2010, one-half of the principal balance of the note would be waived and would no longer be payable by Mr. Garcia. Accordingly, under GAAP, one-half of the $11.25 million note is deemed non-cash compensation expense to be recognized over the term of the employment condition.

Aircraft lease and operating expenses

In September 2005, we entered into a lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. In August 2010, we extended the lease term for five years, which expires September 30, 2015.

Salaries and wages, general and administrative, and other expenses

For the nine months ended September 30, 2010 and for the years ended December 31, 2009, 2008 and 2007, an aggregate of $0.5 million, $0.6 million, $0.5 million and $0.9 million, respectively, in general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan, are reflected in our general and administrative expenses—related party. We will continue to incur these expenses following this offering.

Reimbursement of general and administrative expenses

For the year ended December 31 2007, we received $50,000 each quarter from Verde, as reimbursement of certain general and administrative expenses incurred by us on Verde’s behalf. This amount was $52,500 for each of the quarters in 2008 and 2009, and was $105,000 for each of the quarters in 2010. Verde will continue to reimburse us for these expenses following this offering.

Related party indebtedness

Our recent financial performance was impacted by the turmoil in the credit markets, the deterioration of the securitization market, and the effects of the recession on our customers. In response, among other items, we secured alternative sources of financing, including from related parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information. During the years ended December 31, 2007, 2008, and 2009, and the nine months ended September 30, 2009 and 2010, we recorded related party interest expense and loss on extinguishment of debt as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	($ in thousands)
Non-portfolio debt interest expense—related party:
Jr. Secured Notes:
Tranche A—Related Party: CEO	$—	$30	$400	$297	$185
Tranche A—Related Party: Verde	—	—	2,460	953	3,374
Tranche B—Related Party: Verde	—	450	6,035	4,500	2,754
$5.0 million Shareholder Note payable	—	140	—	—	—
$32.0 million Senior Unsecured Notes Payable	—	3,224	2,690	2,690	—
$75.0 million Subordinated Notes Payable	—	5,939	9,158	6,849	3,863

Total non-portfolio debt interest expense—related party	$—	$9,783	$20,743	$15,289	$10,176

Senior secured notes interest expense—related party:
$45.0 million Sr. Secured Debt: Verde	$—	$—	$—	$—	$1,846
$4.0 million Sr. Secured Debt CEO	—	—	—	—	164

Total senior secured notes interest expense—related party	$—	$—	$—	$—	$2,010

Loss on Extinguishment of Debt—Related Party
$32.0 million Senior Unsecured Notes Payable	$—	$—	$1,248	$—	$—

Interest expense—related party

In the second quarter of 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes, bearing interest at 12.0% per annum, and with a maturity date of August 2013. In conjunction with the senior secured notes offering in June 2010, Verde transferred to our sole shareholder and our sole shareholder received and contributed to equity, $40.0 million of subordinated notes payable, at which time the notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of senior secured notes due 2017. As a result, we are no longer obligated on the $75.0 million subordinated notes payable.

In December 2008, we issued junior secured notes. These notes consisted of a Tranche A component and a subordinate Tranche B component. The Tranche A component was comprised of four notes (one of which is a $2.0 million note to Mr. Fidel, our Chief Executive Officer) and the Tranche B component was comprised of one subordinate note to Verde. At September 30, 2010 and December 31, 2009, the Tranche A notes bore interest at 22.0% per annum, increasing by 2.0% each year until maturity and the Tranche B note bore interest at 27.0% per annum, increasing 2.0% each year until maturity.

During the year ended December 31, 2008, in two separate transactions, Verde purchased $32.0 million face value of our 11.25% senior unsecured notes due 2013. These purchases were made on the open market between Verde and a third-party broker. The purchase prices were 70.0% of face value and 52.0% of face value.

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes from Verde for face value, but incurred a loss on extinguishment of $1.2 million, related to the write-off of unamortized deferred financing costs. The write-off was not treated as a capital transaction since the costs to issue the senior unsecured notes was incurred in 2005 when the notes were originally issued. In addition, the notes were originally issued 100% to third parties.

During the year ended December 31, 2009, Verde purchased an aggregate amount of $36.1 million in notes from third-party Tranche A note holders. After these transactions at December 31, 2009, Verde held $36.1 million of Tranche A junior secured notes and the $24.0 million Tranche B junior secured notes.

In June 2010 we issued $200.0 million of 12.625% senior secured notes due June 15, 2017. Simultaneously with this offering, Verde transferred to our sole shareholder and our sole shareholder received and distributed to equity the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged for an equal principal amount of the 12.625% senior secured notes due 2017. As a result of this transaction, the debt obligation for junior secured notes was fully satisfied.

In September 2010, Verde and Mr. Fidel, our President and Chief Executive Officer, purchased $10.0 million and $2.0 million, respectively, of the senior secured notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the senior secured notes, respectively.

As a result of the transactions described above, we incurred related party interest expense on non-portfolio debt associated with the junior secured notes, subordinated notes and the 11.25% senior unsecured notes due 2013 through June 2010, at which time previous amounts outstanding were either exchanged for equity or the new 12.625% senior secured notes due 2017, as described above.

Loss on extinguishment of debt

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes due 2013 which were held by Verde. This repurchase was made at par and resulted in a net loss on extinguishment of debt of $1.2 million as a result of the write-off of unamortized debt discount and unamortized capitalized loan fees.

Security Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2010 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 4020 East Indian School Road, Phoenix, Arizona 85018.

Beneficially Owned
	Shares	Percent
Sole Shareholder:
Ernest C. Garcia II and affiliates (1)	100	100%
Directors and Named Executive Officers:
Ernest C. Garcia II	100	100%
Raymond C. Fidel	—	—
Mark G. Sauder	—	—
Alan J. Appelman	—	—
Jon D. Ehlinger	—	—
Keith W. Hughes	—	—
MaryAnn N. Keller	—	—
Donald J. Sanders	—	—
Gregg E. Tryhus	—	—
All directors and executive officers as a group (nine persons)	100	100%

(1)

Consists of (i) five shares held of record by the Ernest C. Garcia III Multi-Generational Trust and the Brian Garcia Multi-Generational Trust, (ii) 90 shares held of record by Ernest C. Garcia II and Elizabeth Joanne Garcia, and (iii) five shares held of record by the Ernest Irrevocable 2004 Trust and Brian Irrevocable 2004 Trust. Mr. Garcia is deemed to be the beneficial owner of shares held by these trusts.

Description of Existing Indebtedness

The following is a summary of our existing indebtedness.

12.625% Senior Secured Notes Due 2017

In June 2010 we issued $200.0 million of 12.625% senior secured notes due June 15, 2017. The notes were issued with an original issuance price of 98.854%, resulting in an effective yield of 12.875%. Simultaneously with this offering, Verde exchanged $35.0 million of our subordinated notes and our President and Chief Executive Officer (Ray Fidel) exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal balance of senior secured notes issued. Therefore, net proceeds to the Company, after fees, expenses and issuance of the $37.0 million to related parties, were approximately $155.9 million. Interest on the notes is payable semi-annually in arrears on each June 15 and December 15.

The issuance of the $200.0 million of senior secured notes were distributed as follows:

•

$122,750,000 to Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc., Robert W. Baird & Co. Incorporated and JMP Securities LLC, as the initial purchasers and placement agents, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

•

$40,250,000 to accredited investors as defined in Regulation D under the Securities Act, for which Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc., Robert W. Baird & Co. Incorporated and JMP Securities LLC acted as placement agents.

•

$37,000,000 to Verde and our President and Chief Executive officer in exchange for an equal principal amount of certain notes previously held by them. This transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9).

The terms of the old notes are substantially identical to those of the exchange notes (see “Description of the Exchange Notes”), except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes.

Portfolio Warehouse Facilities

We use portfolio warehouse facilities that are collateralized by our finance receivables to fund our originations. As of September 30, 2010, we had the following portfolio warehouse facilities:

Warehouse Facility I

In July 2010, we amended our warehouse facility with Deutsche Bank, decreasing the total capacity from $250.0 million to $150.0 million, and extending the maturity from December 2010 to December 2011. As of September 30, 2010, this facility has a total capacity of $150.0 million, carries an advance rate on the receivables pledged to the facility of 58%, and amounts outstanding at September 30, 2010 are secured by finance receivable principal balances of $223.7 million. The amounts outstanding under the facility bear interest based on the lenders’ cost of funds thereunder plus 4.25% (4.58% at September 30, 2010) on or prior to December 31, 2010. Thereafter the amounts outstanding under the facility will bear interest based on the lenders’ cost of funds thereunder plus 3.25%. This facility also has a term-out feature resulting in a final maturity of December 2012. At September 30, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility II

In May 2010, we entered into a portfolio warehouse facility agreement with Santander with a capacity of $250.0 million. This facility is secured by finance receivables of $149.7 million at September 30, 2010, carries an advance rate on the receivables pledged to the facility of 70%, and amounts outstanding under the facility bear interest at LIBOR plus 5.00% (5.26% at September 30, 2010) on the first $100.0 million outstanding and LIBOR plus 4.25% for amounts outstanding in excess of $100.0 million. This agreement requires us to maintain $100.0 million outstanding at all times. This revolving facility provides for funding through May 2011 with a term-out feature resulting in a final maturity of May 2012. At September 30, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility III

In April 2010 we entered into a portfolio warehouse facility agreement with UBS Real Estate Securities Inc. (UBS) with a capacity of $125.0 million. This facility is secured by finance receivables of $195.2 million at September 30, 2010, carries an advance rate on the receivables pledged to the facility of 50%, and amounts outstanding under the facility bear interest at LIBOR plus 2.50% (2.76% at September 30, 2010). This revolving facility provides for funding through March 2011 with a term-out feature resulting in a final maturity of March 2012. At September 30, 2010 we were in compliance with all financial covenants of this facility.

Warehouse Facility IV

In July 2010, we entered into a portfolio warehouse facility agreement with RBS Securities, Inc. with a capacity of $50.0 million, which expires in July 2011. This facility is secured primarily by finance receivables of $93.5 million at September 30, 2010, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at lenders’ cost of funds thereunder plus 2.50% (2.83% at September 30, 2010). The loan agreement provides an option to increase the capacity to $100.0 million in January 2011. At September 30, 2010 we were in compliance with all financial covenants of this facility.

We formed individual LLC’s, each of which is a wholly-owned subsidiary of DTAC, which serve as the sole borrowers under our existing portfolio warehouse facilities. Each of these LLC’s is a special purpose entity established specifically for the purpose of the applicable lending relationship, with assets and liabilities distinct from the remainder of the DriveTime group. These facilities do not contain mark-to-market clauses that would otherwise enable the lenders to reduce advance rates based on market conditions, have recourse limited to 10.0% of the respective facility amounts, and limit the lenders’ ability to sell or otherwise dispose of the underlying collateral in the event of default. In addition, on the termination date of the facilities, (i) amounts outstanding at termination are not due and payable immediately, (ii) all collections on the contracts collateralizing these facilities would be used to pay down the facility until they are paid in full, and (iii) we would continue to service the contracts that are pledged under this facility, for which we would receive an annualized service fee of up to 7.0%.

Each of these LLC’s for each of our warehouse facilities have entered into demand notes in the amounts equal to 10% of the respective facility sizes with DTAC, each of which has been assigned to the applicable lender. Each demand note is guaranteed by DTAG, Ernest C. Garcia II, our Chairman and sole shareholder, and Verde. Prior to the termination date under each of these warehouse facilities, at its sole discretion, the applicable lender can require DTAC to fund the demand note, and apply the proceeds to pay down the facility with the applicable special purpose entity. After the termination date under the applicable lender or program agent can require DTAC to fund the demand note, at its sole discretion, and apply the proceeds to pay down the facility with the applicable special purpose entity if, and only if, any of the following occurs: (i) the Termination Date occurs as a result of an Event of Termination (as defined in each agreement), (ii) the applicable special purpose entity fails to maintain borrowing base compliance after the termination date, (iii) an Event of

Termination occurs after the termination date and is continuing and (iv) other than with respect to Warehouse Facility II the applicable special purpose entity fails to effect its required clean-up call.

Securitizations

We historically have restored capacity under our portfolio warehouse facilities by securitizing portfolios of finance receivables. However, the securitization market experienced significant disruptions from the latter part of 2007 through mid 2009. In September 2010, we completed our second securitization transaction (2010-1) since June 2007 by issuing $228.0 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset-backed securities are structured in four tranches with credit ratings ranging from AAA to BBB, without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 3.66%.

The credit ratings for this securitization were issued by S&P and DBRS following an evaluation of a variety of factors. Under S&P definitions, long-term debt rated “AAA” is of the highest credit quality, indicating an extremely strong capacity to meet financial commitments. Long-term debt rated “AA” indicates a very strong capacity to meet financial commitments. In many cases, long-term debt rated “AA” differs from long-term debt rated “AAA” only to a small degree. Long-term debt rated “A” indicates a strong capacity to meet financial commitments, but more subject to adverse economic conditions and changes in circumstances. Long-term debt rated “BBB” indicates adequate capacity to meet financial commitments, but more subject to adverse economic conditions. A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

In our securitizations, we sell loans originated at our dealerships to bankruptcy remote securitization subsidiaries that transfer the loans to separate trusts that issue notes and certificates collateralized by the loans. Prior to our last two securitizations 2010-1 and 2009-1 securitization, the senior class or “Class A” notes were sold to investors, and the subordinate classes of notes and certificates were retained by us. Our 2010-1 securitization contained Class A, B and C notes, all of which were sold to investors. The Class D notes and residual certificates had a portion of $30.5 million retained by us. We continue to service all securitized loans. Securitization transactions are accounted for on balance sheet as collateralized borrowings. The loan contracts included in the transaction remain in finance receivables and the notes are reflected in securitization debt.

From 1996 through September 30, 2010, we have entered into 38 securitization transactions, issuing over $4.4 billion in debt. The following table is a summary of the securitization transactions outstanding as of September 30, 2010, with outstanding balances:

Securitization Transactions	Original Note Amount	Balance as of September 30, 2010
	($ in thousands)
2007-A	$320,000	$28,836
2009-1	192,600	136,912
2010-1	228,000	197,514

	$740,600	$363,262

Pooled Auto Loan Program Financings

When the securitization market deteriorated beginning in 2007, we launched our PALP program to serve as an additional source of fixed-rate financing for our finance receivable portfolio, until we could access the securitization market again. As with our traditional securitization program, under PALP, we pool loans originated at our dealerships, and sell them to either (i) a special purpose entity which transfers the loans to a separate trust, which, in turn, issues a note collateralized by the loans; or (ii) we sell the pooled loans directly to a third-party financial institution to yield a specified return with the right to repurchase these loans at specified dates. Both of these types of transactions are treated as secured financings for accounting purposes. Therefore, the contracts included in the transactions remain in finance receivables and the debt is reflected as portfolio term financings on our balance sheet. We retain all servicing and are paid a servicing fee from the monthly cash flow generated by the pooled receivables.

In May 2010, in conjunction with the execution of our $250.0 million Warehouse Facility II with Santander Consumer USA Inc. (Santander), we reduced our PALP facility with Santander, from a $518.0 million borrowing capacity to a $250.0 million borrowing capacity. In addition, in August 2010, we terminated the PALP facility with Santander.

Since inception of this program, we have issued a total of $797.6 million in term financings through September 30, 2010. The following table is a summary of the PALP transactions outstanding at September 30, 2010:

PALP Transactions	Original Amount	Balance as of September 30, 2010
	($ in thousands)
2008-A	$7,000	$2,631
2008-B	165,000	—
2009-A	201,465	—
2009-B	22,004	9,511
2009-C	244,451	—
2009-E (1)	59,346	—
2009-F	19,255	—
2010-A	79,047	—

	$797,568	$12,142

In conjunction with the termination of our PALP agreement with Santander in August 2010, amounts previously outstanding are now zero, with the exception of the 2008-A and 2009-B transactions with another lender.

(1)	The designation of “2009-D” was not used for PALP Debt.

Portfolio Term Residual Financing

In May 2010, we entered into a $100.0 million term residual facility with Santander Consumer USA Inc. (Santander), secured primarily by residual interests in our warehouse facilities. This facility allows for maximum borrowings of $100.0 million at an advance rate of 75% on the receivables pledged to the facility. This facility provides for funding through April 2012 with a term-out feature resulting in a final maturity of April 2013. Interest is fixed at 8.62%.

Revolving Inventory Facility

Our revolving inventory facility is collateralized by our used vehicle inventory held for resale. At September 30, 2010, the revolving inventory facility has a maximum capacity of $50.0 million, a maturity date of October 2010, an interest rate of LIBOR plus 5.0% (5.26% at September 30, 2010) and is secured by $75.1 million of vehicle inventory. In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011 with an interest rate of LIBOR plus 3.0%. At September 30, 2010 we were in compliance with all financial covenants of this facility.

Real Estate Mortgage Loan

In February 2007, we entered into a $13.5 million mortgage loan, bearing interest at a fixed rate of 5.87%, secured by our operations call center building in Mesa, Arizona. Terms of the loan agreement provide for monthly principal and interest payments. At September 30, 2010, the balance of this loan was $13.0 million.

Equipment Note Payable

In April 2010 we entered into a three year term loan, secured by a company owned aircraft, with an original principal amount of $2.7 million bearing interest at the Prime rate plus 1.5% (4.75% at September 30, 2010). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in April 2013. At September 30, 2010, we were in compliance with all financial covenants of this loan.

Senior Unsecured Notes

In September 2005 we issued senior unsecured debt. All of this debt has been repurchased except for $1.5 million which matured and was fully satisfied in October 2010.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

The old notes were originally issued and sold on June 4, 2010, the issue date, to the initial purchasers, pursuant to the purchase agreement dated May 27, 2010. The old notes were issued and (i) sold to the initial purchasers in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act; (ii) sold to certain accredited investors under Regulation D of the Securities Act (iii) and placed with Verde and our President and Chief Executive Officer in exchange for certain notes previously held by them. The concurrent resale of the old notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The old notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance, sale and exchange of the old notes, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the old notes, or the exchange offer. The registration rights agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

Verde and our President and Chief Executive Officer may not participate in this exchange offer. Pursuant to the registration rights agreement, we agreed to file a shelf registration statement upon their request, pursuant to which they may sell their old notes on a registered basis. This prospectus does not relate to potential resales by Verde and our President and Chief Executive Officer. In addition, Verde’s and our President and Chief Executive Officer’s old notes are subject to a lock-up agreement, with a term expiring on December 1, 2010.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of old notes that exchanges such old notes for exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of old notes. Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000. Holders may tender all, some or none of their old notes pursuant to the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the exchange notes will not be entitled to certain rights of holders of old notes under and related to the registration rights agreement primarily relating to holders’ rights to request the filing of a shelf registration statement and to our payment of Additional Interest to holders of the notes in the event we did not timely file a registration statement for the exchange of exchange notes for old notes or if such registration was not declared effective on a timely basis. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any old notes that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010 (21 business days following the date notice of the exchange offer was mailed to the holders). We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” shall mean the time and date on which the exchange offer as so extended shall expire. Any such extension will be communicated to the exchange agent either orally or in writing and will be followed promptly by a press release or other permitted means which will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any old notes if any of the events set forth below under “—Conditions to the Exchange Offer” occur, and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.”

We also reserve the right to amend the terms of the exchange offer in any manner, provided, however, that if we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Tendering Old Notes

Since the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender old notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your old notes on your behalf so that they are received prior to the expiration of this exchange offer.

The letter of transmittal that accompanies this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON                     , 2010.

You may tender all, some or none of your old notes in this exchange offer. However, your old notes may be tendered only in integral multiples of $1,000.

When you tender your old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular old note not properly tendered;

(2)	refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions to the exchange offer as to any particular old notes before the expiration of the exchange offer.

Our reasonable interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (3) above with respect to a note holder, we will extend the same waiver to all note holders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for your old notes in the exchange offer is acquiring them in the ordinary course of business;

(ii)	neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii)	neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv)	neither you nor any other person acquiring exchange notes in exchange for your old notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v)	if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or ATOP, account with respect to the old notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of old notes by causing the book-entry transfer of such old notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(i)	Name of the beneficial owner tendering such old notes;

(ii)	Account number of the beneficial owner tendering such old notes;

(iii)	Principal amount of old notes tendered by such beneficial owner; and

(iv)	A confirmation that the beneficial holder of the old notes tendered has made the representations for the benefit of us set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of old notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering old notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such old notes on behalf of holders of the old notes.

Guaranteed Delivery Procedures

If your certificates for old notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your original notes if:

(i)	the tender is made through an eligible institution;

(ii)	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which (1) sets forth your name and address and the amount of your original notes tendered, (2) states that the tender is being made thereby; and (3) guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(iii)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any old notes tendered for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the old notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the old notes to be withdrawn;

(2)	identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes; and

(3)	specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

We will decide all questions as to the validity, form and eligibility (including time of receipt) of the notices and our reasonable determination will be final and binding on all parties. Any tendered old notes that you withdraw will not be considered to have been validly tendered. We will return any old notes that have been tendered but not exchanged, or credit them to the DTC account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of old notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct requests for assistance and requests for additional copies of this prospectus or of the blue-colored letter of transmittal to the exchange agent at:

Wells Fargo Bank, National Association

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A.	(For Eligible Institutions only):
12th Floor—Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479	For Information or Confirmation by Telephone: (800) 344-5128, Option 0

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

Upon consummation of the exchange offer, certain rights under and related to the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such old notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the old notes could be adversely affected by the exchange offer.

Description of the Exchange Notes

DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC” and together with DTAG, the “Issuers”) will issue the Notes under an indenture dated as of June 4, 2010 (the “Indenture”) among themselves, the Guarantors and Wells Fargo Bank, National Association, as Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

In this description, references to the “Notes” are to the exchange notes, unless the context otherwise requires. Certain other defined terms used in this description are defined under the caption “—Certain Definitions.” In this “Description of the Exchange Notes” section, (w) ”we,” “us” and “our” mean DTAG together with DTAC and their Subsidiaries, (x) ”Issuer” means DTAG or DTAC, as the case may be, but not any of its respective Subsidiaries and (y) ”Issuers” means DTAC together with DTAG and not any of their Subsidiaries.

The following description is a summary of the material provisions of the Indenture, the Collateral Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety and we urge you to read them because they, not this description, define your rights as holders of the Notes. Copies of these agreements are filed with our registration statement on Form S-4 of which this prospectus forms a part.

General

The Notes will:

•	be senior secured obligations of the Issuers;

•	rank equal in right of payment with all existing and future senior Indebtedness of the Issuers;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers;

•	be secured on a first-priority basis by Liens on the First-Lien Collateral, subject to Permitted Collateral Liens;

•	be secured on a second-priority basis by Liens on the Second-Lien Collateral, subject to Permitted Collateral Liens;

•	be effectively junior to the Issuers’ obligations secured by Permitted Liens, to the extent of the value of the collateral securing such obligations; and

•

be unconditionally Guaranteed, jointly and severally, on a senior secured basis, by certain of the Issuers’ current and future Restricted Subsidiaries (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and on a secured basis with respect to the Second-Lien Collateral, as set forth below.

The Notes will initially be Guaranteed, jointly and severally, on a senior basis by all of the Issuers’ direct and indirect Restricted Subsidiaries (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and secured to the extent of the Second-Lien Collateral. If an Issuer creates or acquires any other Restricted Subsidiaries in the future (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries), the Notes will be Guaranteed by such Restricted Subsidiaries. Each Guarantee of the Notes (a “Notes Guarantee”) will:

•	be a senior unsecured obligation of the Guarantor (other than a Secured Guarantor);

•	be secured on a second-priority basis by Liens on the Second-Lien Collateral, subject to Permitted Collateral Liens;

•	rank equal in right of payment with all existing and future senior Indebtedness of such Guarantor; and

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

Not all Restricted Subsidiaries will Guarantee the Issuers’ obligations under the Notes and only the Guarantee of a Secured Guarantor will be a secured obligation. Therefore, the Notes will be effectively subordinated to the existing and future liabilities of the non-guarantor Subsidiaries, including trade creditors, secured creditors and other creditors holding debt and Guarantees issued by such non-guarantor Subsidiaries, as well as claims of preferred and minority stockholders (if any) of such non-guarantor Subsidiaries. Unrestricted Subsidiaries will not guarantee the Notes. See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer—The notes will be structurally subordinated to the liabilities of non-guarantor subsidiaries, including any non-guarantor subsidiary whose residual interest is pledged as collateral and included in the calculation of collateral value.”

The Indenture will permit the Issuers and their Subsidiaries to Incur additional Indebtedness, including secured Indebtedness, in the future. To the extent the Issuers and their Subsidiaries Incur such Indebtedness (including Indebtedness under Permitted Securitizations and Permitted Term Receivables Facilities, Permitted Warehouse Facilities, Permitted Residual Funding Facilities, Permitted Credit Facilities, and Permitted Inventory Facilities), the Notes will be effectively junior to the Issuers’ and their Subsidiaries’ obligations, to the extent of the value of the collateral securing such obligations.

Principal, Maturity and Interest

•	The Notes will mature on June 15, 2017.

•	The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

The Notes will bear interest at the rate of 12.625% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from June 4, 2010 (or, in the case of any Additional Notes as to which no interest has been paid, from the date of issuance of such Additional Notes). The Issuers will pay interest on the Notes semi-annually, in arrears, every June 15 and December 15, commencing on December 15, 2010 to holders of record on the immediately preceding June 1 and December 1. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers will pay principal of, premium, if any, and interest on the Notes:

•	at the office or agency maintained for that purpose;

•	at their option, by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of the Notes; or

•

with respect to Notes represented by Global Notes the holders of which have provided the Issuers with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.

The Issuers may issue additional Notes from time to time after this offering (“Additional Notes”). Any issuance of Additional Notes is subject to the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.

Until the Issuers designate another office or agency, their office or agency for the payment of principal of, premium, if any, and interest on the Notes will be the designated corporate trust office of the Trustee.

Guarantees

The Notes will be fully and unconditionally Guaranteed on a joint and several basis by the Guarantors. The Indenture limits Indebtedness and other Guarantees that may be Incurred by the Guarantors. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. In addition, each Guarantor will agree to pay any and all costs and expenses (including counsel fees and expenses) incurred by the Trustee or the holders of Notes in enforcing any rights under the Notes Guarantees.

The obligations of each Guarantor under its Notes Guarantee will be limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer—Federal and state fraudulent transfer or conveyance laws may permit a court to void or subordinate the notes, the security interests or the guarantees, and, if that occurs, you may not receive any payments on the notes.”

The Notes Guarantees will provide that, in the event of default in the payment of principal of or premium, if any, and interest in respect of the Notes (including any obligation to repurchase the Notes), the Trustee may institute legal proceedings directly against the relevant Guarantor without first proceeding against the Issuers.

In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale or disposition of all or substantially all of its assets (other than by lease) and whether or not the Guarantor is the surviving corporation in such transaction) to a Person which is not an Issuer, a Restricted Subsidiary or any of their Affiliates, such Guarantor will be released from its obligations under its Notes Guarantee if the sale or other disposition is in compliance with the Indenture and certain other conditions are satisfied.

In addition, a Guarantor will be released from its obligations under its Notes Guarantee if an Issuer designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Security

The Notes will be secured by a first-priority Lien on the First-Lien Collateral and a second-priority Lien on the Second-Lien Collateral (subject to certain permitted exceptions), and each Secured Guarantor’s Notes Guarantee will be secured by a second-priority Lien on such Guarantor’s Second-Lien Collateral, subject to the release from time to time of certain Collateral transferred in connection with Permitted Securitizations, Permitted Warehouse Transfers, Permitted Residual Transfers, Permitted Credit Facility Transfers and Inventory sold in the ordinary course of business, dispositions of Receivables to third parties pursuant to a Permitted Term Receivables Facility as described under “Release of Liens” or otherwise sold or disposed of as permitted under the Indenture, and dispositions of Second-Lien Collateral in the manner described under the Indenture and Intercreditor Agreement. Pursuant to the Collateral Documents, the collateral will be pledged by the Issuers and the Guarantors to the Collateral Agent for the benefit of the Trustee and the holders of Notes.

Collateral

Pursuant to the Collateral Documents, including the Security Agreement, to be dated as of the Issue Date, among the Issuers, each Secured Guarantor and the Collateral Agent (the “Security Agreement”), all the obligations of the Issuers with respect to the Notes are secured by a first-priority Lien (subject to certain exceptions) on the following assets, among others, of the Issuers, whether now owned or hereafter acquired (the “First-Lien Collateral”):

•	all Receivables and related financial assets, other than Receivables and related financial assets pledged or assigned to secure other Indebtedness permitted under the Indenture to be so secured;

•

all general intangibles (as defined in the Uniform Commercial Code of any relevant jurisdiction, the “UCC”) and residual property rights, in each case with respect to certain financing agreements under which Receivables and related financial assets are pledged or assigned by DTAC to secure a Pledged Term Receivables Facility or other Indebtedness permitted under the Indenture to be so secured;

•	all Equity Interests of any Pledged SPS held by an Issuer;

•	cash and Cash Equivalents held in a cash collateral account; and

•	all proceeds (as defined in the UCC) of the foregoing.

Pursuant to the Collateral Documents, including the Security Agreement, all the obligations of the Issuers and each Secured Guarantor with respect to the Notes and the Notes Guarantees, as applicable, are secured by a second-priority Lien (subject to certain exceptions) (the “Second-Priority Liens”) on the following assets of the Issuers and each Secured Guarantor, whether now owned or hereafter acquired (the “Second-Lien Collateral”):

•	all Inventory and related assets securing a Permitted Inventory Facility; and

•	all proceeds (as defined in the UCC) of the foregoing.

Intercreditor matters for second-lien collateral

At all times while any Prior Inventory Obligations (or any commitments in respect thereof) are outstanding, the holders of the Prior Inventory Liens will control all remedies and other actions related to the Second-Lien Collateral and the Second-Priority Liens will not entitle the Collateral Agent, the Trustee or the holders of the Notes to take any action whatsoever (other than limited actions to preserve and protect the Second-Priority Liens that do not impair the Prior Inventory Liens) with respect to the Second-Lien Collateral. As a result, while any Prior Inventory Obligations (or any commitments in respect thereof) are outstanding, none of the Collateral Agent, the Trustee or the holders of the Notes will be able to force a sale of the Second-Lien Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the Prior Inventory Liens or challenge any decisions in respect thereof by the holders of the Prior Inventory Liens. If no Permitted Inventory Facility or any other Prior Inventory Obligations are outstanding or are no longer secured by the Second-Lien Collateral, then (i) upon the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, the Collateral Agent will have the right to exercise on behalf of the holders of the Notes such remedies with respect to the Second-Lien Collateral, as are available under the Indenture, the Security Agreement and at law and (ii) under the terms of the Indenture and the Security Agreement but subject to the Intercreditor Agreement, the Collateral Agent will determine (at the direction of the holders of a majority in principal amount of the outstanding Notes) the circumstances and manner in which to dispose of the Second-Lien Collateral, including, but not limited to, the determination of whether to foreclose on such Second-Lien Collateral following an Event of Default. The right of the Collateral Agent to repossess and dispose of the Second-Lien Collateral upon the occurrence of an Event of Default under the Indenture or to exercise any other rights or remedies in respect of the Second-Lien Collateral:

•	is subject to the provisions of the Intercreditor Agreement;

•	in the case of assets that are subject to Permitted Liens, is subject to the terms of agreements governing those Permitted Liens;

•

with respect to any Second-Lien Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against an Issuer or any of their Restricted Subsidiaries, including the Secured Guarantors, prior to the Collateral Agent having repossessed and disposed of the Second-Lien Collateral; and

•

proceeds (as defined in the UCC) realized by the holders of the Prior Inventory Obligations, or the Administrative Agent on their behalf, or the Collateral Agent from the Second-Lien Collateral will be applied:

•	first, to amounts owing to the holders of the Prior Inventory Liens in accordance with the terms of the Prior Inventory Obligations until they are paid in full in cash;

•	second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Agreement;

•	third, to amounts owing to the trustee in its capacity as such in accordance with the terms of the Indenture;

•	fourth, ratably to amounts owing to the holders of the Notes (in accordance with the terms of the Indenture); and

•	fifth, to the relevant Obligor that pledged such Second-Lien Collateral and/or other persons entitled thereto.

Enforcement

If the Notes become due and payable for any reason and are not paid in full, the Collateral Agent will have the right, subject to the provisions of the Collateral Documents and the Intercreditor Agreement, to foreclose on the Collateral in accordance with the terms of the Collateral Documents. Proceeds received by the Trustee from the sale of Collateral which have been paid over to the Trustee from the Collateral Agent in accordance with the terms of the Collateral Documents and the Intercreditor Agreement will be applied by the Trustee first to pay the expenses of any foreclosure (to the extent not already paid) and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents and, thereafter, to pay all amounts owing to holders of Notes under the Indenture and the Notes (with any remaining proceeds to be payable to the Issuers or as may otherwise be required by law).

Release

The collateral release provisions of the Indenture and the Collateral Documents permit the release of Collateral from the Lien of the Security Documents without substitution of collateral of equal value under certain circumstances. See “—Release of liens.”

Value of collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuers in connection with the offering of the Notes. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part following a Default would be sufficient to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable at all.

To the extent that third parties enjoy Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agent to realize on the Collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain bankruptcy limitations.” In the case of Second-Lien Collateral, that includes the rights of the holders of Prior Inventory Obligations. See “—Intercreditor matters for second-lien collateral”.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against any Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Notes Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Rights with respect to Second-Lien Collateral are further limited or affected to the extent described in “—Intercreditor Agreement”.

Release of liens

The Security Agreement and the Indenture provide that the Liens on Collateral pledged by any Guarantor will be automatically released when such Guarantor’s Notes Guarantee is released in accordance with the terms of the Indenture. In addition, the Liens on Collateral will be automatically released:

(1)	upon discharge or defeasance of the Notes as set forth below under “Defeasance;”

(2)	upon payment in full of principal, interest and all other obligations on the Notes;

(3)	with the consent of the requisite holders of the Notes in accordance with the provisions under “Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(4)	in connection with any disposition of Collateral to any Person other than an Issuer or any of the Restricted Subsidiaries (but excluding any transaction subject to “Merger, Consolidation or Sale of Assets” where the recipient is required to become the obligor on the Notes or a Guarantor) that is permitted by the Indenture (with respect to the Lien on such Collateral); and

(5)	in connection with a Permitted Securitization, a Permitted Warehouse Transfer, a Permitted Credit Facility Transfer, a Permitted Residual Transfer or the transfer of Receivables and related financial assets as security for a Permitted Term Receivables Facility.

Notwithstanding the foregoing, no transfer or release under clause (5) above shall be permitted or effective unless immediately after such transfer or release, and after giving pro forma effect thereto, no Default or Event of Default shall exist and the Issuers shall be in compliance with the Collateral Coverage Ratio.

In addition to the foregoing, the Second-Priority Liens will be automatically released upon the sale or disposition of any Collateral permitted under each Permitted Inventory Facility, including pursuant to the exercise of any rights or remedies by the lenders under any Permitted Inventory Facility, any agent on their behalf (together with any successor, the “Administrative Agents”) or any collateral agent with respect to their collateral (together with any successor, the “Inventory Collateral Agents”) with respect to any Collateral securing the Prior Inventory Obligations or the commencement or prosecution of enforcement by the holders of Prior Inventory Obligations of any of the rights or remedies under the First-Priority Documents (as defined below) or applicable law, including without limitation the exercise of any rights of set-off or recoupment or pursuant to any “deed in lieu” of foreclosure or other consensual transfer in connection with any “work out” (collectively, an “Enforcement Action”).

Notwithstanding the provisions described above, subject to the provisions of the Collateral Documents and the Indenture, the Issuers and the Guarantors may, without any release or consent by the Trustee or the Collateral Agent, perform a number of activities in the ordinary course in respect of the Collateral to the extent permitted by or not otherwise prohibited by the Collateral Documents and the Indenture.

The Issuers will comply with Section 314(b) of the Trust Indenture Act of 1939, as amended (the “TIA”), to the extent applicable, relating to annual opinions as to the validity of the Liens securing the Notes, including Section 314(d) of the TIA, to the extent applicable, relating to the delivery of certain certificates and reports in connection with the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes.

Intercreditor Agreement

The Issuers, each Secured Guarantor, the Trustee in its capacity as Collateral Agent and the lenders under the Senior Inventory Facility (and all subsequent lenders, Administrative Agents and/or Inventory Collateral Agents under Permitted Inventory Facilities) will enter into the Intercreditor Agreement, which will establish the second-priority status of the Second-Priority Liens. In addition to the provisions described above, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

•

The Collateral Agent, the Trustee and the holders of the Notes and other obligations under the Indenture (such obligations for purposes of the relevant Intercreditor Agreement, the “Second-Priority Lien Obligations”) agree that neither the lenders, any Administrative Agent nor any Inventory Collateral Agent under any Permitted Inventory Facility will have any duties to them; provided if the lenders, any Administrative Agent or any Inventory Collateral Agent under any Permitted Inventory Facility hold physical possession of any Second-Lien Collateral, such possession will also be for the benefit of the Collateral Agent, the Trustee, the holders of the Notes and the holders of any other Second-Priority Lien Obligations (collectively, the “Second-Priority Secured Parties”) solely to the extent required to perfect their security interest in such Second-Lien Collateral; provided, further, that nothing in the preceding proviso shall be construed to impose any duty on such lenders, such Administrative Agent or such Inventory Collateral Agent under any Permitted Inventory Facility (or any third party acting on their behalf) with respect to such Second-Lien Collateral or provide the Second-Lien Secured Parties with any rights with respect to such Collateral beyond those specified in the Intercreditor Agreement and the Second-Priority Security Documents). In addition, the Collateral Agent, for itself and the other Second-Priority Secured Parties, will waive any claim against the Administrative Agents, the Inventory Collateral Agents and the holders of Prior Inventory Obligations in connection with any actions they may take under any Permitted Inventory Facility, any additional agreement or instrument evidencing indebtedness that constitutes a Prior Inventory Obligation, any guarantee of such obligations and any security document securing such obligations (the “First-Priority Documents”) or with respect to the Second-Lien Collateral. They will further waive certain rights and remedies, both before and during any bankruptcy or insolvency proceedings, including any right to seek any marshalling or other disposition of the Second-Lien Collateral.

•

The Collateral Agent will irrevocably appoint each lender, each Administrative Agent and each Inventory Collateral Agent under each Permitted Inventory Facility and any of their respective officers or agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Collateral Agent or in such lender’s, such Administrative Agent’s or such Inventory Collateral Agent’s own name, from time to time, in such lender’s, such Administrative Agent’s or such Inventory Collateral Agent’s sole discretion, for the purpose of carrying out the terms relating to the release of the Second-Priority Liens, as permitted thereby, including releases upon sales pursuant to an Enforcement Action, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Intercreditor Agreement, including any financing statements, endorsements, assignments, releases, terminations or other documents or instruments of transfer.

•

The Collateral Agent and the other Second-Priority Secured Parties agree that if they receive payments from the Second-Lien Collateral in contravention of the Intercreditor Agreement, they will turn such payments over to the holders of Prior Inventory Obligations. Furthermore, if any lender, any Administrative Agent or any Inventory Collateral Agent under a Permitted Inventory Facility enters into any amendment, waiver or consent in respect of any security document securing the Prior Inventory Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions, or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the comparable security document securing the Second-Priority Lien Obligations (any such document, a “Second-Priority Security Document”) without the consent of any Second-Priority Secured Party, so long as, such amendment, waiver or consent does not have the effect of (i) removing assets subject to the Lien of any Second-Priority Security Document (except in connection with a release of Collateral pursuant to an Enforcement Action or otherwise permitted by the terms of the Indenture and only if there is a corresponding release of such Lien securing the Prior Inventory Obligations), (ii) imposing additional duties on the Collateral Agent without its consent or (iii) permitting other Liens on the Second-Lien Collateral securing obligations other than Prior Inventory Obligations and any debtor-in-possession (“DIP”) financing and any Liens that are subordinate to the Second-Priority Liens. In any case, notice of such amendment, waiver or consent will be promptly given to the Collateral Agent but in to event later than 10 days after its effectiveness.

•

The Collateral Agent and the other Second-Priority Secured Parties agree not to take any action that would hinder any exercise of any rights or remedies by the lenders or the Administrative Agent under a Permitted Inventory Facility with respect to the Second-Lien Collateral, including any sale, lease, exchange, transfer or other disposition of such Collateral, and agree that such lenders or the Administrative Agent, or any officer or agent of any such lender or the Administrative Agent, may exercise its power of attorney in furtherance of the foregoing.

Finally, if any Issuer or Secured Guarantor is subject to any insolvency or liquidation proceeding, the Collateral Agent, for itself and the other Second-Priority Secured Parties, agree that:

•

they will not make any filings, pleadings or motions, or take any other action whatsoever, in respect of the Second-Lien Collateral, including in respect of the determination of the priority, validity or enforceability of the Prior Inventory Liens or any of the Prior Inventory Obligations, except certain protective filings, or contest or challenge any of the Prior Inventory Liens or any of the Prior Inventory Obligations;

•

they will consent to such Issuer’s or Secured Guarantor’s use of cash collateral if the holders of Prior Inventory Obligations consent (or do not object) to such usage and the holders of Second-Priority Lien Obligations receive adequate protection as set out below;

•

they will not seek or require the Issuer or any Guarantor, as applicable, to provide any adequate protection, or accept any such adequate protection, for Second-Priority Lien Obligations, except as provided below, and except as provided below, will not seek or accept any adequate protection without the consent of the Administrative Agent;

•

if the holders of Prior Inventory Obligations consent to a DIP financing that provides for priming of the Prior Inventory Obligations, the Collateral Agent and the holders of the Second-Priority Lien Obligations will be deemed to have consented to priming of the Second-Priority Liens and will not object to the DIP financing or any adequate protection provided to the holders of Prior Inventory Obligations, except that if the holders of Prior Inventory Obligations and the Administrative Agent are granted adequate protection in the form of additional collateral without their objection, the Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral or superpriority claims, which are fully junior and subordinate to the Lien or superpriority claims granted to the holders of Prior Inventory Obligations and the DIP financing providers;

•

without the consent of the Administrative Agent and the required lenders under each Permitted Inventory Facility, they will not seek relief from the automatic stay so long as any amounts or commitments are outstanding under any Permitted Inventory Facility; and

•	they will not oppose, and will consent to, any sale or other disposition of the Second-Lien Collateral consented to by the holders of Prior Inventory Obligations.

Further, if the Prior Inventory Obligations are accelerated (including any automatic acceleration in connection with any insolvency proceeding) or remain unpaid immediately following the maturity date under any Permitted Inventory Facility, the trustee and the holders of the Notes will have the option, to purchase all (but not part) of the Prior Inventory Obligations, without the consent of any Secured Guarantor or either Issuer, pursuant to notice and other provisions specified in the Intercreditor Agreement. Any offer by the Trustee and the holders of the Notes to purchase the Prior Inventory Obligations will be irrevocable. Upon the date of such purchase, pursuant to documentation in form and substance reasonably satisfactory to the holders of the Prior Inventory Obligations and the Collateral Agent, the Trustee and the holders of the Notes exercising this option will be required to pay in cash to the holders of Prior Inventory Obligations as purchase price for such obligations the full amount of all the Prior Inventory Obligations then outstanding and unpaid at par, cash collateralize all letters of credit outstanding under such Permitted Inventory Facility (up to an amount equal to 105% of the aggregate undrawn face amount) and agree to reimburse the holders of the Prior Inventory Obligations for certain contingent amounts, including indemnification obligations. The Issuers and the Secured Guarantors shall remain liable for all such indemnification obligations. The Administrative Agent and the holders of Prior Inventory Obligations shall have no obligation to forbear from any Enforcement Actions in connection with any such purchase option.

In addition, at the request of either Issuer or any Secured Guarantor, the holders of the Prior Inventory Obligations and the Collateral Agent will agree to enter into any amendment to the Intercreditor Agreement or any new intercreditor agreement in order to (1) facilitate having additional Indebtedness or other obligations of the Issuer or any Guarantor become Prior Inventory Obligations or Second-Priority Lien Obligations to the extent expressly permitted by each Permitted Inventory Facility and the Indenture and (2) document the relationship between the lenders under each Permitted Inventory Facility, on one hand, and the Trustee and the holders of the Notes on the other, in case the then existing Permitted Inventory Facility or the Indenture is refinanced or replaced, or the Administrative Agent or the Collateral Agent is replaced, provided that, in any case, the terms of such amendment or new agreement contain terms substantially the same as the terms contained in the Intercreditor Agreement or any additional terms that do not adversely affect the legal rights under the Indenture of any holder and that are agreed to by the holders of the Prior Inventory Obligations.

Optional Redemption

Except as set forth in the four paragraphs below, the Issuers will not be entitled to redeem the Notes at their option.

Optional Redemption at Make-Whole Price. Prior to June 15, 2014, the Issuers will be entitled at their option to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest and due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

Optional Redemption on or after June 15, 2014. On and after June 15, 2014, the Issuers may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years set forth below.

Year	Percentage
2014	106.313%
2015	103.156%
2016 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Optional Redemption with Proceeds of Certain Equity Offerings. Prior to June 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 112.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date if:

•	such redemption is made with the proceeds of one or more Equity Offerings;

•

at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers or any of their Subsidiaries); and

•	the redemption occurs within 90 days of such Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described below under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—IPO” the Issuers are not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes. The Issuers or any Subsidiary of the Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption as follows:

•	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Notes or portions of Notes called for redemption and for which funds have been set aside for payment.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as described under “Optional Redemption,” each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as described under “Optional Redemption,” the Issuers will mail a notice to each holder of Notes with a copy to the Trustee (the “Change of Control Offer”) stating:

•

that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

•	the instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

On a Change of Control Payment Date, the Issuers will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of one or both of the Issuers and thus the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that one or both of the Issuers could decide to do so in the future. Subject to the limitations discussed below, either or both of the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect their capital structure or credit ratings. Restrictions on the Issuers’ ability to Incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” “—Certain Covenants—Maintenance of certain ratios,” and “—Liens” and “—Sale and leaseback transactions.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of an Issuer and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of an Issuer and its Subsidiaries, taken as a whole, to another Person may be uncertain.

Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

•

the Issuer (or the Restricted Subsidiary, as the case may be) making the Asset Sale receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement related to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

•	at least 75% of the consideration therefor received in such Asset Sale by such Issuer or Restricted Subsidiary is in the form of cash or Cash Equivalents; and

•

if any asset disposed of in connection with such Asset Sale constitutes Collateral immediately prior to such Asset Sale, at the time of such disposition and after giving pro forma effect thereto, the Issuers shall be in compliance with the Collateral Coverage Ratio as described under “—Maintenance of certain ratios”;

provided that the amount of:

•

any liabilities (as shown on such Issuer’s or Restricted Subsidiary’s most recent balance sheet) of the Issuers or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets; and

•

any securities, notes or other obligations received by such Issuer or any such Restricted Subsidiary from such transferee that are converted by such Issuer or Restricted Subsidiary into cash or Cash Equivalents within 90 days after the consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion),

•

the Fair Market Value (measured as of the date of the definitive agreement related to such Asset Sale) of (i) any assets (other than securities) received by an Issuer or any Restricted Subsidiary to be used by it in a Similar Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Similar Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by an Issuer or (iii) a combination of (i) and (ii).

will be deemed to be cash for purposes of this provision.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale by an Issuer or a Restricted Subsidiary, such Issuer or Restricted Subsidiary may apply such Net Proceeds at its option:

•	to reduce Indebtedness of an Issuer or a Restricted Subsidiary, other than Indebtedness owed to the Issuers or another Subsidiary;

•

to the acquisition of a fixed or capital asset or the making of another capital expenditure, or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale;

•

to acquire Inventory, Receivables or long-term assets that, in each case are used or useful in a Similar Business, including repurchases of some or all remaining outstanding Receivables of any Securitization Trust or repurchases of some or all remaining outstanding Receivables of any Term Receivables Facility generally; or

•	to make an Asset Sale Offer in accordance with the procedures described below and in the Indenture.

Pending the final application of any such Net Proceeds, the Issuers or a Restricted Subsidiary may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, the Issuers will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, prepayment or redemption in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and their Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

IPO

Within 30 days of the consummation of an Equity Offering that is the initial public offering (an “IPO”) of common stock of one or both of the Issuers (or any direct or indirect parent entity of one or both Issuers), the Issuers will be required to make an offer (an “IPO Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased out of the IPO Proceeds Amount (as defined below). The offer price for such an IPO Offer shall be an amount in cash equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest and to the date of purchase, prepayment or redemption in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof in an IPO Offer exceeds the IPO Proceeds Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance. Upon consummation of an IPO, the Issuers may not redeem outstanding notes pursuant to the provisions described under “—Optional Redemption—Optional Redemption with Proceeds of Certain Equity Offerings” prior to the completion of the IPO Offer, but thereafter the Issuers may redeem notes in accordance with such provisions, provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding after giving effect to such redemption and to the IPO Offer. Any such redemption shall be on a pro rata basis based on the Notes outstanding after giving effect to the IPO Offer. As used herein, “IPO Proceeds Amount” means the lesser of (x) $50.0 million and (y) 50% of the net proceeds of the IPO.

General

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Indenture by virtue of their compliance with such securities laws or regulations.

Notes (or portions thereof) purchased pursuant to a Change of Control Offer or an Asset Sale Offer will be cancelled and cannot be reissued.

If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Offer purchase price for all the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. Future agreements governing an Issuer’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuers to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when an Issuer is prohibited from purchasing Notes, such Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If such Issuer does not obtain a consent or repay those borrowings (as to which such Issuer could require third-party financing, which may not be available on acceptable terms, or at all), such Issuer will remain prohibited from purchasing Notes. In that case, such Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other indebtedness. Finally, an Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by an Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and the Offering—We may not be able to purchase the notes upon a change of control.”

Certain Covenants

Restricted Payments

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly,

(1)	declare or pay any dividend on, or make any other payment or distribution in respect of, their Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving an Issuer or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Issuers or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than the Issuers or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuers held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of the Issuers (in each case other than held by the Issuers or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Issuers that are not Disqualified Stock);

(3)	make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Notes or any Guarantee thereof (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and the Issuers shall be in compliance with each of the financial ratios described under “—Maintenance of Certain Ratios”, in each case determined on a pro forma basis, including after giving effect to such Restricted Payment; and

(b)	the Issuers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided, however, that solely for purposes of this clause (b), such Fixed Charge Coverage Ratio shall be at least 1.5 to 1.0; and

(c)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (8) and clauses (10) and (11) of the next succeeding paragraph), is, at the time of determination, less than or equal to the sum of:

(A)	50% of the Consolidated Net Income of the Issuers for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 2010 to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)	100% of the aggregate net cash proceeds received by the Issuers from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of an Issuer) and 100% of any cash capital contribution received by the Issuers from their shareholders subsequent to the date of the Indenture, plus

(C)	the amount by which the principal amount of any Indebtedness of the Issuers or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of the Indenture of any Indebtedness of the Issuers or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Issuers (less the amount of any cash, or the fair value of any other property, distributed by the Issuers or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Issuers or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); provided further, that for the avoidance of doubt, the reduction of Indebtedness of the Issuers pursuant to the contribution to the equity of the Issuers by our current shareholders (after transfer by and receipt from Verde) of an aggregate of $100.1 million of debt, comprised of $40.0 million in subordinated notes and $60.1 million in junior secured notes, in connection with the offering of old notes, shall not be included in any calculation under this clause (C); plus

(D)	the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Issuers or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Issuers or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Issuers or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; and any revocable declaration of a dividend made in advance of a contemplated issuance or sale of any of the Equity Interests of the Issuers that is expected to permit the making of such dividend under the Indenture, but not the payment thereof unless at the time for such payment such payment is permitted by another provision of this “—Restricted Payment” covenant;

(2)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Issuers (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Issuers) or a substantially concurrent cash capital contribution received by the Issuers from their shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (4)(c)(B) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Issuers or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(4)	so long as no Default or event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Issuers or any Restricted Subsidiary of the Issuers held by employees, former employees, directors, former directors, consultants or former consultants of the Issuers (or any of their Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $6.0 million in the calendar year in which the Notes are issued and shall not exceed $2.0 million in each calendar year thereafter (with unused amounts to be carried over to succeeding calendar years) (plus the amount of net cash and proceeds received by the Issuers and their Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Issuers to members of management of the Issuers and their Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(5)	payments of dividends on Disqualified Stock issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuers; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors);

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4) of paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Issuers or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control”; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(10)	Permitted Tax Distributions; or

(11)	Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (11) and then outstanding, does not exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors of the Issuer making, or whose Restricted Subsidiary is making, the Restricted Payment, set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the assets proposed to be transferred by an Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The Issuers may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default. Upon an Unrestricted Subsidiary becoming a Restricted Subsidiary, (A) all of its Indebtedness and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries” or “Asset Sales”; (B) Investments therein previously charged under “Restricted Payments” will be credited thereunder in an amount equal to the lesser of (x) the Fair Market Value of such Investment at the time of such designation and (y) the charge previously recorded at the time of such Investment; (C) it may be required to issue a Notes Guarantee pursuant to “Additional Subsidiary Guarantees”; and (D) it will thenceforward be subject to the provisions of the Indenture as a Restricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to the covenant described under “—Restricted Payments” or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a)

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Issuers will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuers and any Guarantor may Incur Subordinated Indebtedness and Acquired Debt and the Issuers may issue shares of Disqualified Stock, if (i) the Fixed Charge Coverage Ratio for the Issuers’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) the Indebtedness Ratio determined as of the last day of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued, but after giving pro forma effect thereto (including the pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), does not exceed 3.25 to 1.0.

(b)	The foregoing provisions will not apply to:

(1)	the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date (but not including any Additional Notes) and the related Guarantees;

(2)	the Incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Issuers or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (2) and then outstanding, will not exceed the greater of (a) $20 million and (b) 1.0% of Total Tangible Assets at that time;

(3)	the Incurrence by the Issuers or any of their Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to paragraph (a) or pursuant to clause (1), this clause (3) or clause (7);

(4)	the Incurrence of intercompany Indebtedness of the Issuers, or any Restricted Subsidiary for so long as such Indebtedness is held by the Issuers or a Restricted Subsidiary; provided that (i) such Indebtedness shall be unsecured and if owing by the Issuers or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuers under the Notes or such Guarantor under its Notes Guarantee, as the case may be, and (ii) if as of any date any Person other than an Issuer or a Restricted Subsidiary owns or holds any such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not permitted under this clause (4) by the issuer of such Indebtedness;

(5)	Guarantees by the Issuers or any Restricted Subsidiary of Indebtedness of the Issuers or any Restricted Subsidiary otherwise permitted hereunder so long as, at the time such Guarantee is Incurred, the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed;

(6)	the Incurrence by the Issuers or any of their Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, managing or hedging (A) interest rates or interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations in the ordinary course of business and not for purposes of speculation;

(7)	the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (1) or (4) of this covenant);

(8)	the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Issuers or any of their Restricted Subsidiaries in the ordinary course of business;

(9)	the Incurrence by the Issuers or any of their Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

(10)	Indebtedness of the Issuers or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(11)	Indebtedness of (i) any Restricted Subsidiary that is a Special Purpose Subsidiary under a Permitted Securitization, a Permitted Warehouse Facility, a Permitted Term Receivables Facility, a Permitted Credit Facility or a Permitted Residual Funding Facility or (ii) any Issuer or Restricted Subsidiary under a Permitted Inventory Facility or a Permitted Term Receivables Facility;

(12)	Indebtedness of an Issuer or any Restricted Subsidiary constituting Permitted Recourse Obligations with respect to Indebtedness Incurred pursuant to clause (11) above;

(13)	Indebtedness of an Issuer or any Restricted Subsidiary consisting of repo agreements or similar financings with asset-backed securities issued in connection with Permitted Securitizations;

(14)	Indebtedness consisting of promissory notes or similar Indebtedness issued by the Issuers or any Restricted Subsidiary to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuers or a Restricted Subsidiary to the extent described in clause (4) of the second paragraph under the caption “—Restricted Payments”; and

(15)	the Incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Issuers (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed $50.0 million.

(c)	For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the immediately preceding paragraph or under paragraph (a) of this covenant, the Issuers shall, in their sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to paragraph (a) of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (1) through (15) above, and in part under one or more other clauses or under paragraph (a) of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that an Issuer or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except (i) in the case of Collateral, Permitted Collateral Liens and (ii) in the case of any asset other than Collateral, Permitted Liens.

Maintenance of certain ratios

The Indenture will provide that the Issuers will maintain:

(i)	at all times, a Collateral Coverage Ratio equal to or greater than 1.5 to 1.0; and

(ii)	on the last day of each fiscal quarter, Net Worth of at least $325,000,000.

The Indenture will provide that the Issuers will: (x) provide to the Trustee, within (A) 45 days after and as of the end of each fiscal quarter, excluding the last quarter, of each fiscal year and (B) within 90 days after and as of the end of each fiscal year, an Officers’ Certificate attesting to compliance with the maintenance requirements described in clauses (i) and (ii) above at the end of or during such fiscal quarter or fiscal year, as applicable, and (y) either make such certificate publicly available on a website of the Issuers’ or publicly file such certificate with the SEC via the EDGAR filing system or any successor electronic filing system.

Dividend and other payment restrictions affecting subsidiaries

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to either Issuer or any of their Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(2)	pay any Indebtedness owed to the Issuers or any of their Restricted Subsidiaries;

(3)	make any loans or advances to the Issuers or any of their Restricted Subsidiaries; or

(4)	sell, lease or transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

(A) any agreements in effect on the date of the Indenture (including agreements governing existing Indebtedness as in effect on the date of the Indenture), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the Indenture; and (B) provisions in agreements governing secured Indebtedness permitted by the Indenture (including without limitation any Permitted Inventory Facility, Permitted Term Receivables Facility, Permitted Securitization, Permitted Warehouse Facility, Permitted Credit Facility or Permitted Residual Funding Facility) that limit the right of the debtor thereunder to dispose of the assets securing such Indebtedness;

(2)	the Indenture Documents;

(3)	applicable law and any applicable rule, regulation or order;

(4)	customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on property purchased or leased of the nature described in clause (4) of the preceding sentence on the property so acquired;

(6)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(7)	any agreement or other instrument of a Person acquired by the Issuers or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(8)	Liens that limit the right of Issuers or any of their Subsidiaries to dispose of the asset or assets subject to such Lien;

(9)	customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	agreements governing Permitted Refinancing Debt, provided that such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	the requirements of any Indebtedness applicable to any Special Purpose Subsidiary formed or used for any Permitted Securitization, Permitted Warehouse Facility, Permitted Residual Funding Facility or Permitted Term Receivables Facility and any Permitted Recourse Obligations with respect thereto;

(13)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(14)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, licenses, sublicenses, leases, subleases and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business; and

(15)	restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.

Merger, consolidation or sale of assets

(a)	The Issuers. Neither Issuer may, in any transaction or series of related transactions, consolidate with or merge with or into (whether or not such Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of such Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of an Issuer with or a merger of an Issuer with or into any other Person, such Issuer shall be the surviving Person of such merger or consolidation; or

(B)	the Person formed by any consolidation or merger with or into an Issuer (if other than an Issuer), or to which all or substantially all of the properties and assets of an Issuer and their Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Issuer, under the Notes and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and

(2)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3)	at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), the continuing Issuer or the successor entity to an Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided, however, that solely for purposes of this clause (3), such Fixed Charge Coverage Ratio shall be at least 1.50 to 1.0.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary to any Guarantor, the consolidation or merger of any Subsidiary with or into any other Guarantor or an Issuer.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, such Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel. Each such Officers’ Certificate shall set forth the manner of determination of the Issuer’s compliance with clause (3) of the preceding paragraph.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor Issuer under the Indenture, and the predecessor Issuer shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture and the Notes.

(b)	The Guarantors. Subject to certain limitations in the Indenture governing release of a Guarantor upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each Guarantor will not, in any transaction or series of related transactions merge or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B)	the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation, partnership, limited liability Issuers or trust organized and existing under the laws of such Guarantor’s original jurisdiction of organization and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Notes Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents (if any), and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary to any Guarantor, or the consolidation or merger of any Subsidiary with or into any other Guarantor or the Issuers, or the dissolution of any Subsidiaries (whether or not Guarantors) in the ordinary course of business which have no material assets as of the date of such dissolution if the Issuers determine that such dissolution has no material adverse effect on the interests of the holders of the Notes.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (1) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor Issuer under the Indenture, and the predecessor Issuer shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture and the Notes.

Transactions with affiliates

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of such Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the relevant Issuer or Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(2)	the Issuers deliver to the Trustee:

(a)	if such Affiliate Transaction involves an amount in excess of $5.0 million, a resolution of the Board of Directors of such Issuer set forth in an Officers’ Certificate certifying that the terms of the Affiliate Transaction comply with this covenant and that a majority of the directors of such Issuer disinterested with respect to such Affiliate Transaction has approved the relevant Affiliate Transaction; and

(b)	if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, an appraisal as to the value of the assets transferred or an opinion as to the fairness of such Affiliate Transaction to an Issuer or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or is no more restrictive to such Issuer and its Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who was not an Affiliate.

The foregoing provisions will not apply to the following:

(a)	any employment agreement, employee benefit plan, officer or director indemnification agreement, compensation plan or similar agreement or arrangement entered into by an Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary and payments pursuant thereto;

(b)	transactions exclusively between or among an Issuer and/or its Restricted Subsidiaries and Restricted Subsidiaries and/or other Restricted Subsidiaries;

(c)	the performance of any agreement as in effect on the Issue Date (including pursuant to any modification, amendment, or restatement thereto, provided that any such modification, amendment or restatement is subject to the clauses (1) and (2) above except in the case of any such modification, amendment or restatement that, taken as a whole, is not more disadvantageous to holders of the Notes in any material respect than such agreement as it was in effect on the Issue Date);

(d)	payment of reasonable and customary fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) or other compensation (in cash or otherwise) to directors of the Issuers or any of their Restricted Subsidiaries;

(e)	the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Issuers;

(f)	any transaction between a Special Purpose Subsidiary and any Person that is an Affiliate of such Special Purpose Subsidiary solely because such Special Purpose Subsidiary directly or indirectly owns Equity Interests in, or controls, such Affiliate; and

(g)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments of the type described in clause (8) of the definition thereof.

Business activities

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Issuers and their Restricted Subsidiaries taken as a whole.

Limitation on issuances and sales of equity interests in wholly-owned subsidiaries

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Issuers to any Person (other than the Issuers or a Wholly-Owned Subsidiary of the Issuers), unless:

(1)	such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the Net Proceeds (if any) from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, the Issuers will not permit any Wholly-Owned Subsidiary of the Issuers to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to an Issuer or a Wholly-Owned Subsidiary of an Issuer.

Payments for consent

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Sale and leaseback transactions

The Issuers will not, and will not permit any of their Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1)	the Issuer or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Incur a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption “—Liens”;

(2)	the net proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value (as set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction; and

(3)	the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The foregoing provisions will not apply to transactions among the Issuers and any of the Guarantors, among the Guarantors or among Subsidiaries of the Issuers that are not Guarantors.

Entity classification

Each Issuer is classified as a Flow Through Entity and will not take, or fail to take, any action which would result in such Issuer no longer being classified as a Flow Through Entity except (i) pursuant to a Permitted C-Corp Conversion or (ii) any transaction permitted under the covenant “Merger, Consideration or Sale of Assets.”

Additional subsidiary guarantees

If an Issuer or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture (other than a Foreign Subsidiary, Insurance Subsidiary or Special Purpose Subsidiary), then such Issuer shall cause such Subsidiary to become a Guarantor and, within 45 days after the date it was acquired or created:

(1)	execute a supplemental indenture, in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior unsecured basis or, if such Subsidiary is expected to Incur Indebtedness under a Permitted Inventory Facility, senior second-priority secured basis, all of the Issuers’ Obligations under the Indenture Documents on the terms set forth in the Indenture;

(2)	with respect to a Subsidiary that is expected to Incur Indebtedness under a Permitted Inventory Facility, execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents and take such other actions as are necessary in order to grant to the Collateral Agent, for the benefit of the holders of the Notes, a perfected second-priority security interest in the Second-Lien Collateral of such Subsidiary, subject to Permitted Liens, which are owned by the Issuers or a Guarantor and are required to be pledged pursuant to the Collateral Documents, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may reasonably requested by the Collateral Agent;

(3)	take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(4)	deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and the Collateral Documents to which such Restricted Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Further assurances

Neither the Issuers nor any of their Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to any material portion of the Collateral. The Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the collateral agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the collateral agreements, subject to Permitted Liens, at such times and at such places as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

Reports

The Indenture will provide that whether or not either Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC (subject to the next sentence) and provide the Trustee and holder of Notes with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, either Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will provide the Trustee and Holders with such reports within the time periods specified in such Exchange Act sections for a registrant that is not an accelerated filer or a large accelerated filer; provided, however, that

(i)	no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Issuers to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(ii)	the financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Issuers receive in connection with the applicable acquisition, whether or not audited;

(iii)	no financial statements of unconsolidated entities will be required;

(iv)	no financial schedules specified in Regulation S-X under the Securities Act will be required;

(v)	the Issuers may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included other than through incorporation by reference in this prospectus (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure so contained in this prospectus);

(vi)	compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G under the Securities Act will not be required (but the Issuers will provide a reconciliation to any non-GAAP financial measures as defined in Regulation G under the Securities Act);

(vii)	information specified in Rules 3-10 and 3-16 of Regulation S-X under the Securities Act with respect to Subsidiaries and Affiliates will not be required; and

(viii)	no exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of instruments defining the rights of security holders to the extent such instruments would be required to be filed by paragraph (b)(4) of such Item 601 and material contracts to the extent such contracts would be required to be filed by paragraph (b)(10) of such Item 601) will be required; provided, however, that contracts required to be filed only by either or both of paragraph (b)(10)(ii)(A) and paragraph (b)(10)(iii) of such Item 601 will not be required.

In addition, the Issuers and the Guarantors have agreed that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports referred to in the preceding paragraph, they will furnish to the holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as the Issuers file the foregoing reports and other information with the SEC, the Issuers will be deemed to have provided to the Trustee and holders of the Notes all of the foregoing reports and other information if the Issuers have filed or furnished such reports and other information with the SEC via the EDGAR filing system or any successor electronic filing system and such reports are publicly available. For the administrative convenience of the Trustee, the Issuers will send an electronic copy of each such filing to the Trustee at such e-mail address as the Trustee may specify from time to time in accordance with the notice provisions of the Indenture; provided, however, that failure to send any such electronic copies will not constitute a Default or Event of Default, and provided further that the Trustee shall have no obligation whatsoever to determine whether or not the Issuers have made such filings.

Events of Default and Remedies

An Event of Default will be defined in the Indenture as:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(3)	failure by the Issuers or any of their Restricted Subsidiaries to comply with their obligations under the caption “—Repurchase of the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—IPO” or “—Certain Covenants-Merger, Consolidation or Sale of Assets”;

(4)	failure by the Issuers to comply with their obligations under the caption “—Certain Covenants—Maintenance of Certain Ratios” that continues for 60 days after an Issuer first becomes aware of such default;

(5)	failure to perform any other covenant or agreement of the Issuers or any of their Subsidiaries under the Indenture Documents for 60 days after written notice to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries (other than a Special Purpose Subsidiary), or the payment of which is Guaranteed by the Issuers or any of their Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (solely if a claim for payment is actually demanded or asserted under such Guarantee), which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(7)	failure by the Issuers or any of their Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	(i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture, the Collateral Documents or the Intercreditor Agreement) or (ii) the breach or repudiation by the Issuers or any of their Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

(9)	except as permitted by the Indenture, any Notes Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Notes Guarantee; and

(10)	certain events of bankruptcy or insolvency with respect to the Issuers or any of their Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Issuer, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 20 days after such Event of Default arose the Issuers delivers an Officers’ Certificate to the Trustee stating that:

(1)	the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(3)	the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(4)	all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Indenture Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture Documents will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration and transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes if:

(a)	(1) the Issuers will have paid or caused to be paid the principal of, premium, if any, and interest, as and when the same will have become due and payable, (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) an irrevocable notice of redemption has been delivered in accordance with the terms of the Indenture with respect to all outstanding Notes and the Issuers have made an irrevocable deposit with the Trustee, in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal or premium, if any, and interest, on the outstanding Notes on the applicable redemption date;

(b)	the Issuers have paid all other sums payable by it under the Indenture; and

(c)	the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met.

Defeasance

At the Issuers’ option:

(1)	if applicable, the Issuers will be discharged from any and all obligations in respect of the outstanding Notes; or

(2)	if applicable, the Issuers may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be a Default or an Event of Default under the Indenture and the Notes;

in the case of either clause (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.

Such trust may only be established if, among other things:

(a)	with respect to clause (1), the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(b)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(c)	such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which either Issuer or any of their Subsidiaries is a party or by which either Issuer or any of their Subsidiaries is bound;

(d)

the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(e)	the Issuers must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(f)	the Issuers must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar of the Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided below, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default, Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” prior to the time at which an obligation to make such an offer has arisen);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;

(7)	release any Guarantor from any of its obligations under its Notes Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8)	make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or of all or substantially all of the Guarantors will require the consent of the holders of at least 66- 2/3% in aggregate principal amount of the Notes then outstanding.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture Documents to:

(1)	cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(2)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5)	add Guarantees with respect to the Notes or, if applicable, to secure the Notes;

(6)	add to the covenants of the Issuers or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuers or any Guarantor;

(7)	make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(8)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(9)	(i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of the Indenture and the Collateral Documents;

(10)	evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;

(11)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes; or

(12)	conform the text of the Indenture, the Notes or any Guarantee to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Notes or such Guarantee.

The consent of holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

In determining whether the holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture Documents, Notes owned by the Issuers or any Affiliate of the Issuers (if less than all of the Notes then-outstanding) will be disregarded and deemed not to be outstanding.

Concerning the Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The holders of at least a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Book-Entry, Delivery and Form

The Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Notes offered to “accredited investors” (as defined in Rule 501(a) under the Securities Act) were represented by one or more notes in registered, global form without interest coupons (the “Regulation D Global Notes”). Notes offered and sold in offshore transactions in reliance on Regulation S Notes were represented by one or more temporary Notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Rule 144A Global Notes, the Regulation D Notes and the Regulation S Temporary Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering of the old notes (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes could be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below.

Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes, the Regulation D Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Global Notes may not be exchanged for beneficial interests in the other Global Notes at any time except in the limited circumstances described below. See “—Exchange between Regulation S Notes, Regulation D Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

The Notes (including beneficial interests in the Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Issuers takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants or indirect participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants therein. After the expiration of the Restriction Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Issuers or the Trustee. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fails to appoint a successor depositary within 90 days thereafter;

(2)	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S;

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes; or

(4)	a beneficial interest in the Rule 144A Global Note or the Regulation S Global Note is transferred to a person who takes delivery in the form of a Regulation D Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Exchange between Regulation S Notes, Regulation D Notes and Rule 144A Notes

Beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note, and the Regulation D Notes may be exchanged for beneficial interests in the Rule 144A Global Note, in each case, only if:

(1)	such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note and the Regulation D Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of a Regulation D Note only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture), including the certifications, certificates and opinions of counsel required therein.

Beneficial interests in a Regulation S Global Note may be transferred to a person who takes delivery in the form of a Regulation D Note, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture), including the certifications, certificates and opinions of counsel required therein.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Certifications by holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same day settlement and payment

The Issuers will make payments in respect of any Notes represented by a Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global Note. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(1)	the highest marginal Federal income tax rate applicable to net long-term capital gain of an individual who is a citizen of the United States of America, plus

(2)	to the extent the relevant Issuer is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital long-term gain of an individual who is a resident of the applicable jurisdiction as specified in the Indenture multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) above.

“Applicable Income Tax Rate” means a rate equal to the sum of:

(1)	the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States of America, plus

(2)	to the extent the relevant Issuer is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the applicable jurisdiction as specified in the Indenture multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) above.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2014 (such redemption price being described in the second paragraph in the “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Asset Sale” means:

(1)	the sale, lease, transfer, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the sale by the Issuers or the issuance by any of their Restricted Subsidiaries of Equity Interests of any of the Issuers’ Restricted Subsidiaries; and

(3)	an Event of Loss.

In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A)	that have a Fair Market Value in excess of $1.0 million; or

(B)	for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1)	a transfer of assets to an Issuer or any Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Restricted Subsidiary to an Issuer or to a Restricted Subsidiary of an Issuer;

(3)	for purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(4)	the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5)	the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(6)	pledges, transfers or sales of property and the proceeds thereof (other than property and proceeds thereof included at such time as Collateral) in connection with any Permitted Securitization, Permitted Warehouse Facility, Permitted Residual Funding Facility, Permitted Credit Facility or Permitted Term Receivables Facility in the ordinary course of business;

(7)	any disposition of cash or Cash Equivalents;

(8)	the lease, assignment or sub-lease of any property in the ordinary course of business;

(9)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(10)	sales, leases, or transfers of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuers or any of their Restricted Subsidiaries;

(11)	the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(12)	any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).

“Capital Lease Obligation” of any Person means, at the time of determination, the amount of the liability in respect of a capital lease that would at the time be required to be capitalized as capital lease on the face of a balance sheet of such Person determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Issuers or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(3)	commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4)	repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5)	securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state or commonwealth of the United States, by any political subdivision or taxing authority of any such state or commonwealth, the securities of which state, commonwealth, political subdivision or taxing authority (as the case may be) have the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(6)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7)	money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Issuers Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of an Issuer and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of an Issuer;

(3)	the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of an Issuer; or

(4)	the first day on which a majority of the members of the Board of Directors of an Issuer are not Continuing Directors;

provided that the contribution of the Equity Interests of the Issuers to a holding company that holds no assets other than such Equity Interests and has the same composition of ownership immediately after such contribution that owned such Equity Interests immediately before, shall not by itself constitute a “Change of Control.”

“Collateral” means the collateral securing the Indenture Obligations.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.

“Collateral Amount” means, at any date, the sum of (i) the Net Receivables Value plus (ii) the Net Inventory Value plus (iii) the aggregate amount of cash and Cash Equivalents then held as Collateral.

“Collateral Coverage Ratio” means, at any date, the ratio of (i) the Collateral Amount at such date to (ii) the aggregate principal amount of all Notes (including any Additional Notes) outstanding at such date.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by the Issuers or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1)	an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2)	an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3)	Permitted Tax Distributions and provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6)	write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding changes in allowances and reserves related to inventory, Receivables and warranty claims in the ordinary course of business and any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; minus

(7)	all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding changes in allowances and reserves related to inventory, Receivables and warranty claims in the ordinary course of business, the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Indebtedness” means, at any time, the consolidated Indebtedness of the Issuers and their Restricted Subsidiaries determined on a consolidated basis at such time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (as used below, a “Consolidated Group”) for such period less the amount of all Permitted Tax Distributions made during such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(1)	the income (or loss) of any Person (other than the Consolidated Group) in which any other Person (other than the Consolidated Group) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Consolidated Group by such Person during such period,

(2)	the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any member of the Consolidated Group or that Person’s assets are acquired by any member of the Consolidated Group,

(3)	the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary,

(4)	any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and

(5)	without duplication of any exclusion pursuant to clauses (1) through (4) above, any net extraordinary gains or net non-cash extraordinary losses.

“Continuing Directors” means, as of any date of determination with respect to either Issuer, any member of such Board of Directors of such Issuer who (1) was a member of such Board of Directors on the date of the Indenture, (2) was nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of the Indenture or whose nomination or election to the Board of Directors was previously so approved or (3) was nominated, recommended or approved for election by a Permitted Holder.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by an Issuer, any of the Restricted Subsidiaries, any of the Securitization Trusts, Special Purpose Subsidiaries or any of the Warehouse Entities for the purpose of providing credit support for the Indebtedness or other obligations of the Issuers or Restricted Subsidiaries under Securitizations, Warehouse Facilities, Inventory Facilities, Residual Funding Facilities, Credit Facilities, or Term Receivables Facilities.

“Credit Facilities” means one or more debt facilities (other than a Warehouse Facility, a Securitization, a Credit Enhancement Agreement, a Term Receivables Facility or an Inventory Facility) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Demand Note” means any unsecured intercompany demand note made by the Issuers (or either of them) in favor of any Special Purpose Subsidiary, which demand note has been pledged and assigned as credit enhancement for the benefit of the secured parties under any applicable Permitted Securitization, Permitted Warehouse Facility, Permitted Term Receivables Facility, Permitted Credit Facility or Permitted Residual Funding Facility.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Issuers or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would constitute Disqualified Stock solely because of the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” are to the holders.

“DTAC” means DT Acceptance Corporation, an Arizona corporation.

“DTAG” means DriveTime Automotive Group, Inc., a Delaware corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities or units including or representing common equity securities of an Issuer (other than to the other Issuer or a Subsidiary of an Issuer) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of the Issuers (other than to the Issuers or a Subsidiary of the Issuers) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Issuers.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means any Indebtedness of either Issuer or any of their Restricted Subsidiaries outstanding on the date of the Indenture until such Indebtedness is repaid.

“Existing PALP Facility” means the Amended and Restated Sale and Servicing Agreement, dated as of July 31, 2009, among DTAC, as seller, Santander Consumer USA Inc., as purchaser and master servicer, DT Credit Company, LLC (formerly known as DT Credit Corporation), as sub-servicer, and Wells Fargo Bank, National Association, as custodian, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, as amended, refinanced or replaced from time to time under one or more agreements or facilities.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuers; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuers or any of their Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1)	acquisitions that have been made by the Issuers or any of their Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Issuers);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2)	the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of an Issuer which is not organized under the laws of (x) the United States of America or any state thereof or (y) the District of Columbia.

“Flow Through Entity” means an entity that for U.S. Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code, (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership”) (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture as set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	the statements and pronouncements of the Financial Accounting Standards Board; and

(3)	such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1)	purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2)	purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3)	maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Restricted Subsidiary of an Issuer (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and any other Restricted Subsidiary that executes a Notes Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” means obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, raw materials, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Issuers shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1)	every obligation of such Person for money borrowed, including in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses related thereto;

(2)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4)	every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities, or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5)	every Capital Lease Obligation of such Person;

(6)	the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7)	every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person;

(8)	every obligation of the type referred to in clauses (1) through (7) of such Person under Permitted Securitizations, Permitted Warehouse Facilities, Permitted Inventory Facilities, Permitted Credit Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities; and

(9)	every obligation of the type referred to in clauses (1) through (8) of another Person the payment of which, in either case, such Person has Guaranteed to the extent of such Guarantee.

The amount of any Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. The amount of Indebtedness shall not include accounts payable, accruals or deferred liabilities.

“Indebtedness Ratio” means, as of any date of determination, on a consolidated basis, the ratio of (i) Consolidated Indebtedness as of such date to (ii) Net Worth as of such date.

“Indenture Documents” means the Notes, the Indenture, the Notes Guarantees and the Collateral Documents.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Initial Purchasers” means each of Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc. Robert W. Baird & Co. Incorporated and JMP Securities LLC.

“Insurance Subsidiary” means any Subsidiary of an Issuer that is a regulated insurance or reinsurance company under the laws of any applicable jurisdiction and that conducts no substantial activity other than such insurance activities and the managing of assets in connection therewith or obtained as a result thereof.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated equity) of (i) all investments in Subsidiaries of the Issuers other than consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among the Collateral Agent, the lenders under the Senior Inventory Facility, the Issuers and the Secured Guarantors, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Inventory” has the meaning given to such term in the UCC.

“Inventory Facility” means any funding arrangement with a financial institution or other lender or purchaser under which advances are made to an Issuer or a Secured Guarantor and secured by Inventory, including the Senior Inventory Facility.

“Inventory First Lien Obligations Net Amount” means, at any date, the excess of (i) the aggregate principal amount of and accrued and unpaid interest on all Permitted Inventory Facilities and all other obligations secured thereunder or in connection therewith over (ii) the amount of any cash or cash equivalents held as collateral to secure obligations referred to in clause (i), all determined at such date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, payroll, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuers for consideration consisting of common equity securities of the Issuers shall not be deemed to be an Investment. If the Issuers or any Restricted Subsidiary of the Issuers sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuers such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Issuers, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Restricted Payments”:

(1)	Investments shall include the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuers at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuers’ “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuers or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means the date of the original issuance of the Notes (other than any Additional Notes).

“Issuers” means DTAG and DTAC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Equity” means the excess of the book value of the assets of the Issuers on a consolidated basis over the book value of the liabilities of the Issuers on a consolidated basis, in each case determined in accordance with GAAP.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Inventory Value” means, at any date (i) 85% of the book value of Inventory then pledged as Collateral minus (ii) the Inventory First Lien Obligations Net Amount, each determined at such date.

“Net Pledged Term Receivables Facility Residual Value” means, for any Pledged Term Receivables Facility at any date, (i) 85% of the aggregate current amount of all Receivables pledged or assigned under such Pledged Term Receivables Facility minus (ii) the total amount of Indebtedness and other obligations of the relevant Obligor under such Pledged Term Receivables Facility at such time plus (iii) restricted cash pledged to secure such Indebtedness.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuers or any of their Restricted Subsidiaries in respect of any Asset Sale (including any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Receivables Value” means, at any date the sum of (A) (i) 85% of the aggregate current amount of all Receivables then (x) pledged as Collateral by an Obligor or (y) owned by a Pledged SPS at such date minus (ii) the sum of the Other SPS Obligations Net Amount plus (B) the Net Pledged Term Receivables Facility Residual Value at such date.

“Net Worth” means, at any time with respect to the Issuers on a consolidated basis, (i) Net Equity at such time minus (ii) the aggregate value of all Intangible Assets of the Issuers on a consolidated basis at such time determined in accordance with GAAP minus (iii) the aggregate amount of all advances to employees of the Issuers at such time, minus (iv) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP, but excluding in any event any reduction (or increase) thereto solely as a result of a recognition of a tax deferral liability (or asset) occurring as a result of the conversion of any Issuer upon a Permitted C-Corp Conversion.

“Obligor” means any Issuer or Guarantor. “Obligors” is a collective reference to both Issuers and all Guarantors.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of an Issuer, or each of the Issuers, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Other SPS Obligations Net Amount” means, at any date, the excess of (i) the aggregate principal amount of and accrued and unpaid interest on all Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities of all Pledged SPSs, and all other obligations or liabilities of such Pledged SPSs over (ii) the amount of any cash or Cash Equivalents held by or pledged to such Pledged SPSs as collateral to secure obligations under such Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities, all determined at such date.

“Permitted C-Corp Conversion” means a transaction resulting in an Issuer becoming subject to tax under the Code as a corporation (a “C Corporation”); provided that:

(1)	the C Corporation resulting from such transaction, if a successor to an Issuer, (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States of America or the District of Columbia, and (b) assumes all of the obligations of such Issuer under the Indenture Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(2)	after giving effect to such transaction no Default or Event of Default exists; and

(3)	prior to the consummation of such transaction, such Issuer shall have delivered to the Trustee (a) an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income gain or loss for Federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officers’ Certificate as to compliance with all of the conditions set forth in paragraphs (1), (2) and (3)(a) above.

“Permitted Collateral Liens” means (i) in the case of all Collateral, Liens described in clauses (9), (15) and (16) and (ii) in the case of Second-Lien Collateral, Liens described in clauses (19) and (20), in each case, of the definition of “Permitted Liens”.

“Permitted Credit Facility” means any Credit Facility under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Credit Facility and after giving effect to the first Permitted Credit Facility Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Credit Facility Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Special Purpose Subsidiary, or grants a security interest in, any collateral permitted to be included in the applicable borrowing base for a Permitted Credit Facility (whether now existing or arising or acquired in the future) of such Special Purpose Subsidiary and any assets related thereto (including, without limitation, all collateral securing such collateral, proceeds of such collateral and other assets) if, at the time such Indebtedness is Incurred, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Holder” means Ernest C. Garcia II and any (1) spouse or lineal descendent (whether natural or adopted) of Mr. Garcia or (2) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Garcia and/or any of the persons referred to in the immediately preceding clause (1).

“Permitted Inventory Facility” means (i) the Senior Inventory Facility and (ii) any other Inventory Facility entered into after the Issue Date if, both before and immediately after entering into such Inventory Facility under this clause (ii), no Default or Event of Default shall have occurred and be continuing, and such Senior Inventory Facility or other Inventory Facility is one under which borrowings are regulated by a borrowing base (or similar collateral value based limitation).

“Permitted Investments” means:

(1)	any Investment in the Issuers or a Guarantor;

(2)	any Investment in cash or Cash Equivalents or the Notes;

(3)	any Investment by the Issuers or any Restricted Subsidiary of the Issuers in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Guarantor;

(4)	any Investment existing on the date of the Indenture or made pursuant to binding commitments in effect on the date of the Indenture or an Investment consisting of any amendment, restatement, supplement, refunding, replacement, refinancing, exchange, extension, modification or renewal of any Investment existing on or made pursuant to a binding commitment in effect on, the date of the Indenture; provided that the amount of any such Investment is increased thereby, if at all, only to the extent permitted by another clause of this Permitted Investment definition;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6)	Hedging Obligations that are Incurred by the Issuers or any of their Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)	loans and advances to employees of the Issuers and their Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9)	any Investment consisting of a Guarantee permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of inventory in the ordinary course or obsolete or worn out assets;

(11)	Investments received in settlement, compromise or resolution of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(12)	repurchases of Notes;

(13)	Investments acquired after the date of the Indenture as a result of the acquisition by an Issuer or any Restricted Subsidiary of an Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into an Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)	receivables owing to an Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as an Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(15)	Investments consisting of licensing or contribution of intellectual property pursuant to joint development, marketing, manufacturing or similar agreements with other Persons;

(16)	Investments representing amounts held for employees of an Issuer or any Restricted Subsidiary under deferred compensation plans;

(17)	Investments made in the form of a secured loan with a maturity of not more than 180 days to a Person pending the acquisition of the Capital Stock or all or substantially all of the assets or a line of business of such Person (regardless of how structured) following the execution of a definitive agreement in respect of such acquisition, provided that the aggregate amount of all such Investments permitted under this clause (17) and outstanding at any time shall not exceed $5.0 million;

(18)	Investments (including Demand Notes) by an Issuer or any Restricted Subsidiary in a Receivables Financing Entity or other Special Purpose Subsidiary, in each case in the ordinary course of business;

(19)	purchases of (or contributions to Special Purpose Subsidiaries for the purpose of purchasing) Receivables of any Securitization Trust, Warehouse Facility or Term Receivables Facility, in each case in the ordinary course of business;

(20)	Investments in Receivables that are used or useful in a Similar Business;

(21)	any Investment by an Insurance Subsidiary that is permitted by applicable state insurance regulations; and

(22)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Liens on assets of an Issuer or any Restricted Subsidiary securing Indebtedness Incurred pursuant to clause (6) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	Liens in favor of the Issuers or a Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with an Issuer or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Issuers or a Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Issuers or any Restricted Subsidiary of the Issuers, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6)	Liens consisting of deposits in connection with leases or other similar obligation, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(7)	Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (2) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(8)	Liens existing on the date of the Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens securing Permitted Refinancing Debt, provided that the Issuers were permitted to Incur such Liens with respect to the Indebtedness so refinanced under the Indenture and:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11)	statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)	Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuers or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens securing Indenture Obligations, provided, however, that in the case of any Liens securing Indenture Obligations in respect of Additional Notes, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Liens, and the Issuers shall be in compliance with each of the financial ratios described under “—Certain Covenants—Maintenance of certain ratios”, in each case determined on a pro forma basis, including after giving effect to the issuance of such Additional Notes;

(16)	Liens Incurred in the ordinary course of business of the Issuers or any Subsidiary of the Issuers with respect to obligations in an aggregate principal amount that does not exceed $10.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or such Subsidiary;

(17)	Liens on property and the proceeds thereof (other than property and any proceeds thereof included at such time as Collateral) securing Indebtedness Incurred pursuant to clause (b)(11) or (b)(13) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(18)	Liens on spread accounts, credit enhancement assets (including Demand Notes) and other Credit Enhancement Agreements, residual interests in Securitization Trusts, residual interests in Permitted Warehouse Facilities and Permitted Term Receivables Facilities (other than such interests included at such time as Collateral) and Liens on interests in Securitization Trusts, in each case Securing Permitted Recourse Obligations;

(19)	Liens on Inventory and related assets securing Permitted Inventory Facilities;

(20)	Liens on assets of Foreign Subsidiaries or Insurance Subsidiaries securing Indebtedness of Foreign Subsidiaries or Insurance Subsidiaries; and

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.

“Permitted Recourse Obligations” means representations, warranties, covenants, repurchase obligations and indemnities entered into by an Issuer or any Subsidiary that are reasonably customary for a seller or servicer of assets or guarantor or performance in connection with a Permitted Securitization, Permitted Inventory Facility, Permitted Term Receivables Facility, Permitted Residual Funding Facility, Permitted Credit Facility or Permitted Warehouse Facility and obligations of the Issuers and the Restricted Subsidiaries (including Securitization Trusts) under Credit Enhancement Agreements and Demand Notes.

“Permitted Refinancing Debt” means any Indebtedness of an Issuer or any of their Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any of their Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);

(2)	such Permitted Refinancing Debt has a final scheduled maturity date equal or later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is Incurred either by an Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Permitted Residual Funding Facility” means any Residual Funding Facility entered into after the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Residual Funding Facility and after giving effect to the first Permitted Residual Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Residual Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Special Purpose Subsidiary, or grants a security interest in, any residual interests in Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such residual interests, proceeds of such residual interests and other assets) if, at the time such Indebtedness is Incurred, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Securitization” means (i) each Securitization existing as of the closing of this offering and (ii) any other Securitization entered into after the Issue Date, in each case of a Special Purpose Subsidiary, conducted in accordance with the following requirements:

(i)	borrowings under such Securitization are regulated by a borrowing base (or similar collateral value based limitation);

(ii)	such Securitization identifies with reasonable certainty the specific Receivables covered by such Securitization;

(iii)	both before and immediately after such Incurrence, no Default has occurred and is continuing; and

(iv)	at the time of such Incurrence, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Tax Distributions” in respect of the Issuers (but without duplication) means, with respect to any taxable year or portion thereof in which the Issuers are Flow Through Entities, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Issuers for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Issuers for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Issuers for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (for this purpose, net short-term capital gain in excess of net long-term capital loss), if any, of the Issuers for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Issuers for such year or portion thereof. For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity (but only for periods for which such Subsidiary is treated as a Flow Through Entity), which items of income, gain, deduction or, loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Issuers for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Issuers.

“Permitted Term Receivables Facility” means (i) the Existing PALP Facility and (ii) each other Term Receivables Facility conducted in accordance with the following requirements:

(i)	borrowings under such Permitted Term Receivables Facility are regulated by a borrowing base (or similar collateral value based limitation);

(ii)	at the time of the applicable transfer, such Permitted Term Receivables Facility identifies with reasonable certainty the specific Receivables covered by such Permitted Term Receivables Facility;

(iii)	both before and immediately after such Incurrence no Default or Event of Default shall have occurred and be continuing; and

(iv)	at the time of such Incurrence, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Warehouse Facility” means (i) each Warehouse Facility existing as of the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) and (ii) any other Warehouse Facility entered into after the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Warehouse Facility and after giving effect to the first Permitted Warehouse Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Warehouse Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Warehouse Entity, or grants a security interest in, any Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily transferred or granted in connection with assets securitization transactions involving Receivables) if at the time of such transfer, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Pledge Agreement, to be dated as of the date of the Indenture, among the DTAC in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Pledged SPS” means at any time the Equity Interests of each Special Purpose Subsidiary owned directly by an Issuer or Guarantor to the extent such Equity Interests are pledged as Collateral hereunder.

“Pledged Term Receivables Facility” means at any time each Term Receivables Facility under which an Issuer is the “seller” or “pledgor” of the applicable Receivables and related financial assets, and in respect of which Receivables and related financial assets such Issuer has pledged all general intangibles (as defined in the UCC) and residual and other remaining rights thereunder as Collateral.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prior Inventory Obligations” means all Indebtedness Incurred under the Senior Inventory Facility and any other Permitted Inventory Facility and all other obligations incurred, issued or arising under the Senior Inventory Facility or such other Permitted Inventory Facility, including letter of credit obligations.

“Prior Inventory Liens” means all Liens that secure the Prior Inventory Obligations.

“Receivables” means installment sale contracts and loans evidenced by promissory notes secured by automobiles and light trucks and motor vehicle leasing contracts; provided, however, that for purposes of determining the amount of Receivables at any time, such amount shall be the principal amount of such Receivables, plus accrued interest plus capitalized costs, in each case associated with such Receivables.

“Receivables Financing Entity” means any Restricted Subsidiary that is a special purpose entity engaged in a Permitted Securitization, Permitted Term Receivables Facility, Permitted Receivables Funding Facility or Permitted Warehouse Facility.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Residual Funding Facility” means any funding arrangement with a financial institution or other lender or purchaser under which advances are made to an Issuer or any Restricted Subsidiary based upon residual or subordinated interests in Securitization Trusts, Warehouse Entities and/or Term Receivables Facilities.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuers that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property owned by the Issuers or one of their Subsidiaries on the date of the Indenture or thereafter acquired by the Issuers or one of their Subsidiaries whereby the Issuers or such Subsidiary transfers such property to a Person and the Issuers or such Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Secured Guarantor” means, initially, DriveTime Car Sales Company, LLC, and from time to time thereafter, any other Guarantor pledging Second-Lien Collateral under the Indenture.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise transfers to a Securitization Trust (in the case of a transfer by an Issuer or any Restricted Subsidiary) or any other Person (in the case of a transfer by a

Securitization Trust), or grants a security interest in, any Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily transferred or granted in connection with asset securitization transactions involving Receivables).

“Securitization Trust” means any Person (whether or not a Subsidiary of an Issuer) established for the purpose of issuing asset-backed securities.

“Security Agreement” means the Security Agreement, to be dated as of the date of the Indenture, among the Issuers and the Secured Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Senior Inventory Facility” means the Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, among DTAG, DriveTime Sales and Finance Company, LLC and DriveTime Car Sales Company, LLC, as borrowers, and Manheim Automotive Financial Services, Inc. and Santander Consumer USA Inc. and any other lenders from time to time named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness Incurred thereunder), as amended, refinanced or replaced from time to time under one or more agreements or facilities.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto, including without limitation, any business that derives a majority of its revenues from purchasing, originating, brokering and marketing, pooling and selling, securitization and servicing Receivables, and entering into agreements and engaging in transactions involving motor vehicle purchasing, leasing or sales, fleet purchasing, leasing, sales, financing, and insurance.

“Special Purpose Subsidiary” means any Wholly-Owned Subsidiary of an Issuer that is established for the sole purpose of conducting one or more Permitted Credit Facilities, Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facility or Permitted Term Receivables Facilities and otherwise established and operated in accordance with customary industry practices.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness that:

(a)	provides that no payment of any obligations (other than regularly scheduled payments of interest) with respect to such Indebtedness will be required to be made prior to the date that is one year and one day after the final Stated Maturity of the Notes; and

(b)	is expressly subordinated in right of payment to the prior payment in full of all Indenture Obligations pursuant to the subordination requirements set forth in the Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Tangible Assets” means, as of any date, the net tangible assets of the Issuers and the Restricted Subsidiaries on a combined basis at the end of the fiscal quarter immediately preceding such date.

“Tax Loss Benefit Amount” means with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the Issuers ending subsequent to the first day of the taxable year of the Issuers that includes the date of the Indenture (such day, the “Loss Date”) carried forward to the applicable taxable year; provided that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Loss Date, which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Issuers for Federal income tax purposes, shall be included in determining the amount of net operating loss or net capital loss of the Issuers.

“Term Receivables Facility” means any transaction or series of transactions (other than a Securitization) pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise transfers to any Person (including a Special Purpose Subsidiary (including a trust established for such the purpose of Incurring Indebtedness) but excluding any other Affiliate) Receivables and any assets related thereto (including, without limitation, all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights)) for which residual interests or other residual property rights are retained.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2014; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to June 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Issuers that is designated by the Board of Directors of the Issuers as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)	at the time of and after giving effect to such designation, any Investments in such Subsidiary by the Issuers and their Restricted Subsidiaries would be permitted under the Indenture;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuers or any Restricted Subsidiary of the Issuers unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers; and

(3)	such Subsidiary is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Government Obligation” means:

(1)	any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2)	any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Warehouse Entity” means any Person issuing notes or other securities or borrowing from lenders in connection with a Warehouse Facility, which notes and securities are backed by specified Receivables.

“Warehouse Facility” means any funding arrangement, other than a Residual Funding Facility, with a financial institution or other lender or purchaser under which advances are made to a Warehouse Entity.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

Material U.S. Federal Tax Consequences

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. INTERNAL REVENUE CODE OF 1986; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material United States federal income tax consequences relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all of the potential tax consequences relating to the exchange. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging old notes for exchange notes in the exchange offer, including the applicability and effect of any state, local or non-United States tax law.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute an “exchange” for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. Accordingly, there should be no United States federal income tax consequences to holders exchanging old notes for exchange.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until                     , 2011 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the exchange notes and the enforceability of the obligations under the exchange notes and guarantees offered hereby will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona.

Experts

The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Appendix A

Glossary of Defined Terms

Unless the context otherwise requires, the terms “we,” “us,” “our,” and “DriveTime” refer to DriveTime Automotive Group, Inc. and its consolidated subsidiaries. In addition, in this prospectus, each of the following terms has the meanings set forth after such term:

Advance rate	A percentage of collateral that determines the loan amount that a lender will issue to a company. For example, if a company has an asset worth $1,000 and an advance rate of 70%, the lender would issue a loan of up to $700.

APR	Annual percentage rate, which, for DriveTime, is the annual interest rate payable on the loans we originate.

ASC	Accounting Standard Codification.

Close rate	Close rate percentage represents the percentage of customer applications for credit that result in sales of used vehicles.

CNW	CNW Marketing/Research, Inc., which is a third-party research firm focused on the automotive, home electronics, housing, investment and computer industries.

Code	Internal Revenue Code of 1986, as amended.

DTAC	DT Acceptance Corporation, an Arizona corporation, which is the entity under which we conduct our financing activities, and a co-issuer of the notes.

DTAG	DriveTime Automotive Group, Inc., a Delaware corporation, which is the entity under which we conduct our vehicle sale activities, and a co-issuer of the notes.

Exchange Act	Securities Exchange Act of 1934, as amended.

FICO score	A metric developed by Fair Isaac & Co. to measure the creditworthiness of a person or the likelihood that person will repay his or her debts.

GAAP	Accounting principles generally accepted in the United States.

Installment payments	Refers to the periodic payments customers make on the loans we finance.

Internet-related sales	We define internet-related sales as those sales where a credit application was completed over the internet within three months of the sale. Internet-related sales are a component of revenue from the sale of used vehicles.

IRS	Internal Revenue Service.

LIBOR	The London Interbank Offered Rate, which is a daily reference rate based on the interest rates at which banks borrow unsecured funds from other banks in the London wholesale money market.

Loan	The retail installment sales contracts through which we provide financing for our vehicle sales.

Monoline insurer	An insurer that guarantees the timely repayment of bond principal and interest when an issuer defaults.

A-1

PALP	Our “pooled auto loan program,” which has become a primary source of fixed-rate financing for our finance receivable portfolio, supplementing and/or replacing securitizations. PALP refers generally to one of several ways in which we finance our receivables.

Portfolio term financing	Term financing arrangements based on our portfolio of receivables, including PALP and securitization transactions.

Portfolio warehouse facility	A revolving credit facility that is secured by contracts underlying the receivables we generate when we finance the sale of a vehicle.

Residual facility	Refers to a revolving credit facility that we cancelled in December 2008 that was secured by the residual interests in our securitization trusts.

Revolving inventory facility	A revolving credit facility that is secured by our inventory of vehicles.

Same store sales	A store is included in same store sales in the store’s fifteenth full month of operation. Stores closed in a comparative period are removed from same store comparisons.

Sarbanes-Oxley Act	Sarbanes-Oxley Act of 2002.

SEC	Securities and Exchange Commission.

Securities Act	Securities Act of 1933, as amended.

Sole shareholder	All of our outstanding shares of common stock are owned by the Ernest C. Garcia III Multi-Generational Trust and the Brian Garcia Multi-Generational Trust, Ernest C. Garcia II and Elizabeth Joanne Garcia, and the Ernest Irrevocable 2004 Trust and Brian Irrevocable 2004 Trust. Although Ernest C. Garcia II is not the trustee of the Ernest C. Garcia III and Brian Garcia 2000 Trust or the Ernest Irrevocable 2004 Trust and Brian Irrevocable 2004 Trust, his children are the beneficiaries of such trusts and Mr. Garcia has the ability to direct the vote with respect to the trusts. As such, Mr. Garcia is deemed to have beneficial ownership over such shares. When we refer to our sole shareholder, we are referring to Ernest C. Garcia II.

Subprime market	The market for loan originations to customers with FICO scores of 620 or 630 or below, depending on the source.

Verde	Verde Investments, Inc., an Arizona corporation that is wholly-owned by Ernest C. Garcia II. References to Verde also include the Garcia Family Limited Liability Partnership, LLP, as more fully described in Certain Relationships and Related Party Transactions.

A-2

Appendix B

Organizational Chart of the Issuers

B-1

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
ASSETS
Cash and Cash Equivalents	$21,727	$21,526
Restricted Cash and Investments Held in Trust	93,969	84,064

Finance Receivables	1,438,715	1,340,591
Allowance for Credit Losses	(214,600)	(218,259)

Finance Receivables, net	1,224,115	1,122,332

Inventory	104,557	115,257
Property and Equipment, net	56,508	51,374
Other Assets	50,153	37,527

Total Assets	$1,551,029	$1,432,080

LIABILITIES & SHAREHOLDER’S EQUITY
Liabilities:
Accounts Payable	$16,356	$5,060
Accrued Expenses and Other Liabilities	70,529	42,327
Accrued Expenses-Related Party	4,187	4,333
Portfolio Term Financings	475,404	795,857
Portfolio Warehouse Facilities	298,557	77,506
Senior Secured Notes Payable	149,320	—
Senior Secured Notes Payable-Related Party	48,456	—
Other Secured Notes Payable	55,469	75,277
Other Secured Notes Payable-Related Party	—	62,088
Senior Unsecured Notes Payable	1,500	1,487
Subordinated Notes Payable-Related Party	—	75,000

Total Liabilities	1,119,778	1,138,935

Shareholder’s Equity:
Common Stock	—	—
Paid-in Capital	232,328	131,349
Retained Earnings	198,923	161,796

Total Shareholder’s Equity	431,251	293,145

Total Liabilities & Shareholder’s Equity	$1,551,029	$1,432,080

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
	($ in thousands)
Revenue:
Sales of Used Vehicles	$195,263	$170,017	$608,185	$563,985
Interest Income	68,060	63,148	197,923	188,950

Total Revenue	263,323	233,165	806,108	752,935

Costs and Expenses:
Cost of Used Vehicles Sold	124,368	96,063	381,077	315,638
Provision for Credit Losses	44,189	53,495	125,678	175,612
Portfolio Debt Interest Expense	17,167	19,223	56,200	56,196
Non- Portfolio Debt Interest Expense	928	3,033	3,995	13,067
Non- Portfolio Debt Interest Expense—Related party	—	5,148	10,176	15,289
Senior Secured Debt Interest Expense	4,872	—	6,486	—
Senior Secured Debt Interest Expense—Related party	1,660	—	2,010	—
Selling and Marketing	8,380	7,736	26,601	24,308
General and Administrative	34,047	32,343	99,674	105,269
General and Administrative—Related party	2,246	2,799	8,487	9,980
Depreciation Expense	3,563	3,150	10,416	9,627
Loss (Gain) on Extinguishment of Debt, net	3,418	—	3,418	(31,559)
Loss on Extinguishment of Debt—Related party	—	1,248	—	1,248

Total Costs and Expenses	244,838	224,238	734,218	694,675

Income Before Income Taxes	18,485	8,927	71,890	58,260
Income Tax (Benefit) Expense	(747)	110	53	770

Net Income	$19,232	$8,817	$71,837	$57,490

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)
	($ in thousands)
Cash Flows from Operating Activities:
Net Income	$71,837	$57,490
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	125,678	175,612
Depreciation Expense	10,416	9,627
Amortization of Debt Issuance Costs and Debt Premium and Discount	14,193	12,617
Non-Cash Compensation Expense	1,125	1,688
Loss (Gain) from Disposal of Property and Equipment	221	(94)
Increase in Finance Receivables	(595,871)	(556,252)
Collections and Recoveries on Finance Receivable Principal	369,399	352,279
(Increase) Decrease in Accrued Interest Receivable and Loan Origination Costs	(989)	2,036
Decrease in Inventory	10,700	13,980
(Increase) Decrease in Other Assets	(5,986)	13,390
Increase in Accounts Payable, Accrued Expenses and Other Liabilities	36,677	4,971
Decrease in Accrued Expenses-Related Party	(146)	(2,447)
Decrease in Income Taxes Payable	(934)	(60)

Net Cash Provided By Operating Activities	36,320	84,837

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	326	321
Purchase of Property and Equipment	(12,342)	(7,345)

Net Cash Used in Investing Activities	(12,016)	(7,024)

Cash Flows from Financing Activities:
Increase in Restricted Cash	(25,420)	(3,506)
Deposits into Investments Held in Trust	(4,500)	(1,467)
Collections, Buybacks and Change in Investments Held in Trust	20,015	23,490
Additions to Portfolio Term Financings	394,807	584,069
Repayment of Portfolio Term Financings	(715,039)	(263,770)
Additions to Portfolio Warehouse Facilities	696,300	855,642
Repayment of Portfolio Warehouse Facilities	(475,249)	(1,085,006)
Additions to Other Secured Notes Payable	2,776	68,470
Repayment of Other Secured Notes Payable	(22,584)	(122,870)
Repayment of Senior Unsecured Notes Payable	—	(90,000)
Repayment of Senior Unsecured Notes Payable-Related Party	—	(32,000)
Additions to Senior Secured Notes Payable	161,109	—
Payment of Debt Issuance Costs	(21,608)	(10,873)
Dividend Distributions	(34,710)	—

Net Cash Used In Financing Activities	(24,103)	(77,821)

Net Increase (Decrease) in Cash and Cash Equivalents	201	(8)
Cash and Cash Equivalents at Beginning of Period	21,526	25,533

Cash and Cash Equivalents at End of Period	$21,727	$25,525

Supplemental Statement of Cash Flow Information:
Interest Paid	$60,132	$75,501

Interest Paid-Related Party	$12,128	$18,280

Income Taxes Paid	$987	$830

Supplemental Statement of Non-Cash Investing and Financing Activities:
Purchase of Property and Equipment Under Capital Lease	$3,755	$625

Disposal of Fully Depreciated Property & Equipment	$4,352	$4,970

Exchange of Other Secured Notes Payable to Equity—Related Party	$60,088	$—

Exchange of Subordinated Notes Payable to Equity—Related Party	$40,000	$—

Exchange of Other Secured Notes Payable-Related Party to Senior Secured Notes Payable	$2,000	$—

Exchange of Subordinated Notes Payable-Related Party to Senior Secured Notes Payable	$35,000	$—

Gain (Loss) on Extinguishment of Debt, net	$(3,418)	$31,559

Loss on Extinguishment of Debt—Related Party	$—	$(1,248)

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(1) Description of Business, Ownership Formation, Basis of Presentation, and Principles of Consolidation

Description of Business

DriveTime Automotive Group, Inc., (DTAG) (referred to herein as “we,” “our,” and “us”), through its consolidated subsidiaries, owns and operates used automobile dealerships in the United States focusing on the sale and financing of used vehicles to the subprime market. The subprime market is comprised of customers with modest incomes who have experienced credit difficulties or have very limited credit histories. We finance substantially all the vehicles we sell through installment sales contracts (“loans”). We do not sell our loans to third party lenders or finance companies on a servicing released basis and, unlike pure finance companies, we do not purchase finance receivables from other sources. We have historically funded this portfolio primarily through portfolio warehouse facilities and portfolio term financings.

Basis of Presentation

The financial position and results of operations of DT Acceptance Corporation (DTAC) are consolidated into DTAG since DTAC is a variable interest entity of which DTAG is the primary beneficiary. See Note 11—Variable Interest Entities for further information. Also included in the consolidated financial statements are wholly-owned special purpose subsidiaries of DTAC, which are all “bankruptcy remote subsidiaries” formed in conjunction with our securitizations, warehouse facilities and pooled auto loan program financing transactions. All intercompany accounts and transactions have been eliminated in consolidation for all periods presented and, although not material, certain prior period amounts have been reclassified to be consistent with the current period financial statement presentation. The consolidated balance sheets have been adjusted to reflect Mr. Garcia’s basis in the Company through the application of push-down accounting, as it relates to his acquisition of the Company in March 2002 when he acquired our predecessor, Ugly Duckling Corporation.

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, such interim consolidated financial statements reflect all normal recurring adjustments considered necessary to present fairly the financial position, results of operations, and cash flows for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes as of and for the year-ended December 31, 2009 included in our registration statement on form S-4 as filed with the U.S. Securities and Exchange Commission on October 1, 2010, as amended.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities. Certain accounting estimates involve significant judgments, assumptions, and estimates by management that have a material impact on the carrying value of certain assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of income and expenses during the reporting period which management considers to be critical accounting estimates. The judgments, assumptions, and estimates used by management are based on historical experience, managements’ experience, and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Significant items subject to estimates and assumptions include the allowance for credit losses, inventory valuation, fair value measurements, certain legal reserves, our reserve for sales returns and allowances, our recovery receivables, and our warranty accrual. Estimates used in deriving these amounts are described in the footnotes herein. Actual results could differ from these estimates.

Relationship with Verde Investments, Inc.

Verde Investments, Inc. (hereinafter referred to as “Verde”) is an Arizona corporation that is wholly-owned by Ernest C. Garcia II, our Chairman and sole shareholder. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the sole stockholder, president and director of Verde. Transactions between us and Verde are described in Note 7—Related Party Transactions.

(2) Restricted Cash and Investments Held in Trust

We maintain various cash accounts, which are pledged as collateral under our debt agreements. We are permitted to invest funds in these accounts in short-term, high quality liquid investments. The following is a summary of restricted cash and investments held in trust:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Restricted cash	$52,548	$27,128
Investments Held in Trust	41,421	56,936

	$93,969	$84,064

Restricted Cash

Restricted cash consists of collections related to loans held in securitization trusts, loans pledged to our portfolio warehouse facilities, and loans included in Pooled Auto Loan Program (PALP) transactions, which have been collected from customers, but have not yet been submitted either to the lenders or the securitization trustee, as appropriate.

Investments Held in Trust

We maintain cash reserve accounts on behalf of Asset-Backed Security investors in our securitizations and certain PALP transactions as a form of credit enhancement. At the time loans are transferred to a trust, a portion of the proceeds from sales of notes are deposited into a reserve account that is pledged to the trusts. We may be required to make additional deposits to reserve accounts from collections on the loans to fund the reserve account to the required target percentage. Investments held in trust also include collections related to loans held in securitization trusts and loans included in PALP financing transactions, which have been collected from customers, and submitted to the trustee, but have not yet been paid to the lenders, as appropriate. Balances in the reserve accounts (which are a component of investments held in trust) totaled $18.6 million at September 30, 2010 and $26.1 million at December 31, 2009.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(3) Finance Receivables

The following is a summary of finance receivables:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Principal Balances	$1,409,350	$1,312,216
Accrued Interest	12,186	10,806
Loan Origination Costs	17,179	17,569

Finance Receivables	$1,438,715	$1,340,591

(4) Allowance for Credit Losses

The following table sets forth the rollforward of the allowance for credit losses for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
	($ in thousands)
Allowance Activity:
Balance, beginning of period	$222,000	$245,100	$218,259	$242,600
Provision for credit losses	44,189	53,495	125,678	175,612
Net charge-offs	(51,589)	(65,952)	(129,337)	(185,569)

Balance, end of period	$214,600	$232,643	$214,600	$232,643

Allowance as a percent of ending principal	15.2%	17.1%	15.2%	17.1%
Charge off Activity:
Principal balances	$(83,559)	$(97,068)	$(216,022)	(271,488)
Recoveries, net	31,970	31,116	86,685	85,919

Net charge-offs	$(51,589)	$(65,952)	$(129,337)	$(185,569)

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(5) Debt Obligations

Portfolio Term Financings

The following is a summary of portfolio term financings:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Securitization Debt:
Asset Backed Security obligations issued pursuant to the Company’s securitizations	$363,262	$268,533
Portfolio Term Residual Financing:
Fixed rate financing facility secured by residual interests in finance receivables of warehouse facilities and securitizations	100,000	—
Pooled Auto Loan Program Financings:
Fixed rate secured financing transactions for our finance receivable portfolio	12,142	527,324

Total Portfolio Term Financings	$475,404	$795,857

Securitization debt

In September 2010, we completed our second securitization transaction (2010-1) since June 2007 by issuing $228.0 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset-backed securities are structured in four tranches with credit ratings ranging from AAA to BBB by Standard and Poors (S&P) and DBRS, without external credit enhancement from a monoline insurer. The original duration weighted average coupon of these four tranches was 3.66%.

Asset-backed securities outstanding are secured by underlying pools of finance receivables and investments held in trust of $549.5 million and $431.9 million at September 30, 2010 and December 31, 2009, respectively. Asset-backed securities outstanding have interest payable monthly at fixed rates ranging from 3.6% to 6.1% at September 30, 2010 and 5.2% to 5.6% at December 31, 2009. These rates represent the original duration weighted average rates of the outstanding asset-backed securities. Credit enhancement for the asset-backed securities consists of a reserve account, over collateralization, and subordination of the notes in each trust which are subordinate in nature to the securities. Over collateralization represents finance receivable principal balance in excess of the face value of asset-backed securities issued. Cash reserves are funded with proceeds from the sale of asset-backed securities and through cash collections. At September 30, 2010, our 2010-1, 2009-1, and our 2007-A securitization trusts comprise the outstanding balance depicted above. The 2009-1 securitization was rated in tranches with credit ratings from AAA to A by DBRS. Subsequent to September 30, 2010, we repurchased the amount outstanding of $28.8 million in our 2007-A securitization under a clean-up call.

Performance triggers. Our 2007-A securitization trust contains certain covenants, including limitations on delinquencies, periodic net charge-offs, and cumulative net charge-offs (“performance triggers”). If a trust exceeds a performance trigger the required cash reserve increases and cash flow from the loans in the trust is “trapped” until the reserve account reaches the specified level, or until the holders are paid in full or the insurer waives the event. If the trust performance goes below the performance trigger the trapped cash is returned to us. Our 2009-1 and 2010-1 trusts do not contain these triggers. At September 30, 2010 and December, 31 2009, all trusts were in compliance with their performance triggers and there have been no requirements to trap cash or any termination events.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Individual securitization trusts are not cross-collateralized or cross-defaulted. Additionally, we have the option to purchase the remaining loans in a trust when the remaining principal balances of the loans reach a specified percentage (generally 10%) of their original principal balance.

Portfolio term residual financing

In May 2010, we entered into a $100.0 million term residual facility with Santander Consumer USA Inc. (Santander), secured primarily by residual interests in our warehouse facilities. This facility allows for maximum borrowings of $100.0 million at an advance rate of 75% on the receivables pledged to the facility. This facility provides for funding through April 2012 with a term-out feature resulting in a final maturity of April 2013. Interest is fixed at 8.62%.

Pooled auto loan program financings (PALP)

PALP financings are secured by underlying pools of finance receivables and in certain cases a cash reserve account. At September 30, 2010, interest rates on our outstanding PALP facilities are 8.0%. At September 30, 2010 and December 31, 2009, the aggregate amount of finance receivables and cash reserve accounts securing these financings were $16.4 million and $739.3 million, respectively. The net advance rate on the receivables ranged from 67.8% to 73.9% of the principal balance for transactions outstanding at September 30, 2010 and from 67.6% to 73.4% of the principal balance for transactions outstanding at December 31, 2009. In certain cases there may be a cash reserve/holdback which is netted against the debt amount to arrive at the net advance rate.

In May 2010, in conjunction with the execution of our $250.0 million Warehouse Facility with Santander, we reduced our PALP facility with Santander, from a $518.0 million borrowing capacity to a $250.0 million borrowing capacity. In addition, in August 2010, we terminated the PALP facility with Santander.

Portfolio warehouse facilities

The following is a summary of portfolio warehouse facilities

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Portfolio Warehouse Facilities:
Warehouse Facility I—secured by certain finance receivables of the Company	$101,865	$77,506
Warehouse Facility II—secured by certain finance receivables of the Company	100,000	—
Warehouse Facility III—secured by certain finance receivables of the Company	67,692	—
Warehouse Facility IV—secured by certain finance receivables of the Company	29,000	—

Total Portfolio Warehouse Facilities	$298,557	$77,506

Warehouse Facility I

In July 2010, we amended our warehouse facility with Deutsche Bank AG, New York Branch (Deutsche Bank), decreasing the total capacity from $250.0 million to $150.0 million, and extending the maturity from

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

December 2010 to December 2011. As of September 30, 2010, this facility has a total capacity of $150.0 million, carries an advance rate on the receivables pledged to the facility of 58%, and amounts outstanding at September 30, 2010 are secured by finance receivable principal balances of $223.7 million. The amounts outstanding under the facility bear interest based on the lenders’ cost of funds thereunder plus 4.25% (4.58% at September 30, 2010) on or prior to December 31, 2010. Thereafter the amounts outstanding under the facility will bear interest based on the lenders’ cost of funds thereunder plus 3.25%. This facility also has a term-out feature resulting in a final maturity of December 2012. At September 30, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility II

In May 2010, we entered into a portfolio warehouse facility agreement with Santander with a capacity of $250.0 million. This facility is secured by finance receivables of $149.7 million at September 30, 2010, carries an advance rate on the receivables pledged to the facility of 70%, and amounts outstanding under the facility bear interest at LIBOR plus 5.00% (5.26% at September 30, 2010) on the first $100.0 million outstanding and LIBOR plus 4.25% for amounts outstanding in excess of $100.0 million. This agreement requires us to maintain $100.0 million outstanding at all times. This revolving facility provides for funding through May 2011 with a term-out feature resulting in a final maturity of May 2012. At September 30, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility III

In April 2010 we entered into a portfolio warehouse facility agreement with UBS Real Estate Securities Inc. (UBS) with a capacity of $125.0 million. This facility is secured by finance receivables of $195.2 million at September 30, 2010, carries an advance rate on the receivables pledged to the facility of 50%, and amounts outstanding under the facility bear interest at LIBOR plus 2.50% (2.76% at September 30, 2010). This revolving facility provides for funding through March 2011 with a term-out feature resulting in a final maturity of March 2012. At September 30, 2010 we were in compliance with all financial covenants of this facility.

Warehouse Facility IV

In July 2010, we entered into a portfolio warehouse facility agreement with The Royal Bank of Scotland PLC (RBS) with a capacity of $50.0 million, which expires in July 2011. This facility is secured primarily by finance receivables of $93.5 million at September 30, 2010, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at the lenders’ cost of funds thereunder plus 2.50% (2.83% at September 30, 2010). The loan agreement provides an option to increase the capacity to $100.0 million in January 2011. At September 30, 2010 we were in compliance with all financial covenants of this facility.

We formed individual LLC’s, each of which is a wholly-owned subsidiary of DTAC, which serve as the sole borrowers under our existing portfolio warehouse facilities. Each of these LLC’s is a special purpose entity established specifically for the purpose of the applicable lending relationship, with assets and liabilities distinct from the remainder of the DriveTime group. These facilities do not contain mark-to-market clauses that would otherwise enable the lenders to reduce advance rates based on market conditions, have recourse limited to 10.0% of the respective facility amounts, and limit the lenders’ ability to sell or otherwise dispose of the underlying collateral in the event of default. In addition, on the termination date of the facilities, (i) amounts outstanding at termination are not due and payable immediately, (ii) all collections on the contracts collateralizing these facilities would be used to pay down the facility until they are paid in full, and (iii) we would continue to service the contracts that are pledged under this facility, for which we would receive an annualized service fee of up to 7.0%.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Each of these LLC’s for each of our warehouse facilities have entered into demand notes in the amounts of $25.0 million, $35.0 million, $12.5 million, $5.0 million, respectively, with DTAC, each of which has been assigned to the applicable lender. Each demand note is guaranteed by DTAG, Ernest C. Garcia II, our Chairman and sole shareholder, and Verde. Prior to the termination date under each of these warehouse facilities, under certain circumstances, the applicable lender can require DTAC to fund the demand note, and apply the proceeds to pay down the facility with the applicable special purpose entity. After the termination date under the applicable lender or program agent can require DTAC to fund the demand note, at its sole discretion, and apply the proceeds to pay down the facility with the applicable special purpose entity if, and only if, any of the following occurs: (i) the Termination Date occurs as a result of an Event of Termination (as defined in each agreement), (ii) the applicable special purpose entity fails to maintain borrowing base compliance after the termination date, (iii) an Event of Termination occurs after the termination date and is continuing and (iv) other than with respect to Warehouse Facility II the applicable special purpose entity fails to effect its required clean-up call.

Senior secured notes payable

A summary of senior secured notes payable follows:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Senior Secured Notes Payable, net—interest at 12.625% per annum (Priced to yield 12.875%) interest payable semi-annually, principal balance due June 15, 2017	$149,320	$—
Senior Secured Notes Payable, net—Related Party	48,456	—

Total Senior Secured Notes Payable	$197,776	$—

In June 2010 we issued $200.0 million of 12.625% senior secured notes due June 15, 2017. The notes were issued with an original issuance price of 98.854%, resulting in an effective yield of 12.875%. Simultaneously with this offering, Verde exchanged $35.0 million of our subordinated notes and our President and Chief Executive Officer (Ray Fidel) exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal balance of senior secured notes issued. Therefore, net proceeds to the Company, after fees, expenses and issuance of the $37.0 million to related parties, were approximately $155.9 million. Interest on the notes is payable semi-annually in arrears on each June 15 and December 15.

In September 2010, Verde and Mr. Fidel, purchased $10.0 million and $2.0 million, respectively, of the senior secured notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the senior secured notes, respectively. At September 30, 2010 the notes are shown net of unamortized discount of $2.2 million.

Guarantees

The notes are unconditionally guaranteed on a senior secured basis by certain of our existing and future domestic restricted subsidiaries. The guarantees rank senior in right of payment to all existing and future subordinated indebtedness of these subsidiaries and equal in right of payment with all existing and future senior indebtedness of these subsidiaries.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Security

The notes and the guarantees have (i) a first priority lien on certain finance receivables, on residual property rights with respect to finance receivables securing other financings, and on residual equity interests in certain special purpose financing subsidiaries of the Issuers and (ii) a second priority lien on automobiles and other vehicles held as inventory.

Maintenance covenants

We are required to comply with certain maintenance covenants relating to minimum net worth and minimum collateral coverage. As of September 30, 2010 we are in compliance with such covenants.

Exchange offer; registration rights

We have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) and to make an offer to exchange the notes for registered, publicly tradable notes that have substantially identical terms as the notes. However, we do not intend to apply for listing of the notes on any securities exchange. On October 1, 2010 we filed a registration statement on Form S-4 and are in the process of responding to comments received from the SEC on November 2, 1010. We have until December 31, 2010 to effect the registration statement without being required to make additional interest payments on the notes.

Other secured notes payable

A summary of other secured notes payable follows:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Revolving Inventory Facility, secured by the Company’s vehicle inventory	$40,000	$50,000
Junior Secured Notes, secured by finance receivables-related party	—	62,088
Repurchase Facility, secured by 2009-1 securitization bonds owned by the Company	—	12,231
Mortgage Note Payable Bearing Interest at 5.87%, secured by real property	12,907	13,046
Equipment Note Payable, secured by an aircraft	2,562	—

Total Other Secured Notes Payable	$55,469	$137,365

Revolving inventory facility

At September 30, 2010, the revolving inventory facility has a maximum capacity of $50.0 million, a maturity date of October 2010, an interest rate of LIBOR plus 5.0% (5.26% at September 30, 2010) and is secured by $75.1 million of vehicle inventory. In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011 with an interest rate of LIBOR plus 3.0%. At September 30, 2010 we were in compliance with all financial covenants of this facility.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Junior secured notes—related party

At December 31, 2009, these notes consisted of a $38.1 million Tranche A component and a $24.0 million subordinate Tranche B component and had a maturity of December 2012. These notes were secured by a junior interest in our finance receivables. The Tranche A component was comprised of four notes, three of which were payable to Verde in the aggregate amount of $36.1 million and one of which was a $2.0 million note to Mr. Fidel, our Chief Executive Officer and the Tranche B component was comprised of one subordinate note to Verde.

In conjunction with our offering of our $200.0 million 12.625% senior secured notes due 2017 issued in June 2010, Verde transferred to our sole shareholder and our sole shareholder received and contributed to equity, the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In conjunction with this exchange these notes were cancelled. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged (and contemporaneously cancelled) for an equal principal amount of the 12.625% senior secured notes due 2017. As a result of these transactions, our obligations under the junior secured notes have been satisfied.

See Note 7—Related Party Transactions for more information regarding transactions involving the Junior Secured Notes and Verde.

Repurchase facility

In December 2009, we issued $192.6 million of securitization bonds in conjunction with our 2009-1 securitization. We purchased $17.5 million of the initial issuance. This purchase was funded with cash and $12.2 million in borrowings under a 30-day rolling repurchase facility with interest at LIBOR plus 1.5%.

In connection with our $200.0 million 12.625% senior secured notes offering in June 2010, we utilized a portion of the proceeds to repay the amount then outstanding on this facility and this facility is now terminated.

Mortgage note payable

Our mortgage note payable is secured by our operations call center building in Mesa, Arizona (a commercial property). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in March 2017. At September 30, 2010, we were in compliance with all financial covenants of this loan.

Equipment note payable

In April 2010 we entered into a three year term loan with an original principal amount of $2.7 million bearing interest at the Prime rate plus 1.5% (4.75% at September 30, 2010). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in April 2013. At September 30, 2010, we were in compliance with all financial covenants of this loan.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Unsecured notes payable

A summary of senior unsecured notes payable follows:

	September 30, 2010	December 31, 2009
	(Unaudited)
	($ in thousands)
Senior Unsecured Notes Payable, net—Interest at 11.25% per Annum (Priced to Yield 12.5%) Payable Semi-Annually, Principal Balance Due October 1, 2010	$1,500	$1,487
Subordinated Notes—Related Party	—	75,000

Total Unsecured Notes Payable	$1,500	$76,487

The senior unsecured notes due 2010 are shown net of unamortized discount of $13,000 at December 31, 2009. At September 30, 2010, we were in compliance with all required covenants of these notes. On October 1, 2010, at the note’s due date, the full principal payment was made. As a result, our obligations under the senior unsecured notes have been fully satisfied.

During 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes payable. At December 31, 2009, these notes bore interest at 12.0% and had a maturity of August 2013. In conjunction with our offering of our $200.0 million 12.625% senior secured notes due 2017 issued in June 2010, Verde transferred to our sole shareholder and our sole shareholder received and contributed to equity, $40.0 million of such subordinated notes, at which time the notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of senior secured notes due 2017. As a result of these transactions, our obligations under the subordinated notes payable have been satisfied.

(6) Extinguishments of Debt

A summary of gains and losses on extinguishment of debt is as follows:

Nine Months Ended September 30, 2010
Month	Type	Principal Repurchased	Loss
		(Unaudited)
		($ in thousands)
August	Santander Pooled Auto Loans	$227,890	$(3,418)

Nine Months Ended September 30, 2009
Month	Type	Principal Repurchased	Net Gain (Loss)
		(Unaudited)
		($ in thousands)
January	Senior Unsecured Notes	$15,000	$4,908
March	2007-A Securitization Debt	13,200	1,846
April	Senior Unsecured Notes	30,000	9,911
May	Senior Unsecured Notes	25,000	8,246
June	Senior Unsecured Notes	20,000	6,648
September	Senior Unsecured Notes—Related Party	32,000	(1,248)

			$30,311

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(7) Related Party Transactions

During the three and nine months ended September 30, 2010 and 2009, we recorded related party operating expenses as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
	($ in thousands)
General and Administrative Expenses—Related Party
Property lease expense	$1,102	$1,173	$3,373	$3,595
Store closing costs	254	86	1,144	1,784
Non-cash compensation expense	—	563	1,125	1,688
Aircraft lease expense	492	487	1,468	1,461
Aircraft operating expense	381	419	1,175	1,192
Salaries and wages, general & administrative and other expenses	122	124	517	418
Reimbursement of certain general and administrative expenses	(105)	(53)	(315)	(158)

Total General and Administrative Expenses—Related Party	$2,246	$2,799	$8,487	$9,980

Property lease expense—related party

For the three and nine months ended September 30, 2010, we leased an average of 15 vehicle sales facilities, three reconditioning centers, our former loan servicing center (which is currently being partially subleased to a third-party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At September 30, 2010, three of these facilities are closed locations. For the three and nine months ended September 30, 2010, we also leased one used vehicle sales facility and a reconditioning center, which are both closed locations, from a director and officer of DTAC, Steven Johnson, who is also Mr. Garcia’s brother-in-law. At September 30, 2010, the maturity of these leases ranges from 2013 to 2023. During the nine months ended September 30, 2010, we paid $0.4 million in a lease termination fee on one of our closed properties to terminate the lease with Verde. This amount was previously accrued at December 31, 2009 and did not have an impact on net income.

For the three and nine months ended September 30, 2009, we leased an average of 17 vehicle sales facilities, three reconditioning centers, our former loan servicing center (which was being subleased to two third-party tenants), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At September 30, 2009, five of these facilities were closed locations. For the three and nine months ended September 30, 2009, we also leased one used vehicle sales facilities and a reconditioning center from Steven Johnson. The facilities we leased from Mr. Johnson were closed locations as of September 30, 2009.

Store closing costs on related party leases

During the years ended December 31, 2008 and 2009, we closed a total of 28 dealerships and six reconditioning centers, 10 of which were facilities we lease from Verde and Steven Johnson. These facilities are a subset of the leases described above in Property Lease Expense. In accordance with ASC 420—Exit or Disposal Activities (ASC 420), we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures for the periods presented. We remain obligated for related party leases on three and four dealership facilities as of September 30, 2010 and December 31, 2009, respectively. We also remain

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

obligated on two closed reconditioning centers and one closed operations facility as of September 30, 2010 and December 31, 2009. We ceased use of a former loan servicing center in 2007 and this facility is currently being subleased. The store closing costs represent ongoing costs related to property leases, property taxes, and maintenance, which are reflected in our general and administrative expenses—related party.

As of September 30, 2010 and December 31, 2009, $2.2 million and $2.3 million, respectively, remain in accrued expenses and other liabilities—related party on the accompanying consolidated balances sheets for these lease obligations. The expiration of these leases range from 2013 to 2018.

Non-cash compensation expense

See Note 9—Shareholder’s Equity & Dividends for details.

Aircraft lease and operating expenses

In September, 2005, we entered into a lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. In August 2010, we extended the lease term for five years, which expires September 30, 2015.

Salaries and wages, general and administrative and other expenses

Certain general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan are reflected in our general and administrative expenses—related party.

Reimbursement of general and administrative expenses

For each of the periods presented, we received reimbursement of certain general and administrative expenses incurred by us on Verde’s behalf. This amount was $52,500 for each of the quarters in 2009, and was $105,000 for each of the quarters in 2010.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

During the three and nine months ended September 30, 2010 and 2009, we recorded related party interest expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
	($ in thousands)
Non-Portfolio Debt Interest Expense—Related Party
Junior Secured Notes:
Tranche A—Related Party: CEO	$—	$99	$185	$297
Tranche A—Related Party: Verde	—	351	3,374	953
Tranche B—Related Party: Verde	—	1,500	2,754	4,500
$32.0 million Senior Unsecured Notes Payable	—	890	—	2,690
$75.0 million Subordinated Notes Payable	—	2,308	3,863	6,849

Total Non-Portfolio Debt Interest Expense—Related Party	$—	$5,148	$10,176	$15,289

Senior Secured Notes Interest Expense—Related Party
$45.0 million Senior Secured Notes Payable—Verde	$1,515	$—	$1,846	$—
$4.0 million Senior Secured Notes Payable—CEO	145	—	164	—

Total Senior Secured Notes Interest Expense—Related Party	$1,660	$—	$2,010	$—

Interest expense—related party

During the three and nine months ended September 30, 2009, we recorded related party interest expense associated with junior secured notes, senior unsecured notes, and subordinated notes as depicted above. For the terms of these debt instruments see Note 5—Debt Obligations.

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes due 2013 which was held by Verde. This repurchase was made at par and resulted in a net loss on extinguishment of debt of $1.2 million as a result of the write-off of unamortized debt discount and unamortized capitalized loan fees.

In June 2010 we issued $200.0 million of 12.625% senior secured notes due June 15, 2017. Simultaneously with this offering, Verde transferred to our sole shareholder and our sole shareholder received and distributed to equity the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged for an equal principal amount of the 12.625% senior secured notes due 2017. As a result of this transaction, the debt obligation for junior secured notes was fully satisfied.

In conjunction with the senior secured notes offering in June 2010, Verde also transferred to our sole shareholder and our sole shareholder received and contributed to equity, $40.0 million of subordinated notes payable, at which time the notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of senior secured notes due 2017. As a result, we were no longer obligated on the $75.0 million subordinated notes payable.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

In September 2010, Verde and Mr. Fidel, purchased $10.0 million and $2.0 million, respectively, of the 12.625% senior secured notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the senior secured notes, respectively.

As a result of the transactions described above, we incurred related party interest expense on non-portfolio debt associated with the junior secured notes, subordinated notes and the 11.25% senior unsecured notes due 2013 through June 2010, at which time previous amounts outstanding were either exchanged for equity or the new 12.625% senior secured notes due 2017, as described above.

(8) Income Taxes

Since DTAC and DTAG are flow through entities for Federal income tax purposes, there is no Federal income tax expense related to the income of DTAC and DTAG, other than for one of DTAG’s wholly-owned subsidiaries, which is a C-corporation. The taxable income flows through to our shareholder who is responsible for paying the associated taxes. Although most states follow the Federal recognition of S-corporation status, some states do impose an entity level tax on that income; therefore, the tax expense is adjusted accordingly. Income tax liability was $0.2 million and $1.1 million as of September 30, 2010 and December 31, 2009, respectively.

(9) Shareholder’s Equity & Dividends

Certain of our debt facilities place restrictions on the amount of cash dividends we are permitted to pay to our shareholder. We are permitted to pay cash dividends limited to an amount not greater than the percentage of S-corporation taxable income for such quarterly period equal to the highest combined federal, state, and/or local tax rate for individuals, plus 50% of the difference between pre-tax earnings less amounts paid for tax.

During the nine months ended September 30, 2010, we paid $34.7 million in dividends related to 2010 income. We did not have any approved but unpaid dividends at September 30, 2010 or December 31, 2009, however, we had $11.6 million available to be distributed as of September 30, 2010.

In January 2008, Mr. Garcia entered into an agreement with Mr. Fidel to purchase Mr. Fidel’s 5% interest in DTAG and DTAC for $17.5 million. The terms of the purchase were such that Mr. Garcia paid Mr. Fidel $6.25 million in cash and $11.25 million in a promissory note bearing interest at 8.0% per annum. The term of the note is five years with annual installment payments required. The agreement contains an employment condition, requiring Mr. Fidel to remain employed with the Company through June 30, 2010. In the event Mr. Fidel voluntarily terminated his employment as the President and Chief Executive Officer of the Company at a time prior to June 30, 2010, one-half of the principal balance of the note would be waived and no longer payable by Mr. Garcia. Accordingly, one-half of the $11.25 million note was deemed compensation expense to be recognized over the term of the employment condition, which expired in June 2010. As a result, $1,125,000 of non-cash compensation expense was recorded for the nine months ended September 30, 2010 as an increase to general and administrative expenses—related party and increase to paid-in capital on the accompanying consolidated statements of operations and balance sheets.

Prior to June 30, 2010, Verde, which is wholly-owned by our sole beneficial shareholder, Mr. Garcia, was the holder of all of our outstanding $75.0 million 12% subordinated notes and the holder of $60.1 million of our junior secured notes. In conjunction with our offering of our 12.625% senior secured notes due 2017 issued in June 2010, Verde transferred to Mr. Garcia and Mr. Garcia received and contributed to equity an aggregate of $100.1 million of debt, comprised of $40.0 million in subordinated notes and $60.1 million in junior secured notes. As a result of this agreement, paid-in capital was increased by $100.1 million in June 2010.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

As a result of the exchange of debt for equity by Mr. Garcia, we wrote-off unamortized deferred financing costs associated with the subordinated notes and junior secured notes. The portion of the unamortized costs associated with related party debt and the discount associated with the issuance of the senior secured notes owned by Mr. Garcia were treated as capital transactions and resulted in decreases to paid-in capital of approximately $0.6 million and $0.4 million, respectively.

(10) Commitments and Contingencies

Limited warranty

We provide our DriveCare® limited warranty covering major mechanical and air-conditioning coverage, on every vehicle we sell. The warranty is included in the sales price of the vehicle and is not sold as a separate product. A liability for the estimated cost of vehicle repairs under our DriveCare® limited vehicle warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. We currently offer no warranty outside of our DriveCare® limited warranty. Vehicles sold prior to December 1, 2009 are covered for six months / 6,000 miles on major mechanical items. Beginning with sales in December 2009, we extended our DriveCare® limited warranty plan to 36 months / 36,000 miles, including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance. The liability is evaluated for adequacy through an analysis based on a combination of the program’s historical performance of cost incurred per unit sold over the term of the warranty and on industry data provided by a third party.

The limited warranty accrual is recorded as a component of accrued expenses and other liabilities on the accompanying consolidated balance sheets for each year presented. The following table reflects activity in the warranty accrual for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
	($ in thousands)
Balance, Beginning of Period	$7,860	$689	$920	$777
Warranty Expense	7,379	339	17,208	1,763
Warranty Claims Paid	(1,834)	(677)	(4,723)	(2,189)

Balance, End of Period	$13,405	$351	$13,405	$351

Lease commitments

During 2008 and 2009 we closed dealerships and reconditioning centers and incurred store closing costs and recorded lease termination liabilities in accordance with ASC 420—Exit or Disposal Activities (ASC 420). At September 30, 2010, approximately $2.4 million remains in accrued expenses and other liabilities on the accompanying consolidated balance sheet for these lease obligations. At September 30, 2010, the expiration of these leases range from 2012 to 2018.

Legal matters

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we established an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments,

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

In August 2008, we received a Civil Investigative Demand from the Texas Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing, and selling of used cars. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to provide them with an overview of us and discuss the requested materials. At the meeting, we agreed on some minor changes in the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. We will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions with them. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to continue to cooperate with state officials. We believe we do not have loss contingencies related to this matter.

We are currently appealing to the Nevada Supreme Court on an adverse administrative ruling related to the efficacy of certain sales tax refunds we have requested for the 2002 and 2003 tax years. While only applicable to 2002 and 2003, an adverse ruling could affect subsequent tax years as well. In several of the states in which we operate, we file for and receive sales tax refunds for sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit of tax years 1998-2001, allowed such refunds. The Department is now taking the position that because the contracts are assigned to our related finance company (which was the case in certain of our prior periods as well) we are not entitled to the refund. We are vigorously pursuing our rights to the refunds and believe our claim has merit and that we are likely to prevail in this proceeding. Total sales tax refunds from 2002 through September 30, 2010 were $5.0 million. We have not accrued any amounts with respect to this matter.

Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel management does not expect the final outcome to have a material adverse effect on us.

(11) Variable Interest Entities

We have determined that DTAC is a variable interest entity (“VIE”) and that DTAG is the primary beneficiary of DTAC. This determination was made under ASC 810, Consolidation, prior to January 1, 2010 and with consideration of amendments to the ASC in the FASB ASU 2009-17, Consolidation. We evaluated whether DTAG or DTAC are VIE’s and determined who is the primary beneficiary. In making this determination, we examined the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and whether there is an obligation to absorb losses or the right to receive residual returns that could potentially be significant to the VIE. In evaluating whether we have the power to direct such activities, we considered the purpose for which DTAC was created, the importance of each of the activities in which it is engaged and our decision making role, if any, in those activities that significantly determine DTAC’s economic

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

performance as compared to other economic interest holders. We evaluated DTAG’s economic interests in DTAC. This evaluation considered all relevant factors of the entity’s design, including capital structure, contractual rights and relationships that are currently, or have the potential to be, economically significant.

DTAG is the primary beneficiary of DTAC because DTAG sells all of its finance receivables to DTAC which creates a variable interest and gives DTAG the power to direct the activities that most significantly impact the performance of DTAC. DTAG has the power to direct DTAC because it originates and sells 100% of the loan contracts DTAC holds through a purchase and sale agreement between the two entities. In addition, DTAC was initially created solely for this purpose as well as to serve as a financing mechanism to securitize receivables. As a result of DTAG being the primary beneficiary of DTAC, DTAG therefore consolidates DTAC in our consolidated financial statements.

Total assets of DTAC consolidated into DTAG at September 30, 2010 and December 31, 2009 were approximately $1.4 billion and $1.3 billion, respectively, which are comprised primarily of net finance receivables, restricted cash, investments held in trust, and deferred financing costs. Total liabilities of DTAC consolidated into DTAG at September 30, 2010 and December 31, 2009 were approximately $900.0 million and $1.0 billion, respectively, which are comprised primarily of portfolio warehouse and portfolio term debt. Total revenue of DTAC consolidated into DTAG for the three and nine months ended September 30, 2010 was approximately $68.0 million and $198.0 million, respectively, which is comprised of interest income. Total revenue of DTAC consolidated into DTAG for the three and nine months ended September 30, 2009 was approximately $63.0 million and $189.0 million, respectively. DTAC expenses consolidated into DTAG were approximately $97.0 million and $255.0 million for the three and nine months ended September 30, 2010, respectively, which is comprised of provision for credit losses, interest expense and general and administrative expenses. DTAC expenses consolidated into DTAG were approximately $93.0 million and $262.0 million for the three and nine months ended September 30, 2009, respectively. These amounts do not include intercompany revenues and costs between DTAG and DTAC which are eliminated in consolidation.

(12) Fair Value of Financial Instruments

Generally Accepted Accounting Principles require that we disclose estimated fair values for our financial instruments. Fair values are based on estimates using quoted market prices, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. Accordingly, the aggregate fair value amounts presented do not represent our underlying value.

Limitations

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with ultimate precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

Since the fair value is estimated as of each balance sheet date presented, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

The following is a summary of carrying value and fair value of our financial instruments for each period presented:

	September 30, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)
	($ in thousands)
Finance Receivables, net (1)	$1,210,201	$1,298,938	$1,107,332	$1,133,936
Portfolio Warehouse Facilities	298,557	298,557	77,506	77,506
Repurchase Facility	—	—	12,231	12,231
Pooled Auto Loan Program Financings	12,142	12,200	527,324	545,400
Portfolio Term Residual Financing	100,000	100,000	—	—
Securitization Debt	363,262	372,900	268,533	269,461
Revolving Inventory Facility	40,000	40,400	50,000	50,000
Junior Secured Notes Payable	—	—	62,088	62,088
Mortgage Note Payable	12,907	10,100	13,046	9,400
Senior Secured Notes Payable	197,776	208,500	—	—
Senior Unsecured Notes Payable	1,500	1,500	1,487	1,487
Equipment Note Payable-Aircraft	2,562	2,600	—	—
Subordinated Notes Payable	—	—	75,000	69,000

(1)	Represents finance receivable principal balances, plus accrued interest, less the allowance for credit losses.

Valuation methodologies

Finance receivables

The fair value of finance receivables was estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This discounted cash flow is estimated utilizing internal valuation models, which use a combination of market inputs (i.e. discount rates for similar and like transactions) and our own assumptions regarding credit losses, recoveries, and prepayment rates in our portfolio. We estimate the cash flow of the portfolio and the cash flow of our retained interests in securitization and PALP transactions in measuring total cash flow. These cash flows are developed on a leveraged basis since our receivable portfolio is financed by these debt instruments and are not separable transactions.

Portfolio warehouse facilities

The portfolio warehouse facilities are short term in nature and the interest rates adjust in conjunction with the lender’s cost of funds or 30-day LIBOR. Warehouse Facility I was amended in July 2010 to reduce its capacity from $250.0 million to $150.0 million and we extended the maturity from December 2010 to December 2011, with no change in interest rate required by the lender. Therefore, we believe the fair value of this facility approximates carrying value at September 30, 2010. Warehouse Facility II was executed in May 2010, and contains a floating market rate of interest, therefore, we believe the fair value of this facility approximates carrying value at September 30, 2010. Warehouse Facility III was executed in April 2010, and contains a floating market rate of interest, therefore, we believe the fair value of this facility approximates carrying value at September 30, 2010. Warehouse Facility IV was executed in July 2010 and contains a floating market rate of interest, therefore, we believe the fair value of this facility approximates carrying value at September 30, 2010.

Pooled auto loan program financings

The fair value of PALP debt at September 30, 2010 is based on third party discounted cash flow using market interest rates for this debt.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

Portfolio term residual financing

This facility allows for maximum borrowings under a term component of $100.0 million bearing a fixed rate of interest of 8.62%. Since this debt instrument was executed within close proximity to September 30, 2010, and market rates for this type of debt instrument have not significantly changed since May 2010, we believe the fair value of this debt approximates carrying value at September 30, 2010.

Securitization debt

The fair value of securitization debt was estimated using third party quoted market prices.

Revolving inventory facility

At September 30, 2010, the fair value of the inventory facility was determined third party discounted cash flow using market interest rates for this debt.

Mortgage note payable

At September 30, 2010 the fair value of this note was determined using third-party market prices for similar commercial real estate mortgages.

Senior secured notes payable

The fair value of senior secured notes payable at September 30, 2010 was determined using third party quoted market prices.

Senior unsecured notes payable

At September 30, 2010, the fair value of the senior unsecured notes was determined to be par due to the short term to maturity and our ability to pre-pay the balance remaining.

Equipment note payable

At September 30, 2010, the fair value of the equipment note payable was determined third-party discounted cash flow using market interest rates for this debt.

(13) Subsequent Events

We have evaluated subsequent events potential recognition and/or disclosure through December 21, 2010, or the date the financial statements were available for issuance.

Accordingly, the following disclosures apply:

In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011.

On October 15, 2010, we repurchased the amount outstanding of $28.8 million of our 2007-A securitization under a clean-up call.

We did not have any approved but unpaid dividends at September 30, 2010 or December 31, 2009, however, we had $11.6 million available to be distributed as of September 30, 2010.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(14) Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other accounting standards setting bodies, which we may adopt as of the specified date required by each standard. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption. The below information is not a comprehensive list of all new pronouncements. We have only included those pronouncements we believe the reader of the financial statements would find meaningful. We have excluded certain pronouncements that we believe do not apply to us or the industry in which we operate.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires additional disclosure about a company’s allowance for credit losses and the credit quality of the company’s financing receivables on a disaggregated basis. The enhanced disclosures are designed to assist financial statement users in assessing an entity’s credit risk exposure and in evaluating the adequacy of an entity’s allowance for credit losses. The required disclosures are to evaluate: (i) the nature of the credit risk inherent in the receivable, (ii) how the entity analyzes and assesses credit risk to estimate the allowance for credit losses and (iii) changes in both the receivable and the allowance for credit losses and the reasons for those changes. This ASU will be effective for fiscal years beginning after December 15, 2010 and for interim periods within those years, with early adoption permitted. We are currently evaluating the disclosures required under this pronouncement and expect additional disclosure to be provided in our December 31, 2010 annual report, however, we have not fully evaluated the extent to which this disclosure will impact the financial statements.

(15) Supplemental Consolidating Financial Information

In accordance with the indenture governing the 12.625% Senior Secured Notes due 2017 (see Note 5), certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the senior secured notes on a joint and several basis. We are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.

The following tables present condensed consolidating balance sheet as of September 30, 2010; and condensed consolidating statements of income for the three and nine months ended September 30, 2010 and 2009; and condensed consolidated statements of cash flows for the nine months ended September 30, 2010 and 2009 for (i) DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”)—the co-issuers of the Senior Notes, (ii) the guarantor subsidiaries on a combined basis, (iii) the non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidated amounts. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the senior note holders. Consolidating adjustments include elimination of investment in subsidiaries, elimination of intercompany accounts; elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and elimination of equity in earnings (losses) of subsidiaries. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Included in the column for Guarantor Subsidiaries Combined are DriveTime Sales and Finance Company, LLC, DriveTime Car Sales Company, LLC, DriveTime Credit Company, LLC, and DT Jet Leasing, LLC. Included in the column for Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAG and DTAC, that are not guarantor subsidiaries. The column for Co-Issuers Combined includes the accounts for DTAG and DTAC as co-issuers.

Consolidated amounts are immaterially different compared to the consolidated financial statements due to rounding.

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

September 30, 2010

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
ASSETS
Cash and Cash Equivalents	$916	$682	$20,129	$—	$21,727
Restricted Cash and Investments Held in Trust	21,267	72,702	—	—	93,969
Finance Receivables	—	—	1,438,715	—	1,438,715
Allowance for Credit Losses	—	—	(214,600)	—	(214,600)

Finance Receivables, Net	—	—	1,224,115	—	1,224,115
Inventory	104,557	—	—	—	104,557
Property and Equipment, Net	36,641	16,006	3,861	—	56,508
Investments in Subsidiaries	—	—	500,328	(500,328)	—
Other Assets	463,165	1,039,311	1,201,550	(2,653,873)	50,153

Total Assets	$626,546	$1,128,701	$2,949,983	$(3,154,201)	$1,551,029

LIABILITIES & SHAREHOLDER’S EQUITY
Liabilities:
Accounts Payable	$16,356	$—	$—	$—	$16,356
Accrued Expenses and Other Liabilities	356,797	22,613	2,305,186	(2,609,880)	74,716
Portfolio Term Financings	—	505,127	773	(30,496)	475,404
Portfolio Warehouse Facilities	—	298,557	—	—	298,557
Other Secured Notes Payable	42,562	12,907	13,497	(13,497)	55,469
Senior Secured Notes Payable	—	—	197,776	—	197,776
Senior Unsecured Notes Payable	—	—	1,500	—	1,500

Total Liabilities	415,715	839,204	2,518,732	(2,653,873)	1,119,778

Total Shareholder’s Equity	210,831	289,497	431,251	(500,328)	431,251

Total Liabilities & Shareholder’s Equity	$626,546	$1,128,701	$2,949,983	$(3,154,201)	$1,551,029

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Nine Months Ended September 30, 2010

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$608,185	$—	$—	$—	$608,185
Interest Income	—	110,500	197,923	(110,500)	197,923
Other Revenue	53,351	—	18,263	(71,614)	—
Equity in Income of Subsidiaries	—	—	217,605	(217,605)	—

Total Revenue	661,536	110,500	433,791	(399,719)	806,108

Costs and Expenses:
Cost of Used Vehicles Sold	381,077	—	—	—	381,077
Provision for Credit Losses	—	—	125,678	—	125,678
Portfolio Debt Interest Expense	—	30,774	25,425	—	56,199
Non-Portfolio Debt Interest Expense	2,513	367	122,379	(111,088)	14,171
Senior secured Debt Interest Expense	—	—	8,496	—	8,496
Selling and Marketing	26,395	—	206	—	26,601
General and Administrative	84,047	18,904	76,236	(71,026)	108,161
Depreciation Expense	9,226	442	748	—	10,416
Loss (Gain) on Extinguishment of Debt	—	—	3,418	—	3,418

Total Costs and Expenses	503,258	50,487	362,586	(182,114)	734,217

Income Before Income Taxes	158,278	60,013	71,205	(217,605)	71,891
Income Tax Expense / (Benefit)	—	687	(634)	—	53

Net Income / (Loss)	$158,278	$59,326	$71,839	$(217,605)	$71,838

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Nine Months Ended September 30, 2009

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$563,985	$—	$—	$—	$563,985
Interest Income	—	94,760	188,950	(94,760)	188,950
Other Revenue	50,780	—	16,106	(66,886)	—
Equity in Income of Subsidiaries	—	—	211,121	(211,121)	—

Total Revenue	614,765	94,760	416,177	(372,767)	752,935

Costs and Expenses:
Cost of Used Vehicles Sold	315,638	—	—	—	315,638
Provision for Credit Losses	—	—	175,612	—	175,612
Portfolio Debt Interest Expense	—	22,659	33,537	—	56,196
Non-Portfolio Debt Interest Expense	2,977	569	120,079	(95,269)	28,356
Selling and Marketing	24,325	—	—	—	24,325
General and Administrative	105,803	16,705	59,102	(66,377)	115,233
Depreciation Expense	8,732	435	460	—	9,627
Loss (Gain) on Extinguishment of Debt, Net	—	63	(30,374)	—	(30,311)

Total Costs and Expenses	457,475	40,431	358,416	(161,646)	694,676

Income Before Income Taxes	157,290	54,329	57,761	(211,121)	58,259
Income Tax Expense / (Benefit)	—	500	270	—	770

Net Income / (Loss)	$157,290	$53,829	$57,491	$(211,121)	$57,489

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Three Months Ended September 30, 2010

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$195,263	$—	$—	$—	$195,263
Interest Income	—	47,407	68,060	(47,407)	68,060
Other Revenue	17,190	—	7,177	(24,367)	—
Equity in Income of Subsidiaries	—	—	85,709	(85,709)	—

Total Revenue	212,453	47,407	160,946	(157,483)	263,323

Costs and Expenses:
Cost of Used Vehicles Sold	124,368	—	—	—	124,368
Provision for Credit Losses	—	—	44,189	—	44,189
Portfolio Debt Interest Expense	—	12,965	4,202	—	17,167
Non-Portfolio Debt Interest Expense	762	141	47,644	(47,619)	928
Senior secured Debt Interest Expense	—	—	6,532	—	6,532
Selling and Marketing	8,174	—	206	—	8,380
General and Administrative	16,462	7,709	36,277	(24,155)	36,293
Depreciation Expense	3,154	148	261	—	3,563
Loss (Gain) on Extinguishment of Debt	—	—	3,418	—	3,418

Total Costs and Expenses	152,920	20,963	142,729	(71,774)	244,838

Income Before Income Taxes	59,533	26,444	18,217	(85,709)	18,485
Income Tax Expense / (Benefit)	—	267	(1,014)	—	(747)

Net Income / (Loss)	$59,533	$26,177	$19,231	$(85,709)	$19,232

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Three Months Ended September 30, 2009

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$170,017	$—	$—	$—	$170,017
Interest Income	—	30,067	63,148	(30,067)	63,148
Other Revenue	15,881	—	913	(16,794)	—
Equity in Income of Subsidiaries	—	—	71,483	(71,483)	—

Total Revenue	185,898	30,067	135,544	(118,344)	233,165

Costs and Expenses:
Cost of Used Vehicles Sold	96,063	—	—	—	96,063
Provision for Credit Losses	—	—	53,495	—	53,495
Portfolio Debt Interest Expense	—	6,384	12,839	—	19,223
Non-Portfolio Debt Interest Expense	828	173	37,421	(30,241)	8,181
Selling and Marketing	7,751	—	(15)	—	7,736
General and Administrative	24,850	5,308	21,605	(16,620)	35,143
Depreciation Expense	2,820	145	185	—	3,150
Loss (Gain) on Extinguishment of Debt, Net	—	—	1,248	—	1,248

Total Costs and Expenses	132,312	12,010	126,778	(46,861)	224,239

Income Before Income Taxes	53,586	18,057	8,766	(71,483)	8,926
Income Tax Expense / (Benefit)	—	160	(50)	—	110

Net Income / (Loss)	$53,586	$17,897	$8,816	$(71,483)	$8,816

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2010

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income (Loss)	$158,278	$59,326	$71,839	$(217,605)	$71,838
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	125,678	—	125,678
Depreciation Expense	9,226	442	748	—	10,416
Amortization of Debt Issuance Costs and Debt Premium and Discount	142	7,941	6,111	—	14,194
Non-Cash Compensation Expense	—	—	1,125	—	1,125
Loss (Gain) from Disposal of Property and Equipment	(137)	—	359	—	222
Increase in Finance Receivables	—	—	(595,871)	—	(595,871)
Collections and Recoveries on Finance Receivable Principal	—	—	369,399	—	369,399
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	(989)	—	(989)
Decrease (Increase) in Inventory	10,700	—	—	—	10,700
Decrease (Increase) in Other Assets	(52,087)	(158,090)	(948,833)	1,153,022	(5,988)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	(106,518)	(37,737)	1,374,407	(1,193,622)	36,530
Increase (Decrease) in Income Taxes Payable	—	97	(1,032)	—	(935)

Net Cash Provided By (Used In) Operating Activities	19,604	(128,021)	402,941	(258,205)	36,319

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	308	—	18	—	326
Purchase of Property and Equipment	(6,920)	—	(5,422)	—	(12,342)

Net Cash Provided By (Used In) Investing Activities	(6,612)	—	(5,404)	—	(12,016)

Cash Flows from Financing Activities:
Increase (Decrease) in Restricted Cash	(5,462)	(19,957)	—	—	(25,419)
Deposits into Investments Held in Trust	—	(4,500)	—	—	(4,500)
Collections, Buybacks and Change in Investments Held in Trust	—	20,015	—	—	20,015
Additions to Portfolio Term Financings	—	345,483	79,820	(30,496)	394,807
Repayment of Portfolio Term Financings	—	(129,291)	(585,748)	—	(715,039)
Additions to Portfolio Warehouse Facilities	—	696,300	—	—	696,300
Repayment of Portfolio Warehouse Facilities	—	(475,249)	—	—	(475,249)
Additions to Other Secured Notes Payable	2,700	—	1,861	(1,785)	2,776
Repayment of Other Secured Notes Payable	(10,138)	(138)	(12,307)	—	(22,583)
Additions to Senior Secured Notes Payable	—	—	161,109	—	161,109
Payment of Debt Issuance Costs	(8)	(14,175)	(7,425)	—	(21,608)
Dividend Distributions to Shareholders	—	(290,486)	(34,710)	290,486	(34,710)

Net Cash Provided By (Used In) Financing Activities	(12,908)	128,002	(397,400)	258,205	(24,101)

Net Increase (Decrease) in Cash and Cash Equivalents	84	(19)	137	—	202
Cash and Cash Equivalents at Beginning of Period	832	701	19,992	—	21,525

Cash and Cash Equivalents at End of Period	$916	$682	$20,129	$—	$21,727

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2009

($ in thousands)

(Unaudited)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income (Loss)	$157,291	$53,829	$57,490	$(211,120)	$57,490
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	175,612	—	175,612
Depreciation Expense	8,731	435	461	—	9,627
Amortization of Debt Issuance Costs and Debt Premium and Discount	1,024	5,549	6,044	—	12,617
Non-Cash Compensation Expense	—	—	1,688	—	1,688
(Gain) Loss from Disposal of Property and Equipment	(94)	—	—	—	(94)
Increase in Finance Receivables	—	—	(556,252)	—	(556,252)
Collections and Recoveries on Finance Receivable Principal	—	—	352,279	—	352,279
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	2,036	—	2,036
Decrease (Increase) in Inventory	13,980	—	—	—	13,980
Decrease (Increase) in Other Assets	(274,568)	(118,573)	(282,852)	689,384	13,391
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	93,760	(2,412)	266,856	(355,681)	2,523
Increase (Decrease) in Income Taxes Payable	—	(88)	28	—	(60)

Net Cash Provided By (Used In) Operating Activities	124	(61,260)	23,390	122,583	84,837

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	321	—	—	—	321
Purchase of Property and Equipment	(2,724)	—	(4,621)	—	(7,345)

Net Cash Provided By (Used In) Investing Activities	(2,403)	—	(4,621)	—	(7,024)

Cash Flows from Financing Activities:
Increase (Decrease) in Restricted Cash	(4,225)	719	—	—	(3,506)
Deposits into Investments Held in Trust	—	(1,467)	—	—	(1,467)
Collections, Buybacks and Change in Investments Held in Trust	—	23,490	—	—	23,490
Additions to Portfolio Term Financings	—	96,964	487,105	—	584,069
Repayment of Portfolio Term Financings	—	(144,805)	(118,965)	—	(263,770)
Additions to Portfolio Warehouse Facilities	—	396,500	459,142	—	855,642
Repayment of Portfolio Warehouse Facilities	—	(421,271)	(663,735)	—	(1,085,006)
Additions to Other Secured Notes Payable	50,400	—	19,450	(1,380)	68,470
Repayment of Other Secured Notes Payable	(64,964)	(130)	(57,776)	—	(122,870)
Repayment of Senior Unsecured Notes Payable	—	—	(122,000)	—	(122,000)
Payment of Debt Issuance Costs	(250)	(9,753)	(870)	—	(10,873)
Dividend Distributions to Shareholders	—	121,203	—	(121,203)	—

Net Cash Provided By (Used In) Financing Activities	(19,039)	61,450	2,351	(122,583)	(77,821)

Net Increase (Decrease) in Cash and Cash Equivalents	(21,318)	190	21,120	—	(8)
Cash and Cash Equivalents at Beginning of Period	24,026	534	973	—	25,533

Cash and Cash Equivalents at End of Period	$2,708	$724	$22,093	$—	$25,525

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder

DriveTime Automotive Group, Inc

We have audited the accompanying consolidated balance sheets of DriveTime Automotive Group, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DriveTime Automotive Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Phoenix, Arizona

March 19, 2010 (except for Note 20 as to which the date is October 1, 2010 and for Note 16 and Note 19, as to which the date is November 17, 2010.)

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2008	2009
	($ in thousands)
ASSETS
Cash and Cash Equivalents	$25,533	$21,526
Restricted Cash and Investments Held in Trust	71,223	84,064
Finance Receivables	1,375,019	1,340,591
Allowance for Credit Losses	(242,600)	(218,259)

Finance Receivables, Net	1,132,419	1,122,332
Inventory	100,211	115,257
Property and Equipment, Net	51,479	51,374
Other Assets	49,873	37,527

Total Assets	$1,430,738	$1,432,080

LIABILITIES & SHAREHOLDER’S EQUITY
Liabilities:
Accounts Payable	$4,712	$5,060
Accrued Expenses and Other Liabilities	46,330	42,327
Accrued Expenses—Related Party	6,621	4,333
Portfolio Term Financings	334,529	795,857
Portfolio Warehouse Facilities	398,093	77,506
Other Secured Notes Payable	153,579	75,277
Other Secured Notes Payable—Related Party	26,000	62,088
Senior Unsecured Notes Payable	88,964	1,487
Senior Unsecured Notes Payable—Related Party	30,902	—
Subordinated Notes Payable—Related Party	75,000	75,000

Total Liabilities	1,164,730	1,138,935

Shareholder’s Equity:
Common Stock: par value $0.001 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Paid-in Capital	129,099	131,349
Retained Earnings	136,909	161,796

Total Shareholder’s Equity	266,008	293,145

Total Liabilities & Shareholder’s Equity	$1,430,738	$1,432,080

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2007, 2008, 2009

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Revenue:
Sales of Used Vehicles	$963,621	$796,750	$694,460
Interest Income	250,628	261,875	251,822

Total Revenue	1,214,249	1,058,625	946,282

Costs and Expenses:
Cost of Used Vehicles Sold	575,234	477,255	394,362
Provision for Credit Losses	283,407	300,884	223,686
Secured Debt Interest Expense	63,719	74,129	86,142
Secured Debt Interest Expense—Related Party	—	620	8,895
Unsecured Debt Interest Expense	12,982	13,170	3,781
Unsecured Debt Interest Expense—Related Party	—	9,163	11,848
Selling and Marketing	36,210	28,644	31,491
General and Administrative	143,692	145,447	137,657
General and Administrative—Related Party	10,326	14,114	12,943
Depreciation Expense	15,784	14,088	13,061
Gain on Extinguishment of Debt, net	—	(19,699)	(31,559)
Loss on Extinguishment of Debt—Related Party	—	—	1,248

Total Costs and Expenses	1,141,354	1,057,815	893,555

Income before Income Taxes	72,895	810	52,727
Income Tax Expense	1,000	1,090	730

Net Income / (loss)	$71,895	$(280)	$51,997

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2007, 2008, 2009

	Common Stock	Paid In Capital	Retained Earnings	Total Shareholder’s Equity
	($ in thousands)
Balances, December 31, 2006	$—	$126,849	$129,221	$256,070

Net Income for the Year	—	—	71,895	71,895
Dividends paid	—	—	(51,194)	(51,194)

Balances, December 31, 2007	$—	$126,849	$149,922	$276,771

Net Loss for the Year	—	—	(280)	(280)
Non-cash compensation expense	—	2,250	—	2,250
Dividends	—	—	(12,733)	(12,733)

Balances, December 31, 2008	$—	$129,099	$136,909	$266,008

Net Income for the Year	—	—	51,997	51,997
Non-cash compensation expense	—	2,250	—	2,250
Dividends	—	—	(27,110)	(27,110)

Balances, December 31, 2009	$—	$131,349	$161,796	$293,145

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2007, 2008, 2009

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Cash Flows from Operating Activities:
Net Income / (Loss)	$71,895	$(280)	$51,997
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	283,407	300,884	223,686
Depreciation Expense	15,784	14,088	13,061
Non-cash compensation Expense	—	2,250	2,250
Amortization of Debt Issuance Costs and Debt Premium and Discount	5,438	16,822	14,701
(Gain) Loss from Disposal of Property and Equipment	(924)	3,557	(121)
Abandonment loss on Capitalized Real Estate and IT Projects	1,326	64	—
Increase in Finance Receivables	(959,517)	(789,360)	(686,214)
Collections and recoveries on Finance Receivables Principal	489,235	487,272	468,826
(Increase) Decrease in Accrued Interest Receivable and Loan Origination Costs	(7,691)	712	3,789
(Increase) Decrease in Inventory	(14,182)	36,431	(15,046)
(Increase) Decrease in Other Assets	(2,377)	(1,254)	14,325
Decrease in Accounts Payable, Accrued Expenses and Other Liabilities	(17,903)	(17,711)	(3,479)
Increase (Decrease) in Accrued Expenses—Related Party	—	6,621	(2,288)
Decrease in Income Taxes Payable	(463)	(108)	(176)

Net Cash (Used In) Provided By Operating Activities	(135,972)	59,988	85,311

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	10,130	913	469
Purchase of Property and Equipment	(21,604)	(7,229)	(13,304)

Net Cash Used in Investing Activities	(11,474)	(6,316)	(12,835)

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the Years Ended December 31, 2007, 2008, 2009

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Cash Flows from Financing Activities:
Decrease (Increase) in Restricted Cash	640	(3,701)	(11,846)
Deposits into Investments Held in Trust	(25,166)	(28,834)	(4,467)
Collections, Buybacks and Change in Investments Held in Trust	33,862	68,583	3,472
Decrease in Investments Held in Trust pre-fund balance	14,614	—	—
Additions to Portfolio Warehouse Facilities	940,480	1,083,126	968,112
Repayment of Portfolio Warehouse Facilities	(694,442)	(993,447)	(1,288,699)
Additions to Portfolio Term Financings	320,000	157,007	811,617
Repayment of Portfolio Term Financings	(465,795)	(437,541)	(350,181)
Additions to Other Secured Notes Payable	256,820	266,721	80,701
Repayment of Other Secured Notes Payable	(231,746)	(227,856)	(122,915)
Additions to Other Secured Notes Payable—Related Party	—	31,000	—
Repayment of Other Secured Notes Payable—Related Party	—	(5,000)	—
Additions to Senior Unsecured Notes Payable	54,149	—	—
Repayment of Senior Unsecured Notes Payable	—	(13,000)	(90,000)
Repayment of Senior Unsecured Notes Payable—Related Party	—	—	(32,000)
Additions to Subordinated Notes Payable—Related Party	—	75,000	—
Payment of Debt Issuance Costs	(4,018)	(29,705)	(13,167)
Dividend Distributions	(51,194)	(12,733)	(27,110)

Net Cash Provided By (Used In) Financing Activities	148,204	(70,380)	(76,483)

Net Increase (Decrease) in Cash and Cash Equivalents	758	(16,708)	(4,007)
Cash and Cash Equivalents at Beginning of Period	41,483	42,241	25,533

Cash and Cash Equivalents at End of Period	$42,241	$25,533	$21,526

Supplemental Statement of Cash Flow Information:
Interest Paid	$72,089	$89,374	$96,401

Interest Paid—Related Party	$—	$5,282	$23,125

Income Taxes Paid	$1,463	$1,198	$906

Supplemental Statement of Non-Cash Investing and Financing Activities:
Purchase of Property and Equipment Under Capital Lease	$—	$48	$625

Disposal of Fully Depreciated Property & Equipment	$5,745	$13,676	$5,241

Gain on Extinguishment of Debt, Net	$—	$19,699	$31,559

Loss on Extinguishment of Debt—Related Party	$—	$—	$(1,248)

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Description of Business, Ownership Formation, Basis of Presentation, and Principles of Consolidation

Description of Business. DriveTime Automotive Group, Inc., (DTAG) (referred to herein as “we,” “our,” and “us”), through its consolidated subsidiaries, owns and operates used automobile dealerships in the United States focusing on the sale and financing of used vehicles to the subprime market. The subprime market is comprised of customers with modest incomes who have experienced credit difficulties or have very limited credit histories. We finance substantially all the vehicles we sell through installment sales contracts (“loans”). We do not sell our loans to third party lenders or finance companies on a servicing released basis and, unlike pure finance companies, we do not purchase finance receivables from other sources. We have historically funded this portfolio primarily through portfolio warehouse facilities and portfolio term financings.

Ownership Formation. DTAG, a Delaware corporation, was incorporated in April 1996. In January 2004, DTAG elected S-corporation status for income tax purposes. In February 2003, the shareholders of DTAG formed DT Acceptance Corporation (DTAC). DTAC is an S-corporation for income tax purposes. Prior to January 4, 2008, the direct shareholders of DTAG and DTAC were Ernest C. Garcia II (Chairman) and the Garcia Family Trusts owning 95%, and Raymond C. Fidel (President and CEO) owning 5%. Effective January 4, 2008, Mr. Garcia purchased Mr. Fidel’s 5% interest in DTAG and DTAC. With this purchase, Mr. Garcia and the Garcia Family Trusts (Principal Shareholder) now own 100% of DTAG and DTAC.

The financial position and results of operations of DTAG and DTAC are consolidated into DTAG since DTAC is a variable interest entity of which DTAG is the primary beneficiary. See Note 16—Variable Interest Entities for further information. Also included in the consolidated financial statements are wholly-owned special purpose subsidiaries of DTAC, which are all “bankruptcy remote subsidiaries” formed in conjunction with our securitizations, warehouse facilities and pooled auto loan program financing transactions. All intercompany accounts and transactions have been eliminated in consolidation for all periods presented and, although not material, certain prior period amounts have been reclassified to be consistent with the current period financial statement presentation. The consolidated balance sheets have been adjusted to reflect Mr. Garcia’s basis in the Company through the application of push-down accounting, as it relates to his acquisition of the Company in March 2002 when he acquired our predecessor, Ugly Duckling Corporation.

Relationship with Verde Investments, Inc. Verde Investments, Inc. (hereinafter referred to as “Verde”) is an Arizona corporation that is wholly-owned by Ernest C. Garcia II, our Chairman and sole shareholder. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the sole stockholder, president and director of Verde.

(2) Significant Accounting Policies

Cash & Cash Equivalents

We consider all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Periodically during the year, we maintain cash in excess of the amounts insured by the federal government.

Finance Receivables

Finance receivables consist of the aggregate principal balances of all loans in our active portfolio, which are collateralized by used vehicles sold, plus accrued interest receivable and direct loan origination costs. Finance receivables are comprised solely of loans related to used vehicles sold by us, all of which are simple interest

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

loans which may be prepaid without penalty. We do not place loans on nonaccrual status since accounts are charged-off when the loan becomes contractually 91 days past due.

Charge-off Policy

The accrual of interest along with any unamortized loan origination costs, is discontinued and any accrued but unpaid interest is reversed and written-off when the loans are charged-off at 91 days contractually past due. Accounts which have been charged-off have been removed from finance receivables. Net charge-offs consist of finance receivable principal balances charged-off, net of any amounts received from vehicles recovered and sold at auction, sales tax refunds, and any subsequent collections on the charged-off accounts as well as an estimate of recoveries on loans previously charged-off (recovery receivables).

Allowance for Credit Losses

We maintain an allowance for credit losses on an aggregated basis. We accrue for estimated losses since it is probable that the amount will not be fully collectible and the amount of the loss can be reasonably estimated. The evaluation of the adequacy of the allowance for credit losses considers such factors as performance of the loan portfolio by month of origination (“static pool analysis”), the portfolio credit grade mix, our historical credit losses, the overall portfolio quality, delinquency status, the value of the underlying collateral, current economic conditions that may affect the borrowers’ ability to pay, and the overall effectiveness of collection efforts. This estimate of existing probable and estimable losses is primarily based on static pool analyses prepared for various segments of the portfolio utilizing historic loss experience, adjusted for the estimated impact of current economic factors. In management’s judgment, the allowance is maintained at a level that is adequate to provide for the estimate of probable credit losses inherent in our finance receivable portfolio. Charge-offs are recorded as a reduction to the allowance for credit losses. For previously charged-off accounts that are subsequently recovered, or portions thereof, the amount of such recovery is credited to the allowance for credit losses. On a quarterly basis management reviews the allowance for credit losses for reasonableness and adequacy. Adjustments to the allowance for credit losses as a result of our allowance analyses are recorded through the provision for credit losses.

Inventory

Inventory consists of used vehicles held-for-sale, or currently undergoing reconditioning, and is stated at the lower of cost or market value. Vehicle inventory cost is determined by specific identification. Direct and indirect vehicle reconditioning costs including parts and labor, costs to transport the vehicles to our dealership locations, and other incremental costs are capitalized as a component of inventory cost.

Property and Equipment

Repairs and maintenance costs that extend the life of an asset are capitalized. Property and equipment is stated at cost and is shown net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the assets, which range from three to 15 years for equipment, three to five years for furniture, three years for software, five to ten years for building improvements, and thirty years for buildings. Leasehold improvements are depreciated using the straight-line method over the lesser of the lease term or the estimated useful lives of the related improvements.

Capitalized Internally Developed Software

We capitalize direct costs of materials and services consumed in developing or obtaining internal use software and payroll and payroll-related costs for employees who are directly associated with and who devote

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

time to the development of software products for internal use, to the extent of the time spent directly on the project. Capitalization of costs begins during the development stage and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of the software.

Recovery Receivables

Recovery receivables represent estimated recoveries to be received on charged-off finance receivables, including proceeds from selling repossessed vehicles at auction, along with insurance, bankruptcy and deficiency collections. The recovery amount from selling repossessed vehicles at auction is a forecast of vehicles to be recovered from loans previously charged off and vehicles currently in our possession. With our extensive experience and historical database of auction recoveries, we estimate the number of units we will recover and the value that we will receive for these vehicles at auction. Our forecast utilizes historical data with respect to recovery rates, values, and time from charge-off to repossession. Changes in recovery receivables are treated as increases or decreases to net charge-offs and ultimately the allowance for credit losses. At December 31, 2008 and 2009 recovery receivables amounted to $17.8 million and $13.9 million, respectively, and are included in other assets on the accompanying consolidated balance sheets.

Deferred Financing Costs

Costs relating to obtaining debt financing are capitalized and amortized over the term of the related debt using the effective interest method. Unamortized deferred financing costs at December 31, 2008 and 2009 were $20.3 million and $13.4 million, respectively. Net deferred financing costs are recorded as a component of other assets on the accompanying consolidated balance sheets. Amortization of deferred financing costs is recorded as component interest expense, and were $4.9 million, $15.0 million, and $14.5 million for the years ended December 31, 2007, 2008, and 2009, respectively. When debt is paid in full prior to maturity, any unamortized deferred financing costs are removed from the balance sheet and either treated as a reduction of gain on extinguishment of debt, in the case of a repurchase of debt, or treated as interest expense if debt is paid in full prior to maturity.

Limited Warranty

We provide our DriveCare® limited warranty covering major mechanical and air-conditioning coverage, on every vehicle we sell. The warranty is included in the sales price of the vehicle and is not sold as a separate product. A liability for the estimated cost of vehicle repairs under our DriveCare® limited vehicle warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. We currently offer no warranty outside of our DriveCare® limited warranty. The liability is evaluated for adequacy through an analysis based on the program’s historical performance of cost incurred per unit sold over the term of the warranty and on industry data provided by a third party. Vehicles sold prior to December 1, 2009 are covered for six months / 6,000 miles on major mechanical items. Beginning with sales in December 2009, we extended our DriveCare® limited warranty plan to 36 months / 36,000 miles, including oil changes at Sears automotive locations nationwide and 24/7 roadside assistance.

Revenue Recognition

Revenue from the sale of used vehicles is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment or purchase price has been received. Sales of used vehicles include revenue from the sale of used vehicles, net of a reserve for returns. The reserve for returns is estimated using historical experience and trends. Revenue is recognized at time of sale since persuasive evidence of an arrangement in the form of an installment sales contract exists, we have delivered the vehicle to the customer, transferred title, our sales have a fixed and determinable price, and collectability is reasonably assured.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Interest income consists of interest earned on installment sales contracts, net of amortization of loan origination costs, plus late payment fees and interest earned on investments held in trust. Interest income is recognized using the effective interest method and the loans provided to customers are simple interest loans that may be prepaid without penalty. Direct loan origination costs related to loans originated at our dealerships are deferred and charged against interest income over the life of the related loans using the effective interest method.

Cost of Used Vehicles Sold

Cost of used vehicles sold includes the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Direct and indirect vehicle reconditioning costs, including parts and labor, costs to transport the vehicles to our dealership locations, warranty costs, and other incremental costs, are included in cost of used vehicles sold. The cost of used vehicles sold is determined on a specific identification basis.

Accounting for Transfers of Financial Assets

Securitizations. We periodically sell loans originated at our dealerships to bankruptcy remote securitization subsidiaries, which in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by the loans. The senior class of notes (Asset-Backed Securities) are sold to investors, and we retain the subordinate classes of notes and certificates. We continue to service all loans securitized. Due to certain restrictions placed on the trusts (i.e. the trusts do not have the right to pledge the assets), securitization transactions are accounted for as secured financings, in accordance with ASC 860—Transfers and Servicing (ASC 860). Loans included in the securitization transactions are recorded as finance receivables and the Asset-Backed Securities are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets. The bankruptcy remote securitization subsidiaries are owned and controlled by DTAC.

Additional credit enhancement is achieved via over collateralization and a cash reserve account is established for the benefit of the Asset-Backed Security note holders. The reserve accounts are classified as restricted cash and investments held in trust in the consolidated balance sheets.

Other Portfolio Term Financings. In November 2008, we began our Pooled Auto Loan Program (PALP). As with our traditional securitization program, under PALP, we pool loans originated at our dealerships and sell them to either (i) a special purpose entity which transfers the loans to a separate trust which, in turn, issues a note collateralized by the loans; or (ii) we sell the pooled loans, in a secured financing transaction, directly to a third-party financial institution to yield a specified return with the right to repurchase these loans at a specified date. We retain all servicing. Both types of PALP transactions are accounted for as secured financings, either due to our right to repurchase the loans sold at a specified date or due to certain restrictions placed on the trusts. Therefore, the loans included in these transactions remain in finance receivables and the debt is reflected as a component of portfolio term financings on the consolidated balance sheets.

Provision for Credit Losses

Provision for credit losses is the charge recorded to operations in order to maintain an allowance for credit losses adequate to cover losses inherent in the portfolio.

Advertising

All costs related to advertising and marketing are expensed in the period incurred. Advertising costs related to production are capitalized and expensed once the media is aired. We had no capitalized advertising costs as of

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2009. Total advertising costs for the years ended December 31, 2007, 2008, and 2009 were $11.2 million, $13.7 million, and $12.3 million, respectively.

Income Taxes

DTAG and DTAC are both S-corporations for federal and state income tax purposes. There is no provision for income taxes, except for any amount of entity level state tax in certain jurisdictions, and federal and state income taxes related to a wholly-owned subsidiary of DTAG, which is a C-corporation. Income or losses of an S-corporation flow through to the individual shareholders, who report such income or loss on their individual income tax returns.

Impairment of Long-Lived Assets

We own a small number of used vehicle sales facilities and an operations call center building. These long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed would be reported at the lower of the carrying amount or fair value less costs to sell, and would no longer depreciated. At December 31, 2008 and 2009, there were no indications of impairment pertaining to these assets.

Business Segment

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing operating performance. The vertical integration of our business provides for one interdependent platform which enables us to both sell and finance vehicles to customers with subprime credit. We finance approximately 100% of all vehicles sold at our dealerships in a single sales/finance transaction and each of our individual stores are similar in nature and only engage in the selling and financing of used vehicles for the subprime segment of the market. In addition, decisions regarding allocation of resources and assessing operating performance are reviewed on a consolidated basis by our chief operating decision maker; therefore, we have one operating and reporting segment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities. Certain accounting estimates involve significant judgments, assumptions, and estimates by management that have a material impact on the carrying value of certain assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of income and expenses during the reporting period which management considers to be critical accounting estimates. The judgments, assumptions, and estimates used by management are based on historical experience, managements’ experience, and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Significant items subject to estimates and assumptions include the allowance for credit losses, inventory valuation, fair value measurements, certain legal reserves, our reserve for sales returns and allowances,

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

our recovery receivables, and our warranty accrual. Estimates used in deriving these amounts are described in the footnotes herein. Actual results could differ from these estimates.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other accounting standards setting bodies, which we may adopt as of the specified date required by each standard. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption. The below information is not a comprehensive list of all new pronouncements. We have only included those pronouncements we believe the reader of the financial statements would find meaningful. We have excluded certain pronouncements that we believe do not apply to us or the industry in which we operate.

In June 2009, the FASB issued additional guidance on accounting for transfers of financial assets that removes the concept of a qualifying special-purpose entity (QSPE) from the previously issued Statement No. 140, and removes the exception from applying the previously issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46R). This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This statement was effective for fiscal years beginning after November 15, 2009. Accordingly, we adopted this guidance in fiscal 2010. The implementation of this standard did not have a significant impact on our consolidated financial statements.

In June 2009, the FASB issued guidance amending the previously issued FIN 46R to require an analysis to determine whether a variable interest gives a company a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment of and eliminates the quantitative approach previously required for determining whether a company is the primary beneficiary. This statement was effective for fiscal years beginning after November 15, 2009. Accordingly, we adopted this guidance in fiscal 2010. The implementation of this standard did not have a significant impact on our consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU No. 2009-05 provides clarification in measuring the fair value of liabilities in circumstances in which a quoted price in an active market for the identical liability is not available and in circumstances in which a liability is restricted from being transferred. This ASU also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. As we did not elect the fair value option for our financial asset and liabilities, the implementation of this ASU, did not have a significant effect on our consolidated financial statements, except to the extent it modified our fair value disclosures in our current consolidated financial statements.

In January 2010, the FASB issued guidance that clarifies and requires disclosure of amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy. The new guidance also requires that purchases, sales, issuances, and settlements be presented gross in the Level 3 reconciliation and that requirement is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years, with early adoption permitted. As we did not elect the fair value option for our financial assets and liabilities we do not believe the implementation of this standard will have a significant impact on our consolidated financial statements, except to the extent it modifies our fair value disclosures in our current consolidated financial statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3) Restricted Cash and Investments Held in Trust

We maintain various cash accounts, which are pledged as collateral under our debt agreements. We are permitted to invest funds in these accounts in short-term, high quality liquid investments. The following is a summary of restricted cash and investments held in trust:

	December 31,
	2008	2009
	($ in thousands)
Restricted Cash	$15,282	$27,128
Investments Held in Trust	55,941	56,936

	$71,223	$84,064

Restricted Cash. Restricted cash consists of collections related to loans held in securitization trusts, loans pledged to our portfolio warehouse facilities, and loans included in PALP transactions, which have been collected from customers, but have not yet been submitted either to the lenders or the securitization trustee, as appropriate.

Investments Held in Trust. We maintain cash reserve accounts on behalf of Asset-Backed Security investors in our securitizations and certain PALP transactions as a form of credit enhancement. At the time loans are transferred to a trust, a portion of the proceeds from sales of notes are deposited into a reserve account that is pledged to the trusts. We may be required to make additional deposits to reserve accounts from collections on the loans to fund the reserve account to the required target percentage. Investments held in trust also include collections related to loans held in securitization trusts and loans included in PALP financing transactions, which have been collected from customers, and submitted to the trustee, but have not yet been paid to the lenders, as appropriate. Balances in the reserve accounts totaled $37.4 million at December 31, 2008, $26.1 million at December 31, 2009.

(4) Finance Receivables

The following is a summary of finance receivables:

	December 31,
	2008	2009
	($ in thousands)
Principal Balances	$1,342,855	$1,312,216
Accrued Interest	11,890	10,806
Loan Origination Costs	20,274	17,569

Finance Receivables	$1,375,019	$1,340,591

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Concentration of Credit Risk

We operated 103, 86, and 78 used vehicle dealerships at December 31, 2007, 2008, and 2009, respectively.

At December 31, 2009, our portfolio concentration by state was as follows:

December 31, 2009
State	Percent of Portfolio	Loan Principal
Texas	29.7%	$390,324
Florida	18.4%	241,112
North Carolina	9.0%	117,463
Georgia	8.4%	110,322
Arizona	8.4%	109,714
Virginia	8.2%	107,987
California	6.5%	85,613
Nevada	4.3%	56,998
New Mexico	4.3%	56,240
Colorado	2.8%	36,208
Tennessee	0.0%	235
Oklahoma	0.0%	—

	100.0%	$1,312,216

(5) Allowance for Credit Losses

The following table sets forth the rollforward of the allowance for credit losses for the periods indicated:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Allowance Activity:
Balance, Beginning of Period	$192,150	$244,034	$242,600
Provision for Credit Losses	283,407	300,884	223,686
Net Charge-offs	(231,523)	(302,318)	(248,027)

Balance, End of Period	$244,034	$242,600	$218,259

Allowance as a Percent of Ending Principal	18.2%	18.1%	16.6%

Charge-off Activity:
Principal Balances	$(345,287)	$(428,023)	$(363,177)
Recoveries, Net	113,764	125,705	115,150

Net Charge-offs	$(231,523)	$(302,318)	$(248,027)

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(6) Property and Equipment, Net

A summary of property and equipment follows:

	December 31,
	2008	2009
	($ in thousands)
Land	$7,693	$8,144
Buildings and Improvements	67,841	68,737
Equipment	22,147	27,165
Furniture	12,637	12,051
Software	23,820	26,104

	134,138	142,201
Less Accumulated Depreciation and Amortization	(82,659)	(90,827)

Property and Equipment, Net	$51,479	$51,374

We have commitments under capital leases, consisting primarily of software, computer equipment, and reconditioning center equipment classified in Equipment and Software included in the above table. As of December 31, 2008, these assets were fully depreciated. As of December 31, 2009, assets under capital leases had a cost of $0.7 million and accumulated depreciation of $0.1 million.

For the years ended December 31, 2007, 2008, and 2009, we capitalized $1.7 million, $1.6 million, and $1.3 million, respectively, of direct costs of materials and services consumed in developing or obtaining internal use software and payroll and payroll-related costs for employees who are directly associated with and who devote time to the development of software products for internal use, to the extent of the time spent directly on the project.

(7) Debt Obligations

Portfolio Term Financings

The following is a summary of portfolio term financings:

	December 31,
	2008	2009
	($ in thousands)
Securitization Debt:
Asset Backed Security obligations issued pursuant to the Company’s securitizations	$264,949	$268,533
Asset Backed Security obligations repurchased by the Company and not retired	(83,011)	—

Net Asset Backed Security obligations outstanding	181,938	268,533

Pooled Auto Loan Program Financings:
Fixed rate secured financing transactions for our finance receivable portfolio	152,591	527,324

Total Portfolio Term Financings	$334,529	$795,857

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Securitization Debt

The following table is a summary of securitization transactions with outstanding balances for each period presented:

	Original Note/Debt Amount	As of December 31, 2008				As of December 31, 2009
		Note/Debt Balance		Receivables Balance	Cash Reserve (1)	Note/Debt Balance		Receivables Balance	Cash Reserve (1)
	($ in thousands)
Securitization Transactions
2005-C	$150,000	$14,499		$17,874	$5,137	$—		$—	$—
2006-A	240,000	37,581		47,193	8,219	—		—	—
2006-B	305,000	79,874		108,741	10,606	31,867		42,132	10,592
2007-A	320,000	132,995		173,112	12,920	61,530		78,089	11,112
2009-1		—		—	—	175,136		286,955	3,000
Repurchased		(83,011	) (2)	—	—	—	(3)	—	—

		$181,938		$346,920	$36,882	$268,533		$407,176	$24,704

(1)

Cash reserve consists of investments held in trust and cash collection accounts held by the trustee, which have not yet been applied to the monthly cash flow waterfall for the securitization bond holders. The cash reserve does not include restricted cash, which is cash collected and held in trust from loan payments, which have not been applied to pay down securitization debt.

(2)	Represents the portion of 2007-A securitization debt we repurchased.

(3)	Reflects reissuance of 2007-A securitization debt in August 2009.

Asset-backed securities outstanding are secured by underlying pools of finance receivables and investments held in trust. Asset-backed securities outstanding have interest payable monthly at fixed rates ranging from 5.2% to 5.6% at both December 31, 2008 and 2009. These rates represent the original duration weighted average rates of the outstanding asset-backed securities. Credit enhancement for the asset-backed securities consists of subordination of the certificate to the notes, over collateralization (finance receivable principal balance in excess of the face value of asset-backed securities issued) and cash reserves, which are funded with proceeds from the sale of asset-backed securities and through cash collections. Over collateralization ranged from 27.0% to 31.5% for securitizations outstanding at December 31, 2008 and from 28.0% to 35.8% for securitizations outstanding at December 31, 2009.

For the year ended December 31, 2008, we repurchased $83.0 million of our 2007-A securitization bonds on the open market, resulting in net gains of $15.2 million. These amounts are classified as Gain on Extinguishment of Debt on the consolidated statements of operations for the year ended December 31, 2008.

In March 2009, we repurchased an additional $13.2 million of our 2007-A securitization bonds on the open market, resulting in a net gain of $1.8 million. This gain on repurchase is classified as Gain on Extinguishment of Debt on the consolidated statements of operations for the year-ended December 31, 2009.

In August 2009, we reissued the then-outstanding balance of the 2007-A securitization bonds we previously repurchased ($65.6 million). These bonds were reissued at a premium to par of 100.5% resulting in a $0.3 million premium, which is being amortized using the effective interest method over the term of the debt.

In December 2009, we completed our first securitization transaction since June 2007 by issuing $192.6 million of asset-backed securities, which are collateralized by approximately $300.0 million of finance

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

receivables. The asset- backed securities are structured in four tranches with credit ratings ranging from AAA to A, without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 5.3%.

Performance Triggers. Our 2007-A securitization trust contains certain covenants, including limitations on delinquencies, periodic net charge-offs, and cumulative net charge-offs (“performance triggers”). If a trust exceeds a performance trigger the required cash reserve increases and cash flow from the loans in the trust is “trapped” until the reserve account reaches the specified level, or until the holders are paid in full or the insurer waives the event. If the trust performance goes below the performance trigger the trapped cash is returned to us. Our 2009-1 trust does not contain these triggers. At December, 31 2008 and 2009, all trusts were in compliance with their performance triggers and there have been no requirements to trap cash or any termination events.

Individual securitization trusts are not cross-collateralized or cross-defaulted. Additionally, we have the option to purchase the remaining loans in a trust when the remaining principal balances of the loans reach a specified percentage (generally 10%) of their original principal balance.

Pooled Auto Loan Program Financings (PALP). PALP financings are secured by underlying pools of finance receivables and in certain cases a cash reserve account. The net advance rate on the receivables ranged from 67.6% to 73.4% of the principal balance for transactions outstanding at December 31, 2009, and from 65.0% to 73.9% of the principal balance for transactions outstanding at December 31, 2008. In certain cases there may be a cash reserve/holdback which is netted against the debt amount to arrive at the net advance rate.

Since inception of this program, we have issued a total of $718.5 million in PALP financings through December 31, 2009. The following table is a summary of the PALP transactions outstanding:

PALP	Finance Principal Sold	Initial Cash Reserve	Interest Rate	Original Amount	As of December 31, 2008			As of December 31, 2009
					Current Balance	Receivables Balance	Cash Reserve (3)	Current Balance	Receivables Balance	Cash Reserve (3)
	($ in thousands)
2008-A (1)	$10,000	5.0%	8.00%	$7,000	$6,887	$9,670	$492	$4,398	$6,035	$315
2008-B (2)	220,011	—	11.00%	165,000	145,704	196,643	—	92,594	127,918	—
2009-A (2)	268,620	—	10.34%	201,465	—	—	—	143,984	202,769	—
2009-B (1)	29,338	5.0%	8.00%	22,004	—	—	—	16,226	20,653	1,063
2009-C (2)	342,070	—	8.71%	244,451	—	—	—	195,958	275,205	—
2009-E (2)	84,779	—	8.00%	59,346	—	—	—	55,359	78,662	—
2009-F (2)	27,508	—	8.00%	19,255	—	—	—	18,805	26,703	—

				$718,521	$152,591	$206,313	$492	$527,324	$737,945	$1,378

(1)

Represents pools of loans that were sold to a special purpose entity in a secured financing transaction, which transferred the loans to a separate trust which, in turn, issued a note collateralized by the loans. The initial deposit into the reserve account was 5.0% of the note principal balance, and the on-going reserve account requirement is the greater of 5.0% of the outstanding contract balance or 2.0% of the original contract balance. If at any point there are insufficient funds to pay principal and interest on the loan, the trustee will draw cash from the reserve account to make payments.

(2)

Represents pools of loans that were sold, in a secured financing transaction, directly to a third-party financial institution. Under this arrangement, we are required to maintain an aggregate amount of finance receivable principal balance of $740.0 million. On a monthly basis we replenish the portfolio run-off with sales of finance receivables in order to maintain the $740.0 million contract principal outstanding. Subject to certain exceptions, as cash is collected, it is applied through a waterfall to pay an annualized yield to the purchaser on the outstanding advance amount and our servicing fee. Any excess cash flows are distributed to us at a level to maintain a 70% advance rate on the outstanding contract principal.

(3)

Cash reserve consists of investments held in trust and cash collection accounts which have not yet been applied to the monthly cash flow waterfall for the note holders. The cash reserve does not include restricted cash, which is cash collected and held in trust from loan payments, which have not been applied to pay down PALP debt.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

We were in compliance with all financial covenants under our PALP financing transactions for all periods presented.

The following is a summary of portfolio warehouse facilities:

	December 31,
	2008	2009
	($ in thousands)
Portfolio Warehouse Facilities:
Warehouse Facility A—secured by certain finance receivables of the Company	$193,500	$77,506
Warehouse Facility B—secured by certain finance receivables of the Company not otherwise included in a securitization trust or PALP transaction; terminated July 2009	204,593	—

Total Portfolio Warehouse Facilities	$398,093	$77,506

Warehouse Facility A. At December 31, 2008, Warehouse Facility A had, (i) a maximum capacity of $300.0 million, (ii) interest payable at the lender’s cost of funds plus 5.0% (7.31% at December 31, 2008), (iii) a maturity of December 2009, and (iv) an advance rate of 52%. At December 31, 2008, we were in compliance with all financial covenants of this facility.

In July 2009, we amended and extended this credit facility. Among other things, this amendment, (i) decreased its capacity from $300.0 million to $250.0 million; (ii) extended the maturity date from December 2009 to December 2010; (iii) increased the advance rate to 58%; and (iv) lowered the interest rate to the lender’s cost of funds plus 4.25% (4.49% at December 31, 2009). These were the effective terms at December 31, 2009. At December 31, 2009, we were in compliance with all financial covenants of this facility.

DT Warehouse, LLC (a wholly-owned subsidiary of DTAC) is the sole borrower under Warehouse Facility A. DT Warehouse, LLC is a special purpose entity established specifically for the purpose of this lending relationship with assets and liabilities distinct from those of our other entities and each other affiliate thereof. DT Warehouse, LLC operates in such a manner so that it would not be substantively consolidated in the bankruptcy trust estate of any of our entities. DT Warehouse, LLC has also entered into a $25.0 million demand note with DTAC, which has been assigned to the lender. The demand note is guaranteed by DTAG, Ernest C. Garcia II (Chairman), and Verde. At its sole discretion, the lender can require DTAC to fund the demand note, and apply the proceeds to pay down the facility with DT Warehouse, LLC.

Warehouse Facility A is secured by finance receivables totaling $401.5 million and $139.5 million, at December 31, 2008, December 31, 2009, respectively.

Warehouse Facility B. At December 31, 2008, Warehouse Facility B had a maximum capacity of $334.2 million and consisted of two parts, Tranche A and Tranche B. The Tranche A component had (i) a capacity of $284.2 million (ii) a maturity of December 2009, (iii) an advance rate of 52%, and (iv) an interest rate at LIBOR plus 5.0% (5.96% at December 31, 2008), The Tranche B component had (i) a capacity of $50.0 million, (ii) a maturity of December 2009, (iii) an advance rate equal to 61%, and (iv) an interest rate at LIBOR plus 7.0% (7.96% at December 31, 2008). DTAC was the sole borrower under this facility. The facility was guaranteed by DTAG and its subsidiaries. At December 31, 2008, we were in compliance with all financial covenants of this facility.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In May 2009, we renewed this facility, extending the maturity date from December 2009 to December 2010 and decreasing the facility size from $334.2 million to $250.0 million. In July 2009, we satisfied the amount then outstanding on this credit facility and executed a termination of this facility.

Warehouse Facility B was secured by finance receivables totaling $389.3 million at December 31, 2008.

Other Secured Notes Payable

A summary of other secured notes payable follows:

	December 31,
	2008	2009
	($ in thousands)
Revolving Inventory Facility, secured by the Company’s vehicle inventory	$64,564	$50,000
Junior Secured Notes, secured by finance receivables	29,100	—
Junior Secured Notes, secured by finance receivables-related party	26,000	62,088
Repurchase Facility A—secured by 2007-A securitization bonds repurchased; terminated July 2009	46,694	—
Repurchase Facility B—secured by 2009-1 securitization bonds purchased by the Company	—	12,231
Mortgage Note Payable Bearing Interest at 5.87%, secured by real property	13,221	13,046

Total Other Secured Notes Payable	$179,579	$137,365

Revolving Inventory Facility

At December 31, 2008, the revolving inventory facility had a maximum capacity of $80.0 million with a weighted average interest rate of LIBOR plus 5.0% (5.44% at December 31, 2008). The inventory facility had a maturity of August 2009. At December 31, 2008 we were in compliance with all financial covenants of this facility.

In August 2009, we renewed our revolving inventory facility, with a new maturity date of August 2010. At December 31, 2009, the new facility had a maximum capacity of $60.0 million. At December 31, 2009, the interest rate under the new facility was LIBOR plus 6.0% (6.23% at December 31, 2009). At December 31, 2009, we were in compliance with all financial covenants of this facility.

Junior Secured Notes

The junior secured notes mature in December 2012. These notes consisted of a $31.1 million Tranche A component and a $24.0 million subordinate Tranche B component at December 31, 2008, and a $38.1 million Tranche A component and a $24.0 million subordinate Tranche B component at December 31, 2009. During the year ended December 31, 2009, we issued an additional $10.0 million in Tranche A notes and repurchased a total of $3.0 million of the outstanding Tranche A notes at par value. These notes are secured by a junior interest in our finance receivables. The Tranche A component is comprised of four notes (one of which is a $2.0 million note to Mr. Fidel, our Chief Executive Officer) and the Tranche B component is comprised of one subordinate note to Verde. At December 31, 2009, the Tranche A notes bear interest at 22.0% per annum, increasing by 2.0% each year until maturity and the Tranche B note bears interest at 27.0% per annum, increasing 2.0% each year until maturity. At December 31, 2008 and December 31, 2009, we were in compliance with all financial covenants of these notes.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

See Note 9—Related Party Transactions for more information regarding transactions involving the Junior Secured Notes and Verde.

Repurchase Facility A

In August and December 2008, we repurchased $62.1 million and $20.9 million face value of our 2007-A securitization debt on the open market. We also purchased $13.2 million face value of our 2007-A securitization debt on the open market in March 2009. These purchases were funded with cash and borrowings under a 30-day rolling repurchase facility with interest at LIBOR plus 5.0% (5.96% at December 31, 2008). At December 31, 2008, the amount borrowed on the repurchase facility reduced the capacity size of Warehouse Facility A. In July 2009, subsequent to the termination of Warehouse Facility B, we satisfied the amount then outstanding and terminated this facility. At December 31, 2008, we were in compliance with all financial covenants of this facility.

Repurchase Facility B

In December 2009, we issued $192.6 million of securitization bonds in conjunction with our 2009-1 securitization. We purchased $17.5 million of the initial issuance. This purchase was funded with cash and $12.2 million in borrowings under a 30-day rolling repurchase facility with interest at LIBOR plus 1.5% (1.73% at December 31, 2009). As of December 31, 2009, we were in compliance with all financial covenants of this facility.

Mortgage Note Payable

At December 31, 2008 and December 31, 2009, the mortgage note payable was secured by our operations call center building in Mesa, Arizona. Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in March 2017. At December 31, 2008 and December 31, 2009, we were in compliance with all financial covenants of this loan.

Unsecured Notes Payable

A summary of senior unsecured notes payable follows:

	December 31,
	2008	2009
	($ in thousands)
Senior Unsecured Notes Payable
Senior Unsecured Notes Payable, Net—Interest at 11.25% per Annum (Priced to Yield 12.5%) Payable Semi-Annually, Principal Balance Due July 1, 2013, Paid in Full September 2009	$87,493	$—
Senior Unsecured Notes Payable, Net—Interest at 11.25% per Annum (Priced to Yield 12.5%) Payable Semi-Annually, Principal Balance Due July 1, 2013, Paid in Full September 2009-Related Party	30,902	—
Senior Unsecured Notes Payable, Net—Interest at 11.25% per Annum (Priced to Yield 12.5%) Payable Semi-Annually, Principal Balance Due, October 1, 2010	1,471	1,487

Total Senior Unsecured Notes Payable	119,866	1,487
Subordinated Notes—Related Party	75,000	75,000

Total Unsecured Notes Payable	$194,866	$76,487

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The senior unsecured notes due 2013 are shown net of unamortized discount of $3.6 million at December 31, 2008. The senior unsecured notes due 2010 are shown net of unamortized discount of $29,000 and $13,000 at December 31, 2008 and 2009, respectively. At December 31, 2008 and 2009, we were in compliance with all financial covenants of these notes.

In December 2008, we repurchased $13.0 million of senior unsecured notes payable resulting in a net gain of $4.6 million. The gain is classified as Gain on Extinguishment of Debt on the consolidated statement of operations for the year ended December 31, 2008.

During the year ended December 31, 2009, we repurchased the remaining $122.0 million of our senior unsecured notes due 2013 resulting in net gains of $28.5 million. The gains are classified as Gain on Extinguishment of Debt on the consolidated statements of operations for the year ended December 31, 2009.

In April and May 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes payable. These notes bear interest at 12.0% and mature August 2013.

Future Minimum Principal Payments

The following table represents the future minimum principal payments required under notes payable and capital leases as of December 31, 2009:

	As of December 31, 2009
	Payments by Period
	($ in thousands)
	Total	Less than 1 Year	Years 2	Years 3	Years 4	Years 5	More than 5 Years
Long-term debt obligations
Securitization & PALP (2)	$795,857	$404,632	$292,514	$86,672	$12,039	$—	$—
Portfolio warehouse facility (1)	77,506	63,203	14,303	—	—	—	—
Inventory facility	50,000	50,000	—	—	—	—	—
Real estate mortgage loan	13,046	186	198	208	223	236	11,995
Repurchase Facility	12,231	12,231	—	—	—	—	—
Junior secured notes	62,088	—	—	62,088	—	—	—
Senior unsecured notes	1,487	1,487	—	—	—	—	—
Subordinated notes	75,000	—	—	—	75,000	—	—
Capital lease obligations	559	173	186	106	78	16	—

Total	$1,087,774	$531,912	$307,201	$149,074	$87,340	$252	$11,995

(1)

On the termination date of the facility, amounts outstanding at termination are not due and payable immediately. All collections on the contracts collateralizing this facility are used to pay down the facility until it is paid in full. All amounts outstanding under the facility will be due and payable on the third anniversary of the termination date of the facility.

(2)

Securitization obligations do not have a contractual termination date. Therefore, all collections on the contracts collateralizing the securities are used to repay the asset-backed security holders based on an expected duration of the securities. On the termination date of the PALP obligations, amounts outstanding at termination are not due and payable immediately. Collections on the contracts collateralizing the facility are used to repay the facility until it is paid in full.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Concentration of Risk. As of December 31, 2008, $145.7 million of our total debt of $1.1 billion resided with one third-party lender in the form of PALP debt. In addition, at December 31, 2008, $204.6 million and $193.5 million of our total debt resided with another two third-party lenders in the form of portfolio warehouse facilities. At December 31, 2008, $129.9 million of our total debt consisted of debt owed to our Principal Shareholder, in the form of subordinated notes payable, senior unsecured notes, and junior secured notes. As of December 31, 2009, $546.7 million of our total debt of $1.1 billion resides with one third-party lender in the form of PALP and inventory facility debt. In addition, at December 31, 2009, $77.5 million of our total debt resides with a third-party lender in the form of a portfolio warehouse facility. At December 31, 2009, $135.1 million of our total debt consists of debt owed to our Principal Shareholder, in the form of subordinated notes payable and junior secured notes payable.

(8) Extinguishments of Debt

A summary of net gains and losses on extinguishment of debt is as follows:

Year Ended, December 31, 2009
Month	Type	Principal Repurchased	Net Gain (Loss)
		($ in thousands)
January	Senior Unsecured Notes	$15,000	$4,908
March	2007-A Securitization Debt	13,200	1,846
April	Senior Unsecured Notes	30,000	9,911
May	Senior Unsecured Notes	25,000	8,246
June	Senior Unsecured Notes	20,000	6,648
September	Senior Unsecured Notes-Related Party	32,000	(1,248)

			$30,311

Year Ended December 31, 2008
Month	Type	Principal Repurchased	Net Gain
		($ in thousands)
August	2007-A Securitization Debt	$62,100	$10,254
December	2007-A Securitization Debt	20,865	4,854
December	Senior Unsecured Notes	13,000	4,591

			$19,699

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(9) Related Party Transactions

During the years ended December 31, 2007, 2008, and 2009, we recorded related party operating expenses as follows:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
General and Administrative Expenses—Related Party
Property Lease Expense	$5,977	$5,383	$4,741
Store Closing Costs on Related Party Leases	—	2,484	1,969
Non-cash compensation Expense	—	2,250	2,250
Aircraft Lease Expense	1,946	1,949	1,950
Aircraft Operating Expense	1,737	1,774	1,676
Reimbursement of General and Administrative Expenses	(200)	(210)	(210)
Salaries & Wages, General and Administrative, and Other Expenses	866	484	567

Total General and Administrative Expenses—Related Party	$10,326	$14,114	$12,943

Property Lease Expense—Related Party

At December 31, 2008 and 2009, we leased 18 and 16, respectively, vehicle sales facilities, three reconditioning centers, our former loan servicing center (which is currently being subleased to two third-party tenants), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At December 31, 2008 and 2009, we also leased two and one, respectively, used vehicle sales facilities and a reconditioning center from a director and officer of DTAC, Steven Johnson, who is also Mr. Garcia’s brother-in-law. At December 31, 2009, the maturity of these leases ranges from 2013 to 2023.

Store Closing Costs on Related Party Leases

We closed 19 stores and four reconditioning facilities during the year ended December 31, 2008, six of which were facilities we lease from Verde and Steven Johnson. In accordance with ASC 420—Exit or Disposal Activities (ASC 420), we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures for the year ended December 31, 2008. As of December 31, 2008, $2.1 million remained in accrued expenses and other liabilities—related party on the accompanying consolidated balance sheet for lease obligations pertaining to these closed facilities. The expiration of these leases at December 31, 2008 ranged from 2013 to 2018.

We closed an additional nine stores and two reconditioning centers in the year ended December 31, 2009, four of which were facilities we lease from Verde and Steven Johnson. In accordance with ASC 420, we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures. During 2009 we terminated the leases on two of the closed related party facilities and paid $0.4 million in lease termination fees. We remain obligated for related party leases on four closed used car sales facilities, two closed reconditioning centers, and one closed operations facility as of December 31, 2009. We ceased use of former loan servicing center in 2007 and this facility is currently being subleased. We did not incur a lease obligation on this facility since our sublease income is equal to our rent obligation.

Approximately $2.3 million remains in accrued expenses and other liabilities—related party on the accompanying consolidated balance sheets for these lease obligations as of December 31, 2009. The expiration of these leases range from 2013 to 2018.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Non-cash Compensation Expense—See Note 18 for details.

Aircraft Lease and Operating Expenses

In September, 2005, we entered into a lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. In August 2010, we extended the lease term for five years, which expires September 30, 2015.

Reimbursement of General and Administrative Expenses

For the year ended December 31, 2007, we received $50,000 each quarter from Verde as reimbursement of certain general and administrative expenses (discussed below) incurred by us on Verde’s behalf. This amount was $52,500 for each of the quarters in 2008 and 2009.

Salaries and Wages, General and Administrative and Other Expenses

Certain general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan are reflected in our general and administrative expenses—related party.

See Note 11 for further information on future minimum payments on related party leases.

During the years ended December 31, 2007, 2008, and 2009, we recorded related party interest expense and loss on extinguishment of debt as follows:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Non-portfolio debt interest expense—related party:
Jr. Secured Notes:
Tranche A—Related Party: CEO	$—	$30	$400
Tranche A—Related Party: Verde	—	—	2,460
Tranche B—Related Party: Verde	—	450	6,035
$5.0 million Shareholder Note payable	—	140	—
$32.0 million Senior Unsecured Notes Payable	—	3,224	2,690
$75.0 million Subordinated Notes Payable	—	5,939	9,158

Total non-portfolio debt interest expense—related party	$—	$9,783	$20,743

Loss on Extinguishment of Debt—Related Party
$32.0 million Senior Unsecured Notes Payable	$—	$—	$1,248

Non-portfolio Debt Interest Expense—Related Party

In January 2008, Verde purchased $29.0 million face value of our 11.25% senior unsecured notes due 2013. This purchase was made on the open market between Verde and a third-party broker. The purchase price was 70.0% of face value. In May, 2008, Verde subordinated principal and interest on the $29.0 million in notes.

In the second quarter of 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes, bearing interest at 12.0% per annum, and with a maturity date of August 2013.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In September 2008, our Principal Shareholder provided $5.0 million in cash to us in return for a short term subordinated note bearing interest at 12.0% per annum, due December 2008. The note was collateralized by certain real estate owned by us. As of December 31, 2008 this note was paid in full.

In September 2008, Verde purchased an additional $3.0 million face value of our 11.25% senior unsecured notes due 2013. This purchase was made on the open market between Verde and a third-party broker. The purchase price was 52.0% of face value.

In December 2008, we issued junior secured notes. These notes consisted of a Tranche A component and a subordinate Tranche B component. The Tranche A component was comprised of four notes (one of which is a $2.0 million note to Mr. Fidel, our Chief Executive Officer) and the Tranche B component was comprised of one subordinate note to Verde. At September 30, 2010 and December 31, 2009, the Tranche A notes bore interest at 22.0% per annum, increasing by 2.0% each year until maturity and the Tranche B note bore interest at 27.0% per annum, increasing 2.0% each year until maturity.

During the year ended December 31, 2009, Verde purchased an aggregate amount of $36.1 million in notes from third-party Tranche A note holders. After these transactions at December 31, 2009, Verde holds $36.1 million of Tranche A junior secured notes and the $24.0 million Tranche B junior secured notes.

Loss on Extinguishment of Debt—Related Party

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes due 2013, which were held by Verde. This repurchase was made at par and resulted in a net loss on extinguishment of debt of $1.2 million as a result of the write-off of unamortized debt discount and unamortized capitalized loan fees.

Other Related Party Transactions

As of December 31, 2007, Mr. Fidel, the Company’s President and Chief Executive Officer, was obligated to Verde for a $5.0 million note payable at a fixed rate of interest of 4.0% per annum. Mr. Fidel satisfied this obligation in January 2008, in connection with Mr. Garcia’s purchase of Mr. Fidel’s 5% ownership interest in each of DTAG and DTAC.

(10) Income Taxes

Since DTAC and DTAG are flow through entities for Federal income tax purposes, there is no Federal income tax expense related to the income of DTAC and DTAG, other than for one of DTAG’s wholly-owned subsidiaries, which is a C-corporation. The taxable income flows through to the shareholders who are responsible for paying the associated taxes. Although most states follow the Federal recognition of S-corporation status, some states do impose an entity level tax on that income; therefore, the tax expense is adjusted accordingly. Income tax liability was $1.3 million and $1.1 million as of December 31, 2008 and 2009, respectively.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A reconciliation between expected taxes computed at the federal statutory rate of 35% and the effective tax rate on income before income taxes follows:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Computed “Expected” Income Taxes	$25,513	$284	$18,454
Non C-Corporation (Income) / Expense	(24,549)	535	(17,788)
State Income Taxes, Net of Federal Benefit	(625)	—	—
Entity Level State Income Tax on S Corp. Income	705	450	100
Other, Net	(44)	(179)	(36)

	$1,000	$1,090	$730

Components of income tax (benefit) expense are as follows:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Current Expense:
Federal	$920	$640	$630
State	80	450	100
Deferred	—	—	—

Total	$1,000	$1,090	$730

Tax years that remain subject to examination by major tax jurisdictions include tax years 2006, 2007, 2008, and 2009 at the Federal level for DTAC and DTAG. Only Texas and California have S-corporation level tax and generally those returns are open for audit for 2005 and subsequent years.

(11) Lease Commitments

We lease used car sales facilities, reconditioning centers, our former loan servicing center, our corporate office, an aircraft, and certain other office/computer equipment from unrelated and related entities under various operating leases that expire through January 2025. The leases provide for periodic rent increases and many contain escalation clauses and various renewal options from one to ten years. In certain instances, we are also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs. We recognize rent expense on a straight-line basis over the length of the lease term. Rent expense, including store closing costs, totaled $19.2 million, $21.7 million, and $18.3 million for the years ended December 31, 2007, 2008, and 2009, respectively.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A summary of future minimum lease payments required under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2009 follows:

	Related Party	Non-Related Party	Total
	($ in thousands)
December 31, 2009
Year 1	$6,992	$8,374	$15,366
Year 2	5,756	5,995	11,751
Year 3	5,873	4,444	10,317
Year 4	5,952	3,471	9,423
Year 5	5,639	2,063	7,702
Thereafter	17,612	2,791	20,403

Total	$47,824	$27,138	$74,962

A summary of future minimum sub-lease income required under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2009 follows:

As of December 31, 2009:

Total
($ in thousands)
Year 1	$1,264
Year 2	1,217
Year 3	1,286
Year 4	565
Year 5	—
Thereafter	—

Total	$4,332

We closed 19 stores and four reconditioning facilities during the year ended December 31, 2008. In accordance with ASC 420, we recorded an accrual for lease obligations, severance, and asset disposal costs associated with these closures for the year ended December 31, 2008. These amounts were recorded as a component of general and administrative expenses on the accompanying statement of operations the year ended December 31, 2008. As of December 31, 2008, $2.9 million remained in accrued expenses and other liabilities on the accompanying consolidated balance sheet for lease obligations. The expiration of these leases at December 31, 2008 range from 2010 to 2019.

We closed an additional nine stores and two reconditioning centers in the year ended December 31, 2009. In accordance with ASC 420, we recorded an aggregate amount of $5.2 million in lease obligations, severance, and asset disposal costs associated with these closures for the year ended December 31, 2009. These amounts were recorded as a component of general and administrative expenses on the accompanying consolidated statement of operations.

Approximately $4.1 million remains in accrued expenses and other liabilities on the accompanying consolidated balance sheet for these lease obligations as of December 31, 2009. At December 31, 2010, the expiration of these leases range from 2010 to 2018.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(12) Shareholder’s Equity & Dividends

Prior to December 2009, certain loan covenants limited the amount of cash dividends we may pay to an amount not greater than the percentage of S-corporation taxable income for such quarterly period equal to the highest combined federal, state, and/or local tax rate for individuals. In December 2009, as a result of an amendment of our junior secured notes, we are now permitted to pay cash dividends limited to an amount not greater than the percentage of S-corporation taxable income for such quarterly period equal to the highest combined federal, state, and/or local tax rate for individuals, plus 50% of the difference between pre-tax earnings less amounts paid for tax.

During the year ended December 31, 2007, we paid $8.1 million in dividends related to 2006 income and $43.1 million in dividends related to 2007 income. We did not have any approved but unpaid dividends at December 31, 2007.

During the year ended December 31, 2008, we paid $12.7 million in dividends related to 2008 income. We did not have any approved but unpaid dividends at December 31, 2008.

During the year ended December 31, 2009, we paid $27.1 million in dividends related to 2009 income. We did not have any approved but unpaid dividends at December 31, 2009.

(13) Commitments and Contingencies

Executive Bonus. In July 2005, we executed an executive bonus plan with certain of our executives. Under the current terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 and for each year thereafter through May 1, 2011 to fund this program. An executive must remain employed by us to receive these benefits. If the executive terminates his employment without cause or is terminated with cause, any unpaid amounts are forfeited. If the executive is terminated without cause (including on account of disability), the executive will receive all amounts that have been contributed to date. The total potential contributions to be paid under this plan are $14.0 million, funded by us over the first six years and paid out to the executive in five equal annual installments beginning May 1, 2011. We are recognizing compensation expense under this plan based upon the service period required to receive payments of ten years (exclusive of acceleration and forfeiture clauses).

For the years ended December 31, 2007, 2008, and 2009, we recognized compensation expense of $1.8 million for each of the three years under this bonus plan. As of December 31, 2008 and 2009, we had $1.8 million and $1.4 million, respectively, recorded as a prepaid asset in the accompanying consolidated balance sheets, which represents the amount paid in excess of expense recognized. In accordance with the terms of the bonus plan, in May 2006, 2007, and 2008, we made our annual contributions in the amount of $2.8 million for each year. In May 2009, the executives that participate in the plan agreed to amend the scheduled plan contributions to be $1.4 million in May 2009 and May 2010 and $2.8 million in May 2011, in lieu of the originally scheduled $2.8 million in May 2009 and May 2010. At December 31, 2008 and 2009, we had $5.6 million and $4.2 million, respectively, remaining to be funded over the remaining term of the bonus plan.

DT Rewards™. Our DT Rewards™ program awarded points to customers for each dollar paid, regardless of whether the payment was paid on time. Points were accumulated and redeemed for a wide array of gifts. The liability for the estimated cost of the program, based on the number of active accounts and the number of eligible points accumulated and historical redemption activity, was adjusted monthly and was charged to selling and

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

marketing expenses. During the third quarter of 2007, we terminated the DT Rewards™ program. The following table reflects activity in the DT Rewards™ accrual:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Balance, Beginning of Period	$3,486	$3,061	$25
DT Rewards™ Expense	732	—	7
DT Rewards™ Claimed	—	(2,128)	(11)
DT Rewards™ Forfeitures/Plan Termination	(1,157)	(908)	(21)

Balance, End of Period	$3,061	$25	$—

Limited Warranty. The limited warranty accrual is recorded as a component of accrued expenses and other liabilities on the accompanying consolidated balance sheets for each year presented. The following table reflects activity in the warranty accrual for the periods indicated:

	Years Ended December 31,
	2007	2008	2009
	($ in thousands)
Balance, Beginning of Period	$1,275	$1,007	$777
Warranty Expense	5,663	5,393	3,028
Warranty Claims Paid	(5,931)	(5,623)	(2,885)

Balance, End of Period	$1,007	$777	$920

(14) Legal Matters

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we established an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

On June 9, 2009, a former customer filed a complaint in Los Angeles County Superior Court, alleging the post repossession notice sent to plaintiff was materially defective and incomplete. The plaintiff brought the case as a purported class action in a representative capacity under California’s Unfair Competition Law. As of December 31, 2009, we have accrued for estimated awards and attorney fees, although we do not believe such awards and fees are material to our consolidated financial position or results of operations.

In August 2008, we received a Civil Investigative Demand from the Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing, and selling of used cars. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

provide them with an overview of us and discuss the requested materials. At the meeting, we agreed on some minor changes in the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. We will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions with them. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to continue to cooperate with state officials. We believe we do not have loss contingencies related to this matter.

We are currently appealing to the Nevada Supreme Court on an adverse administrative ruling related to the efficacy of certain sales tax refunds we have requested for the 2002 and 2003 tax years. While only applicable to 2002 and 2003, an adverse ruling could affect subsequent tax years as well. In several of the states in which we operate, we file for and receive sales tax refunds for sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit of tax years 1998-2001, allowed such refunds. The Department is now taking the position that because the contracts are assigned to our related finance company (which was the case in certain of our prior periods as well) we are not entitled to the refund. We are vigorously pursuing our rights to the refunds and believe our claim has merit and that we are likely to prevail in this proceeding. Total sales tax refunds from 2002 through December 31, 2009 were $4.6 million. We have not accrued any amounts with respect to this matter.

Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel management does not expect the final outcome to have a material adverse effect on us.

(15) Retirement Plan

We established a qualified 401(k) retirement plan (defined contribution plan), which became effective on October 1, 1995. The plan, as amended, covers substantially all employees having no less than 60 days of service, who have attained the age of 18, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. In 2007, 2008, and 2009, we provided a matching contribution of cash in the amount of 40%, up to the first 6% of each employee’s deferrals. Compensation expense related to this plan totaled $0.9 million, $0.8 million, and $0.7 million for the years ended December 31, 2007, 2008, and 2009, respectively.

(16) Variable Interest Entities

We have determined that DTAC is a variable interest entity (“VIE”) and that DTAG is the primary beneficiary of DTAC. This determination was made under ASC 810, Consolidation, prior to January 1, 2010 and with consideration of amendments to the ASC in the FASB ASU 2009-17, Consolidation. We evaluated whether DTAG or DTAC are VIE’s and determined who is the primary beneficiary. In making this determination, we examined the power to direct the activities of the VIE the most significantly impact the VIE’s economic performance and whether there is an obligation to absorb losses or the right to receive residual returns that could potentially be significant to the VIE. In evaluating whether we have the power to direct such activities, we considered the purpose for which DTAC was created, the importance of each of the activities in which it is

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

engaged and our decision making role, if any, in those activities that significantly determine DTAC’s economic performance as compared to other economic interest holders . We evaluated DTAG’s economic interests in DTAC. This evaluation considered all relevant factors of the entity’s design, including capital structure, contractual rights and relationships that are currently, or have the potential to be, economically significant.

DTAG is the primary beneficiary of DTAC because DTAG sells all of its finance receivables to DTAC which creates a variable interest and gives DTAG the power to direct the activities that most significantly impact the performance of DTAC. DTAG has the power to direct DTAC because it originates and sells 100% of the loan contracts DTAC holds through a purchase and sale agreement between the two entities. In addition, DTAC was initially created solely for this purpose as well as to serve as a financing mechanism to securitize receivables. As a result of DTAG being the primary beneficiary of DTAC, DTAG therefore consolidates DTAC in our consolidated financial statements.

Total assets of DTAC consolidated into DTAG at both December 31, 2009 and December 31, 2008 were approximately $1.3 billion, which are comprised primarily of net finance receivables, restricted cash, investments held in trust, and deferred financing costs. Total liabilities of DTAC consolidated into DTAG at both December 31, 2009 and December 31, 2008 were approximately $1.0 billion, which are comprised primarily of portfolio warehouse and portfolio term debt. Total revenue of DTAC consolidated into DTAG for the years ended December 31, 2009, 2008, 2007 were approximately $252.0 million, $262.0 million, and $251.0 million, respectively, which is comprised of interest income. DTAC expenses consolidated into DTAG were approximately $349.0 million, $432.0 million, and $415.0 million for the years ended December 31, 2009, 2008, 2007, respectively, which are comprised of provision for credit losses, interest expense and general and administrative expenses. These amounts do not include intercompany revenues and costs between DTAG and DTAC which are eliminated in consolidation.

(17) Fair Value of Financial Instruments

Generally Accepted Accounting Principles require that we disclose estimated fair values for our financial instruments. Fair values are based on estimates using quoted market prices, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. Accordingly, the aggregate fair value amounts presented do not represent our underlying value. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

Limitations—Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with ultimate precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

Since the fair value is estimated as of each balance sheet date presented, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of carrying value and fair value of our financial instruments for each period presented:

	December 31, 2008		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	($ in thousands)
Finance Receivables, Net (1)	$1,113,301	$1,063,308	$1,107,332	$1,133,936
Portfolio Warehouse Facilities	398,093	398,093	77,506	77,506
Repurchase Facility	46,694	46,694	12,231	12,231
Pooled Auto Loan Program Financings	152,591	152,591	527,324	545,400
Securitization Debt	181,938	145,966	268,533	269,461
Revolving Inventory Facility	64,564	64,564	50,000	50,000
Junior Secured Notes Payable	55,100	55,100	62,088	62,088
Mortgage Note Payable	13,221	13,221	13,046	9,400
Senior Unsecured Notes Payable	119,866	73,700	1,487	1,487
Subordinated Notes Payable	75,000	48,000	75,000	69,000

(1)	Represents finance receivable principal balances, plus accrued interest, less the allowance for credit losses.

Valuation Methodologies

Finance Receivables. The fair value of finance receivables was estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This discounted cash flow is estimated utilizing internal valuation models, which use a combination of market inputs (i.e. discount rates for similar and like transactions) and our own assumptions regarding credit losses, recoveries, and prepayment rates in our portfolio. We estimate the cash flow of the portfolio and the cash flow of our retained interest in securitization and PALP transactions in measuring total cash flow. These cash flows are developed on a leveraged basis since our receivable portfolio is financed by these debt instruments and are not separable transactions.

Portfolio Warehouse Facilities. The portfolio warehouse facilities are short term in nature and the interest rates adjust in conjunction with the lender’s cost of funds or 30-day LIBOR. In November 2007, we entered into a second warehouse facility with the same terms and rates as our then-existing facility. Since this facility was executed in close proximity to December 31, 2007, and contains a floating market rate of interest, the fair value of these facilities approximates carrying value at December 31, 2007. In December 2008, our warehouse facilities were amended, with changes to interest rates, term, and advance rates; therefore, fair value at December 31, 2008 approximates carrying value. On July 31, 2009, we terminated one of our warehouse facilities and amended and extended the other facility, with amendments to term, rate, and advance rates. At December 31, 2009, fair value approximates market value due to the adjustable rate nature of this debt instrument, and the ability to pre-pay at any time.

Repurchase Facility. This facility was a 30-day rolling instrument with interest based on LIBOR. Since the lender had the ability to change or call the debt due each 30 days, the fair value of this facility approximated carrying value at December 31, 2008. The fair value of the repurchase facility debt at December 31, 2009 approximates carrying value since this debt instrument was executed in December 2009 and is a rolling facility which can be renewed or terminated at the lender’s option, every 30 days.

Pooled Auto Loan Program Financings. In November and December 2008, we entered into two PALP agreements. Since these instruments were executed within close proximity of December 31, 2008, the fair value

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

of this debt approximates carrying value at December 31, 2008. In July 2009, we entered into a new PALP financing agreement which provides for the monthly sale of finance receivables through July 2010. This agreement also conformed the terms, except for interest rates which remained unchanged for prior transactions, of any previous PALP transactions to this lender to be one and the same. The fair value of PALP debt at December 31, 2009 is based on third party discounted cash flow using market interest rates for this debt.

Securitization Debt. The fair value of securitization debt was estimated using third party quoted market prices.

Revolving Inventory Facility. The revolving inventory facility was renewed in August 2007, August 2008, and August 2009, with each renewal for a 12 month term. Since the term and interest rate of this facility did not materially change from period to period, fair value approximates carrying value at December 31, 2007 and 2008. At December 31, 2009, the fair value of the inventory facility was determined third party discounted cash flow using market interest rates for this debt.

Junior Secured Notes Payable. At December 31, 2008, the terms of our junior secured notes payable approximate the terms in the market place at which they could be replaced. These notes were executed in December 2008 under then current market conditions. Therefore, the fair value approximates the carrying value of these financial instruments. At December 31, 2009, the fair value of these notes was determined using a third-party valuation based on similar types of debt instruments. The valuation resulted in fair value equal to carrying value due to a pre-payment option on these notes.

Mortgage Note Payable. This note was executed in February 2007 and bears a fixed rate of interest. Since mortgage interest rates on commercial properties did not change significantly from February 2007 to December 2007 and 2008, fair value approximates market value at December 31, 2007 and 2008. At December 31, 2009, the fair value of this note was determined using third-party market prices for similar commercial real estate mortgages.

Senior Unsecured Notes Payable. The fair value at December 31, 2007 and 2008 was determined using the prices that were paid for purchases of portions of this debt by us or our shareholder from third-party holders. At December 31, 2009, the fair value of the senior unsecured notes was determined to be par due to the short term to maturity and our ability to pre-pay the balance remaining.

Subordinated Notes Payable. At December 31, 2008 and 2009, fair value of these notes was determined using a third-party valuation based on similar types of debt instruments.

(18) Non-cash Compensation Expense

In January 2008, Mr. Garcia entered into an agreement with Mr. Fidel to purchase Mr. Fidel’s 5% interest in DTAG and DTAC for $17.5 million. The terms of the purchase were such that Mr. Garcia paid Mr. Fidel $6.25 million in cash and $11.25 million in a promissory note bearing interest at 8.0% per annum. The term of the note is five years with annual installment payments required.

The agreement contains an employment condition, requiring Mr. Fidel to remain employed with the Company through June 30, 2010. In the event Mr. Fidel voluntarily terminates his employment as the President and Chief Executive Officer of the Company at a time prior to June 30, 2010, one-half of the principal balance of the note shall be waived and no longer is payable by Mr. Garcia.

Accordingly, one-half of the $11.25 million note is deemed compensation expense to be recognized over the term of the employment condition.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(19) Subsequent Events

We have evaluated subsequent events potential recognition and/or disclosure through November 17, 2010, or the date the financial statements were available for issuance.

Accordingly, the following disclosures apply:

In October 2010, we extended the term of our revolving inventory facility and this facility now expires on October 19, 2011 with an interest rate of LIBOR plus 3.0%.

On October 15, 2010, we repurchased the amount outstanding of $28.8 million of our 2007-A securitization under a clean-up call.

We did not have any approved but unpaid dividends at September 30, 2010 or December 31, 2009, however, we had $11.6 million available to be distributed as of September 30, 2010.

(20) Supplemental Consolidating Financial Information

In accordance with the indenture governing the 12.625% Senior Secured Notes due 2017 (see Note 7), certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the senior secured notes on a joint and several basis. We are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.

The following tables present condensed consolidating balance sheets as of December 31, 2009 and 2008; and condensed consolidating statements of operations for the years ended December 31, 2009, 2008, and 2007; and condensed consolidated statements of cash flow for the years ended December 31, 2009, 2008, and 2007 for (i) DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”)—the co-issuers of the Senior Notes, (ii) the guarantor subsidiaries on a combined basis, (iii) the non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidated amounts. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the senior note holders. Consolidating adjustments include elimination of investment in subsidiaries, elimination of intercompany accounts; elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and elimination of equity in earnings (losses) of subsidiaries. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Included in the column for Guarantor Subsidiaries Combined are DriveTime Sales and Finance Company, LLC, DriveTime Car Sales Company, LLC, DriveTime Credit Company, LLC, and DT Jet Leasing, LLC. Included in the column for Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAG and DTAC, that are not guarantor subsidiaries. The column for Co-Issuers Combined includes the accounts for DTAG and DTAC as co-issuers.

Consolidated amounts are immaterially different compared to the consolidated financial statements due to rounding.

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

December 31, 2009

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
ASSETS
Cash and Cash Equivalents	$832	$701	$19,992	$—	$21,525
Restricted Cash and Investments Held in Trust	15,805	68,259	—	—	84,064
Finance Receivables	—	—	1,340,591	—	1,340,591
Allowance for Credit Losses	—	—	(218,259)	—	(218,259)

Finance Receivables, Net	—	—	1,122,332	—	1,122,332
Inventory	115,257	—	—	—	115,257
Property and Equipment, Net	32,935	16,420	2,019	—	51,374
Investments in Subsidiaries	—	—	525,400	(525,400)	—
Other Assets	448,223	796,333	220,941	(1,427,970)	37,527

Total Assets	$613,052	$881,713	$1,890,684	$(1,953,370)	$1,432,079

LIABILITIES & SHAREHOLDER’S EQUITY
Liabilities:
Accounts Payable	$5,061	$—	$—	$—	$5,061
Accrued Expenses and Other Liabilities	474,344	60,252	928,320	(1,416,258)	46,658
Portfolio Term Financings	—	289,156	506,701	—	795,857
Portfolio Warehouse Facilities	—	77,506	—	—	77,506
Other Secured Notes Payable	50,000	13,046	86,031	(11,712)	137,365
Senior Unsecured Notes Payable	—	—	1,487	—	1,487
Subordinated Notes Payable	—	—	75,000	—	75,000

Total Liabilities	529,405	439,960	1,597,539	(1,427,970)	1,138,934

Total Shareholder’s Equity	83,647	441,753	293,145	(525,400)	293,145

Total Liabilities & Shareholder’s Equity	$613,052	$881,713	$1,890,684	$(1,953,370)	$1,432,079

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

December 31, 2008

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
ASSETS
Cash and Cash Equivalents	$24,026	$534	$973	$—	$25,533
Restricted Cash and Investments Held in Trust	10,621	60,602	—	—	71,223
Finance Receivables	—	—	1,375,020	—	1,375,020
Allowance for Credit Losses	—	—	(242,600)	—	(242,600)

Finance Receivables, Net	—	—	1,132,420	—	1,132,420
Inventory	100,211	—	—	—	100,211
Property and Equipment, Net	33,381	16,953	1,145	—	51,479
Investments in Subsidiaries	—	—	406,327	(406,327)	—
Other Assets	168,544	812,355	223,684	(1,154,710)	49,873

Total Assets	$336,783	$890,444	$1,764,549	$(1,561,037)	$1,430,739

LIABILITIES & SHAREHOLDER’S EQUITY
Liabilities:
Accounts Payable	$4,712	$—	$—	$—	$4,712
Accrued Expenses and Other Liabilities	348,730	7,349	841,751	(1,144,878)	52,952
Portfolio Term Financings	—	188,825	145,704	—	334,529
Portfolio Warehouse Facilities	—	193,500	204,593	—	398,093
Other Secured Notes Payable	64,564	13,221	111,626	(9,832)	179,579
Senior Unsecured Notes Payable	—	—	119,866	—	119,866
Subordinated Notes Payable	—	—	75,000	—	75,000

Total Liabilities	418,006	402,895	1,498,540	(1,154,710)	1,164,731

Total Shareholder’s Equity	(81,223)	487,549	266,009	(406,327)	266,008

Total Liabilities & Shareholder’s Equity	$336,783	$890,444	$1,764,549	$(1,561,037)	$1,430,739

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year ended December 31, 2009

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$694,460	$—	$—	$—	$694,460
Interest Income	—	122,051	251,822	(122,051)	251,822
Other Revenue	70,629	—	21,261	(91,890)	—
Equity in Income of Subsidiaries	—	—	252,876	(252,876)

Total Revenue	765,089	122,051	525,959	(466,817)	946,282

Costs and Expenses:
Cost of Used Vehicles Sold	394,362	—	—	—	394,362
Provision for Credit Losses	—	—	223,687	—	223,687
Secured Debt Interest Expense	3,883	29,556	184,337	(122,739)	95,037
Unsecured Debt Interest Expense	—	—	15,629	—	15,629
Selling and Marketing	31,489	—	—	—	31,489
General and Administrative	141,015	20,901	79,888	(91,203)	150,601
Depreciation Expense	11,784	581	696	—	13,061
Gain on Extinguishment of Debt, Net	—	63	(30,374)	—	(30,311)

Total Costs and Expenses	582,533	51,101	473,863	(213,942)	893,555

Income Before Income Taxes	182,556	70,950	52,096	(252,875)	52,727
Income Tax Expense / (Benefit)	—	630	100	—	730

Net Income / (Loss)	$182,556	$70,320	$51,996	$(252,875)	$51,997

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year ended December 31, 2008

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$796,750	$—	$—	$—	$796,750
Interest Income	—	182,480	261,875	(182,480)	261,875
Other Revenue	79,058	—	17,351	(96,408)	—
Equity in Income of Subsidiaries	—	—	301,086	(301,086)	—

Total Revenue	875,808	182,480	580,312	(579,975)	1,058,625

Costs and Expenses:
Cost of Used Vehicles Sold	477,255	—	—	—	477,255
Provision for Credit Losses	—	—	300,884	—	300,884
Secured Debt Interest Expense	4,558	44,756	208,688	(183,252)	74,750
Unsecured Debt Interest Expense	—	—	22,333	—	22,333
Selling and Marketing	28,630	—	14	—	28,644
General and Administrative	154,698	32,742	67,758	(95,636)	159,562
Depreciation Expense	12,982	578	527	—	14,087
Gain on Extinguishment of Debt, Net	—	362	(20,061)	—	(19,699)

Total Costs and Expenses	678,123	78,438	580,143	(278,888)	1,057,816

Income Before Income Taxes	197,685	104,042	169	(301,086)	810
Income Tax Expense / (Benefit)	—	640	450	—	1,090

Net Income / (Loss)	$197,685	$103,402	$(281)	$(301,086)	$(280)

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year ended December 31, 2007

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Revenue:
Sales of Used Vehicles	$963,621	$—	$—	$—	$963,621
Interest Income	—	196,150	250,628	(196,150)	250,628
Other Revenue	89,628	—	16,503	(106,131)	—
Equity in Income of Subsidiaries	—	—	376,176	(376,176)	—

Total Revenue	1,053,249	196,150	643,307	(678,457)	1,214,249

Costs and Expenses:
Cost of Used Vehicles Sold	575,234	—	—	—	575,234
Provision for Credit Losses	—	—	283,407	—	283,407
Secured Debt Interest Expense	1,975	44,123	214,465	(196,844)	63,719
Unsecured Debt Interest Expense	—	—	12,982	—	12,982
Selling and Marketing	35,063	—	1,147	—	36,210
General and Administrative	165,729	34,818	58,908	(105,437)	154,018
Depreciation Expense	14,937	424	423	—	15,784

Total Costs and Expenses	792,938	79,365	571,332	(302,281)	1,141,354

Income Before Income Taxes	260,311	116,785	71,975	(376,176)	72,895
Income Tax Expense / (Benefit)	—	920	80	—	1,000

Net Income / (Loss)	$260,311	$115,865	$71,895	$(376,176)	$71,895

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Year ended December 31, 2009

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income	$182,556	$70,320	$51,996	$(252,875)	$51,997
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	223,687	—	223,687
Depreciation Expense	11,784	581	696	—	13,061
Amortization of Debt Issuance Costs and Debt Premium and Discount	1,081	6,989	6,632	—	14,702
Non-Cash Compensation Expense	—	—	2,250	—	2,250
Gain from Disposal of Property and Equipment	(121)	—	—	—	(121)
Increase in Finance Receivables	—	—	(686,214)	—	(686,214)
Collections and Recoveries on Finance Receivable Principal	—	—	468,826	—	468,826
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	3,789	—	3,789
Decrease (Increase) in Inventory	(15,046)	—	—	—	(15,046)
Decrease (Increase) in Other Assets	(306,070)	38,606	159,282	122,506	14,324
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	125,963	53,018	(183,195)	(1,553)	(5,767)
Increase (Decrease) in Income Taxes Payable	—	(114)	(62)	—	(176)

Net Cash Provided By (Used In) Operating Activities	147	169,400	47,687	(131,922)	85,312

Cash Flows from Investing Activities:					—
Proceeds from Disposal of Property and Equipment	469	—	—	—	469
Purchase of Property and Equipment	(3,811)	—	(9,493)	—	(13,304)

Net Cash Used in Investing Activities	(3,342)	—	(9,493)	—	(12,835)

Cash Flows from Financing Activities:
Increase (Decrease) in Restricted Cash	(5,184)	(6,662)	—	—	(11,846)
Deposits into Investments Held in Trust	—	(4,467)	—	—	(4,467)
Collections, Buybacks and Change in Investments Held in Trust	—	3,472	—	—	3,472
Additions to Portfolio Warehouse Facilities	—	508,970	459,142	—	968,112
Repayment of Portfolio Warehouse Facilities	—	(624,964)	(663,735)	—	(1,288,699)
Additions to Portfolio Term Financings	—	272,099	539,517	—	811,616
Repayment of Portfolio Term Financings	—	(171,660)	(178,521)	—	(350,181)
Additions to Other Secured Notes Payable	50,400	—	32,182	(1,880)	80,702
Repayment of Other Secured Notes Payable	(64,964)	(176)	(57,776)	—	(122,916)
Repayment of Senior Unsecured Notes Payable	—	—	(122,000)	—	(122,000)
Payment of Debt Issuance Costs	(251)	(12,042)	(874)	—	(13,167)
Dividend Distributions to Shareholders	—	(133,803)	(27,110)	133,802	(27,111)

Net Cash Provided By (Used In) Financing Activities	(19,999)	(169,233)	(19,175)	131,922	(76,485)

Net Increase (Decrease) in Cash and Cash Equivalents	(23,194)	167	19,019	—	(4,008)
Cash and Cash Equivalents at Beginning of Period	24,026	534	973	—	25,533

Cash and Cash Equivalents at End of Period	$832	$701	$19,992	$—	$21,525

DriveTime Automotive Group, Inc. and Subsidiaries
Consolidating Statements of Cash Flows

Year ended December 31, 2008

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income (Loss)	$197,685	$103,402	$(281)	$(301,086)	$(280)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	300,884	—	300,884
Depreciation Expense	12,982	578	527	—	14,087
Amortization of Debt Issuance Costs and Debt Premium and Discount	804	6,567	9,451	—	16,822
Non-Cash Compensation Expense	—	—	2,250	—	2,250
Loss (Gain) from Disposal of Property and Equipment	3,604	—	(47)	—	3,557
Abandonment Loss on Capitalized Real Estate and IT Projects	64	—	—	—	64
Increase in Finance Receivables	—	(500,505)	(288,855)	—	(789,360)
Collections and Recoveries on Finance Receivable Principal	—	340,753	146,519	—	487,272
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	712	—	712
Decrease (Increase) in Inventory	36,430	—	—	—	36,430
Decrease (Increase) in Other Assets	(272,848)	428,508	(226,110)	69,201	(1,250)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	18,875	(4,196)	(145,132)	119,362	(11,091)
Increase (Decrease) in Income Taxes Payable	—	(42)	(67)	—	(109)

Net Cash Provided By (Used In) Operating Activities	(2,404)	375,065	(200,149)	(112,523)	59,989

Cash Flows from Investing Activities:					—
Proceeds from Disposal of Property and Equipment	547	—	366	—	913
Purchase of Property and Equipment	(3,285)	—	(3,944)	—	(7,229)

Net Cash Provided By (Used In) Investing Activities	(2,738)	—	(3,578)	—	(6,316)

Cash Flows from Financing Activities:
Increase (Decrease) in Restricted Cash	544	(4,246)	—	—	(3,702)
Deposits into Investments Held in Trust	—	(28,834)	—	—	(28,834)
Collections, Buybacks and Change in Investments Held in Trust	—	68,583	—	—	68,583
Additions to Portfolio Warehouse Facilities	—	343,500	739,626	—	1,083,126
Repayment of Portfolio Warehouse Facilities	—	(202,900)	(790,548)	—	(993,448)
Additions to Portfolio Term Financings	—	7,000	150,007	—	157,007
Repayment of Portfolio Term Financings	—	(433,239)	(4,303)	—	(437,542)
Additions to Other Secured Notes Payable	32,000	—	267,888	(2,167)	297,721
Repayment of Other Secured Notes Payable	(42,436)	(163)	(190,256)	—	(232,855)
Repayment of Senior Unsecured Notes Payable	—	—	(13,000)	—	(13,000)
Additions to Subordinated Notes Payable	—	—	75,000	—	75,000
Payment of Debt Issuance Costs	(1,657)	(10,960)	(17,088)	—	(29,705)
Dividend Distributions to Shareholders	—	(114,690)	(12,732)	114,690	(12,732)

Net Cash Provided By (Used In) Financing Activities	(11,549)	(375,949)	204,594	112,523	(70,381)

Net Increase (Decrease) in Cash and Cash Equivalents	(16,691)	(884)	867	—	(16,708)
Cash and Cash Equivalents at Beginning of Period	40,717	1,418	106	—	42,241

Cash and Cash Equivalents at End of Period	$24,026	$534	$973	$—	$25,533

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Year ended December 31, 2007

($ in thousands)

	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Co-Issuers Combined	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income (Loss)	$260,311	$115,865	$71,895	$(376,176)	$71,894
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	283,407	—	283,407
Depreciation Expense	14,937	424	423	—	15,784
Amortization of Debt Issuance Costs and Debt Premium and Discount	289	2,809	2,340	—	5,438
Loss (Gain) from Disposal of Property and Equipment	(924)	—	—	—	(924)
Abandonment Loss on Capitalized Real Estate and IT Projects	—	—	1,326	—	1,326
Increase in Finance Receivables	—	—	(959,517)	—	(959,517)
Collections and Recoveries on Finance Receivable Principal	—	—	489,235	—	489,235
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	(7,693)	—	(7,693)
Decrease (Increase) in Inventory	(14,182)	—	—	—	(14,182)
Decrease (Increase) in Other Assets	(368,264)	88,907	(265,463)	542,447	(2,373)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	49,143	5,914	226,654	(299,615)	(17,904)
Increase (Decrease) in Income Taxes Payable	—	(346)	(117)	—	(463)

Net Cash Provided By (Used In) Operating Activities	(58,690)	213,573	(157,510)	(133,344)	(135,971)

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	5,424	(17,930)	22,636	—	10,130
Purchase of Property and Equipment	(12,111)	—	(9,493)	—	(21,604)

Net Cash Provided By (Used In) Investing Activities	(6,687)	(17,930)	13,143	—	(11,474)

Cash Flows from Financing Activities:					—
Increase (Decrease) in Restricted Cash	1,056	(416)	—	—	640
Deposits into Investments Held in Trust	—	(25,166)	—	—	(25,166)
Collections, Buybacks and Change in Investments Held in Trust	—	33,862	—	—	33,862
Decrease in Investments Held in Trust pre-fund balance	—	14,614	—	—	14,614
Additions to Portfolio Warehouse Facilities	—	52,900	887,580	—	940,480
Repayment of Portfolio Warehouse Facilities	—	—	(694,442)	—	(694,442)
Additions to Portfolio Term Financings	—	320,000	—	—	320,000
Repayment of Portfolio Term Financings	—	(465,795)	—	—	(465,795)
Additions to Other Secured Notes Payable	75,000	13,500	170,780	(2,460)	256,820
Repayment of Other Secured Notes Payable	(10,999)	(115)	(220,632)	—	(231,746)
Additions to Senior Unsecured Notes Payable	—	—	54,149	—	54,149
Payment of Debt Issuance Costs	(189)	(2,001)	(1,829)	—	(4,019)
Dividend Distributions to Shareholders	—	(135,804)	(51,194)	135,804	(51,194)

Net Cash Provided By (Used In) Financing Activities	64,868	(194,421)	144,412	133,344	148,203

Net Increase (Decrease) in Cash and Cash Equivalents	(509)	1,222	45	—	758
Cash and Cash Equivalents at Beginning of Period	41,226	196	61	—	41,483

Cash and Cash Equivalents at End of Period	$40,717	$1,418	$106	$—	$42,241

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(21) Quarterly Financial Data—Unaudited

A summary of the quarterly financial data follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2009:
Total Revenue	$286,745	$233,025	$233,165	$193,347	$946,282
Costs and Expenses (1)	$275,238	$195,199	$224,238	$198,880	$893,555
Income / (loss) before Income Taxes	$11,507	$37,826	$8,927	$(5,533)	$52,727
Net Income / (loss)	$11,137	$37,536	$8,817	$(5,493)	$51,997

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2008:
Total Revenue	$364,998	$249,976	$241,207	$202,444	$1,058,625
Costs and Expenses (1)	$342,926	$256,508	$236,336	$222,045	$1,057,815
Income / (loss) before Income Taxes	$22,072	$(6,532)	$4,871	$(19,601)	$810
Net Income / (Loss)	$21,652	$(6,982)	$4,801	$(19,751)	$(280)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2007:
Total Revenue	$374,276	$288,619	$289,683	$261,671	$1,214,249
Costs and Expenses	$328,965	$259,251	$285,592	$267,546	$1,141,354
Income / (loss) before Income Taxes	$45,311	$29,368	$4,091	$(5,875)	$72,895
Net Income / (Loss)	$44,811	$28,779	$3,841	$(5,536)	$71,895

(1)	Includes net gains on extinguishment of debt.

Exchange Offer for 12.625% Senior Secured Notes due 2017

PROSPECTUS

                    , 2010

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2011, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

DriveTime Automotive Group, Inc.

DriveTime Automotive Group, Inc. (“DTAG”) is incorporated under the laws of the State of Delaware.

Section 102(b) of the Delaware General Corporation Law, or DGCL, authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, DTAG has adopted provisions in its certificate of incorporation that eliminate, to the fullest extent permissible under Delaware law, the personal liability of its directors to DTAG and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the DGCL provides for the indemnification of officers, directors, employees and agents of a corporation. DTAG’s certificate of incorporation requires it to provide, and DTAG has entered into agreements to provide, indemnification of its directors and officers to the fullest extent permitted by Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of DTAG or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the DGCL provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

DTAG has obtained policies insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

DT Acceptance Corporation and the Subsidiary Guarantors

DT Acceptance Corporation (“DTAC”) and each of the subsidiary guarantors is incorporated or organized, as the case may be, under the laws of the State of Arizona.

Section 10-851 of the Arizona Revised Statutes, or ARS, authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual’s conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in the best interests of the corporation, or in all other cases, that the conduct was at least not opposed to the best interests of the corporation. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2 of the ARS. Section 10-851 of the ARS also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

Unless otherwise limited by its articles of incorporation, Section 10-852 of the ARS requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the ARS provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director. Section 10-858 of the ARS provides that Sections 10-851, 10-852, and 10-856 of the ARS do not limit the power of a corporation to indemnify, advance expenses or maintain insurance on behalf of an employee or agent.

The articles of incorporation of DTAC provide that in all circumstances permitted by law, it shall indemnify any person who incurs expenses or liabilities by reason of being an officer, director, employee or agent of the corporation. Without limiting the foregoing, and to the fullest extent permissible under Arizona law, directors of DTAC shall not be personally liable to DTAC or its shareholders for monetary damages for any action taken or any failure to take any action as a director. In addition, the bylaws of DTAC provide that it may indemnify, and DTAC has entered into agreements to indemnify, its directors and officers to the fullest extent permitted under Arizona law against expenses, liabilities and penalties, actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding to which any such person may be made a party by reason of any acts or omissions alleged to have been committed by such person while acting within the scope of employment or duties as a director or an officer of DTAC or of any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

DTAC has obtained policies insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Reference is made to the Index to Exhibits filed as a part of this registration statement.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings

(A) The undersigned registrants hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S–4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DRIVETIME AUTOMOTIVE GROUP, INC.

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

* Ernest C. Garcia II	Chairman of the Board of Directors

/S/ RAYMOND C. FIDEL Raymond C. Fidel	President, Chief Executive Officer, and Director (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)

* Gregg E. Tryhus	Director

* Keith W. Hughes	Director

MaryAnn N. Keller	Director

* Donald J. Sanders	Director

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DT ACCEPTANCE CORPORATION

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

* Ernest C. Garcia II	Chairman of the Board of Directors

/S/ RAYMOND C. FIDEL Raymond C. Fidel	Chief Executive Officer and Director (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer (Principal Financial and Principal Accounting Officer)

* Steven P. Johnson	President and Director

* Gregg E. Tryhus	Director

* Keith W. Hughes	Director

MaryAnn N. Keller	Director

* Donald J. Sanders	Director

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DRIVETIME SALES AND FINANCE COMPANY, LLC

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel President, Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

/s/ RAYMOND C. FIDEL Raymond C. Fidel	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DRIVETIME CAR SALES COMPANY, LLC

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Manager

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

/s/ RAYMOND C. FIDEL Raymond C. Fidel	Manager (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)

* Jon D. Ehlinger	Manager

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DT CREDIT COMPANY, LLC

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel President, Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

/s/ RAYMOND C. FIDEL Raymond C. Fidel	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

DT JET LEASING, LLC

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel President, Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

/s/ RAYMOND C. FIDEL Raymond C. Fidel	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Mark G. Sauder	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 21, 2010.

APPROVAL SERVICES COMPANY, LLC

By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Manager

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 21, 2010.

Signature	Title

/s/ RAYMOND C. FIDEL Raymond C. Fidel	Manager (Principal Executive, Principal Financial and Principal Accounting Officer)

* Jon D. Ehlinger	Manager

*By:	/S/ RAYMOND C. FIDEL
Raymond C. Fidel Attorney in Fact

EXHIBIT INDEX

Exhibit #	Description of Document

3.1.1	Amended and Restated Certificate of Incorporation of Ugly Duckling Corporation (former name of DriveTime Automotive Group, Inc.)**

3.1.2.1	Articles of Incorporation of DriveTime Acceptance Corporation (former name of DT Acceptance Corporation)**

3.1.2.2	Articles of Amendment to the Articles of Incorporation of DriveTime Acceptance Corporation (former name of DT Acceptance Corporation)**

Certificate of Incorporation or Articles of Organization, as applicable, with any amendments thereto, of the following additional registrants:

3.1.3	DriveTime Car Sales Company, LLC**

3.1.4	DriveTime Sales and Finance Company, LLC**

3.1.5	DT Credit Company, LLC**

3.1.6	DT Jet Leasing, LLC**

3.1.7	Approval Services Company, LLC**

3.2.1	By-laws of Ugly Duckling Corporation (former name of DriveTime Automotive Group, Inc.)**

3.2.2	Bylaws of DriveTime Acceptance Corporation (former name of DT Acceptance Corporation)**

Operating agreement, with any amendments thereto, of the following additional registrants:

3.2.3	DriveTime Car Sales Company, LLC**

3.2.4	DriveTime Sales and Finance Company, LLC**

3.2.5	DT Credit Company, LLC**

3.2.6	DT Jet Leasing, LLC**

3.2.7	Approval Services Company, LLC**

4.1.1	Indenture governing 12.625% Senior Secured Notes due 2017, including the form of 12.625% Senior Secured Notes due 2017, among DriveTime Automotive Group, Inc., DT Acceptance Corporation, DriveTime Car Sales Company, LLC, DriveTime Sales and Finance Company, LLC, DT Credit Company, LLC, DT Jet Leasing, LLC and Wells Fargo Bank, National Association, dated as of June 4, 2010**

4.1.2	First Supplemental Indenture governing 12.625% Senior Secured Notes due 2017, dated as of September 20, 2010, among DriveTime Automotive Group, Inc., DT Acceptance Corporation, Approval Services Company, LLC and Wells Fargo Bank, National Association, as Trustee.**

4.2	Registration Rights Agreement, dated June 4, 2010, among DriveTime Automotive Group, Inc., DT Acceptance Corporation, DriveTime Car Sales Company, LLC, DriveTime Sales and Finance Company, LLC, DT Credit Company, LLC, DT Jet Leasing, LLC, Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC**

5.1	Opinion of DLA Piper LLP (US)**

10.1	DriveTime Executive Long Term Incentive Plan†**

10.2	Executive Bonus Agreement, dated as of July 13, 2005, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Mark Sauder †**

10.3	First Amendment to Executive Bonus Agreement, dated as of January 1, 2009, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Mark Sauder †**

10.4	Executive Bonus Agreement, dated as of July 13, 2005, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Al Appelman †**

10.5	First Amendment to Executive Bonus Agreement, dated as of January 1, 2009, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Al Appelman †**

Exhibit #	Description of Document

10.6	Executive Bonus Agreement, dated as of July 13, 2005, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Jon Ehlinger †**

10.7	First Amendment to Executive Bonus Agreement, dated as of January 1, 2009, by and among DriveTime Automotive Group, Inc., DT Acceptance Corporation, and Jon Ehlinger †**

10.8.1	Form of Director and Officer Indemnity Agreement for directors and officers of DriveTime Automotive Group, Inc.**

10.8.2	Form of Director and Officer Indemnity Agreement for directors and officers of DT Acceptance Corporation**

10.9.1	Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Corporation, DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.2	Amendment No. 1, dated as of October 20, 2009, to Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Corporation, DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.3	Amendment No. 2, dated December 30, 2009, to Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Corporation, DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.4	Amendment No. 3, dated June 4, 2010, to Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Company, LLC, as successor in interest to DriveTime Sales and Finance Corporation, DriveTime Car Sales Company, LLC, as successor in interest to DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.5	Amendment No. 4, dated August 9, 2010, to Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Company, LLC, as successor in interest to DriveTime Sales and Finance Corporation, DriveTime Car Sales Company, LLC, as successor in interest to DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.6	Amendment No. 5, dated September 9, 2010, to Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, by and among DriveTime Automotive Group, Inc., DriveTime Sales and Finance Company, LLC, as successor in interest to DriveTime Sales and Finance Corporation, DriveTime Car Sales Company, LLC, as successor in interest to DriveTime Car Sales, Inc., Manheim Automotive Financial Services, Inc., and Santander Consumer USA, Inc.**

10.9.7	Amendment No. 6, dated September 22, 2010, to the Third Amended and Restated Loan and Security Agreement, dated August 10, 2009, by and among DriveTime Automotive Group, Inc., a Delaware corporation, DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, as successor in interest to DriveTime Sales and Finance Corporation, DriveTime Car Sales Company, LLC, an Arizona Limited liability company, as successor in interest to DriveTime Car Sales Inc., Santander Consumer USA Inc., an Illinois corporation, as a lender, and as the agent for the lenders, and Manheim Automotive Financial Services, Inc., a Delaware corporation, as a lender.**

Exhibit #	Description of Document

10.9.8	Amendment No. 7, dated October 20, 2010, to the Third Amended and Restated Loan and Security Agreement, dated August 10, 2009, by and among DriveTime Automotive Group, Inc., a Delaware corporation, DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, as successor in interest to DriveTime Sales and Finance Corporation, DriveTime Car Sales Company, LLC, an Arizona limited liability company, as successor in interest to DriveTime Car Sales, Inc., Santander Consumer USA Inc., an Illinois corporation, as a lender, and as the agent for the lenders, and Manheim Automotive Financial Services, Inc., a Delaware corporation, as a lender.**

10.10	Third Amended and Restated Loan and Servicing Agreement, dated as of July 23, 2010, by and among DT Warehouse, LLC, DT Credit Company, LLC, Wells Fargo Bank, National Association, Deutsche Bank AG, New York Branch, and the other parties named therein**

10.11	Loan and Security Agreement, dated as of July 23, 2010, by and among DT Warehouse IV, LLC, DT Credit Company, LLC, Wells Fargo Bank, National Association, The Royal Bank of Scotland PLC, and other parties named therein**

10.12.1	Loan and Servicing Agreement, dated as of April 1, 2010, by and among DT Warehouse III, LLC, DT Credit Company, LLC, Wells Fargo Bank, National Association, UBS Real Estate Securities Inc., and the other parties named therein**

10.12.2	Amendment No. 1, dated as of July 28, 2010, to Loan and Servicing Agreement dated as of April 1, 2010 by and among DT Warehouse III, LLC, DT Credit Company, LLC, Wells Fargo Bank, National Association, UBS Real Estate Securities Inc., and the other parties named therein**

10.13.1	Loan and Servicing Agreement, dated as of May 10, 2010, by and among DT Warehouse II, LLC, DT Credit Company, LLC, Santander Consumer USA Inc. and Wells Fargo Bank, National Association**

10.13.2	Amendment No. 1, dated as of June 15, 2010, to Loan and Servicing Agreement, dated May 10, 2010, by and among DT Warehouse II, LLC, DT Credit Company, LLC, Santander Consumer USA Inc. and Wells Fargo Bank, National Association**

10.13.3	Amendment No. 2, dated as of July 23, 2010, to Loan and Servicing Agreement, dated as of May 10, 2010, by and among DT Warehouse II, LLC, DT Credit Company, LLC, Santander Consumer USA Inc. and Wells Fargo Bank, National Association**

12.1	Computation of Ratio of Earnings to Fixed Charges**

21.1	Subsidiaries of the registrants**

23.1	Consent of Grant Thornton LLP

23.2	Consent of DLA Piper LLP (US). (Included in Exhibit 5.1).**

24.1	Powers of Attorney**

25	Statement of Eligibility on Form T-1**

99.1	Form of Letter of Transmittal**

99.2	Form of Notice of Guaranteed Delivery**

99.3	Form of Letter to Clients**

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**

*	Certain confidential information contained in this exhibit was omitted by means of redacting a portion of the text and replacing it with an asterisk. This exhibit has been filed separately with the Secretary of the SEC without the redaction pursuant to a Confidential Treatment Request under Rule 406 of the Securities Act.
**	Previously filed
†	Indicates a management contract or any compensatory plan, contract, or arrangement.